An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission.  Information contained in this Preliminary Offering Circular is subject to completion or amendment.  These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified.  This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state.  We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

As submitted to the Securities and Exchange Commission on May 15, 2019

PART II — INFORMATION REQUIRED IN OFFERING CIRCULAR

Preliminary Offering Circular dated May 15, 2019

Blockstack Token LLC

Up to 295,000,000 Stacks Tokens

Address:
111 Town Square Pl Ste 1203
Jersey City, New Jersey 07310

www.stackstoken.com

(201) 589-2204

Blockstack Token LLC (“we” or the “Company”), a wholly-owned subsidiary of Blockstack PBC, a Delaware public benefit corporation (together with its affiliates, “Blockstack”), is offering up to 295 million tokens of our new cryptoasset, the Stacks Token.  We are offering the tokens in the following ways:

•                  We are offering up to 215 million Stacks Tokens at a discounted purchase price of $0.12 to current holders of certain non-binding vouchers to purchase Stacks Tokens, up to a maximum of $3,000 in Stacks Tokens to each voucher-holder (the “voucher program”).

•                  We are offering at least 40 million Stacks Tokens at a price of $0.30 per token to “qualified purchasers” generally (as such term is defined under Regulation A of the Securities Act of 1933, as amended (the “Securities Act”)) (the “general offering,” and together with the voucher program, the “cash offering”).  Blockstack may, in its discretion, increase the size of the general offering (up to a maximum of 62 million tokens).

•                  We are offering up to 40 million Stacks Tokens for non-cash consideration pursuant to our “App Mining” program (the “App Mining program”) in exchange for the development of well-reviewed applications on the decentralized application network created by Blockstack (the “Blockstack network”), as well as for the review of those applications.

For further details regarding the Stacks Tokens, please see “Description of the Stacks Tokens” beginning on page 123 of this offering circular.

	Price to public			Underwriter discounts and commissions	Proceeds to issuer		Proceeds to other persons
Per Token		$0.30	(1)	$0.00	$0.30	(1)	$0.00
Total Minimum (2)	$	N/A		N/A	N/A		N/A
Total Maximum		$50,000,000		$0.00	$50,000,000	(3)	$0.00

(1)         215 million of the Stacks Tokens will be offered at a discounted purchase price of $0.12 per token.  At least 40 million Stacks Tokens, up to a maximum of 62 million Stacks Tokens, will be offered at a purchase price of $0.30 per token.  Up to 40 million tokens may be sold for non-cash consideration.  The price of the Stacks Tokens distributed under the App Mining program in exchange for non-cash consideration will initially be deemed to be $0.30 per token but may fluctuate. For more details, please see the section of this offering captioned “Plan of Distribution.”  The aggregate offering price that we receive in this offering will not exceed $50,000,000, provided that the proportion of this aggregate offering price received in cash and non-cash consideration may vary based on the sales made in the cash offering and any changes in the price of Stacks Tokens issued in the App Mining program; however, we will not sell more than $38,000,000 in Stacks Tokens in the cash offering.  For more details, please see the section of this offering circular captioned “Plan of Distribution.” We are currently soliciting indications of interest in accordance with Rule 255 under the Securities Act from both voucher holders and the general public to help finalize these allocations.  We are asking voucher holders to indicate whether they are interested in purchasing in the offering, indicate the number of Stacks Tokens that they may purchase (up to a maximum of 25,000 tokens each), confirm that they are still in possession of their voucher, and take additional steps to identify themselves on stackstoken.com on or before May 25, 2019;  the final number of tokens allocated to the voucher program will be equal to, or no more than 5% greater than,  the number of Stacks Tokens that voucher holders indicate their intent to purchase in this manner (assuming each will purchase at the highest end of their range), and will be equal to 215 million if all current holders of vouchers indicate an intent to purchase 25,000 tokens.   We will increase the number of tokens in the general offering by an amount equal to two-fifths of any shortfall between the final voucher program allocation and 215 million, up to a maximum allocation of 62 million tokens to the general offering. Such a reallocation would not affect the number of tokens offered through the App Mining program. We may also increase or decrease the purchase price per token included in the general offering; such an increase would also decrease the aggregate number of tokens included in this offering by requiring us to either register fewer tokens in the general offering, or reallocate tokens from the general offering to ensure that the aggregate offering price in this offering does not exceed $50,000,000. As we intend to keep the aggregate offering price of tokens included in the App Mining program constant at $12,000,000 regardless of any of the above adjustments, but would increase the deemed price of the tokens offered through App Mining to match the offering price in the general offering, an increase in the purchase price per token included in the general offering would also result in fewer tokens being offered through the App Mining program.  We intend to disclose the final allocation and purchase price either in a pre-qualification amendment to our offering circular or, if the allocations are finalized or changed following qualification, pursuant to a post-qualification supplement filed under Rule 253(g)(2) or a post-qualification amendment, depending upon the facts and circumstances at the time of the filing.

(2)         This is a “best efforts” offering.  There is no minimum number of Stacks Tokens that must be sold in this offering, other than that each investor in the cash offering must invest at least $100, which may be waived by the Company.

(3)         Before deducting expenses, estimated to be approximately $2.8 million including legal fees, accounting fees, printer costs software and web development costs, investor verification services, and advertising and marketing expenses related to the offering.  For more information about the expenses of this offering, please see the section of this offering circular captioned “Plan of Distribution.”

Investing in the Stacks Tokens is speculative and involves substantial risks.  You should purchase the Stacks Tokens only if you can afford a complete loss of your investment.  See “Risk Factors” beginning on page 19 to read about the more significant risks you should consider before buying our Stacks Tokens.

We anticipate that the offering  of Stacks Tokens through each of the voucher program, general offering and App Mining program will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the U.S. Securities and Exchange Commission (the “Commission” or the “SEC”).  The offering under the voucher program and the general offering will continue for, at most, 60 calendar days following the commencement of this offering; we may also terminate the cash offering at an earlier time if the general offering has been fully subscribed and the voucher program is either fully subscribed or we have determined, in our discretion, that no additional voucher holders are expected to subscribe to the offering.  The Stacks Tokens that are being offered under the App Mining program will be offered until the earliest of the following: (i) the date on which 40 million Stacks Tokens have been distributed through the App Mining program, (ii) the date on which the offering of any additional Stacks Tokens would cause the “aggregate offering price” or “aggregate gross sales” in this offering, as those terms are defined under Rule 251(a) of the Securities Act, to exceed $50,000,000, which may occur if the deemed price of the Stacks Tokens offered through the App Mining program more than three months following qualification exceeds $0.30, as described in the section of this offering circular captioned “Plan of Distribution—Valuation of non-cash consideration,” or (iii) the date that is 14 months following the commencement of this offering.

We are offering the Stacks Tokens in the cash offering through our website at www.stackstoken.com where potential investors in the cash offering will be able to review an electronic version of this offering circular and execute a subscription agreement as of the commencement of the cash offering.  In order to subscribe to purchase the Stacks Tokens in the cash offering, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay in U.S. dollars, Bitcoin or Ether for its subscription amount in accordance with the instructions provided in the subscription agreement. Additionally, once submitted, an investor’s subscription is irrevocable, except for the exceptions noted below.

Union Square Ventures, a beneficial owner of approximately 15% of our capital stock and over 5% of the outstanding Stacks Tokens, and an affiliate of a member of our board of directors, has indicated an intent to purchase up to approximately $1 million in Stacks Tokens in the general offering through one or more affiliates. All such tokens will be purchased at the general offering price and on the same terms as the other purchasers in the general offering.

We are offering the Stacks Tokens in the App Mining program through our website at app.co/mining, where potential participants in the App Mining program who wish to receive Stacks Tokens will be able to review an electronic version of this offering circular and execute a participation agreement described in the section of this offering circular captioned “Plan of Distribution—App Mining Program” as of the commencement of the App Mining program.  There is currently no underwriter or sales agent for the Stacks Tokens.  See the section of this offering circular captioned “How to Subscribe.”

There is no minimum number of Stacks Tokens that we must sell in order to conduct a closing in this offering.  We intend to engage an escrow agent to hold funds and cryptocurrency tendered by investors (the “Escrow Agent”). Payment for tokens sold through the cash offering will be accepted on a rolling basis during the term of the cash offering; however, we expect the issuance of the Stacks Tokens sold in the cash offering to occur approximately 30 days following the end of the cash offering period (the “Cash Offering Closing”), at which time we will receive the funds from the Escrow Agent and issue the Stacks Tokens to investors.  This will involve a “hard fork” to the Blockstack network (please see the section of this offering circular captioned “Glossary” for the definition of a “hard fork”). In the event we experience challenges implementing this hard fork to the Blockstack network for any reason, we reserve the right to extend the date of this closing by an additional 30 days before returning investor funds and allowing investors to revoke subscriptions, by posting a notice to this effect on www.stackstoken.com.  If, at any time prior to the Cash Offering Closing, Blockstack determines in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the hard fork at the Cash Offering Closing, or that it expects any delays in the settlement of the tokens offered through the cash offering, it will file an offering circular supplement via Rule 253(g)(2) of Regulation A, a Form 1-U and post a notice on its website at www.stackstoken.com announcing such determination and in such event, investors will be provided the option to revoke their subscriptions within 10 days following the date of the announcement. Stacks Tokens issued under the App Mining program will be issued on a continuous basis under Rule 251(d)(3) under the Securities Act.  For further details please see the section of this offering circular captioned “Plan of Distribution.”

We will file Form 1-Us on each of the following days during or immediately after the term of the cash offering: on the day following the first day, if any on which 75% of the tokens in the general offering have been subscribed for, the day following the first day, if any on which 75% of the tokens in the voucher program have been subscribed for, at least five days prior to the day on which we terminate the voucher program at less than full subscription (announcing our intention to do so), and on the day following either the end of the 60-day term of the cash offering or its early termination, disclosing how many tokens were sold in each of the voucher program and the general offering.  We will also file a Form 1-U promptly following the Cash Offering Closing disclosing the completion of the sale of those tokens.

Investors will be provided with the opportunity to revoke their subscriptions if Blockstack has determined in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the hard fork at the Cash Offering Closing, if it is unable to complete the Cash Offering Closing within 60 days after the end of the cash offering period, or if the investor’s subscription is only partially accepted, in each case within 10 days of the investor having been provided notice of this fact.

Most of the Stacks Tokens issued in this offering will also initially be subject to a time lock, as described in the section of this offering circular captioned “Offering Summary—Unlocking of Stacks Tokens.”  This time lock may delay the full release of the Stacks Tokens sold for up to one year and eleven months after purchase (or longer), and until released from this time lock on the schedule described in that section, the tokens cannot be “burned,” transferred or otherwise used on the Blockstack network. Because the time required for the Stacks Tokens to be released from their time lock is ultimately outside of Blockstack’s control, Blockstack will not offer investors a right to repayment in the event that Stacks tokens are not released from the time lock on the approximate dates disclosed in this offering circular.

Concurrently with this offering (potentially commencing prior to its qualification), we intend to sell up to between 40 and 80 million Stacks Tokens to non-U.S. persons in a private placement exempt from the registration requirements of the Securities Act under Regulation S promulgated thereunder (“Regulation S”). The tokens sold in the concurrent Regulation S offering will be restricted securities and will be sold for delayed delivery and subject to a “transfer lock” that will prevent their transfer from being recorded on the Blockstack network for one year after sale, and will therefore be sold at a sale price discounted from the general offering of $0.25.

The United States Securities and Exchange Commission does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any offering circular or other solicitation materials.  These securities are offered pursuant to an exemption from registration with the Commission; however, the Commission has not made an independent determination that the securities offered are exempt from registration.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth.  Different rules apply to accredited investors and non-natural persons.  We deem this limitation on investment not to apply to the non-cash consideration for which the Stacks Tokens received through the App Mining program are being issued, and therefore to not limit the number of Stacks Tokens that may be received through the App Mining program.

Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A.  For general information on investing, we encourage you to refer to www.investor.gov.

Initially, the Stacks Tokens will not trade on a stock exchange, securities exchange, cryptoasset exchange, or other trading market.  This means that it may be difficult to sell your Stacks Tokens.

We are following the “Offering Circular” disclosure format under Regulation A.

The date of this offering circular is May 15, 2019

IMPORTANT INFORMATION ABOUT THIS OFFERING CIRCULAR

Please carefully read the information in this offering circular and any accompanying offering circular supplements, which we refer to collectively as the “offering circular.”  You should rely only on the information contained in this offering circular.  We have not authorized anyone to provide you with different information.  This offering circular may only be used where it is legal to sell these securities.  You should not assume that the information contained in this offering circular is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

This offering circular is part of an offering statement that we filed with the SEC, using a continuous offering process.  Periodically, as we make material developments, we will provide an offering circular supplement that may add, update or change information contained in this offering circular.  Any statement that we make in this offering circular will be modified or superseded by any inconsistent statement made by us in a subsequent offering circular supplement.  The offering statement we filed with the SEC includes exhibits that provide more detailed descriptions of the matters discussed in this offering circular.  You should read this offering circular and the related exhibits filed with the SEC and any offering circular supplement, together with additional information contained in our annual reports, semi-annual reports and other reports and information statements that we will file periodically with the SEC. See the section entitled “Where You Can Find Additional Information” below for more details.

The offering statement and all supplements and reports that we have filed or will file in the future can be read at the SEC website, www.sec.gov.

The Company will be permitted to make a determination that the purchasers of Stacks Tokens in this offering are “qualified purchasers” in reliance on the information and representations provided by the purchaser regarding the purchaser’s financial situation.  Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Offering Circular

We have not authorized anyone to provide any information or to make any representations other than those contained in this offering circular or in any free writing prospectuses we have prepared.  We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you.  This offering circular is an offer to sell only the tokens offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so.  The information contained in this offering circular is current only as of its date.

i

OFFERING SUMMARY

This offering summary highlights material information regarding the Stacks Tokens, our business and this offering.  Because it is a summary, it may not contain all of the information that is important to you. To understand this offering fully, you should read the entire offering circular carefully, including the “Risk Factors” section, before making a decision to invest in our tokens. Unless the context requires otherwise, in this offering the terms “we,” “us” and “our” refer to Blockstack Token LLC, the issuer of the Stacks Tokens.  The term “Blockstack” refers to Blockstack PBC, our corporate parent, and its affiliates, including us.

This offering circular uses certain technical terms.  These technical terms are defined in the “Glossary” beginning on page 16 in this offering circular.  Each term in the Glossary is rendered in bold in its initial use in each of (i) the offering summary through management’s discussion and analysis of financial condition and results of operations and (ii) the remainder of this offering circular.

Overview

We are a technology company that together with our corporate parent, Blockstack PBC, is developing, sponsoring and commercializing an open-source peer-to-peer network using blockchain technologies to ultimately build a new network for decentralized applications, which we refer to in this offering circular as the “Blockstack network.”  The Blockstack network can be accessed using our open-source Blockstack Browser available at blockstack.org.  Examples of decentralized applications that have already been built and are being used on the Blockstack network include: Graphite, a decentralized alternative to Google Docs, Sigle, a decentralized and open-source blogging application and BitPatron, a subscription content service for creatives.

The ultimate goal in creating the Blockstack network is to enable application developers to build and publish decentralized applications without the need to maintain central databases, and for users of these decentralized applications to retain control over their own data.  Over 105,000 user accounts have been registered on the Blockstack network and over 7,000 enthusiasts and developers currently participate in our open-source community (including through our Slack group and online forum).

Terms of this Offering

Summary

We are offering up to 295 million Stacks Tokens as follows:

•                  We are offering up to 215 million Stacks Tokens through our “voucher program” to holders of certain non-binding vouchers;

•                  We are offering 40 million Stacks Tokens to qualified purchasers generally, through our “general offering” (we refer to the general offering and voucher program together as the “cash offering” in this offering circular); and

•                  We are offering up to 40 million Stacks Tokens through our “App Mining program” to both application developers who create well-reviewed applications and the reviewers of those applications.

We are currently soliciting indications of interest in accordance with Rule 255 under the Securities Act from both voucher holders and the general public to help finalize these allocations.  We are asking voucher holders to indicate whether they are interested in purchasing in the offering, indicate the number of Stacks Tokens that they may purchase (up to a maximum of 25,000 tokens each), confirm that they are still in possession of their voucher, and take additional steps to identify themselves on stackstoken.com on or before May 25, 2019;  the final number of tokens allocated to the voucher program will be equal to, or no more than 5% greater than,  the number of Stacks Tokens that voucher holders indicate their intent to purchase in this manner (assuming each will purchase at the highest end of their range), and will be equal to 215 million if all current holders of vouchers indicate an intent to purchase 25,000 tokens.   We will increase the number of tokens in the general offering by an amount equal to two-fifths of any shortfall between the final voucher program allocation and 215 million, up to a maximum allocation of 62 million tokens to the general offering.

The current supply of Stacks Tokens, including those that will eventually be sold in this offering other than through the App Mining program, was introduced in November 2018 onto the Blockstack network as part of an initial block of 1.32 billion tokens, which we refer to as the genesis block.  Additional Stacks Tokens may only be introduced through hard forks or through mining activities following their introduction to the Blockstack network (as described below under “The Blockstack Network—Future Development of the Blockstack Network”).  The Stacks Tokens issued in the App Mining program will be included in a new block of Stacks Tokens introduced in the hard fork to the network at the Cash Offering Closing.

The Stacks Tokens

Stacks Tokens are the “native” tokens of the Blockstack network.  By “native” token, we mean that the Stacks Tokens are the default currency used to obtain control over digital assets on the Blockstack network. For example, Stacks Tokens are or will be used as follows:

•                  Stacks Tokens are burned as “fuel” to create or “register” a new digital asset or smart contract on the Blockstack network;

•                  Stacks Tokens are the default currency should developers require payment of Stacks Tokens to download or access their applications; and

•                  Stacks Tokens will be the default form of payment for in-app payments for digital assets to application developers and other users.

In addition, holders of Stacks Tokens will also be permitted to participate in non-binding polling regarding potential upgrades to the Blockstack network. Blockstack may also use the Stacks Tokens to provide incentives to users and developers of the Blockstack network and its employees, including through the App Mining program.

Additional functions may be added to the Stacks Tokens in the future. See the section of this offering circular captioned “The Blockstack Network—The role the Stacks Tokens will play on the Blockstack network” for further details.

Each Stacks Token that may eventually be distributed in the cash offering will, upon sale and distribution, be categorized as a security in the form of a cryptoasset using blockchain technology.

Unlocking of Stacks Tokens

Stacks Tokens sold in this offering (other than those distributed pursuant to the App Mining program) are subject to a temporary “time lock”, a general restriction that prevents a Stacks Token from being used for any purpose on the Blockstack network, such that the Stacks Token cannot be burned or transferred. 1/24th of the amount of tokens purchased will be released from this time lock on the date of distribution of the tokens, and an additional 1/24th will be released for every 4,320 blocks that are processed on the blockchain used by our network (which will initially be Bitcoin, and then the Stacks blockchain once the mining mechanisms described below in the section captioned “The Blockstack Network—Future development of the Blockstack network” are introduced).  Prior to their release from the time lock, Stacks Tokens cannot be burned, or otherwise used or transferred on the Blockstack network.  We estimate that this will result in the automatic release of an additional 1/24th of your tokens approximately every month without any further action on the part of Blockstack, and the release of all your tokens one year and eleven months after purchase.

Notwithstanding the time lock, payment for Stacks Tokens sold through the cash offering will be required and accepted in full on a rolling basis during the cash offering, as described below under “—How to Subscribe (cash offering).”  Cash consideration received for Stacks Token will be delivered to Blockstack from the Escrow Agent, as applicable, when the Stacks Tokens are delivered to purchasers in the hard fork to the network at the Cash Offering Closing. Because the speed at which the requisite number of blocks needed to release the Stacks Tokens from their time lock is processed is ultimately outside of Blockstack’s control, we will not offer you a right to repayment in the event that your Stacks tokens are not released from the time lock by the anticipated dates described above.

App Mining program

A preliminary version of the App Mining program has already commenced issuing awards in Bitcoin to developers of well-reviewed applications on the Blockstack network; following the qualification of this offering, we intend that these awards will be paid in Stacks Tokens.  Participating application developers will be selected for awards by a panel of reviewers, who we refer to as  “app reviewers” in this circular, each initially selected by Blockstack (which may take recommendations from other entities in making these selections); we anticipate developing an appropriate selection process for app reviewers that involves relevant stakeholders.

Application developers will receive rewards out of a total reward pool of Stacks Tokens, expected to start at a size of $300,000 in Stacks Tokens for the first month after qualification of this offering statement (priced as described under “—Pricing” below), and increasing by $100,000 monthly until the eighth month of the program, in which the reward reaches $1,000,000.  We anticipate that the reward pool will then stay constant until the fourteenth month of the program, although that is subject to change.  Scores received from each app reviewer will be aggregated into a total score for each participating application, which will result in a relative rank for each application; the highest-ranked application will receive 3% of the total reward pool, with each lower-ranked application receiving 3% of the remaining pool after all higher-ranked applications have received their rewards. If there is a tie in rankings among n number of teams for mth place in the rankings, then the n teams would equally share in the total rewards for all of the m, m+1, …, and m+n-1 place rankings.  As an example, if three teams were to tie for fourth place, then the three teams would split the total awards for the 4th, 5th and 6th place rankings.

These app reviewers have and will be relevant technology companies who have also proven the ability to develop or identify high-quality applications, and will participate in a curation process by selecting eligible applications and assigning a normalized score to be aggregated into a final app ranking for rewards.  The app reviewers may also receive a percentage of the Stacks Tokens distributed under this program. $800,000 worth of Stacks Tokens are reserved for distribution to app reviewers in this offering; these tokens may also be distributed as rewards in our discretion. There are four app reviewers, Product Hunt, TryMyUI, Awario and New Internet Labs, who currently participate in the preliminary version of the App Mining program. App reviewers are subject to change in the version of the program that awards Stacks Tokens.

All of the Stacks Tokens initially distributed under the App Mining program as part of this offering will be included in a new block of tokens introduced in the hard fork to the network at the Cash Offering Closing, at which time Stacks Token rewards earned during the period between qualification and the Cash Offering Closing will be distributed.  Following the introduction of a mining mechanism to the Blockstack network as described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain,” we anticipate that awards will be paid in Stacks Tokens automatically generated through these mining activities.  Between the qualification of this offering and the Cash Offering Closing, participants in the App Mining program will continue to earn rewards in Bitcoin on the same terms as prior to qualification (in addition to rewards they may earn during that time in Stacks Tokens, which will be distributed at the Cash Offering Closing).  These Bitcoin rewards will cease following the Cash Offering Closing.

We may, at any time, discontinue the App Mining program for any reason, including because the issuance of any additional Stacks Tokens would result in the aggregate gross proceeds received by us in this offering exceeding $50,000,000, or because we have otherwise determined that our relevant resources could be better invested.  We may also temporarily suspend the program because we are required to file a post-qualification amendment to this offering statement to incorporate new annual financial statements or to reflect a fundamental change to the information contained herein, and we face a delay in having the amendment qualified by the SEC.

If we are unable to issue Stacks Tokens to any application developer for any of the foregoing reasons or any other reason, we may, in our discretion, elect to attempt to pay the application developer in Bitcoin an amount equal to the fair market value of the Stacks Tokens the developer would otherwise have received. We will announce any such determination to issue Bitcoin instead of Stacks Tokens, or any delay in the delivery of Stacks Tokens under the App Mining program, by posting a notice on the app.co/mining website and filing such notice on Form 1-U. The fair market value of Stacks Tokens for this purpose will be equal to the deemed price of the tokens in the App Mining program described below under “—Pricing.”

Blockstack executive officers, directors and related parties will not be able to participate in the App Mining program.

See the section of this offering circular captioned “Plan of Distribution” for further details.

Pricing

We are offering the Stacks Tokens in the cash offering at:

•                  $0.30 per token to the general public in the general offering; and

•                  $0.12 per token to voucher-holders in the voucher program.

The price of the Stacks Tokens distributed under the App Mining program in exchange for non-cash consideration will be deemed to be $0.30 per token for at least three months from the first distribution of tokens pursuant to this offering circular, for purposes of determining whether over $50,000,000 of Stacks Tokens have been sold under this offering.  If at any time following that three-month period the Stacks Tokens are traded on one or more authorized exchanges or alternative trading systems, and there are trades for at least one million Stacks Tokens executed through or on exchanges or alternative trading systems during any calendar month (any such month, a “calculation month”), then we will value the tokens paid to developers in the following month and in all subsequent months until and including the end of the next calculation month at the average closing bid price for the tokens during the calculation month.  We will disclose both any changes to the price of the Stacks Tokens to be distributed pursuant to this offering circular, and whether the new calculation price will result in a curtailment of the number of Stacks Tokens being issued in the next month, using either an offering circular supplement filed under Rule 253(g)(2) or a post-qualification amendment, depending on the facts and circumstances at the time of such change.

Term

The offering will commence within two calendar days after the offering statement in which this offering circular is included has been qualified by the SEC.  The offering under the voucher program and the general offering will continue for, at most, 60 calendar days following the commencement of this offering; we may also terminate the cash offering at an earlier time if the general offering has been fully subscribed and the voucher program is either fully subscribed or we have determined, in our discretion, that no additional voucher holders are expected to subscribe to the offering.  The Stacks Tokens that are being offered under the App Mining program will be offered until the earliest of the following: (i) the date on which 40 million Stacks Tokens have been distributed through the App Mining program, (ii) the date on which the offering of any additional Stacks Tokens would cause the sum of the “aggregate offering price” and the “aggregate gross sales” in this offering, as those terms are defined in Rule 251(a) of the Securities Act, to exceed $50,000,000, which may occur if the deemed price of the Stacks Tokens offered through the App Mining program more than three months following qualification exceeds $0.30, as described in the section of this offering circular captioned “Plan of Distribution—Valuation of non-cash consideration,” or (iii) the date that is 14 months following the commencement of this offering.

We will file Form 1-Us on each of the following days during or immediately after the term of the cash offering: on the day following the first day, if any on which 75% of the tokens in the general offering have been subscribed for, the day following the first day, if any on which 75% of the tokens in the voucher program have been subscribed for, at least five days prior to the day on which we terminate the voucher program at less than full subscription (announcing our intention to do so), and on the day following either the end of the 60-day term of the cash offering or its early termination, disclosing how many tokens were sold in each of the voucher program and the general offering.  We will also file a Form 1-U promptly following the Cash Offering Closing disclosing the completion of the sale of those tokens.

Distributions to Investors

The distribution of Stacks Tokens to all investors other than application developers participating in the App Mining program will occur in one distribution approximately 30 days after the and of the cash offering period.  We reserve the right to extend the date of this closing by an additional 30 days before returning investor funds and allowing investors to revoke subscriptions, by posting a notice to this effect on www.stackstoken.com. This distribution will require a hard fork to the Blockstack network. Most of the Stacks Tokens issued in this offering will also initially be subject to a time lock, as described in the section of this offering circular captioned titled “—Unlocking of Stacks Tokens.” This time lock may delay the full release of the Stacks Tokens sold for up to one year and eleven months after purchase (or longer if the rate at which blocks are processed on the blockchain used by our network is less than we estimate), and until released from this time lock on the schedule described in that section, the tokens cannot be burned, transferred or otherwise used on the Blockstack network.

Distributions of Stacks Tokens to investors receiving the tokens through the App Mining program will be made on a monthly basis by Blockstack for the term of the offering following the date of the closing of the cash offering.

Investor Qualifications

Investors may be either “accredited investors” within the meaning of Regulation D under the Securities Act, or any other investors so long as their investment in the tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons). Further, we deem this limitation on investment not to apply to the non-cash consideration for which the Stacks Tokens received through the App Mining program are being issued, and therefore to not limit the number of Stacks Tokens that may be received through the App Mining program.

New York residents are not permitted to participate in this offering.

Minimum Purchase Requirements

Investors in the cash offering must commit to a minimum purchase amount of $100 for the tokens in this offering.  This minimum may be waived at our discretion.  There is no minimum amount to be received through the App Mining program.

Maximum Purchase Amount

Investors in the voucher program will only be permitted to purchase $3,000 worth of Stacks Tokens through the voucher program, or 25,000 Stacks Tokens, at the $0.12 per token price.   Investors in the voucher program may also purchase through the general offering. Purchasers through the general offering are only subject to the limits on investment set forth in “Investor Qualifications,” although there is no guarantee that any such purchaser will receive all the Stacks Tokens they subscribe for as further discussed in the section of this offering circular captioned “Plan of Distribution.” Application developers receiving Stacks Tokens through the App Mining program will not be subject to any maximum.

How to Subscribe (cash offering)

Prospective investors in the cash offering may submit subscription agreements through our website at www.stackstoken.com that will be available within two calendar days of the qualification of this offering circular.  Each investor in this offering will be provided with access to an electronic version of the offering circular.  We will also enlist the services of CoinList Services LLC (“CoinList”) to provide anti-money laundering, know-your-customer and other investor verification services.

We will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/).  The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9 am Eastern Time each day, and payments will be valued based on the most recent update at the time when we receive payment from the investor.  If at any time in the future, https://bitcoinaverage.com/ is no longer operational or operates with limited functionality such that the procedures set forth herein could not be applied (such as the inability to determine an accurate trading price of the applicable cryptocurrency at a precise time), or ceases to be a significant and/or reputable exchange platform for US holders of Bitcoin or Ether, such that use of https://bitcoinaverage.com/ is, in our determination, no longer a reliable method of determining the fair value of Bitcoin or Ether, we shall select a replacement source that, in the good faith judgment of management, is recognized in the market at such time, as a reputable and reliable source for such reporting purposes. The considerations to be used in selecting a replacement source shall include, whether such source has all applicable regulatory approvals to operate, the volume of cryptocurrency sales that are effected on such platform by US investors, the reputation of such platform, and the requirement under Rule 251(a) under the Securities Act that the source be an “accepted standard,” which determination will likely be made on the basis of the foregoing factors and taking into account any guidance from the SEC that may exist at the time such replacement is made.  In the event we select a replacement source, investors and holders of Stacks Tokens will be notified of such change via electronic communication and the filing of an offering circular supplement via Rule 253(g)(2) of Regulation A.  Subscription amounts received in Bitcoin or Ether shall be held by the Escrow Agent in a digital wallet until the closing of the cash offering.  For further details on how to subscribe, see the section of this offering circular titled “Plan of Distribution.”

Payment for tokens sold through the cash offering will be accepted on a rolling basis during the term of the cash offering upon or shortly after submission of a subscription agreement by a potential investor.  Blockstack will deliver tokens to purchasers’ digital wallet addresses upon the distributions of Stacks Tokens referenced in “—Distributions to Investors” above.  Upon any rejection of a subscription or our failure to deliver the Stacks Tokens sold in this offering, all funds received in connection with such subscription will be promptly returned to such investor without interest.  Such refund will be paid in the same currency and in the same amount as paid by such investor.  For example, an investor who funded 2 Ether will be refunded 2 Ether, regardless of any increase or decrease in the US dollar equivalent.

Investors will be provided with the opportunity to revoke their subscriptions if Blockstack has determined in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the hard fork at the cash offering closing, if it is unable to complete the Cash Offering Closing within 90 days of the commencement of this offering, or if the investor’s subscription is only partially accepted, in each case within 10 days of the investor having been provided notice of this fact.

How to Participate (App Mining program)

To receive tokens in this offering through the App Mining program, application developers and app reviewers expecting to receive Stacks Tokens must accept the terms of the participation agreement for the App Mining program that will be available at app.co/mining/terms (or another website designated by us).  Developers will also be required to submit an application that meets the criteria necessary to qualify for the program as specified in the participant terms included in the participation agreement, including that the application permits the use of Blockstack usernames.  These participation agreements will be available for execution within two calendar days of the qualification of this offering circular and may be executed at any time during the term of the offering under the App Mining program.  Developers will be eligible for rewards starting with the next rewards distribution date following the date on which they execute a participation agreement and submit a qualifying application.  Each participant in this program seeking to receive its awards in Stacks Tokens will be provided with an electronic version  of the offering circular prior to signing the participation agreement, which will contain appropriate securities laws representations.  For more details, please see the sections of this offering circular captioned “Plan of Distribution” and “How to Subscribe.” We will also enlist the services of a partner to provide anti-money laundering, know-your-customer and other screening services.

Recordation of Ownership

Ownership of the tokens purchased through this offering will be recorded on the blockchain used by the Blockstack network at the time when those tokens are delivered.  Please see the section of this offering circular captioned “The Blockchain Network —Development of the Blockstack Network” for further discussion of the blockchains that the Blockstack network uses.

Use of Proceeds

We intend to use the proceeds of this offering, net of any federal and state income taxes, in conjunction with the proceeds from the private sales described in “Business—Development of the Business—Token Sales,” for working capital and other general corporate purposes, including but not limited to development of the Stacks Tokens and the Blockstack network and Stacks blockchain, payment of salaries, hiring employees and consultants, supporting the application ecosystem, and organizing and hosting educational and developer events.  We may also use the net proceeds of this offering to make investments in developers of applications for the Blockstack network.  See “Use of Proceeds.”

Trading of Stacks Tokens

The Stacks Tokens distributed in this offering will not be restricted securities under federal securities law, and Blockstack anticipates that upon issuance and release from their time lock, these tokens will be usable without restriction for commercial purposes on the Blockstack network and freely tradeable on a registered exchange or alternative trading system for purposes of federal securities laws.  There are currently no national securities exchanges or exchanges that have been approved by the Financial Industry Regulatory Authority (“FINRA”) or registered under Form ATS with the SEC (which we refer to in this offering circular as “registered exchanges or alternative trading systems”) to support the trading of Stacks Tokens on the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Stacks Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.stackstoken.com, and seek to have the Stacks Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by Blockstack. Holders of Stacks Tokens that wish to transfer these Stacks Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.

No Customary Debt or Equity Provisions

We believe that the Stacks Tokens are currently securities, for purposes of the definition of security in Section 2(a)(1) of the Securities Act of 1933 and in Section 3(a)(10) of the Securities Exchange Act of 1934, solely because they are “investment contracts” as described under the SEC’s recent guidance, “Framework for ‘Investment Contract’ Analysis of Digital Assets,” on the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to digital assets.  For purposes of Rule 261(c) under Regulation A, furthermore, we believe that the Stacks Tokens can be characterized as either debt or equity, although we have chosen to characterize them as debt for purposes of this Form 1-A.  However, you should be aware that holders of the tokens will not receive an interest in the profits or losses of any Blockstack affiliate, any rights to distributions from any Blockstack affiliate, or any legal or contractual right to exercise control over the operations or continued development of any Blockstack affiliate, nor will they receive a right to any repayment of principal or interest.  Also, the description or statement of the properties of the tokens and the Blockstack network in this offering circular, or elsewhere, and implementation of those properties in the software governing the Blockstack network, does not create any binding obligation on Blockstack with respect to the tokens or the holders of the tokens following the tokens’ delivery in this offering.   Moreover, we do not believe that the tokens should be characterized as equity for purposes of Delaware law or Section 12(g) of the Securities and Exchange Act of 1934, as amended, or as debt for purposes of the Trust Indenture Act of 1939, as amended.

The Blockstack Network

Overview

“Decentralized applications” in our vision are applications that allow users to do anything possible using the applications commonly found on today’s internet and mobile app stores, with comparable performance or reliability, but which also allow users to control their own data and make informed decisions about whom to trust.  In our view, users of decentralized applications should be able to store their data on private cloud storage in a fully encrypted manner that allows them control over who can see their data, while at the same time enabling these users to access their personal data seamlessly across multiple applications; this is instead of the current norm where data is stored, and often viewed and manipulated by, the various owners of the applications a user visits.  We believe these decentralized applications should also be run locally by any computer as part of a peer-to-peer network (as opposed to being run on a central database and server controlled by the owner of the application); they should ideally use open-source software that can be inspected and modified by the user community as much as possible (as opposed to using proprietary software with possible hidden vulnerabilities and backdoors accessible by unknown third parties); and they should provide transparency about the user data they record or keep, if any (as opposed to logging user interactions without providing notice).

The Blockstack network encourages the creation and use of decentralized applications in several ways.  Blockstack has created its own Browser, which is similar to traditional internet browsers, and which makes it easy for users to sign up for and use the Blockstack network and access decentralized applications on the network.  The network provides a universal security structure, Blockstack Auth, which allows users to have a universal user account, instead of a separate login for each app, and which both developers and users can rely on for secure transactions across the Blockstack network.  The network allows users to link this username to one or more personal “data lockers,” each of which is a cloud storage account either provided for the user or which the user provides themselves.  Data stored in these lockers is encrypted by default and can only be accessed by the user and any applications or other third parties to whom the user has explicitly granted permission.  These data lockers also free developers from the burden of having to lease or maintain their own servers for data storage, and we further incentivize developers to join the Blockstack network by making it easy for them to publish their applications, and by giving them a robust development environment in which they can create new in-app economies based on the trade of digital assets that they create.  Blockstack also allows developers to join the Blockstack network without paying fees or giving up to 30% of their revenues to us, as is the case with traditional app stores.  On the Blockstack network, developers may even create their own app store.  We also plan, as part of this offering, to use Stacks Tokens to provide direct incentives to developers and other users of the Blockstack network through our App Mining program.

Finally, like the decentralized applications we support, we believe in transparency in the design of the Blockstack network as a whole.  Blockstack’s software is generally open-source and both the Blockstack Core and several of our smart contracts and libraries that can be used to create additional smart contracts can be downloaded from Github at https://github.com/blockstack/blockstack-core.  Information regarding the location and ownership of all digital assets on the Blockstack network, which includes the Stacks Tokens, is tracked through a blockchain that is public and available for inspection at explorer.blockstack.org.

How to access the Blockstack network: the Blockstack Browser

The portal to the Blockstack network and our decentralized applications is our open-source Browser, available for download at www.blockstack.org.  The Browser is available for versions in Linux, macOS, Windows and an online hosted version.  After creating a universal username, new users will be taken to a homepage listing some of the decentralized applications available through the Blockstack network.  As a user, the Browser will also allow you to log into applications using your universal username, and manage your account, your storage on Gaia, the network’s data storage system, and your cryptocurrency holdings.  For further details, see the section of this offering circular captioned “The Blockstack Network—How can I use the Blockstack network?”

Digital assets and smart contracts

The functioning of the Blockstack network is governed by two types of software: First, the Blockstack Core, which, when installed and run on the systems and devices of our users and developers, governs the creation of the network blockchain and other systems that make up the Blockstack network and provides the consensus rules for adding data and smart contracts to the blockchain; and, second, those smart contracts, which set the rules for how digital assets are created on the Blockstack network, and how their ownership, network location and other key properties are tracked through the blockchain.  Blockstack and other developers have already created several of these smart contracts, including smart contracts that allow developers to create and publish decentralized applications and that allow users to create universal usernames that function as secure log-ins for all the applications on the Blockstack network; other digital assets that currently exist on the network include webpages (through the Dpage app) and special subscription accounts, which developers may offer to paying users of their applications.  The potential breadth and scope of digital assets, however, is much wider: future digital assets may include items ranging from enterprise software licenses and new types of cryptocurrency to pictures, songs and digital baseball cards—effectively any purely digital item that is capable of being stored on the Blockstack network. Additional smart contracts governing such digital assets may be created in the future by us or any developer on the Blockstack network.

For example, in the future a developer wishing to create a game for trading digital baseball cards could use a smart contract to define what these baseball cards would contain—statistics, pictures, perhaps sound or video clips of the player—and the rules for the network operations that can be performed on the baseball card—how they can be created, bought, exchanged, upgraded with new statistics, and where on the network the cards will be stored.  Each time a new user creates a new digital baseball card on the Blockstack network, the smart contract would, in accordance with the consensus rules, ask miners to record that fact as a new network operation on the network blockchain.

The smart contract would also govern what information about the card, or contained in the card, is stored on the network blockchain; if any of this information is stored elsewhere (as is likely in the case of large items such as graphics or sound files), the digital fingerprint of that off-blockchain information can be taken and stored on the blockchain, and later used to confirm the owner of that information and to check that it has not been tampered with or otherwise altered.  A record would also be written to the blockchain linking the digital baseball card and these fingerprints to a specific public key. In order to perform any network operation on a baseball card, a user of the network would have to prove she has access to the private key paired to this public key by providing an appropriate digital signature to the digital record of the network operation.  Any future network operations involving the card would be recorded on the network blockchain, including operations that result in changes to off-blockchain aspects of the card (for example, an update to the statistics would result in new digital fingerprints being taken and stored on the blockchain as well).

The developer of this game could also use an “app store” smart contract for application publishing to publish the game itself, and to keep track of the game’s owner and the game’s location on the Blockstack network; as mentioned above, a paying user’s account and the various special features and privileges it provides them could be a digital asset as well.  The developer could permit other developers to use her digital baseball contract to create their own baseball card game, or create a new baseball game of their own.  In this way, digital assets on the Blockstack network are used through decentralized applications, but like a user’s data, they are not necessarily tied to any one application.

Gaia Storage

As described above, not everything on the Blockstack network is stored on the network’s blockchain.  In fact, many of the digital assets on the Blockstack network, in particular collections of data and computer programs, as well as user personal data, are stored off of the blockchain using a cloud storage system.  We refer to this system as “Gaia Storage” or “Gaia.”  Data on the Gaia decentralized storage system is located on third-party cloud data storage servers, such as Dropbox, Amazon S3, Microsoft Azure or Google Drive Cloud.  Blockstack provides free storage through this system to all new users in the form of data lockers; we anticipate users will be able to purchase additional storage as well, which they can then link to their accounts to create new data lockers.  The system is designed to enforce a user’s control over their data by requiring that a private key be provided to decrypt the data stored in data lockers, which key should only be available to the owner of the user name linked to the data locker on the network’s blockchain.  It is anticipated that these personal data lockers would hold most of the personal documents and information users on the Blockstack network produce on or share with network applications.  Large data files used by developers, such as the graphic or sound elements of our example digital baseball cards, can be stored in Gaia as well, in accounts owned by the developer that it makes accessible to the public.

Gaia is connected to the network’s blockchain through our core nodes, which make up a peer-to-peer network we sometimes refer to as the “Atlas subsystem” or “Atlas.” The Atlas subsystem also stores information that is too large to be stored on a blockchain (for efficiency reasons) but which needs to be globally available for network users.  This mainly includes location information, pointing to the location of data in the Gaia Storage system.  This information is held in 40 kilobyte files called “zone files,” of which each core node maintains a complete copy; digital fingerprints of these files are stored on the network’s blockchain.

Future development of the Blockstack network

Until now, Blockstack PBC has maintained the Blockstack Core (available at https://github.com/blockstack) and generally guided all significant changes to the software.  These changes have been released in a series of hard forks that we have introduced to Blockstack Core, occurring in each of 2015, 2016, and 2017 and continuing with the introduction of the genesis block through a hard fork in 2018.  We expect these hard forks to continue in the immediate future; for example, the distribution of the Stacks Tokens in this offering will require a hard fork.  However, Blockstack’s ultimate goal is that the evolution and development of the Blockstack network become independent of Blockstack.

Currently, our blockchain is stored on the same blockchain used by the Bitcoin network, and we rely on miners who mine the Bitcoin blockchain to perform mining functions on the Blockstack network.  We represent a very small percentage of the transactions processed on the Bitcoin blockchain.  We intend to introduce our own blockchain, called the “Stacks blockchain”.  The introduction of the Stacks Tokens is the first step in the introduction of the Stacks blockchain. The second step will be the introduction of native mining functions, which will pay mining rewards, in the form of Stacks Tokens.

We currently anticipate that there will be two such mining mechanisms:

•                  a “leader election” mining mechanism, that will require Stacks miners to burn a proof-of-work cryptocurrency (which initially will be Bitcoin) in order to be selected to add blocks to the Stacks blockchain and receive mining rewards and transaction fees in return; and

•                  the App Mining program, that has already commenced in a limited capacity but which, following the introduction of the leader-election mining, will distribute some of the Stacks Tokens created by leader-election mining to application developers in reward for well-reviewed applications.

We also anticipate introducing a new smart contracting language to the Stacks blockchain at the same time that the mining operations referenced above are introduced. The introduction of this language will create a new network operation allowing developers to add smart contracts on the Stacks blockchain, through which they will be able to define new digital assets, such as customized tokens, and new network operations on those assets. See the section of this offering circular titled “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain” for further details on the above mining mechanisms and our smart contracting language.

Ultimately, Blockstack anticipates that the Blockstack network will become an independent, decentralized ecosystem, over which no one party, including Blockstack, will have control.  Changes to the Blockstack Core will likely be proposed by third parties, without Blockstack’s approval.

Status of the Stacks Token as a security

Blockstack anticipates treating the Stacks Tokens as securities under the federal and state securities laws of the United States, and under the laws of certain foreign jurisdictions, for the foreseeable future in light of current guidance provided by the SEC regarding the status of tokens as “investment contracts.” However, the board of directors of Blockstack PBC will be responsible for regularly considering and ultimately determining whether the Stacks Tokens no longer constitute securities issued by us under the federal and state securities laws of the United States.  In making this determination the board will refer to the relevant legal and regulatory standards for such determination in effect at the time of such determination, will consult with legal counsel and will, if possible and appropriate, seek consultation with relevant regulatory authorities including, we expect, the Commission.  At the present time, based on the guidance cited above, we expect this determination to turn on the SEC’s recent guidance on the application of the Howey test, to digital assets set forth in its release “Framework for ‘Investment Contract’ Analysis of Digital Assets,” and specifically on whether the Blockstack network is sufficiently decentralized; this will, in turn, depend on whether purchasers of Stacks Tokens reasonably expect Blockstack to carry out essential managerial or entrepreneurial efforts, and whether Blockstack retains a degree of power over the governance of the network such that its material non-public information may be of special relevance to the future of the Blockstack network, as compared to other network participants. Under current guidance, Blockstack would expect to take the position that if the answers to these questions are that purchasers do not have that expectation, and Blockstack does not have that power, the Stacks Tokens will no longer constitute a security. The board of directors of Blockstack PBC may also assess other criteria for making this determination, including any criteria based on additional guidance we receive from U.S. regulators.

A mix of facts and circumstances may inform these determinations.  As an illustrative example, currently, all of the core developers of the Blockstack network are employed by Blockstack, but as the Blockstack network becomes increasingly decentralized, core developers other than those employed by Blockstack may become primarily responsible for the development and future success of the network. As another example, Blockstack may transfer governance and control of the Blockstack network to other parties, such as network users and developers, so that the success of the network turns on the efforts of others, rather than the sole efforts of Blockstack.

In the event that the board of directors of Blockstack PBC determines that the Stacks Tokens are no longer a security issued by Blockstack Token LLC, Blockstack will make a public announcement of its determination at least six months prior to taking any actions based on this determination, such as filing an exit report on Form 1-Z terminating its reporting obligations with respect to the Stacks Tokens under Regulation A.  At that time, we anticipate that we will cease to have any reporting or disclosure obligations under federal or state securities laws.  Holders of the Stacks Tokens will have no consent or comment rights with respect to this decision. Blockstack currently anticipates this determination will likely be made within a year of the introduction of the mining mechanisms described above under “Future Development of the Blockstack Network.” And even before Blockstack determines that the Stacks Tokens are no longer securities, upgrades proposed by third parties, including hard forks, may gain traction on the Blockstack network without Blockstack’s approval.  If such a change is popular with network users, it could result in the creation of a new network different than the one described in this offering circular.  Any holders of Stacks Tokens would then be in possession of a new security and new token which Blockstack has not issued, claims no responsibility over, and will not support with upgrades.

Management Team

We believe that the quality of our team has had and will continue to have a strong and positive impact on our ability to develop and capitalize on the implementation of our technology.  In that vein, we have assembled a talented group of research scientists, engineers, directors, and other advisors who have been influential in the development of market-leading technologies and intellectual property across industries such as distributed systems, consensus algorithms, and security analysis.  Similarly, our Chief Executive Officer and core development team bring years of experience as engineers in cloud computing, cryptography, and blockchain technology.  See the section of this offering circular captioned “Business—Employees” and “Management.”

The Blockstack Community

Blockstack prides itself in creating a strong sense of community surrounding the development of a new network for decentralized applications.  There are over 17,000 members in the various Blockstack Meetup groups that gather all around the globe. In 2017, Blockstack hosted the Blockstack Summit at the Computer History Museum in Mountain View, California, where attendees and speakers from all over the world came together for this one day event to envision a new internet built for freedom, security, and innovation. Additionally, in 2018, Blockstack hosted Blockstack Berlin, a one day event where the decentralized community gathered to imagine, learn, and create around the topic of decentralized applications. As discussed in the section of this offering circular captioned “Use of Proceeds,” we intend to apply the proceeds from this offering in part to organize and host additional educational and developer events.

Other Token Sales

In addition to this offering, we have sold or may sell tokens in various other private offerings. For example, between November of 2017 and February of 2018, we sold the rights to approximately 682,318,559 Stacks Tokens to “accredited investors” as defined under Regulation D under the Securities Act (certain of whom are also “qualified purchasers” as such term is defined in the Investment Company Act of 1940), in reliance on the exemption from registration provided by Regulation D.  Approximately 287,135,373 of these tokens were sold to stockholders of Blockstack PBC in private placements.  These tokens are anticipated to be released from time lock on a three-year schedule, which began in November 2018. In November of 2017, we sold the rights to another approximately 218,737,294 of the Stacks Tokens via the sale of equity interests in Blockstack Token Fund AI, L.P. (which we refer to as the “AI Fund”) and Blockstack Token Fund QP, L.P. (which we refer to as the “QP Fund”) for an aggregate purchase price of $26.3 million. In December of 2017, we also entered into agreements to distribute approximately 176,445,892 of these Stacks Tokens pursuant to simple agreements for future tokens, which we refer to as “SAFTs,” for an aggregate purchase price of $21.2 million. These tokens are subject to the same two-year schedule for release from the time lock applicable to tokens sold in this offering, except that the release of these tokens also began in November 2018, and 50,000,000 of these tokens will be released over four years. We agreed in the sale agreements for these tokens that if we did not reach two milestones, 80% of the proceeds of these sales were subject to being returned to purchasers. The first of these milestones — introduction of token functionality to the Blockstack network — has been met by the successful launch of the Stacks blockchain, allowing Blockstack to retain the 80% of SAFT funds that were subject to return and 40% of the aggregate investments in the AI and QP Funds — half the amount subject to return.  The second milestone is for 1,000,000 verified users to be registered on the Blockstack network by the end of January 2020.  As of the date of this offering circular, the network had approximately 105,000 registered user accounts. Of those 105,000 accounts, approximately 16,000 accounts had provided a “social proof” as evidence of having a human user, such as a GitHub link or Twitter message link. Of those 16,000 accounts, approximately 9,500 accounts had social proofs that could be verified with a link that was still working as of the date of this offering circular. These numbers are estimates, and the method of measuring the number of verified registered users for purposes of the second milestone is still under consideration by an independent advisory committee formed by the AI and QP Funds, the LP Advisory Committee.

Further, 36,300,000 Stacks Tokens were sold to Blockstack Employee LLC in September of 2017, and an additional 38,209,321 were sold to Blockstack Employee LLC in October 2018, for the purpose of making bonus or compensation awards to employees in compliance with Rule 701 under the Securities Act.  Approximately 63,018,349 of these Stacks Tokens are the subject of outstanding awards granted to our employees from September 30, 2017 through the date of this Offering Statement (other than Ryan Shea and Muneeb Ali), and approximately 11,490,972 tokens are reserved for potential future bonus or compensation awards to employees.

Delivery of the privately sold tokens described above was made in November 2018, upon the introduction of the genesis block in a hard fork to the Blockstack network. These Stacks Tokens will also be subject to a time lock, as described in the section of this offering circular captioned “Business—Development of the Business—Token Sales.”  The tokens sold in these offerings were “restricted securities” for purposes of the Securities Act, and were only transferable on the Blockstack network after a one-year holding period lapsed following their sale; these tokens are now usable without restriction on the Blockstack network and freely tradeable under the federal securities laws of the United States for non-commercial purposes by non-affiliates pursuant to Rule 144 under the Securities Act, to the extent the released from their time lock. Holders of Stacks Tokens that wish to transfer these Stacks Tokens will be required to make their own determination as to whether such transfer is in compliance with state and federal securities laws.

In January 2019, we sold the rights to receive 2,000,000 Stacks Tokens to a non-U.S. Person as defined under Regulation S under the Securities Act, in reliance on the exemption from registration provided by Regulation S. The effective per token price in this offering was $0.0132 per token, which represents a substantial discount from the effective price per token in other of our offerings. These tokens are subject to a time lock released over two years, similar to the tokens issued in the cash offering. The tokens that were sold in this offering are restricted securities and will be subject to a “transfer lock” that will prevent their transfer from being recorded on the Blockstack network for one year after their sale. This offering was consummated in connection with our investment in New Internet Labs Limited, an independent Hong Kong-based entity led by Larry Salibra, a former Blockstack engineer. It is currently anticipated that this entity will focus on the development of a new stand-alone browser.

Concurrently with this offering (potentially commencing prior to its qualification), we intend to sell between 40 and 80 million Stacks Tokens to non-U.S. persons in a private placement exempt from the registration requirements of the Securities Act under Regulation S promulgated thereunder. The tokens sold in the concurrent Regulation S offering will be restricted securities and will be sold for delayed delivery and subject to a “transfer lock” that will prevent their transfer from being recorded on the Blockstack network for one year after sale, and will therefore be sold at a sale price discounted from the general offering of $0.25.

After completion of this offering and the offerings outlined above, we anticipate that approximately 116 million tokens from the genesis block will remain unallocated.  We may, in our discretion, distribute these unallocated tokens (and any tokens offered but not sold in this offering) in other offerings including through private placements, public offerings or charitable grants, for various purposes, including but not limited to liquidity, promotion of the decentralized application ecosystem, as consideration in acquisitions or in connection with strategic partnerships. Following the creation of the genesis block, we intend that all tokens introduced to the system will be introduced through mining operations.

Union Square Ventures, a beneficial owner of approximately 15% of our capital stock and over 5% of the outstanding Stacks Tokens, and an affiliate of a member of our board of directors, has indicated an intent to purchase up to approximately $1 million in Stacks Tokens in the general offering through one or more affiliates. All such tokens will be purchased at the general offering price and on the same terms as the other purchasers in the general offering. However, because there is no binding agreement obligating Union Square Ventures or its affiliates to purchase these tokens, it may determine to purchase fewer tokens than it has indicated an intent to purchase or not to purchase any tokens in this offering.

Corporate History

We are a Delaware limited liability company founded in September 2017 for the purpose of developing the Stacks Token. Our corporate parent, Blockstack PBC (formerly known as Blockstack, Inc., formerly known as Halfmoon Labs, Inc.), is a Delaware public benefit corporation that was founded in June of 2013, and since that time has sponsored the development of the Blockstack network. Blockstack PBC launched its first registrar service (called the Onename App) on an earlier version of our network in March 2014.

Channels for Disclosure of Information

Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public regarding the Blockstack network through filings with the SEC, Blockstack’s corporate blog at blockstack.org/blog, Blockstack’s mailing list which is available for sign-up at www.blockstack.org (and archives of which can be accessed by following a link at the same website), press releases, public conference calls and webcasts.  Information specifically relating to the Stacks Tokens will be announced through www.stackstoken.com.  We also intend to announce information regarding Blockstack and its business, operating results, financial condition and other matters through tweets on the Blockstack Twitter account, which can be accessed at https://twitter.com/blockstack or by following @Blockstack.

Therefore, investors should monitor our website and that of Blockstack PBC and the above social media account in addition to following its press releases, SEC filings, public conference calls, and webcasts.  The social media channels that Blockstack intends to use as a means of disclosing the information described above may be updated from time to time as listed on Blockstack’s investor relations.

Summary of Risk Factors

Investing in the Stacks Tokens is speculative and involves substantial risks.  You should purchase these cryptoassets only if you can afford a complete loss of your investment.  You should carefully review the “Risk Factors” section of this offering circular, beginning on page 19, which contains a detailed discussion of the material risks that you should consider before you invest in our tokens.  These risks include the following:

•                  There can be no assurance that any purchaser will achieve his or her investment objective or avoid substantial losses by investing in tokens.  Instruments like the Stacks Tokens entail a high degree of risk, and purchasers may lose some or all of their investment.  A potential purchaser should invest in tokens only if able to withstand a total loss of their investment.

•                  Cryptoassets such as the Stacks Tokens are a new and relatively untested product.  There is considerable uncertainty about the asset class’s long-term viability, which could be affected by a variety of factors, including many market-based factors such as economic growth, inflation, and others.  In addition, the success of the tokens and other types of cryptoassets will depend on whether blockchains and other new technologies related to the tokens turn out to be useful and economically viable.  We do not control any of these factors, and therefore may not be able to control the long-term success of the tokens as a feature of the Blockstack network, or the ability of the tokens to maintain their value.

•                  The success and future growth of the Stacks Tokens depend significantly on our successful development of a “two-sided market” of applications and users, and if we are unable to attract either application developers or users to our marketplace, the Blockstack network may fail to grow and the value of your investment will be harmed.

•                  Many of our decentralized applications perform functions that are similar to centralized applications.  These decentralized applications may have difficulties in attracting users due to network and first-mover effects. Decentralized applications may require user education due to, for example, different purchase and sign-up procedures than centralized applications; for example, the private key for a universal username on the Blockstack network is not stored by Blockstack, which could lead to users losing access to the network, further leading to a loss of existing users and discouraging new users from joining.  In addition, decentralized applications’ emphasis on privacy and user control of data may make it difficult to track and retain users, monetize those users and raise funds from investors.  A failure by decentralized applications to attract users or develop sustainable business models may have an adverse effect on the value of your Stacks Tokens.

•                  Certain portions of the proceeds of our sales made in reliance under Regulation D (other than to shareholders of Blockstack PBC) remain subject to return to the investors pending achievement of a milestone — see the section of this offering circular captioned “Business—Developments of the Business—Token Sales.”

•                  The offering price of our tokens was not established on an independent basis; after we commence operations, the actual value of your investment may be substantially less than what you pay. The most recent valuation of the Stacks Token conducted by an independent third party concluded the Stacks Tokens have a fair market value of $0.013 per Stacks Token as of September 2018.

•                  Cryptoassets like the Stacks Tokens may be lost due to bugs in digital wallet software, loss of private keys, and many other reasons.  A potential purchaser should invest in tokens only if able to withstand a total loss of their investment resulting from a software or hardware bug or misuse of digital wallet or theft or loss of private keys.

•                  Transactions in cryptoassets such as the tokens and certain other virtual currencies may be irreversible.  Failure to provide us with the correct public wallet address under the control of the purchaser will, in most cases, result in the loss of your tokens.  Loss of access to your wallet or compromise of your wallet’s private keys will, in most cases, result in the loss of your tokens.

•                  The introduction of mining is important to the Blockstack network, and we may not be able to successfully introduce mining in a cost-effective manner under current federal and state securities, commodities and other laws.

•                  If we raise substantially less than the maximum offering amount, we may not be able to successfully continue the development of the network and the value of your tokens may be adversely impacted.

•                  We have a limited operating history, which makes it difficult to evaluate our business and prospects and may increase the risk associated with your investment.

•                  The market in which we participate is intensely competitive, and we may not be able to compete successfully with our current or future competitors.

•                  We may fail to manage the growth of the Blockstack network and our growth effectively, which could cause our business to suffer and have an adverse effect on our financial condition and operating results.

•                  Blockstack plans to decentralize the development of the platform in the coming years and does not plan to be the long-term maintainer of the network.  Stacks Tokens may lose value if Blockstack no longer exists or has significantly less control of network upgrades or software development.

•                  Although Blockstack intends to decentralize development and governance of the network, the development of the Blockstack network may depend upon the financial resources and efforts of Blockstack, and Blockstack is under no legal obligation to continue the development of the Blockstack network.

•                  The operation of the Blockstack network and the Stacks blockchain depends on third parties that we do not control.

•                  This offering is being made pursuant to recently adopted rules and regulations under Regulation A of the Securities Act.  The legal and compliance requirements of these rules and regulations, including ongoing reporting requirements related thereto, are relatively untested with regard to cryptoassets or digital tokens.

•                  The technology we are developing to implement the Stacks blockchain may not function effectively or correctly.

•                  The Stacks blockchain has been and will be, as applicable, developed by key technology employees of our company and its affiliates, and their operation and further development depend on the continued availability of those key employees.

•      We have sold a significant number of tokens at prices lower than both the price at which we will offer tokens in the voucher program and the general offering, and many of these tokens will be transferable at the time the offering is completed.  If a trading market develops for the tokens, holders of these tokens may have an incentive to sell the tokens at a price less than the price you have paid for your tokens, in particular if you have purchased tokens in the general offering.

Glossary

A “block” is a discrete group of records written to a blockchain that can effectively be identified and referenced by the use of “headers” that contain a digital fingerprint of the records each block contains.

A “blockchain” is a database created and shared by the members of a peer-to-peer computer network which each member of that network can independently trust due to the rules governing the database’s creation.  A blockchain can therefore be used to replace centralized databases.

The “Browser” is an internet browser extension, similar to traditional internet browsers, which makes it easy for users to sign up for and use the Blockstack network and access decentralized applications on the network.

“Blockstack Core” is a complete version of our open-source software available on Github at https://github.com/blockstack/blockstack-core/ that governs the creation of the blockchain, the smart contracts that may be written to our blockchain, and other systems that make up the Blockstack network, when run on the systems and devices of our users and developers.

“Burning” a token means that the token is transferred to an address that is a “blackhole”—one that is not owned by any entity and for which determining or guessing the applicable private key is effectively impossible using current computers based on known mathematical principles.  This effectively destroys the token by making it unavailable for future use and decreases the total number of tokens available from that point forward.

“Consensus rules” are the rules governing the creation of new valid records in a blockchain database, and the mining algorithms used for this purpose, as described in the section of this offering captioned “The Blockstack Network—Background: Blockchain Technology.”

A “core node” is a server that runs Blockstack Core.

A “digital asset” (also referred to as a “cryptoasset”) is any set of unique digital information—including, for example, programs, decentralized programs, isolated chunks of programming code, collections of data, e-mail or web addresses or cryptocurrency tokens—that is capable of being stored and uniquely tracked on a computer network such as the Blockstack network and over which a user can maintain control through that network.

A “digital fingerprint” is a unique number of a fixed length that can be produced by running any set of digital information through something called a cryptographic “hash” function.  Each set of digital information (including a digital asset, and the digital record of any network operation on that digital asset) should (as a practical matter) have a unique digital fingerprint, which allows that set of digital information to be identified.  However, it is almost impossible to recreate a digital asset from its digital fingerprint.  The Blockstack network uses industry-standard algorithms such as SHA-256 to create digital fingerprints.

A “digital signature” is a sequence of digital information combining a user’s private key and any digital information that the user wishes to “sign.”  Any other party can use the user’s paired public key to verify that the digital signature is authentic, i.e. that it was generated from a particular piece of digital information and the user’s private key.

The term “fork” is used to refer both to (i) any situation where there are two or more competing versions of a blockchain on a network (a situation that may arise and resolve itself in the ordinary course of network operations due to lags in communication between core nodes) and (ii) any software update that is proposed for adoption by the core nodes of a blockchain network that may result in a persistent fork on the network, with core nodes that adopt the update recognizing one version of the blockchain and those which do not recognizing another.

The “genesis block” is the first block of the Stacks blockchain, which was created in November 2018 and created the initial supply of 1.32 billion Stacks Tokens.

A “hard fork” is a proposed fork to the software governing a blockchain network that allows new network operations to be performed that are deemed invalid under the pre-fork network software.  Because core nodes that have not adopted a hard fork, or “non-adopting nodes,” will therefore generally not recognize the validity of the new blockchain created by core nodes that adopt the update, or “adopting core nodes,” adopting core nodes are effectively incompatible with, or no longer part of  the same network as,  non-adopting core nodes.  This can result in a permanent fork and split of the network into separate networks with different properties if adoption of the update gains some support among core nodes but does not achieve consensus.

“Mining” generally refers to the process of performing certain functions for a network such as adding new records to a blockchain in exchange for mining rewards; it may also refer to other mechanisms whereby rewards (usually in the form of cryptocurrency) are provided for performing other tasks helpful to the network.  Blockchain-based networks usually require that mining that involves adding new records to a blockchain is difficult or expensive in some way in order to make it difficult to forge an alternative copy of the blockchain, so as to help ensure that the blockchain remains secure and reliable.  Miners adding records to a blockchain select which records to group together and add from the complete digital records of all network operations that users intend to perform but which have not yet been added. Accordingly, users may also attach to a network operation an optional “incentive payment” to be received by a miner for adding that operation to the blockchain, in order to increase the likelihood it is processed.

A miner’s (or group of miners’) “mining power” is equal to the probability it will be selected to write a new block to the blockchain. Depending on the mechanism for mining, this is usually related to the overall share of computing power or cryptoassets the miner or miners possess relative to all miners for that blockchain.

“Mining rewards” are newly issued tokens received by miners in exchange for adding new records to the blockchain or other activities beneficial to the network.

A “network operation” is any change to the information about a digital asset (or smart contract) stored on a blockchain, including, for example, a change in the digital asset’s owner, or a change in the location at which it is stored on the network.  How and when these network operations are performed for each digital asset is governed, on the Blockstack network, either by the Blockstack Core software or a smart contract.

A “private key” is a very large random sequence of digital information (effectively a very long number that can be used as a password) that should be known only by a single user of the network and cannot be plausibly guessed by a third party in a reasonable amount of time.  A user generates this large random sequence locally on a computer and should never share it with anyone.  Each private key has a paired sequence of digital information, called a “public key,” to which it is uniquely linked and which a user can share publicly. The public key is generated from the private key using a one way function, meaning that while the public key can be easily derived, reversing the process to determine what private key was used to produce a given public key is not possible in a reasonable amount of time using current computers.

Each wallet address is also uniquely linked to a private key, and the person who knows that private key — and only that person — has the ability to perform network operations on the blockchain for any digital assets assigned to that wallet address.

A “proof-of-work” system or “proof-of-work mining” is a mining mechanism where miners must expend computing power to solve complicated cryptographic puzzles, and prove that they have done so by writing the solution to the blockchain, in order to be allowed to add blocks to a blockchain.  This is the mining system used, for example, by Bitcoin.

A “smart contract” is a computer program written to a blockchain such as the Blockstack blockchain by developers.  This computer program defines the various network operations that can be performed on the digital assets on the blockchain, the computations that can be performed using the smart contract, along with defining various important properties of the respective digital assets like ownership rights and the cost in “fuel” required to  register the digital assets.

A “soft fork” is a proposed update to the software governing the network that results in a post-update network that is compatible with the network as it existed prior to the update, because it restricts the network operations that can be performed after the update.

The “Stacks blockchain” is the custom blockchain being developed for use by the Blockstack network that will use the Stacks Tokens as its native currency and which will include the genesis block and subsequent blocks created by the mining activities described in “The Blockstack Network—Development of the Blockstack network.”

A “wallet address” is the form in which a public key can be presented and recorded on a blockchain. Wallet addresses are therefore used to assign the ownership of digital assets on the Blockstack network.

RISK FACTORS

An investment in the Stacks Tokens involves a high degree of risk.  You should consider carefully the risks described below, together with all of the other information contained in this offering statement, and your purchase agreement, if applicable, before making an investment decision.  The following risks entail circumstances under which our company’s business, financial condition, results of operations and prospects could suffer.

Risks Related to an Investment in the Stacks Tokens

The Stacks Tokens have no history and thus face significant uncertainties around their evaluation.  This evaluation may be highly dependent on the demand for the decentralized applications supported by the Blockstack network, which is unproven and uncertain, and the reliability of technology underlying the Blockstack network, which is untested.

The Stacks Tokens have no performance history and are a relatively novel form of investment.  Investors will have limited ability to compare them against other like instruments.  Moreover, the Stacks blockchain, the Blockstack network and the decentralized applications they are intended to support together constitute an unproven and novel model of the construction and operation of the internet applications, and the success of the Stacks Tokens is likely to depend upon the success of this model.  This success may in turn be dependent both on demand for an alternative to traditional centralized internet and application architecture, which is unproven, and the performance of the technology used to create the Blockstack network and the Stacks Tokens, which is untested.  An investment in the Stacks Tokens should therefore be evaluated not only on the basis of the value and prospects of the tokens, taking into account an assessment of the prospects of our company in achieving its goals with respect to the Blockstack network, the Stacks blockchain and its related decentralized application ecosystem, but also taking into account the significant uncertainties associated with these assessments given the lack of previous investments, business models and technological systems against which the Stacks Tokens, the Blockstack network and decentralized applications may be usefully compared.

There is no guarantee that the tokens will hold their value or increase in value, and you may lose the amount of your investment in the Stacks Tokens in whole or in part.

The Stacks Tokens are highly speculative, and any return on an investment in the Stacks Tokens is contingent upon numerous circumstances, many of which (including legal and regulatory conditions) are beyond our control.  There is no assurance that purchasers will realize any return on their investments or that their entire investment will not be lost.  For this reason, each purchaser should carefully read this offering circular and should consult with his or her own attorney, financial and tax advisors prior to making any investment decision with respect to the Stacks Tokens.  Investors should only make an investment in the Stacks Tokens if they are prepared to lose the entirety of their investment.

In particular, cryptoassets and tokens such as Stacks Tokens are a new and relatively untested product.  There is considerable uncertainty about their long-term viability, which could be affected by a variety of factors, including many market-based factors such as economic growth, inflation, and others.  In addition, the success of the Stacks Tokens and other types of cryptoassets will depend on whether blockchain and other new technologies related to the tokens turn out to be useful and economically viable.  Further, blockchains are one of several technology components of Blockstack, and even if blockchains themselves are successful, the other technology components might not be successful.  Blockstack does not fully control any of these factors, and therefore may not be able to control the long-term success of the Stacks Tokens as a feature of the Blockstack network or the ability of the tokens to maintain their value.

The volatility and unpredictability of the price of cryptoassets, including the Stacks Tokens, relative to fiat and other currency may result in significant loss over a short period of time.  In addition, the value of the Stacks Tokens may be derived from the continued willingness of market participants to exchange fiat and other currency for the Stacks Tokens, which may result in the potential for permanent and total loss of value of the Stacks Tokens should the market for them disappear.

Over the longer term, the value of Stacks Tokens may be influenced by several factors, such as increasing demand resulting from, among other things, increased in token transactions activity on the network and based on decreased supply of the Stacks Tokens due to “burn” associated with transactions on the network, such as digital asset registration and similar transactions.  There is no guarantee there will be demand for these transactions.  In addition, the value of Stacks Tokens may be influenced by the creation of new tokens through the mining functions outlined below in “The Blockstack Network—Development of the Blockstack Network.” There can be no guarantee that the tokens will hold their value or increase in value.  Many factors will influence the value of the Stacks Tokens, some of which are described in these Risk Factors.  Moreover, Blockstack does not plan to maintain any type of bond or trust account designed to protect holders of the Stacks Tokens, and we do not intend to secure the tokens with any other assets.

You will not be able to use or sell almost all of your tokens immediately after purchase, and they may decline in value before you have a chance to use or sell them.

When you first receive your Stacks Tokens, almost all of the Stacks Tokens will be locked, and you will not be able to use them or transfer them.  Your Stacks Tokens are subject to a temporary “time lock,” with 1/24th of the amount of tokens purchased being released from this time lock on the date of distribution of the tokens and an additional 1/24th being released for every 4,320 “blocks” that are processed on the blockchain used by our network (which will initially be Bitcoin, and then the Stacks blockchain).  We estimate that this will result in the release of an additional 1/24th of your tokens approximately every month, and the release of all your tokens one year and eleven months after purchase. Because the speed at which the requisite number of blocks needed to release the Stacks Tokens from their time lock is processed is ultimately outside of Blockstack’s control, we will not offer you a right to repayment in the event that your Stacks tokens are not released from the time lock by the anticipated dates described above. For additional information, see the sections of this offering circular titled “Offering Summary—Unlocking of Stacks Tokens” and “Description of the Stacks Tokens—The terms of the Stacks Token under its smart contract.”  While your tokens remain locked, you will not be able to use them for any purpose, and you will not be able to transfer them on our system.  There is no guarantee that the value of your Stacks Tokens will not decrease while your tokens are locked and you are unable to burn, or otherwise use or transfer them.

Your Stacks Tokens will be issued through a hard fork to the network, and we cannot guarantee if and when it will occur.

The Stacks Tokens are a new feature of the Blockstack network.  They were introduced to the network through a hard fork in the fall of 2018, and will be issued to purchasers in this offering (other than those receiving tokens through the App Mining program) in a hard fork approximately 30 to 60 days after the end of the cash offering, although most of these Stacks Tokens will at that time still be subject to a time lock preventing their use or transfer, as described in the section of this offering circular captioned titled “Offering Summary—Unlocking of Stacks Tokens.”  As described below in “—Changes to a blockchain network such as ours may be difficult to implement effectively,” successful implementation of the hard fork requires consensus adoption by the network.  While we expect to obtain this consensus for this issuance, there is no guarantee that this consensus will be obtained.  Other tokens are anticipated to be issued before the Stacks Tokens offered in this offering, and holders of such Stacks Tokens may have an incentive to prevent further issuance of Stacks Tokens.  If this consensus is not obtained, we may delay the issuance of your Stacks Tokens to obtain this consensus or even decline to proceed with this offering.  If we do proceed with the issuance of the Stacks Tokens in this offering without obtaining consensus, this could result in a permanent split in the network between core nodes that accept the hard fork and those which do not, decreasing the size of the Blockstack network and potentially decreasing the value of your Stacks Tokens.

The Stacks Tokens will have limited use when they are first introduced.

When they are first introduced, the only unique use of the Stacks Tokens will be for burning as fuel in registrations of digital assets and smart contracts.  In addition, your Stacks Tokens will be transferable once released from their time lock and thus usable as a means of payment or exchange on the Blockstack network, for example to purchase decentralized applications or for use in in-app payments for digital assets to application developers and other users.  These functions, however, may also be performed by other cryptocurrency or traditional currency, at the discretion of developers.  The tokens may also give you the right to participate in non-binding polling regarding network upgrades.  Additional features may be added in the future, but there is no guarantee this will occur, and there is no guarantee that there will be demand for any of the current uses of the Stacks Tokens.  This limited use may affect the value of the Stacks Tokens.

The value ascribed to the Stacks Tokens by its holders may fluctuate based in part on the number and scope of additional features that may be provided to holders of Stacks Tokens in the future.

Blockstack or other third parties may propose additional features that benefit holders of the Stacks Tokens in the future by modifying the smart contract for the Stacks Token. Please see the sections of this offering circular captioned “The Blockstack Network—Development of the Blockstack network” and “Description of the Stacks Tokens—Terms of the Stacks Token under its smart contract—Modification of the smart contract for the Stacks Token” for further details regarding the method by which such modifications would become effective. The holders of Stacks Tokens do not have any rights to block, approve, mandate or vote on any new features that are introduced to the Stacks Token or the Blockstack network. The terms and conditions of the Stacks Tokens, however, do not entitle holders to any additional features, and potential purchasers should not ascribe any value to these potential additional features in making their investment decision.  If in the future, certain additional features are provided, it is possible that token holders will ascribe some value to these additional features.  However, any additional features may be terminated and cease and, to the extent that holders are attributing value to additional features, any such termination or cessation may cause the value of the Stacks Tokens to decrease and this decrease may be material.

The offering price of the Stacks Tokens was not established on an independent basis; the actual value of your investment may be substantially less than what you pay.

The selling price of the Stacks Token bears no relationship to our book or asset values or likelihood of repayment or to any other established criteria for valuing securities.  Because the offering price is not based upon an independent valuation, the offering price may not be indicative of the proceeds that you would receive upon a commercial sale of the Stacks Tokens.  Further, the offering price may be significantly more than the price at which the Stacks Tokens would trade if they were to be listed on an exchange or actively traded by broker-dealers.  The most recent independent valuation of the Stacks Tokens by an independent third party concluded the fair market value of the Stacks Token is $0.013 per Stacks Token as of September 2018, although this was prior to the introduction of the genesis block introducing the tokens in November 2018.  For further discussion of the valuations received for the Stacks Token, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Development of the Blockstack Network—Historical Valuations of the Stacks Tokens.”

The value of your Stacks Tokens may depend on their commercial utility on the network, which may be highly sensitive to the algorithms we and developers use to determine the prices of registering digital assets and smart contracts, the prices set by application developers for download of applications.

On the Blockstack network, the number of Stacks Tokens required to be burned as fuel in order to create and register digital assets is set by an algorithm under the smart contract for the digital asset.  Creating and registering smart contracts also requires burning tokens as fuel, according to an algorithm set by Blockstack.  We will have no control over the fuel requirements for digital assets set in smart contracts that are created by users or developers on the Blockstack network.

The value of your tokens in the future may be highly sensitive to these fuel requirements.  In addition, we or third party developers may each choose to pay the costs of registration of particular digital assets or smart contracts in order to increase users, which may reduce the value of your tokens, and developers may charge significant fees in tokens to access and download applications, which may reduce their utility.

The commercial utility of your Stacks Tokens on the Blockstack network may also be highly sensitive to the value of digital assets in the in-app economies created by developers, which value we have little ability to control or predict.

On the Blockstack network, we anticipate that developers will create in-app economies for digital assets, in which these digital assets can be traded among users or purchased directly from the developers themselves.  The value of your Stacks Tokens in the future may be highly sensitive to the supply of and demand for the digital assets in these in-app economies, which we will not be able to control and which developers may not have the ability to control either.  In addition, if developers fail to create in-app economies with large user bases and significant demand for digital assets, this may have a material adverse impact on the value of your Stacks Tokens.

The value of your Stacks Tokens may depend on their supply, and there is a pre-determined schedule of releasing new tokens into the network every year.  We anticipate issuing a significant number of Stacks Tokens in the future, both through mining activities and direct issuances.  The number of tokens may also decrease.

We released 1.32 billion Stacks Tokens in the genesis block (the first block of the Stacks blockchain).  However, there is no pre-determined limit on the number of Stacks Tokens that may exist; instead we have a pre-determined schedule of releasing new tokens into the network every year.  If automated mining activities are introduced to the network, we expect that 440 million tokens will be released pursuant to other mining mechanisms in the first year following commencement of automated mining operations (inclusive of the tokens distributed through the App Mining program in this offering).  This number will decrease by approximately 27.5 million each year until it reaches approximately 110 million per year twelve years following  the commencement of mining operations described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain.”  Another 220 million Stacks Tokens are anticipated to be introduced to the network in one or more upcoming hard forks for distribution in user-incentive programs.  From that point onwards, mining operations are expected to introduce tokens into the network directly in an amount that is equal to approximately 2% of the then-current volume of Stacks Tokens.  We anticipate that the total number of tokens in circulation ten years following the introduction of automated mining operations could be as high as approximately 4,072,500,000, subject to reduction due to the burning of tokens on the network; this number may be reduced significantly as a result of a token economics study that we are conducting.  See the section of this offering circular titled “The Blockstack Network— How many new Stacks Tokens will be created?” for more information. The total number of Stacks Tokens released, and the amount in existence at any point in time, will affect the value of your Stacks Tokens and may decrease that value significantly.

Holders of Stacks Tokens will not have many of the rights traditionally associated with holders of debt instruments, nor will they have any rights traditionally associated with holders of equity.

We believe that the Stacks Tokens are currently securities, for purposes of the definition of security in Section 2(a)(1) of the Securities Act of 1933 and in Section 3(a)(10) of the Securities Exchange Act of 1934, solely because they are investment contracts under the Howey test, but that they can be characterized as either debt or equity for purposes of Rule 261(c) of Regulation A.   However, holders of Stacks Tokens will not have the rights traditionally associated with holders of debt instruments, nor will they have rights traditionally associated with holders of equity.  For example, holders of Stacks Tokens will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument.  Nor will holders receive an interest in the profits or losses of any Blockstack affiliates, any rights to distributions from any Blockstack affiliate, or any legal or contractual right to exercise control over the operations or continued development of any Blockstack affiliate, which are rights typically afforded to equity holders.  Also, the description or statement of the properties of the tokens and the Blockstack network in this offering circular or elsewhere, and implementation of those properties in the software governing the Blockstack network, does not create any binding obligation on Blockstack with respect to the tokens or the holders of the tokens following the tokens’ delivery in this offering.   Any profit that you may receive on your holdings of Stacks Tokens may be based on the commercial utility of the tokens, or on potential capital appreciation associated with the tokens to the extent realizable through trading activity.  As a result, information disclosed in this offering statement and elsewhere regarding our company and its ability to build the network may be relevant to the value of your investment, but the relevance may be limited and indirect.  Moreover, you should be advised that we do not believe that the tokens should be characterized as equity for purposes of Delaware law or Section 12(g) of the Securities and Exchange Act of 1934, as amended, or as debt for purposes of the Trust Indenture Act of 1939, as amended, and as a result, would not be subject to the regulations to which the equity and debt, as applicable, subject to those laws must comply.

The Stacks Tokens provide no rights to direct how the Blockstack network will be governed and may only provide limited input on the governance of the network.

Upon issuance, holders of the Stacks Tokens will not have any right to vote on any aspect of how Blockstack or the Blockstack network is administered or governed other than potentially through polling which we anticipate will be non-binding.  See the section of this offering circular captioned “The Blockstack Network—The role the Stacks Tokens will play on the Blockstack network” for further details. As a result, holders will not have control over many key aspects of how the Stacks Tokens and the Blockstack network are administered, and will be reliant on Blockstack and its personnel for those operations and the success of the Stacks Tokens.  In the future, we may also introduce the ability to participate in the selection of app reviewers; however, this cannot be guaranteed.  Because the Stacks Tokens confer no governance rights, all decisions involving the Blockstack network or the tokens will be made by us at our sole discretion, including, but not limited to, decisions to discontinue the Blockstack network, create and sell more Stacks Tokens, or sell or liquidate Blockstack.  These decisions could adversely affect the Blockstack network and the value of the Stacks Tokens you hold.

At issuance, there will be no trading market for the Stacks Tokens, and a trading market may never develop.

If the Stacks Tokens are issued, there may not be a trading market available for the Stacks Tokens, or any digital token exchange on which holders of Stacks Tokens may transfer or resell their Stacks Tokens.  As a result of recent regulatory developments, existing crypto exchanges are currently unwilling to list tokens such as the Stacks Tokens that may be deemed as securities under federal securities law.  As a result, the tokens may initially only be traded on very limited range of venues, including U.S. registered exchanges or regulated alternative trading systems for which a Form ATS has been properly submitted to the SEC.

Currently, we are unaware of any approved or operational alternative trading system or exchange capable of supporting secondary trading in Stacks Tokens, although we are aware primarily through press reports that several entities purport to be working to develop and launch such an exchange.  For additional information, see the section of this offering circular captioned “Description of the Stacks Tokens—Is there a secondary market for the Stacks Tokens?”  The development of any token exchange that permits the trading of tokens implicates complex technological considerations and raises numerous legal and regulatory issues that will need to be addressed, however, and there is no guarantee that any of these exchanges will become functional, as technological failures or regulatory attention may result in these exchanges failing to function or obtain approval or being forced to cease trading once it commences.  Even if such exchanges are functional, no such exchange will be required to list the Stacks Tokens, and each may decide not to list the Stacks Tokens for a number of reasons not under our control, including but not limited to the technical complexity of integrating a blockchain other than those used by Bitcoin or Ether onto its platform, a perceived lack of market interest in the Stacks Tokens, and any other factors relevant to the individual exchanges (for example, if the exchange is heavily invested in another cryptocurrency).  As a result, investors of Stacks Tokens should be prepared to hold their tokens indefinitely, as there is no guarantee that holders will be able to sell or exchange their Stacks Tokens.  Further, even if a trading market were to develop, Union Square Ventures has indicated an intent to purchase up to approximately $1 million in this offering through one or more affiliates. To the extent Union Square Ventures purchases tokens in this offering, fewer tokens may be actively traded in the public market because Union Square Ventures will be restricted from selling tokens by restrictions under applicable securities laws, which would reduce the liquidity of the market for Stacks Tokens.  In the event that the Stacks Tokens remain illiquid for a significant period of time or indefinitely, the value of the Stacks Tokens may be materially adversely affected.

We do not expect there to be any market makers to develop a trading market in the Stacks Tokens.

Most securities that are publicly traded in the United States have one or more broker-dealers acting as “market makers” for the security.  A market maker is a firm that stands ready to buy and sell the security on a regular and continuous basis at publicly quoted prices.  In the event that a token exchange is created or developed, we do not currently anticipate that the tokens will have any market makers, which could contribute to a lack of liquidity in the Stacks Tokens, and could have a material adverse effect on holders’ ability to trade the tokens.

Stacks Token transactions may be irreversible, and, accordingly, losses due to fraudulent or accidental transactions or technology failures in your wallet software may not be recoverable.

Transactions in the Stacks Tokens may be irreversible, and, accordingly, a purchaser of the Stacks Tokens may lose all of his or her investment in a variety of circumstances, including in connection with fraudulent or accidental transactions, technology failures in wallet software or cyber-security breaches.  Losses due to fraudulent or accidental transactions may not be recoverable.

We may not be subject to ongoing reporting requirements.

Following the conclusion of our offering of Stacks Tokens under Regulation A, we may be eligible to file an exit report to suspend or terminate our ongoing reporting obligations.  If we become eligible, and if we make this election in the future, we may choose to not file annual reports, semiannual reports, current reports, financial statements and audited financial statements.  As a result, holders of the Stacks Tokens would receive less information about the current status of our company, which could adversely affect their ability to accurately gauge the value of their Stacks Tokens for purposes of determining whether to engage in transactions in the Stacks Tokens.  Additionally, if a majority of the core nodes that run the open source software that enforces the smart contract for the Stacks Tokens are operated by parties other than Blockstack, modifications instigated by third parties can achieve widespread adoption on the network and may result in changes fundamental enough such that the Stacks Tokens described within this offering circular are replaced by security issued by a party other than Blockstack.  In this and other unforeseen instances in which Stacks Tokens are either deemed to no longer be securities under applicable securities laws or if the Stacks blockchain undergoes a hard fork without Blockstack’s consent that effectively results in Blockstack no longer driving the governance of the network, we may also cease to file annual reports, semiannual reports, current reports, financial statements and audited financial statements.

Investors may lack information for monitoring their investment and therefore the value of the Stacks Tokens.

The Stacks Tokens do not have any information rights attached to them, and purchasers may not be able to obtain all the information they would want regarding Blockstack or the tokens in a traditional equity investment.  As noted above, we may also not be subject to ongoing reporting requirements.  As a result, investors may not be able to receive information regarding the market value of the tokens.  As a result of these difficulties, as well as other uncertainties, an investor may not have accurate or accessible information about our company or the tokens, which could adversely affect their ability to accurately gauge the value of their Stacks Tokens for purposes of determining whether to engage in transactions in the Stacks Tokens.

In making your investment decision, you should not rely on information in public media that is published by third parties.  You should rely only on statements made in this offering statement in determining whether to purchase Stacks Tokens.

You should carefully evaluate all of the information in this offering circular.  We have in the past received, and may continue to receive, media coverage, including coverage that is not directly attributable to statements made by our officers and employees.  We cannot confirm the accuracy of this coverage.  You should rely only on the information contained in this offering circular in determining whether to purchase Stacks Tokens.

If securities or industry analysts do not publish research or reports about our tokens or publish negative reports or recommendations about Stacks Tokens, this may adversely impact the price and liquidity of our tokens.

The trading market for the tokens, if it ever exists, may depend, to some extent, on the research and reports that securities or industry analysts publish about Blockstack or the Stacks Tokens.  We do not have any control over these analysts.  If one or more of the analysts who may in the future cover us downgrade our tokens or change their opinion of our tokens, the price of the Stacks Token would likely decline.  If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause price or trading volume of the Stacks Token to decline.

The Stacks Tokens are not legal tender, are not backed by the government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.

The Stacks Tokens are not legal tender, are not backed by any government, and accounts and value balances are not subject to Federal Deposit Insurance Corporation or Securities Purchaser Protection Corporation protections.  Any investment in the tokens is made at the risk of the purchaser.

The tax treatment of the tokens is uncertain and there may be adverse tax consequences for purchasers, miners and other holders upon certain future events.

The tax characterization of the Stacks Tokens is uncertain, and each purchaser must seek its own independent legal and tax advice with respect to the United States and non-U.S. tax treatment of an investment in the Stacks Tokens.  An investment in the Stacks Tokens may result in adverse tax consequences to purchasers, including withholding taxes, income taxes and tax reporting requirements.  While a purchase of property, such as Stacks Tokens, generally is not taxable to the purchaser for U.S. federal income tax purposes, a purchaser that uses Bitcoin or Ether as its form of payment for the Tokens may have taxable gain or loss to the extent the purchaser’s adjusted tax basis in Bitcoin or Ether used to purchase the Tokens (expressed in U.S. dollars) is less than or greater than, respectively, the applicable exchange rate for Bitcoin or Either (expressed in U.S. dollars) upon the acquisition of the Stacks Tokens.  Blockstack cannot and does not make any representations or assurances as to individual tax consequences, including the consequences of using Stacks Tokens as transaction currency.  If the Stacks Tokens are characterized as a “virtual currency” for U.S. federal income tax purposes, then, under a notice issued by the U.S. Internal Revenue Service in 2014 (the “Notice”), the general rules applicable to property transactions would apply.  See “Certain United States Federal Income Tax Considerations,” herein.  The Notice indicates that miners may be subject to adverse tax consequences upon their receipt of successfully mined Stacks Tokens.  In addition, miners that are not acting in the capacity of an employee and that successfully mine Stacks Tokens should report any resulting income as self-employment income and may be subject to self-employment tax.  In addition, an investor may be required to report gain or loss if it uses a token as a transaction currency.  The Notice also indicates that, in certain circumstances, a fork may result in adverse tax consequences to the holder of a Stacks Token.  See “Changes to a blockchain network such as ours may be difficult to implement effectively,” herein.  Finally, a person that receives Stack tokens as compensation, or as an incentive, reward or grant will generally be subject to adverse tax consequences and reporting requirements.

We are offering our tokens pursuant to recent amendments to Regulation A promulgated pursuant to the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, and we cannot be certain if the reduced disclosure requirements applicable to Tier 2 issuers will make Stacks Tokens less attractive to purchasers as compared to a traditional public offering.

As a Tier 2 issuer, we will be subject to scaled disclosure and reporting requirements, which may make the Stacks Tokens less attractive to purchasers as compared to a traditional public offering which would have relatively enhanced disclosure and more frequent financial reporting.  In addition, given the relative lack of regulatory precedence regarding the recent amendments to Regulation A, there is a significant amount of regulatory uncertainty in regards to how the SEC or the individual state securities regulators will regulate both the offer and sale of our tokens, as well as any ongoing compliance to which we may be subject.  If our scaled disclosure and reporting requirements, or regulatory uncertainty regarding Regulation A, reduce the attractiveness of our tokens, we may be unable to raise the necessary funds to develop and grow the Blockstack network, which could severely affect the value of the Stacks Tokens.

An investor who tenders the purchase price in Bitcoin or Ether will suffer a loss if his or her subscription is rejected and the price of Bitcoin or Ether, as applicable, has declined.

If we reject any subscription or if Blockstack is unable to successfully complete a hard fork to facilitate distribution, or a subscription is revoked in such circumstances where that is permitted, all funds received in connection with such subscription will be promptly returned to the investor without interest. Such refund will be paid in the same form and in the same amount as paid by such investor, regardless of a decrease in the US dollar equivalent. For example, an investor who funded 2 Ether will be refunded 2 Ether. Therefore, a decrease in the dollar value of any such cryptocurrency between the date the funds are tendered and the date the funds are returned would result in a loss to the investor.

We are subject to risks associated with our accepting payment for Stacks Tokens in Bitcoin and Ether.

In addition to US dollars, prospective investors may purchase Stacks Tokens with Bitcoin and Ether. However, prices of such cryptocurrencies are known to fluctuate dramatically within short periods of time. Any such fluctuations could reduce dramatically the amount of fiat currency that we receive in exchange for the cryptocurrencies paid by purchasers, which would have an adverse effect on our operations.

In addition, we will ultimately hold and maintain digital wallets that hold Bitcoin and Ether payments that had been made by investors.  While we have taken significant measures to secure our systems and digital wallets, payments we receive in cryptocurrencies are subject to potential loss. Our crypto-wallet credentials could be lost or stolen. The wallets in which we receive cryptocurrencies could contain software weaknesses or bugs and may be subject to cyber-attacks and hacks. If any of the foregoing were to occur, it could result in the permanent loss of such cryptocurrencies and have a material adverse effect on us.

Blockstack may not be able to prevent the use of the Stacks Tokens and/or the Blockstack network in connection with criminal activity in the U.S. or elsewhere

Cryptocurrencies have in the past been, and in the future may be, used by bad actors to execute black market transactions, commit fraud, launder funds, evade taxes or economic sanctions, finance terrorism, and other illegal activities.  Blockstack will take commercially reasonable steps to identify and prevent money laundering, terrorism-funding activities, and any other illegal activity in connection with the Stacks Tokens and/or the network.  These measures include, without limitation, adoption of policies and procedures reasonably designed to prevent certain illegal conduct in connection with the Stacks Tokens and/or Blockstack network.  There is no guarantee, however, that such steps will reliably detect or completely eliminate all misuse or attempted misuse of the Stacks Tokens and/or the Blockstack network to facilitate money laundering or other illegal or improper activities.  Occurrence of such activities may subject Blockstack to civil penalties and/or criminal liability, may adversely affect Blockstack’s reputation, business, and financial condition, and may negatively impact the value of the Stacks Tokens.

There is a risk that banks and other financial institutions may refuse to process transactions for or maintain accounts for entities or individuals transacting in cryptocurrencies

Banks may refuse to provide bank accounts and other banking services to cryptocurrency-related companies or companies that accept cryptocurrencies for reasons that include regulatory requirements or ambiguities and perceived compliance risks or costs. This has caused some providers of cryptocurrency-related services to have difficulty finding financial institutions willing to provide accounts and services to them.  Continuation of such difficulties in the future could decrease the viability and adoption of cryptocurrencies as a means of payment, harm public perception of cryptocurrencies, and/or could limit the viability and potential applications of cryptocurrencies. These events could materially and adversely affect the Company, its operations, and financial condition.

We have sold a significant number of tokens at prices lower than both the price at which we will offer tokens in the voucher program and the general offering, and many of these tokens will be transferable at the time the offering is completed. If a trading market develops for the tokens, holders of these tokens may have an incentive to sell the tokens at a price less than the price you have paid for your tokens, in particular if you have purchased tokens in the general offering.

As disclosed in the section of this offering circular captioned “Offering Summary—Other Token Sales,” we have sold 395,183,186 Stacks Tokens to accredited investors and qualified purchasers at a price of $0.12, significantly less than the price at which tokens will be sold in the general offering.  Up to 215 million tokens will be sold at this price in the voucher program.  In addition, we have sold and delivered approximately 178,642,000 Stacks Tokens to the founders of Blockstack PBC, Ryan Shea and Muneeb Ali, and 108,493,373 tokens to other stockholders of Blockstack PBC, together with their respective affiliates. The Stacks Tokens purchased by the founders and stockholders, which were sold at a time prior to the publication of any white paper regarding the tokens or any code had been written for the Stacks blockchain, were purchased at a price of $0.00012, significantly lower than the prices at which the tokens are being sold in this offering.  None of these tokens remain subject to the transfer locks under which they were placed upon their sale although a significant portion of these tokens remain subject to a time lock. The tokens sold to the founders and stockholders are subject to an approximately three-year time lock that started at the date of the genesis block in November 2018.  Approximately 55,831,878 of the tokens sold to the founders and stockholders are transferable (i.e., free of any time lock or transfer lock) as of the date hereof, and we estimate that one-third of these tokens will have been released from time lock as of the end of October of this year, two-thirds will have been released from time lock as of the end of October 2020, and all of them will have been released from time lock as of the end of October 2021.  Furthermore, approximately 58,579,720 of the tokens sold to stockholders were sold to non-affiliates of Blockstack, and are not subject to the restrictions on resale applicable to affiliates under Rule 144. The tokens sold to accredited investors and qualified purchasers are subject to an approximately two-year time lock that started at the date of the genesis block in November 2018.  Of the tokens sold to accredited investors and qualified purchasers, approximately 107,970,096 are transferable as of the date hereof, and we estimate that  185,091,593  of these tokens will have been released from time lock as of the end of October of this year, and all but 25,000,000 of them will have been released from time lock as of the end of October 2020 (these 25,000,000 tokens will be released from time lock over an additional two years).  Furthermore, all but 12,500,000 of the tokens sold to accredited investors and qualified purchasers were sold to non-affiliates.  Finally, if Blockstack Employee LLC is liquidated as planned, we estimate an additional 5,534,869 of the tokens distributed to current and former employees at that time will be vested and not be subject to any time lock or other restriction on their transfer, with an additional 57,483,480 tokens distributed to employees that are subject to time lock or restricted from transfer due to having not vested; these transfer restrictions that would be eliminated on a monthly basis until, we estimate, October 2021, in the case of the time lock, and in the case of the vesting restrictions, on a generally four-year schedule from each award’s applicable vesting commencement date.  If the holders of these tokens were to sell their token holdings on the market, it is possible that such sales could depress the market price of Stacks Tokens below the prices at which they are sold in this offering, thereby causing the value of your Stacks Tokens to decrease.

Risks Related to Blockchain Technology

The Stacks blockchain, the Bitcoin blockchain, any other blockchain on which the Stacks Tokens may rely and the Stacks Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the Stacks Tokens and cause a decline in the market price of the Stacks Tokens.

The structural foundations of the Stacks blockchain and the Stacks Tokens, and the software applications and other interfaces or applications that we anticipate will be built upon them, are unproven, and there can be no assurances that the Stacks blockchain and the creation, transfer or storage of the Stacks Tokens will be uninterrupted or fully secure, which may result in impermissible transfers of Stacks Tokens, a complete loss of users’ Stacks Tokens or an unwillingness of users to access, adopt and utilize Stacks Tokens and/or the Stacks blockchain.  Moreover, the Stacks Tokens, the Stacks blockchain and the decentralized applications using the Blockstack network (and any technology, including blockchain technology, on which they rely, such as the Bitcoin blockchain) may also be the target of malicious attacks seeking to identify and exploit weaknesses in the software, the Stacks Tokens or the Stacks blockchain, which may result in the loss or theft of tokens.  These attacks may include but may not be limited to the following:

•                  A “51% attack” is an attack that occurs when an attacker controls a majority of the mining power for a particular blockchain (for a discussion of our mining processes, see “The Blockstack Network—Development of the Blockstack network—The Stacks Token and the Stacks blockchain”).  Miners that successfully obtain this mining power—either individually or as part of a “mining pool” or group of miners—may prevent other miners from completing blocks, theoretically allowing themselves to monopolize the mining of new blocks and mining the rewards; they can block other users’ transactions; or they can make it appear as though they still have tokens that have been spent, which is known as a “double-spend attack.”  Successful 51% attacks have been launched against other blockchains, and it has been reported that the mining pool ghash.io briefly exceeded 51% of the mining power on the Bitcoin network (our current underlying blockchain), although not as part of an attack.  A 51% attack may also allow an attacker to use its monopoly over new blocks to “censor” other users’ transactions by actively preventing them from being written to the blockchain.  Because the leader election mining process used in the Stacks blockchain distributes mining rewards to all participants and not just the leader, and the process for selecting the distributor mining rewards leader has a randomness element to it based on cryptoassets, 51% attacks may be less applicable to the Stacks blockchain.

For additional information about mining, please see the section of the offering circular captioned “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain.” Nevertheless, we cannot guarantee that such attacks will never occur or succeed on our network.

•                  A “finney attack” is an attack that occurs when an attacker enters into a transaction but does not announce it to the network.  In this case, a miner can double-spend tokens by transferring them to another user (for example, a merchant website); and then create a new block with a double-spend of those same tokens; for the attack to be successful, this block must be released so that it is added to the blockchain before the target user’s transaction.  Once the block the attacker mines is accepted, the legitimate transaction will not be accepted and the honest user will not receive the tokens, thereby being out of a payment.  Typically, developers and users who accept “quick transactions” (transactions that are accepted before the counterparty can confirm that the transaction has been written to the correct version of the blockchain) when accepting payment on the network are vulnerable to this type of attack.  These attacks can be avoided by requiring that several additional network operations to be written to the blockchain following any given transaction before considering that transaction complete; developers may be incentivized not to do so, however, to allow for quicker processing of network operations on their application.

•                  Selfish-mining attacks occur when a miner with less than 50% of the total mining power successfully mines a new block, and starts adding a new block to a “private” version of the blockchain, that is not shared with the network.  Over time, with enough attempts, the attacker can temporarily develop private versions of the blockchain that are longer than the public blockchain.  Because the core nodes of the Blockstack network are programmed to accept the longest version of the blockchain on the network as the correct one, this private blockchain, once made public, may gain acceptance from the network over the existing (shorter) public blockchain.  A sufficiently powerful selfish miner with as little as 25% of the mining power on the Blockstack network could theoretically use this attack to win more mining rewards than an honest miner with the same mining power.  This could disrupt the operation of our mining mechanisms, which could lead to disruptions in the normal operation of our blockchain and could lead to slowdowns and erratic behavior on the Blockstack network.  As a result, users and developers could be discouraged from participating in our network, and demand for, and the value of, your Stacks Tokens could be reduced.

•                  A “Sybil attack” problem, which refers to a situation where a single unique user masquerades as multiple independent network nodes or users.  This type of attack is difficult to defend against, even in theory, and may be used to game systems where distributions of rewards or allocation of votes are designed to be based on unique user identities as opposed to ownership of network nodes.  Malicious users who are able pretend to be different users controlling many online accounts can subvert the system to receive Stacks Tokens as rewards.  As a result, users and developers could be discouraged from participating in our network, and demand for, and the value of, your Stacks Tokens could be reduced.

These attacks may increase in frequency as more Stacks Tokens are distributed, if they become more valuable, and in particular if they are held by an increasing number of users which increases the likelihood of their success.  Blockstack may attempt to take measures to increase security on the Blockstack network, but there is no guarantee these measures will be successful, and they will inevitably depend in large part on user  behavior.  As a result, there may be a  number of successful attacks against the Blockack network. Such attacks may adversely affect the Stacks blockchain in the specific ways described above, and by creating reduced trust in the integrity of the Blockstack network, creating bad publicity, and ultimately reducing demand for the decentralized applications on the Blockstack network.

Blockstack holds significant amounts of Bitcoin and other cryptoassets, and security breaches, computer malware and other computer hacking attacks could result in a loss of our cryptoassets with no adequate source of recovery.

Security breaches, computer malware and other computer hacking attacks have been a prevalent concern in the trading of cryptoassets on cryptocurrency exchanges.  On July 16, 2018, the Wall Street Journal featured an article about the hacking of cryptocurrency exchanges and cited a report stating that since 2011, there have been “56 cyberattacks directed at cryptocurrency exchanges, initial coin offerings, and other digital-currency platforms” causing losses of $1.63 billion.  Any security breach or other data security incident caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, the inadvertent transmission of computer viruses or other malware, other forms of malicious attacks, or via other means, including phishing attacks and other forms of social engineering, or malfeasance or negligent acts of our personnel, could result in loss of our bitcoins and other cryptoassets.

Blockstack holds significant amounts of Bitcoin and Ether; as of December 31, 2018, it held $5.7 million in such cryptoassets,  representing approximately 18% of total assets.  Blockstack’s cryptocurrency holdings are associated with a set of private keys. Control of these private keys is necessary to control, transfer or sell our cryptocurrency holdings. Blockstack takes significant steps to secure these private keys and to prevent them from being destroyed or stolen.  For example, Blockstack’s cryptocurrency holdings are held in cold-storage with a multi-signature private key set up. Any transfer of cryptocurrency requires the use of at least two private keys that are separately controlled and secured by executive officers or directors of Blockstack PBC. A similar policy is in place with respect to Blockstack’s holdings of 110 million Stacks Tokens in its own treasury.  A single executive officer or director is unable, on his or her own, to transfer any of Blockstack’s cryptocurrency. Blockstack may also introduce a cold-storage setup where a subset of private keys is kept with a third-party custodial service. Blockstack has policies and procedures in place in case of death or disability on the part of one or more of these executive officers and directors that vest control of the private keys in Blockstack PBC’s Board of Directors, including the safekeeping of a backup private key.  Nevertheless, Blockstack’s security system may not be impenetrable and may not be free from defects or immune to acts of God.  If Blockstack’s cryptoassets are lost, stolen or destroyed under circumstances rendering a party liable to us, the responsible party may not have the financial resources sufficient to satisfy our claim.  For example, as to a particular event of loss, the only source of recovery for us might be limited, to the extent identifiable, to other responsible third parties (e.g., a thief or terrorist), any of which may not have the financial resources, including liability insurance coverage, to satisfy a valid claim of ours.  And in the event that Blockstack loses one or more of its private keys, one or more of those private keys are somehow destroyed, or one or more if its private keys are somehow stolen or disclosed to another party, Blockstack could lose access to its cryptocurrency holdings, or its cryptocurrency holdings could be stolen.

The Blockstack network and the tokens are vulnerable to risks, both foreseen and unforeseen, arising from the new and untested nature of cryptocurrency and blockchain technology.

The blockchain technology used in cryptocurrencies, which is sometimes referred to as “distributed ledger technology,” is a relatively new, untested and evolving technology that in fact represents a novel combination of several concepts, which may be present or absent in varying degrees across differing cryptocurrencies—a publicly available database or ledger that represents the total ownership of the currency at any one time, novel methods of authenticating transactions using cryptography across distributed network nodes that permit decentralization by eliminating the need for a central clearing-house while guaranteeing that transactions are irreversible and consistent, differing methods of incentivizing this authentication by the use of blocks of new tokens issued as rewards for the mining of each new block or transaction fees paid by participants in a transaction to miners, and, in some cases, hard limits on the aggregate amount of currency that may be issued.

Accordingly, the further development and future viability of cryptocurrency in general or specific cryptocurrencies, such as the Stacks Tokens, in particular is generally uncertain, and practical and ideological challenges, both known and unknown, may prevent it and their wider adoption.  Examples of these challenges include the following:

•                  Scalability is a challenge for blockchains, because addition of records to a blockchain requires the network to achieve consensus through a mining mechanism, which often involves redundant and extensive computation; as a result processing of transactions is slower than that achieved by a central clearing-house, and delays and bottlenecks in the clearance of transactions may result as the cryptocurrency expands to a greater number of users.

•                  To the extent incentive payments are used to incentivize the mining of a transaction or record to a blockchain, these fees may spike during times of high transaction volume.  Because the tokens are being treated as securities, these incentive payments could also potentially raise regulatory issues related to whether the recipient of the fees is required to register as a broker-dealer under the Securities and Exchange Act of 1934, as amended, which we refer to in this offering circular as the “Exchange Act.”  We believe that these rewards do not warrant a miner registering as a broker-dealer, as discussed in the section of this offering circular captioned “Business-Government Regulation”; however, there is no guarantee that regulatory agencies will agree with our position.

•                  Generally blocks cannot be removed from the blockchain, but during the mining process, competing forks of the blockchain may arise with respect to the last few blocks on the blockchain.  As a result, a block is often not considered to be irreversibly included in the blockchain until several additional blocks have been added to it and occasionally blocks with a handful of confirmations can be dropped and modified.  Applications built on top of a blockchain that do not wait a sufficient period before treating the blockchain as permanently written may lose assets and funds in exchange for blockchain payments that are never completed.

•                  Although blockchains are generally considered reliable, they are subject to certain attacks as described above under “Risk Factors — Risks Related to Blockchain Technology — The Stacks blockchain, the Bitcoin blockchain, any other blockchain on which the Stacks Tokens may rely and the Stacks Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the Stacks Tokens causing a decline in the market price of the Stacks Tokens.” and elsewhere in these Risk Factors.

•                  Because many mining mechanisms, including the “leader election” mining mechanism that will be used by the Stacks blockchain to build its blockchain, decrease the reward for each block over time, the network may see either an increase in incentive payments, which could adversely affect adoption and use of the network, or a reduction in the number of miners on the network that could possibly leave the networks increasingly vulnerable to a 51% attack due to a greater concentration of mining power among the remaining miners.

•                  Because the blockchain is public without any gatekeepers, malicious users cannot be banned from the network.  These users may drive out honest users through repeated attacks or by malicious behavior on applications that permit user-to-user interaction.

•                  The expansion of the blockchain underlying the Blockstack network, Bitcoin, which relies on a proof-of-work system whereby blocks are awarded based on the solving of computationally difficult problems, has resulted in Bitcoin miners using increasing amounts of energy that may be unsustainable as the system continues to grow, and which may draw unfavorable regulatory attention.

These challenges apply both to the Blockstack blockchain and the blockchain currently underlying the Blockstack network, which is that used by Bitcoin.  Although there are currently solutions that have been proposed and implemented to these and other challenges facing various cryptocurrencies, the effectiveness of these solutions has not generally been proven.  Other challenges may arise in the future.

Moreover, advances in cryptography and/or technical advances, such as the development of quantum computing, could present risks to the Stacks Tokens and the network by undermining or vitiating the cryptographic consensus mechanism that underpins the blockchain protocols.  Similarly, legislatures and regulatory agencies could prohibit the use of current and/or future cryptographic protocols which could limit the utility of the tokens, resulting in a significant loss of value or the termination of the tokens and the network.

Changes to a blockchain network such as the Blockstack network may be difficult to implement effectively.

The Blockstack Core, the software governing the Blockstack network, is not run on central servers, but instead on the core nodes that make up the network, some of which are, and a majority of which in the future may, be run by third parties outside of Blockstack’s control.  Because of this, if the existing technology requires modification, either to implement new features or to meet technical challenges, solutions may be difficult to implement as they will need to be voluntarily adopted by the core nodes pursuant to a software update.  A change which is not accepted by most core nodes will have little to no effect.  If a proposed change, on the other hand, is not accepted by a majority of these core nodes, but is nonetheless accepted by a substantial plurality of them, two or more competing implementations of the Blockstack network and blockchain, or forks, could result. If the proposed change is a hard fork, the two competing implementations will be incompatible and the network will effectively split.  Blockstack has intentionally introduced hard forks approximately once per year over the course of development of its technology; these hard forks have resolved without causing a permanent split in the network, because all core nodes have adopted by overwhelming consensus the relevant software upgrade, resulting in the disappearance of the version of the Blockstack network that preceded the hard fork.  There is no guarantee, however, that this consensus will continue to be obtained.  It may be difficult to obtain this consensus for several reasons; users may be unable to agree on the technical merits of a solution, or debates over these trade-offs may turn on and expose ideological differences regarding the relative importance of the various features of the network mentioned above.  Such debates may therefore be difficult or impossible to resolve by consensus, which may ultimately result in the abandonment of the network’s blockchain or a split in its user base between mutually incompatible networks which could limit the network’s broad adoption and fragment its value.  In addition, as the Blockstack network expands, more core nodes, and ultimately a majority of the core nodes may become controlled by third parties; this will give third parties greater ability to reject any changes suggested by Blockstack or any other party.  Moreover, we have never successfully implemented an upgrade to the network at a time when we did not have control over a majority of the core nodes on the network.  There is therefore no guarantee that effective solutions to the challenges facing any blockchain, including the Stacks blockchain, Bitcoin or any other cryptocurrency on which Stacks Tokens may rely, will be found and adopted, and the failure to do so could adversely affect the future value and utility of cryptocurrency technology in general or your Stacks Tokens in particular.

Forks may be implemented on the network in the future by Blockstack or by third parties controlling a majority of network nodes or tokens, in a manner that may affect the value of your tokens, and may ultimately result in the Stacks Tokens becoming a new token which we have not issued and may not support.

Third party groups or individuals involved in the network may at any time propose forks, or upgrades to the Blockstack Core on the smart contract that governs the Stacks Tokens in a way that changes the rules associated with the Stacks Tokens.  This would be in addition to the hard forks directed by Blockstack which are expected to continue to occur on (at least) an annual basis for the foreseeable future.  Forks may also arise inadvertently if the network is unable to reach consensus on the appropriate blockchain, although the Blockstack network software is designed to resolve these forks by selecting the “longest” version of the blockchain on which the most mining has been performed.  Any change, regardless of its source, will change the entire network if it is accepted by the core nodes of the network.  There is a possibility that these changes made to the software governing the Blockstack network could result in changes to the Stacks Tokens that could, among other things, alter the economics or properties of the Stacks Tokens, to the point where the token would effectively be replaced by a different token.  Alternatively, if the proposed change is a hard fork that is accepted only by a substantial plurality of core nodes, two or more competing implementations of the Blockstack network and blockchain could result, effectively reducing the size of the Blockstack network implementing the current version of the Stacks Tokens and resulting in the existence of multiple versions of the Stacks Token.  In addition, we may, as a result of any change proposed by a third party and not endorsed by Blockstack, in particular with respect to any change resulting in features and enabled features not in compliance with law, disclaim our status as issuer of any altered Stacks Tokens and discontinue any plans to upgrade the tokens with additional features and may cease to file periodic reports with respect to the tokens and may additionally choose not to support the use of this token on the Blockstack network.  If any of the foregoing circumstances occur, the value of the Stacks Tokens purchased in this offering could be negatively affected.

The further development and acceptance of blockchain networks, which are part of a new and rapidly changing industry, are subject to a variety of factors that are difficult to evaluate.  The slowing or stopping of the development or acceptance of blockchain networks and blockchain assets would have an adverse material effect on the successful development and adoption of the tokens.

The growth of the blockchain industry in general, as well as the blockchain networks on which the Stacks Tokens will rely, is subject to a high degree of uncertainty.  The factors affecting the further development of the cryptocurrency and cryptosecurity industry, as well as blockchain networks, include, without limitation:

•                  worldwide growth in the adoption and use of digital assets and other blockchain technologies;

•                  government and quasi-government regulation of digital assets and their use, or restrictions on or regulation of access to and operation of blockchain networks or similar systems;

•                  the maintenance and development of the open-source software protocol of blockchain networks;

•                  changes in consumer demographics and public tastes and preferences;

•                  the availability and popularity of other forms or methods of buying and selling goods and services, or trading assets including new means of using government-backed currencies or existing networks;

•                  the extent to which current purchaser interest in cryptocurrencies represents a speculative “bubble;”

•                  general economic conditions in the United States and the world;

•                  the regulatory environment relating to cryptocurrencies and blockchains; and

•                  a decline in the popularity or acceptance of cryptocurrencies or other blockchain-based tokens.

The digital assets industries as a whole have been characterized by rapid changes and innovations and are constantly evolving.  Although they have experienced significant growth in recent years, the slowing or stopping of the development, general acceptance and adoption and usage of blockchain networks and blockchain assets may deter or delay the acceptance and adoption of the Stacks Tokens and, as a result, adversely affect the value of the Stacks Tokens.

The prices of digital assets are extremely volatile.  Fluctuations in the price of digital assets could adversely affect our business, and the tokens may also be subject to significant price volatility.

The prices of cryptocurrencies, such as Bitcoin and Ether, each of which has significantly decreased in value over the last twelve months, and other digital assets have historically been subject to dramatic fluctuations and are highly volatile, and the market price of the Stacks Tokens may also be highly volatile.  Several factors may influence the market price of the Stacks Tokens, including, but not limited to:

•                  the ability of the Stacks Tokens to trade in a secondary market, if at all;

•                  the availability of a token exchange or other trading platform for digital assets and the vulnerability of such exchanges and other platforms to hacks such as the recent thefts of cryptocurrency from Coincheck and Binance;

•                  global digital assets on the network and the Stacks Token supply;

•                  global digital assets on the network and demand for the Stacks Tokens, which can be influenced by the growth of applications on the network, new types of digital assets, growth of businesses making use of the network and Stacks Tokens;

•                  general acceptance of digital assets by retail merchants and commercial businesses, for example, as payment for goods and services, general adoption of online digital asset exchanges and digital wallets that hold digital assets, the perception that the use and holding of digital assets as safe and secure, and the regulatory restrictions on their use;

•                  purchasers’ expectations with respect to the rate of inflation;

•                  changes in the software, software requirements or hardware requirements underlying the tokens;

•                  changes in the rights, obligations, incentives, or rewards for the various holders of the Stacks Tokens;

•                  interest rates;

•                  currency exchange rates, including the rates at which digital assets may be exchanged for fiat currencies;

•                  government-backed currency withdrawal and deposit policies of digital asset exchanges;

•                  interruptions in service from or failures of major digital asset and security token exchange on which digital assets and security tokens are traded;

•                  investment and trading activities of large purchasers, including private and registered funds, that may directly or indirectly invest in securities tokens or other digital assets;

•                  coordinated algorithmic behavior, including trading, by a large pool of token holders;

•                  monetary policies of governments, trade restrictions, currency devaluations and revaluations;

•                  developments or disputes concerning Blockstack’s intellectual property rights or Blockstack’s technology, or third-party proprietary rights;

•                  regulatory measures, if any, that affect the use of digital assets and crypto tokens such as the Stacks Tokens;

•                  global or regional political, economic or financial events and situations; and

•                  expectations among participants that the value of digital assets will soon change.

A decrease in the price of a single digital asset, whether located on or off of the Blockstack network, may cause volatility in the entire digital asset and cryptoasset industry and may affect other digital assets including the Stacks Tokens.  For example, a security breach or any other incident or set of circumstances that affects purchaser or user confidence in Bitcoin, as the current underlying blockchain for the Blockstack blockchain, or another well-known cryptocurrency such as Ether, may affect the industry as a whole and may also cause the price of the Stacks Tokens and other digital assets to fluctuate.  Such volatility in the price of the tokens may result in significant loss over a short period of time.

The recent decline in total market capitalization of the cryptocurrency market may affect the willingness of market participants to exchange fiat and other currency for the Stacks Tokens.

On January 7, 2018, the total market capitalization of all cryptocurrencies surpassed $800 billion using market prices and total available supply of each cryptocurrency, as calculated by coinmarketcap.com. As of December 31, 2018, this total market capitalization decreased to $125 billion. This decline in total market capitalization may reflect reduced confidence in cryptoassets and may itself contribute to a further decline in such confidence and in cryptocurrency market participation. Due to the volatility of cryptocurrencies, investor confidence may decrease and may affect the industry as a whole and may also cause the price of the Stacks Tokens and other digital assets to fluctuate.

In addition, the value of the Stacks Tokens may be derived from the continued willingness of market participants to exchange fiat and other currency for the Stacks Tokens, which may result in the potential for permanent and total loss of value of the Stacks Tokens should the market for them disappear. As a result, investors should only make an investment in the Stacks Tokens if they are prepared to lose the entirety of their investment.

Blockstack may not be able to prevent changes to the underlying Bitcoin network that could harm the functionality of the Blockstack network

Due to the decentralized nature and governance structure of the Bitcoin network, no central authority or system administrator exists with the power to preclude all potentially adverse changes to the network’s current protocols. Consequently, Blockstack likewise is unable to guarantee that the Bitcoin protocols will continue to be compatible with the Stacks Tokens and/or Blockstack’s network and the functionality thereof as currently operated.  For example, the possibility exists that a malicious actor(s) could obtain, legitimately or illegitimately, sufficient stakes in the Bitcoin network such that it is able to alter the governing protocols to prevent the confirmation of new transactions, reverse previously completed transactions, or otherwise exercise control in a manner adverse to the continued operability of the Stacks Tokens and/or the network.  Such changes to the underlying protocols on which Blockstack’s technology relies could render the Stacks Tokens and/or the network inoperable—at least until the Stacks blockchain could be migrated to another underlying blockchain—and reduce or eliminate the value of the Stacks Tokens or the Blockstack network.  Moreover, whether or not any malicious actor actually takes such actions, concerns that the possibility even exists may cause current participants to lose confidence in the Bitcoin network and protocol and its continued viability.  This in turn could adversely affect Blockstack, its operations, and the value of any investment in this offering.

Risks Related to the Development of the Stacks Blockchain and the Blockstack Network

The Stacks blockchain has been and will be, as applicable, developed by key technology employees of Blockstack and its affiliates, and their operation and further development depend on the continued availability of those key employees.

The Stacks blockchain and any related protocol used that may be developed in the future, including technology and intellectual property involved in their creation and operation, has been or will be, as applicable, developed primarily by a small number of key technology employees of our company and its affiliates, who are employed on an at-will basis.  For example, we are aware of only two employees who possess the necessary technological skillset to develop the backend infrastructure for the Blockstack blockchain.  The loss of the services of any of those key employees could have a material adverse effect on the ability of Blockstack to develop, operate or maintain the Blockstack network or the Stacks blockchain because the skillset required to successfully develop blockchains is rare.  If Blockstack were to lose the services of any these key employees, it could be difficult or impossible to replace them, and the loss of any of them could have a material adverse effect on Blockstack’s operations and financial conditions.

If we do not achieve an additional milestone, we will not receive, or will be obligated to return, certain portions of the proceeds of our forward sales of Stacks Tokens to purchasers outside this offering. If we do not receive these funds, we may not be able to complete development of the Blockstack network.

We have allocated 440 million Stacks Tokens to be sold to third party purchasers, and of these, we have sold the rights to approximately 218,737,294 Stacks Tokens via the sale of equity interests in Blockstack Token Fund AI, L.P. (referred to in this offering circular as the “AI Fund”) and Blockstack Token Fund QP, L.P.  (referred to in this offering circular as the “QP Fund”) for an aggregate purchase price of $26.3 million, and we have also entered into agreements to distribute approximately 176,445,892 Stacks Tokens pursuant to simple agreements for future tokens, which we refer to as “SAFTs,” for an aggregate purchase price of $21.2 million.  If we did not reach two milestones, 80% of the proceeds of these sales were subject to being returned to purchasers.  The first of these milestones—introduction of token functionality to the Blockstack network—has been met by the successful launch of the Stacks blockchain, allowing Blockstack to retain the 80% of SAFT funds that were subject to return and 40% of the aggregate investments in the AI and QP Funds—half the amount subject to return.  Having met the first milestone, Blockstack is working toward achievement of the second milestone of having 1,000,000 verified users registered on the Blockstack network.  There is no guarantee that we will achieve the second milestone.  Furthermore, the determination of whether the second milestone has been met for purposes of distribution of the remaining amounts held by the AI Fund and the QP Fund is subject to the determination of an independent token advisory board, and is therefore partially outside of our control.

In the event Blockstack fails or is deemed to have failed to achieve the second milestone, Blockstack will be required to return a significant amount of capital that Blockstack currently intends to use in the development of the Blockstack network.  This could significantly delay or prevent the completion of the development of the Blockstack network, and limit Blockstack’s ability to retain and/or hire key talent including but not limited to the core developers of the Stacks blockchain.  As a result of the foregoing, the value of your Stacks Tokens could be adversely affected.

At current growth rates, the Blockstack network will not have reached one million users by the second milestone date, and we will not achieve the second milestone.

Achieving the second milestone under the documents for the AI Fund and QP Fund documents requires registering one million users on the Blockstack network, and Blockstack intends to meet this milestone.  The second milestone requires Blockstack to have 1,000,000 registered user accounts that have a verified human user.  The method of measurement is to be determined by LP Advisory Committee described in the section titled “Business— Development of the Business—Token Sales.”

As of the date of this offering circular, 2018, the network had approximately 105,000 registered user accounts. Of those 105,000 accounts, approximately 16,000 accounts had provided a “social proof” as evidence of having a human user, such as a Github link or Twitter message link. Of those 16,000 accounts, approximately 9,500 accounts had social proofs that could be verified with a link that was still working as of the date of this offering circular.  These numbers are estimates, and the method of measuring the number of verified registered users for purposes of the second milestone is still under consideration by the LP Advisory Committee.

At current growth rates Blockstack may not achieve the second milestone, and in the event Blockstack fails or is deemed to have failed to achieve the second milestone, Blockstack will be required to return a significant amount of capital that Blockstack currently intends to use in the development of the Blockstack network.  This could significantly delay or prevent the completion of the development of the Blockstack network and may have a material adverse effect on the value of your Stacks Tokens.

The proposed Blockstack network and Stacks Tokens are new and untested concepts and may not achieve market acceptance.

The concept of creating a blockchain-based new network for decentralized applications with a native currency is new and untested.  There can be no assurance that the proposed Blockstack network will achieve market acceptance.  Investors acquiring Stacks Tokens will bear the risks of investing in a novel, untested type of asset that will trade, if at all, exclusively on a novel type of trading platform and be subject to a number of unusual restrictions.  Any failure of the Blockstack network or the Stacks Tokens to perform as expected will have a material adverse effect on the value of your investment.

The Blockstack network relies on software that is highly technical, and if it contains undetected errors, the Blockstack network could be adversely affected.

The Blockstack network and Blockstack’s internal systems rely on software that is highly technical and complex.  In addition, the Blockstack network and internal systems depend on the ability of this software to store, retrieve, process and manage immense amounts of data.  The software on which we and our affiliates rely, including the software governing the interactions of various core nodes on the Blockstack network, Gaia, and the Blockstack Browser, has contained undetected errors or bugs and may contain such errors or bugs in the future.  Some errors may only be discovered after the code has been released for external or internal use.  Errors or other bugs or defects within the software on which Blockstack relies may result in a negative experience for application developers and users, delay introductions of new features or enhancements, or compromise our ability to protect user data or our intellectual property.  Any errors, bugs or defects discovered in the software on which Blockstack relies could therefore result in harm to our reputation, loss of developers or users, loss of revenue, or liability for damages, any of which could adversely affect the Blockstack network and the value of your Stacks Tokens.

The operation of the Stacks Tokens and the Blockstack network depends on third parties that we do not control.

The Blockstack network consists of several parts: a blockchain, a network of core nodes that we sometimes refer to as the “Atlas subsystem,” and the Gaia Storage system, each of which is dependent upon the actions of third parties we do not control.  The construction of the Bitcoin blockchain, on which Blockstack network currently relies, and the Stacks blockchain that Blockstack is in the process of introducing, each depends upon the action of third party miners, operating computers who construct the blockchain in exchange for token rewards.  See the section of this offering circular titled “The Blockstack Network—Development of the Blockstack Network” for further discussing of mining.  There is no guarantee, however, that a sufficient number of miners will continue to mine the Stacks blockchain, the Bitcoin blockchain or any other underlying blockchain they may migrate to; miners are not contractually or legally obligated to continue mining operations and may cease mining if they determine that mining operations are no longer profitable, if they are prevented from doing so by government or regulatory agencies, or for any other reason.  If miners cease to continue constructing the Stacks blockchain, the Blockstack network may unable to function and the value of your tokens may decline or decrease to zero.

In addition, the storage devices in the Gaia Storage system are outside of our control; a majority of the core nodes on the network are currently operated by Blockstack, but some are not and a majority may be outside our or our affiliates’ control in the future.  This means that a variety of hardware and software systems may interface with the Blockstack network, and the Blockstack network may become partially or completely unavailable or interrupted based on a failure of these devices themselves or an inability to integrate these third-party systems and devices in the Blockstack network.  There is a risk that the services may face increasing interruptions and the network may face additional security vulnerabilities as the number of core nodes on the network and the Gaia system of decentralized data storage grow; and this can adversely affect the growth of the network and therefore the future value and utility of any Stacks Tokens that you hold.

Users of the Blockstack network will store their data on systems and devices that are controlled by third parties, including cloud storage companies.  A breach or compromise of the systems of these third parties could adversely affect the adoption and perception of the Blockstack network and expose us to liability.

Blockstack supports and implements the development of open-source software and protocols for decentralized data exchange of user data and digital assets between users and developers; however, we generally do not store data directly on the Stacks blockchain, but instead rely on the cloud-storage providers in the Gaia system.  Although encryption is used to help prevent third parties from accessing any stored data, including such cloud-storage providers themselves, some of the computers in the Gaia system and some of the computers running core nodes on the network are not controlled by us or our affiliates.  As a result, the security of the data exchanged through the services may depend upon the security and integrity of the applicable third-party data storage provider’s systems.  We cannot guarantee that this data, which may include large amounts of sensitive and/or proprietary information, will not be compromised in the event of a successful cyberattack against the third-party or other similar malicious activity, regardless of use of encryption in Blockstack’s software.  Similarly, the services may be interrupted and files may become temporarily unavailable in the event of this type of attack or malicious activity.  If any data exposure or other compromise occurs or is perceived to have occurred, the reputation of the Blockstack network and Blockstack may be harmed, and Blockstack and other network participants may be subject to legal liability, each of which could adversely affect the growth of the Blockstack network and the value of your Stacks Tokens.

If Blockstack fails to manage the growth of the Blockstack network effectively, the value of the Stacks Tokens could be harmed.

We anticipate that number of users of the Blockstack network will increase substantially following this offering.  Achieving the second milestone under the documents for the AI Fund and QP Fund documents requires registering one million users on the Blockstack network, and we will attempt to meet this milestone.  This may pose challenges; for example, Blockstack may have difficulty scaling certain aspects of the network, including the free storage provided on the Gaia network to accommodate a significant increase in users.  Blockstack currently offers free storage on the Gaia network to users on the Blockstack network, which it is able to offer through its holding of cloud-based data storage held by Blockstack purchased on the commercial market from providers such as Microsoft Azure and Google Cloud. We intend to have users provide their own Gaia storage, but to date users have not elected to do so in significant numbers and this may not change.

When purchasing this storage, Blockstack makes as much use as possible of promotional offers and discount rates, but cannot guarantee that any such offers or rates are, or will continue to be, available to it.   However, in the event that the active user base of the network exceeds approximately 100,000 active users, Blockstack may find it difficult to continue to provide this free storage to new users.   If Blockstack is unable to provide such storage to free users, it may result in reduced adoption of the Blockstack network by new users, which could have a negative impact on the value of your Stacks Tokens.

Further, in order to support the rapid development of the Blockstack network, we have experienced, and may continue to experience, rapid growth and organizational change, such as additional controls and procedures and new functional capabilities within Blockstack.  Our organizational structure is becoming more complex as we build the proper level of operational, financial and management controls and develop our reporting systems and procedures. We will require significant expenditures and the allocation of valuable management resources to grow and change in these areas.

If we fail to manage our anticipated growth of the Blockstack network in a manner that preserves rapid innovation, attention to user and developer satisfaction and overall culture, the quality of the Blockstack network may suffer, which could negatively affect the network’s ability to retain and attract creators and adversely impact the value of your Stacks Tokens.

We currently rely on the continued viability of the Bitcoin network’s blockchain, which is the blockchain where all Blockstack network transactions are currently recorded.  In the event that we determine that Bitcoin is no longer a suitable underlying blockchain, we may need to identify and migrate the Blockstack network to another blockchain, which could present significant risks and challenges.

Because the Blockstack network currently writes its blockchain records on an underlying blockchain (that used by Bitcoin), it is partially dependent on that blockchain’s effectiveness and success.  We anticipate that this reliance on Bitcoin will be significantly reduced upon the release of the Stacks blockchain, but miners of the Stacks blockchain will still interact with the Bitcoin blockchain to participate in the leader election mining mechanism, as discussed below in “The Blockchain Network — Development of the Blockstack Network.” There is no guarantee that Bitcoin will continue to exist or be successful, in which case Blockstack would need to modify the Blockstack network to adapt to a new way of providing its services.  This could lead to disruptions of the network and could negatively affect the Stacks Tokens, their functionality, and their value.

For example, to the extent that miners cease to participate in the Bitcoin network—which could occur due to a malicious attack, the failure of mining activities to be profitable or law enforcement action against miners—the function of the Stacks blockchain would be similarly compromised while the Blockstack network remains dependent on the Bitcoin blockchain.  In addition, given the network’s reliance upon Bitcoin’s mining function, Bitcoin miners could theoretically conspire to censor Stacks miners other than themselves, thereby monopolizing the network’s mining process so that miners of Stacks Tokens would be entirely comprised of Bitcoin miners and no one else.  Other potential challenges with respect to Bitcoin and other blockchain and cryptocurrency technologies in general are discussed in greater detail above under “Risks related to Blockchain Technology.”

Although the Blockstack network is designed so that it could operate on alternative blockchain systems if necessary, and these issues could be addressed by migration to another blockchain, another suitable blockchain would first need to be identified, and there is no guarantee that a suitable blockchain will exist that can process the volume of transactions needed by the Blockstack network.

This may be particularly true if the Blockstack network has significantly grown in size at the time of migration.  Further, it is possible that any movement to another blockchain system could disrupt activities related to the network and the tokens.  There is no guarantee that a migration would preserve the state of the blockchain prior to the migration without error, and a failure to do so could result in the loss of your Stacks Tokens; furthermore, another network, with less nodes and miners than Bitcoin, may also be more vulnerable to certain types of attacks, including 51% attacks, that could permit attackers to rewrite the blockchain and thereby destroy or reallocate assets and token distributions accumulated prior to the migration, which could adversely affect the value of your Stacks Tokens.

The success and future growth of the Blockstack network depend significantly on our successful development of a “two-sided market” of applications and users, and if we are unable to attract either application developers or users to our marketplace, the Blockstack network may fail to grow and the value of your investment in Stacks Tokens will be harmed.

We and our affiliates intend to continue to dedicate significant resources to developing an ecosystem of application developers and users, particularly as we continue to grow the Blockstack network.  Such growth requires a “two-sided market,” whereby application developers are incentivized to create applications for ecosystems with a large and active user base, but attracting that large user base may require a wide array of applications to first be available on the network.  Blockstack’s strategy for creating this market is to seed the growth of the Blockstack network’s application economy through methods such as the App Mining program and potential user-incentive programs.  The App Mining program rewards application developers for creating well-reviewed applications that will draw users to the Blockstack network, first in Bitcoin and then, following the qualification of the offering statement in which this offering circular is included, with Stacks Tokens.  As discussed in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain,” following the introduction of mining to the network, the rewards in the App Mining program will be drawn directly from the new tokens created through the mining of the Stacks blockchain.  Potential user-incentive programs, on the other hand, may make direct distributions of tokens to users who are early adopters of the network and, among other things, help in testing new applications.

Blockstack also plans to utilize traditional marketing efforts to help grow the decentralized applications economy.  These more traditional marketing channels may include social media and the press, online partnerships, search engine optimization, search engine marketing, offline partnerships, mail-to-web and radio and television advertising.

The success of the Blockstack network depends upon our ability to attract application developers, which will in turn depend in large part on the success of these efforts.  If any of our current efforts at attracting application developers are not effective or become less effective, if we are unable to continue to use any of these methods or marketing channels, or if the cost of using these methods were to significantly increase, we may not be able to attract new application developers and users in a cost-effective manner or convert application developers into active application developers on the Blockstack network.  As a result, the growth of our network could be adversely affected, which may impair the value of your investment in the Stacks Tokens.

Even after significant capital investments in the blockchain industry, the total number of active users remains relatively small when compared to the number of internet users as a whole. The blockchain industry in general needs to gain wide-spread adoption, with hundreds of millions of users, for it to be successful. Blockstack faces similar challenges as the general blockchain industry for gaining broad user adoption.

The success and future growth of the Blockstack network may also depend on the success and popularity of our smart contracting language, which is uncertain.

The new Stacks blockchain will also introduce a new smart contracting language at the same time its mining mechanisms are introduced. While this language will be based on an existing language (LISP), it is still possible that the design and implementation of this language contains bugs that could result in defects in the operation and effectiveness of smart contracts encoded in this language. Even if no such bugs exist, it is possible that developers may not want to use the new language, either because they do not want to devote the necessary time to learn the language, because they find it challenging to program in or because they object to the language’s design features, including the fact that it is not Turing complete. If bugs and defects are uncovered following the introduction of this smart contracting language, there is a risk of harm to Blockstack’s reputation, loss of developers or users, loss of revenue, or liability for damages. Failure of developers to adopt the new smart contracting language could result in a decrease in the number of applications, and digital assests offered on the Blockstack network and in the range of their functionality, which could decrease developer and user adoption of the Blockstack network. Any of the foregoing circumstances could negatively affect the Stacks blockchain, the Blockstack network and the value of your Stacks Tokens. For more information on our smart contracting language, please see the section of this offering circular captioned “The Blockstack Network—The Stacks Token and the Stacks Blockchain—Future Development of the Blockstack Network—Smart contracting language.”

The nodes that run the Blockstack network and the Stacks blockchain, including the nodes operated by Blockstack PBC, may be vulnerable to ransomware and malware attacks, which may compromise the network or result in security breaches and the loss or theft of tokens.

Ransomware and malware attacks can occur if malicious code is downloaded onto computer nodes participating on the Blockstack network.  These computer nodes run our open-source software and an attacker can trick users to download malware or malicious code in addition to our software.  This risk extends to Blockstack and the nodes it operates as well as nodes operated by third-parties.  Blockstack has taken efforts to protect against the hacking of its nodes, but absolute protection against network hacks is not possible.  If the network’s nodes are hacked, there will be a material adverse impact to the network and on the value of your Stacks Tokens.

Moreover, because the Blockstack network is based on open-source software, there is a risk that a third party, our company, or an affiliate may intentionally or unintentionally introduce weaknesses into the core infrastructure of the Blockstack network, which could negatively affect the Stacks Tokens and the network.  Recently, other networks that sponsor and engage in transactions in cryptoassets have been the subject of hacking attacks that have resulted in a loss of cryptoassets.  Among other things, you could lose your Stacks Tokens due to these types of threats.  If we hold assets in Bitcoin or other cryptocurrencies, we could experience of a loss of cryptoassets by hacking attacks, which may negatively impact the development network and the value of your Stacks Tokens.

The Blockstack network currently relies on a limited number of application developers, making it vulnerable to changes in the business and financial condition of the network, or demand for the services provided by the network by these developers.

Only 106 applications are currently available to users of the Blockstack network, developed by at least 95 different developers.  As a result, the Blockstack network is vulnerable to changes in the business and financial condition of, or demand for its services by, these developers.  No developers have contractual obligations to our company with respect to their development activities, and any developer may decide at any time to cease development of their application on the Blockstack network, due to bankruptcy, commercial considerations, or for any other reason.  If a number of such developers are unable or unwilling to use the network for development of their applications for any reason, the growth of the network could be impeded, leading to a lack of adoption of the Stacks blockchain.  This could adversely affect the value of your Stacks Tokens.

Many of the decentralized applications on the Blockstack network perform functions that are similar to centralized applications.  These decentralized applications may have difficulties in attracting users due to network and first-mover effects and user education necessary for the use of decentralized applications, which may have an adverse effect on the value of your Stacks Tokens.

Many of the decentralized applications on the Blockstack network perform similar functions to centralized applications available on the traditional internet, such as document storage and editing, photo-sharing, video streaming, social networking, etc.  These centralized applications have often been available for several years if not longer and have significant market adoption.  Because of the advantages  these existing centralized applications of being a “first-mover” with a particular type of application, by, in other words, having the first product to market and accrue from gaining a disproportionate market share due to initial lack of competition, alternative decentralized applications may struggle to develop a user base even if they offer a superior experience, including the advantages of our decentralized application ecosystem as described in the section of this offering circular captioned “The Blockstack Network.”  This may be particularly true if the first-mover advantage is reinforced by a network effect, when the large user base of an established application may have a positive effect on the value of an application and the small user base of a new application may have a negative effect on value.  Further, decentralized applications may require user education due to, for example, different purchase and sign-up procedures than centralized applications; for example, the private key for a universal username on the Blockstack network is not stored by Blockstack, which could lead to users losing access to the network, further leading to a loss of existing users and discouraging new users from joining.  If these decentralized applications fail to find a user base, demand for access to the Blockstack network may decrease, which may have an adverse effect on the value of your Stacks Tokens.

Application developers may not be able to establish a lucrative business model through the implementation of decentralized applications on the Blockstack network.

Application developers may face increased difficulty developing a lucrative business model within the decentralized application ecosystem.  Traditional business models for internet applications reliant on targeted advertising are less viable on decentralized networks based on open source software, where users retain control over their data.  Because these avenues may not be available on the Blockstack network, we cannot guarantee that application developers will receive lucrative financial returns from the applications they develop on the network.  This is especially the case for applications with subscriptions models, since they may frequently be competing against applications that use targeted advertising and are able to offer their services for free. In addition, decentralized applications’ emphasis on privacy and user control of data may make it difficult to track user behavior, count unique users and compile data on users.  This may make it difficult to retain users, monetize those users and raise funds from investors who base their investment decisions on this data. If these decentralized applications fail to succeed, demand for access to the Blockstack network may decrease, which may have an adverse effect on the value of your Stacks Tokens.

Misconduct and errors by our employees and third-party service providers, or by users and developers on the Blockstack network, could harm the Blockstack network and reputation.

We and our affiliates are exposed to many types of operational risk, including the risk of misconduct and errors by our employees, former employees, and other third-party service providers, or by developers or users on the Blockstack network.  Participants on the Blockstack network such as application developers, who we do not control, could be in a position to handle large amounts of sensitive and potentially proprietary data, the exposure of which could result in significant liability.  It is not always possible to identify and deter misconduct or errors by employees or third-party service providers, and we cannot control application developers or users on the Blockstack network; the precautions we take to detect and prevent this activity, such as encryption of user data, may not be effective in controlling unknown or unmanaged risks or losses.  It is possible, for example, that a developer would create an application that would allow the developer to see unencrypted data.  Any of these occurrences could result in diminished ability on the part of Blockstack to operate its business and develop the Blockstack network, as well as potential liability to Blockstack, inability to attract future application developers and users, reputational damage to the Blockstack network, and regulatory intervention and financial harm, all of which could negatively impact the Blockstack network, the growth of the Blockstack network and the value of your Stacks Tokens.

The systems and devices of the Blockstack network may be the target of malicious cyberattacks, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose Blockstack to liability and reputational harm and could seriously curtail the utilization of the Stacks Tokens and cause a decline in the market price of the Stacks Tokens.

The Blockstack network may be the target of malicious attacks seeking to identify and exploit weaknesses in the software, the Stacks Tokens or the Stacks blockchain, which may result in the loss or theft of tokens.  These attacks may include Man-in-the-middle, phone hijacking, smurfing, spoofing and other denial of service attacks where communications between computers on the Blockstack network are intercepted or interrupted, or social engineering attacks, including phishing emails, where attackers use impersonation to gain access to funds or private information (such as private keys).

Such attacks may adversely affect the Blockstack network in the specific ways described above, and by creating reduced trust in the integrity of the Blockstack network, creating bad publicity, and ultimately reducing demand for the decentralized applications on the Blockstack network and may affect the value of your Stacks Tokens.

As a holder of tokens, you will be responsible for securing and maintaining your private keys and otherwise following cybersecurity best practices.  Failure to do so may result in the loss of all your tokens.

Stacks Token balances are associated in your wallet with your token public key, which is in turn associated with your token private key.  You are responsible for knowing your private key and keeping it a secret.  Because a private key, or a combination of private keys, is necessary to control and use Stacks Tokens stored in your digital wallet or vault, the loss of one or more of your private keys associated with your digital wallet or vault storing the tokens will result in the loss of your Stacks Tokens.  Blockstack will never ask you for your private key, and you should never share any of your private keys with anyone.

You are responsible for educating yourself on best practices for securely keeping private keys, protecting your personally identifiable information and on cybersecurity best practices.  While we take steps to prevent or mitigate the impact of cyber-attacks in our open-source software, there can be no guarantee that we will be successful in preventing all cyber-attacks on our software.  Holders of cryptoassets can be targeted by hackers in many ways, most of which are out of our control.  Holders’ private keys also can be stolen.  Any third party that gains access to one or more of your private keys, including by gaining access to login credentials of a hosted wallet service you use, may be able to misappropriate your Stacks Tokens.  We will publish guidelines on best practices for keeping private keys secure, but Blockstack has no control over this type of attack and cannot directly stop hackers from stealing private keys of users.  Blockstack will further accept no liability and will not reimburse you for any theft of private keys or any malfunction of wallet software.  As a result, any loss of your Stacks Tokens due to such theft or malfunction or unauthorized use of any of your private keys may be final and result in the complete loss of your investment.

Blockstack or, in the future, a user of the Blockstack network could create another cryptoasset similar to the Stacks Tokens which would negatively affect the value of the tokens.

Blockstack has the right to create additional tokens or similar cryptoassets that use another blockchain.  In the future, Blockstack may enable users of the Blockstack network to create similar cryptoassets as well.  These other assets may share certain characteristics with the Stacks Tokens, and they may compete directly or indirectly with the Stacks Tokens.  As a result, these other assets could negatively affect the value of the Stacks Tokens.  They could also potentially replace some or all of then-current usage of the Stacks Tokens, which would affect the value of Stacks Tokens.

Alternative networks may be established that compete with or are more widely used than the Blockstack network.

It is possible that alternative networks could be established that utilize the same or similar protocols as those that will underlie the Stacks Tokens and the Blockstack network or that facilitate services that are materially similar to the Blockstack network’s services.  The Stacks Tokens may compete with these alternative networks, which could negatively impact the Stacks blockchain and the Stacks Tokens.

For example, many of the decentralized applications available on the Universal Dapp Store that Blockstack currently sponsors at app.co are created using these alternate protocols.  As discussed below in “Business—Development of the Business—The Universal Dapp Store,” we have sponsored the Universal Dapp Store with the intention of growing interest in decentralized networks generally, and the Blockstack network in particular, but the Universal Dapp Store could result in our competitors gaining increased popularity in relation to us due to the decentralized applications included in the store.

As Blockstack continues to develop its network and Stacks blockchain, we expect to face significant competition from emerging technology companies and established market participants, including but not limited to Ether, EOS, and Lisk, which also market themselves as platforms for decentralized applications; MaidSafe, which markets itself as a new internet for decentralized applications; and Dfinity and Stellar, which, among other things, are also attempting to develop a more scalable blockchain technology.

Blockstack may not successfully develop and market the Stacks blockchain, or the protocol may not be widely adopted and may have limited users.

Blockstack may be unable to complete the development of the Stacks blockchain.  Further, it is possible that the Stacks blockchain, if developed, will not be used by a large number of application developers or holders of digital assets or that there will be limited public interest in the creation and development of the Stacks blockchain.  In addition, legal and regulatory developments could render the Stacks blockchain obsolete or impermissible.  Such a lack of use or interest could negatively impact the development of the Stacks blockchain, the value of the Stacks Tokens on any exchange on which they are traded, and the value of the Stacks Tokens.

Existing users of the Blockstack network may disagree with the decisions Blockstack has made in implementing the Stacks blockchain and this could impede growth in our user base.

Users of the Blockstack network have already registered 105,000 accounts on the network.  These accounts were largely registered prior to the introduction of the Stacks Tokens or the Stacks blockchain.  Users of the current implementation may disagree with the decisions Blockstack has made in designing the new blockchain; for example, they may disagree with the choice to replace Bitcoin as the placeholder currency of the network with a new token, to require that certain registration payments be made in Stacks Tokens, or to rely on native mining mechanisms instead of relying on the mechanisms employed by Bitcoin.  If these users cease using the Blockstack network as a result, or create negative word-of-mouth or bad publicity for the Blockstack network by taking their complaints to public forums, this could impede the growth of the Blockstack network’s user base, the interest in application developers for designing on the Blockstack network, the overall use of the Blockstack network and, as a result, the value of your Stacks Tokens.

The technology underlying the Stacks blockchain may not function properly.

The Stacks blockchain remains in development and key elements of the technology are new to our system.  These elements may not function properly when introduced to live users on the network or may not function at all.  Vulnerable elements include the mining activities that we currently plan to introduce to the network as part of the Stacks blockchain in 2019 or 2020, our new smart contracting language and the support of “light” nodes on the Blockstack network, as discussed in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain.” We anticipate that these features will be important to the growth of the Blockstack network—for example, the network’s mining activities are important to achieving cryptographic consensus on the Stacks blockchain, incentivizing the development of a robust app economy, and the creation of a large group of users and stakeholders.  Support of light nodes is likely necessary to enable the Blockstack network to run on mobile devices in a truly decentralized manner—in other words, without relying on nodes run by more powerful servers.  As a result, failure of this technology to work as intended may adversely affect the operation and growth of the Blockstack network.

There can be no guarantee that the technology required for the operation of the Stacks blockchain will function as anticipated or function at all.  This technology may malfunction because of internal problems or as a result of cyberattacks or external security breaches or we might not be able to successfully develop the technology.  Further, there may be no alternatives available if this technology does not work as anticipated.  Any technological problems may have a material adverse impact on the growth of the Blockstack network and the value of your investment in the Stacks Tokens.  The Stacks Tokens will ultimately be unable to function without the Stacks blockchain and technology problems with the Stacks blockchain can severely impact the price of the Stacks Tokens, rendering them useless and potentially without value.

Incentive structures, such as our mining mechanisms, are difficult to design and may not function as intended.

The Stacks blockchain features several mining mechanisms, each of which distribute Stacks Tokens with the goal of incentivizing actions essential to the Blockstack network.  See “The Blockstack Network—Development of the Blockstack Network” for a discussion of these mining mechanisms.  Designing incentive structures is difficult, however, and we cannot guarantee that these mechanisms as designed will effectively incentivize the behaviors that they are intended to promote.  These mechanisms are also susceptible to attacks, including, but not limited to, double-spend attacks, 51% attacks, and selfish-mining attacks; as a result, we cannot guarantee that our mining mechanisms cannot be gamed or otherwise subverted by malicious users in a way that could harm the network or the value of the tokens.  Once mining is launched on the Blockstack network, redesigning the mining mechanisms to correct any flaws revealed by their operation may be difficult or impossible to achieve, as its successful implementation will require a hard fork that will necessitate the consent of the users and miners on the network.

Further, flaws in our incentive structure may allow for developers to game the system.  (as further described in “—The Stacks blockchain, the Bitcoin blockchain, any other blockchain on which the Stacks Tokens may rely and the Stacks Tokens themselves may be the target of malicious cyberattacks or may contain exploitable flaws in their underlying code, which may result in security breaches and the loss or theft of tokens.  If these attacks occur or security is compromised, this could expose us to liability and reputational harm and could seriously curtail the utilization of the Stacks Tokens and cause a decline in the market price of the Stacks Tokens”  above).  Our research into potential solutions to these attacks may not yield any results.  Additionally, a solution that we think may protect against these attacks may fail to work in practice after deployment.  If our mining mechanisms do not incentivize the construction of the Stacks blockchain, or are successfully gamed by developers or other attackers, the network will not grow as anticipated and may cease to function.  As a result, the value of your tokens will be adversely affected.

The Stacks blockchain and the Stacks Tokens may face the risk that one or more of its competitors, or other third parties, may obtain patents or other protections covering technology critical to the operation of the Stacks blockchain and tokens.

We believe that a number of organizations are or may be working to develop decentralized application systems using blockchain technologies or other technologies that may be competitive with our own technology.  Some or all of these organizations, including organizations that may have technology similar to Blockstack, may have substantially greater technological expertise, experience with blockchain technologies and/or financial resources than our company has, and many of them may be attempting to patent technologies that may be competitive with or similar to the technology we have developed, or attempting to reverse engineer our technology, which may be possible as a substantial portion of the software underlying the Blockstack network is based upon open source software that is generally available to the public and described in our publicly available peer-reviewed research publications and whitepapers.  For example, various components or applications of blockchain technologies or combinations thereof, such as the decentralized network, virtual currency or token, database structure, and cryptographic techniques, may individually or in combination be the subject of a U.S. or foreign patent application.

We may not have public access to detailed information about some of the technologies these organizations may be attempting to patent.  The Blockstack network may ultimately compete with these alternative networks, which could negatively impact the Stacks Tokens and the Blockstack network, and may prevent the development of the Stacks Tokens and the network entirely.  For example, if one or more other persons, companies or organizations obtains a valid patent covering technology critical to the Stacks blockchain or the Stacks Tokens, Blockstack and any other entities that required rights to the relevant technology in order to enable the Stacks blockchain and the Stacks Tokens to operate as intended may be unwilling or unable to license the technology on commercially reasonable terms. As a result, it could become impossible for the Stacks blockchain and Stacks Tokens to operate, which could have a material adverse effect on the value of your Stacks Tokens.

Blockstack may be sued by third parties for alleged infringement of their proprietary rights, which could harm our business.

The success of Blockstack depends on not infringing on the intellectual property rights of others.  Our competitors, as well as a number of other entities and individuals, may own or claim to own intellectual property relating to our industry.  From time to time, third parties may claim that we are infringing on their intellectual property rights, and we may be found to be infringing on these rights.  Although these suits must be taken seriously, and Blockstack intends to defend itself vigorously if need arises, suits involving non-practicing entities often involve non-material monetary settlements.  In the future, others may claim that our applications and underlying technology infringe or violate their intellectual property rights.  Blockstack may be unaware of the intellectual property rights that others may claim cover some or all of its technology or services.  Any claims or litigation could cause Blockstack to incur significant expenses and, if successfully asserted against Blockstack, could require that Blockstack pay substantial damages or ongoing royalty payments or require that we comply with other unfavorable terms.  Blockstack may also be obligated to indemnify parties or pay substantial settlement costs, including royalty payments, in connection with any claim of this type or litigation and to obtain licenses, modify applications or refund fees, which could be costly.  Even if Blockstack were to prevail in this type of dispute, any litigation regarding Blockstack’s intellectual property could be costly and time-consuming and divert the attention of Blockstack’s management and key personnel from the development of the Blockstack network, which would adversely affect the value of your Stacks Tokens.

It may be difficult and costly to protect the intellectual property rights of Blockstack, and Blockstack may not be able to ensure their protection.

Blockstack primarily relies on copyright, trade secret and trademark laws, trade secret protection, and confidentiality or license agreements with its employees, users, and others to protect its intellectual property rights.  However, the steps it takes to protect its intellectual property rights may be inadequate.  Blockstack currently does not have any issued patents.  Even if a patent is issued, the body of patent law relating to patent protection of software-based products and methods has fluctuated significantly in the recent years, and there are no guarantees that the issued patent will be enforceable or valid for the remaining term of the patent.

In order to protect its intellectual property rights, Blockstack may be required to spend significant resources to monitor and protect these rights.  Litigation brought to protect and enforce its intellectual property rights could be costly and time-consuming, and can result in the impairment or loss of portions of its intellectual property.  Furthermore, its efforts to enforce the intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of its intellectual property rights.  Blockstack’s failure to secure, protect, and enforce its intellectual property rights could seriously harm its brand and adversely affect its business.

The open source portions of the software and underlying technology of the Blockstack network and Stacks blockchain and Stacks Tokens could be used by third-parties to develop competing blockchains and tokens.

Given that a substantial portion of the software underlying the Blockstack network and the Stacks blockchain is released under the terms of open source software licenses and is generally available to the public via our GitHub webpage, a person or company could establish software, technology and networks, built using our publicly-available software.  It is possible that those products would be substantially similar to and competitive with our software, technology and network.  If this were to occur, it is possible that the value of the Blockstack network and Stacks Tokens could decline.

The historical performance of the Blockstack network is not an indication of its future performance.

It is impossible to predict whether the Blockstack network will maintain its current user base or continue to grow, nor is it possible to predict whether any security incidents will occur, or be perceived to occur, on the network.  The growth and stability of the Blockstack network is affected by a large number of complex and interrelated factors.  Past growth and performance of the network are not indicative of the growth and performance of the network in the future.

Negative publicity could adversely affect the adoption of the Blockstack network and the value of the Stacks Tokens.

Negative publicity about the Blockstack network or about the cryptocurrency industry in general, including the quality, security and reliability of the Blockstack network, the Stacks Tokens, the Stacks blockchain technology, the Atlas subsystem, the Gaia decentralized storage system, the quality, security and reliability of similar technologies employed by other cryptocurrencies, and the security and reputation of cryptocurrency exchanges could adversely affect the network’s reputation and the confidence in, and the use of, the Blockstack network, which could in turn harm the growth of the Blockstack network and the value of your investment in the Stacks Tokens.  This may be true even if such publicity is inaccurate.  Such publicity could also relate to the accuracy and effectiveness of the pricing mechanisms used in registering the digital assets on the Blockstack network, changes to the Blockstack network, Blockstack’s ability to effectively manage and resolve complaints from users and application developers, privacy, security or data protection practices, litigation, regulatory activity, and the experience of users with the Blockstack network or services and other cryptoassets.  Harm to the network’s reputation could arise from many sources, including employee misconduct, misconduct by Blockstack’s partners, misconduct by application developers and users on the network, outsourced service providers or other counterparties, failure by Blockstack or its partners to meet minimum standards of service and quality, inadequate protection of user data and compliance failures and claims. Allegations of wrongdoing or security breaches involving other prominent figures and entities associated with cryptocurrency, such as exchanges, may also harm our reputation even though they in no way involve us and relate to matters completely outside of our control.

Misinformation about Blockstack’s team members can spread on social media websites like Twitter or Facebook, or on public forums, including but not limited to our forum hosted at https://forum.blockstack.org.  Accounts owned by Blockstack and Blockstack’s employees might be hacked to potentially spread misinformation.  While Blockstack plans to take precautionary steps and attempt to address cases of misinformation, there is no guarantee that Blockstack will be successful in these efforts.  Misinformation or negative publicity can negatively impact the price of the Stacks Tokens.

If Blockstack fails to promote and maintain its brand in a cost-effective manner among both users and application developers, the Blockstack network may lose users and the value of your Stacks Tokens may be adversely affected.

Blockstack believes that developing and maintaining awareness of its brand in a cost-effective manner is critical to attracting and retaining application developers and users to the Blockstack network.  This also applies to top-tier employee talent.  Successful promotion of Blockstack’s brand will depend largely on the effectiveness of its marketing efforts, efforts to encourage adoption and development of the network by application developers and other ecosystem partners (including through Blockstack’s App Mining program, and the experience of application developers and users on the Blockstack network.  Blockstack’s efforts to build its brand have involved significant expense, and it is likely that Blockstack’s future marketing efforts will require them to incur significant additional expense.  These brand promotion activities may not result in increased revenue and, even if they do, any increases may not offset the expenses incurred.  If Blockstack fails to successfully promote and maintain its brand or if Blockstack incurs substantial expenses in an unsuccessful attempt to promote and maintain its brand, Blockstack may lose its existing application developers and users to its competitors or be unable to attract new application developers and users, which may adversely affect the value of your Stacks Tokens.

Risks Related to Blockstack

Although Blockstack intends to decentralize development and governance of the network, the development of the Blockstack network may depend upon the financial resources and efforts of Blockstack, and Blockstack is under no legal obligation to continue development of the Blockstack network.

Although we intend to decentralize the governance and development of the Blockstack network in the future, and although much of the Blockstack Core and smart contracts is open source and therefore could be developed by third parties, at the present time development of the Blockstack network is largely driven by Blockstack.  As a result, the utility and value of the Stacks Tokens depend at present on Blockstack’s success and support of the network.  If Blockstack ceases operations and goes out of business, you may lose 100% of the value of your Stacks Tokens.  Although we currently do not intend to do so until the network is self-supporting, it is within Blockstack’s sole discretion to decide to stop supporting the tokens and the network, to dissolve, or cease its blockchain business, regardless of whether the tokens are treated as securities.

There is no guarantee that we will be able to continue as a going concern.

Blockstack has generated limited revenue and has accumulated losses since inception.  Blockstack’s unrestricted cash and cash equivalents balance as of December 31, 2017, were barely sufficient to cover Blockstack’s budgeted operating activities for the year ending December 31, 2018, but not sufficient to cover Blockstack through January 30, 2019 or August 31, 2019. We were therefore required to disclose substantial doubt about Blockstack’s ability to continue as a going concern.  Because Blockstack has since that date met the first performance-based milestone under its private token sale documents by introducing the Stacks Token to the Blockstack network in November 2018, thereby increasing Blockstack’s cash on hand, Blockstack currently believes that our unrestricted cash on hand will be sufficient to meet our projected operating requirements through at least the next 12 months. There is, however no guarantee that the Blockstack entities will continue as viable companies through the completion of the Blockstack network. If Blockstack ceases operations and goes out of business, development of the Blockstack network may cease and you may lose the total value of your Stacks Tokens.

In 2017, Blockstack identified material weaknesses in our internal control over financial reporting and, if its remediation of these material weaknesses is not effective, or if it fails to maintain an effective system of internal control over financial reporting in the future, it may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the price of the Stacks Tokens.

A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.  During the periods covered by the financial statements included in this offering statement, our external auditors identified material weaknesses in its internal control over financial reporting:

•                  It was determined that as of December 31, 2017, Blockstack’s financial close process was not sufficient;

•                  a material audit adjustment was made in as of and for the year ended December 31, 2017 in relation to a beneficial conversion feature associated with the SAFEs and convertible notes converted to Series A Preferred Stock.

•                  The 2017 consolidated financial statements were restated due to an error in the consolidated balance sheet and the consolidated statement of cash flows.

During 2018, Blockstack began taking steps to address the controls issues that contributed to the material weaknesses, including the following:

•                  hiring of additional finance and accounting personnel, including a principal financial officer, Jesse Soslow, and a dedicated financial controller, Saurabh Pathak;

•                  hiring of an outside consulting firm, Chord Advisors, LLC, to assist with Blockstack's technical accounting needs (this firm specializes in providing technical accounting for public and private companies, and the founders are former Big 4 National Office alumni);

•                  building out and documenting policies and procedures related to financial reporting and accounting practices.

Blockstack believes that these efforts have improved the internal control over financial reporting, and that the implementation of these measures have remediated the material weakness from 2017 and will prevent potential future material weaknesses.

As a “Tier 2” issuer under Regulation A, we will not need to provide a report on the effectiveness of our internal controls over financial reporting, and we will be exempt from the auditor attestation requirements concerning any report, at least for as long as we remain a Tier 2 issuer.

Blockstack and its affiliates have a limited operating history, which makes it hard to evaluate our ability to develop the Stacks blockchain.

Blockstack was formed in 2013 to develop, sponsor and commercialize an open-source peer-to-peer network using blockchain technologies to ultimately build a new internet for decentralized applications.  Since 2015, Blockstack has focused on developing the Blockstack network and the Stacks blockchain.  Blockstack’s limited operating history may make it difficult to evaluate its current business and future prospects.  Blockstack has encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accurately, determining appropriate allocation of its limited resources, gaining market acceptance, managing a complex regulatory landscape and developing new products.  Blockstack’s current operating model may require changes in order for them to scale its operations efficiently.  Investors should consider Blockstack’s business and prospects in light of the risks and difficulties it faces as an early-stage company focused on developing products, both organically and through strategic acquisitions, in the field of network infrastructure.  As a result of its early stage of development, Blockstack has not yet generated revenue from any commercially available blockchain-based applications other than sales of Stacks Tokens.  Furthermore, prior to 2017, Blockstack employed only a handful of employees, and the current management has limited experience in growing a company or effectively managing a larger technology company.

We have incurred net losses in the past and may incur net losses in the future.

As of December 31, 2017, Blockstack’s accumulated deficit was $6.3 million.  While we achieved net profits in 2018, much of our revenue is linked to sales of our tokens, which happen on an irregular and unpredictable basis. We further anticipate that Blockstack’s operating expenses will increase in the foreseeable future as we seek to continue to grow our business, attract users, application developers and partners and further enhance and develop the Blockstack network.  These efforts may prove more expensive than we currently anticipate, and we may not succeed in increasing our revenue sufficiently to offset these higher expenses.  Blockstack may incur additional net losses in the future and may not achieve and maintain profitability on a quarterly or annual basis.

Our management will have broad discretion over the use of the net proceeds from this offering and the concurrent Regulation S offering.

At present, the net proceeds of the offering and the concurrent Regulation S offering are expected to be used hiring employees and consultants, growing the Blockstack network, continuing development of the network and Stacks blockchain, supporting the application ecosystem, organizing and hosting marketing and educational events, and investing in developers.  The failure by Blockstack’s management to apply these funds effectively could have a material adverse effect on the value of the Stacks Tokens.

Blockstack PBC’s principal stockholders and management own a significant percentage of Blockstack PBC and will be able to exercise significant influence over matters subject to Blockstack PBC’s approval.

Blockstack PBC’s executive officers, directors and principal stockholders, together with their respective affiliates, beneficially owned approximately 69% of Blockstack PBC’s capital stock as of April 30, 2019, of which approximately 27% will be beneficially owned by our and Blockstack PBC’s executive officers.  Accordingly, Blockstack PBC’s executive officers, directors and principal stockholders will be able to determine the composition of Blockstack’s board of directors and our managing members, retain the voting power to approve all matters requiring approval of our members or Blockstack PBC stockholders, including mergers and other business combinations of Blockstack PBC, and continue to have significant influence over Blockstack’s operations.  This concentration of ownership could have the effect of delaying or preventing a change in our control or otherwise discouraging a potential acquirer from attempting to obtain control of Blockstack that stockholders may believe is in their best interests.  This in turn could have a material adverse effect on the price of the Stacks Token and may prevent attempts by Blockstack’s stockholders to replace or remove the board of directors or management.

Blockstack is intending to pursue certain actions related to the decentralization of the network.  If these plans have a negative effect on Blockstack’s ability to support development of the Blockstack network, the value of your Stacks Tokens could be harmed.

As described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain—Additional actions regarding decentralization,”  in October 2018, Blockstack publicly announced its intent to pursue certain actions related to the decentralization of the Blockstack network.  These actions will include, at least, (i) the formation of a non-profit foundation, which will be dedicated to supporting fundamental digital rights and ensuring that core internet infrastructure remains decentralized (ii) the departure of our former Co-Chief Executive Officer, Ryan Shea, (iii) a potential investment in an independent Hong Kong-based entity led by Larry Salibra, a former Blockstack engineer, which will focus on the development of a new stand-alone browser developed by certain Blockstack engineers, and the potential sale of Stacks Tokens to such entity, and (iv) continuing investments through Signature Fund 1, and a potential reduction of the role that Blockstack PBC plays in any future funds, e.g., by potentially allowing third parties to invest in new funds we sponsor.  It is possible that these actions may result in the loss by Blockstack of key financial resources and key personnel necessary for the successful development of the Blockstack network.  If this is the case, the value of your Stacks Tokens could be adversely affected.

We rely on third parties to maintain and operate certain elements of our infrastructure.

Blockstack utilizes data centers located in New York, New York to operate and to maintain certain elements of the Blockstack network and blockchain platform infrastructure.  For example, some core nodes are hosted on Microsoft Azure, Google Cloud, and Amazon Web Services, or AWS, which provides us with computing and storage capacity.  Some elements of this complex system are operated by third parties that Blockstack does not control and that could require significant time to replace.  We expect this dependence on third parties to continue.  Interruptions in these providers, our own internal infrastructure, or the other third-party systems on which Blockstack relies, whether due to system failures, computer viruses, physical or electronic break-ins or other factors, could affect the security or availability of the Blockstack network, which could in turn reduce the demand for and value of your Stacks Tokens.

Blockstack’s existing third-party hosting providers have no obligations to renew their agreements with Blockstack on commercially reasonable terms or at all, and certain of the agreements governing these relationships may be terminated by either party at any time, with limited notice.  For example, our relationships with AWS is governed by their standard terms of service, which permits termination by AWS on 30 days’ written notice.

If any of our arrangements with third parties are terminated, users could experience interruptions on the Blockstack network and in our ability to make the Blockstack network available to users, as well as downtime, delays and additional expenses in arranging alternative cloud services.  Further, third-party cloud providers can decide to shut down our accounts for various reasons with limited notice.  As a result, demand felt by the Blockstack network by users and developers could decrease or fail to materialize resulting in a material adverse impact on the value of your Stacks Tokens.

The popularity of cryptocurrencies and digital asset offerings may decrease in the future, which could have a material impact on the cryptocurrency and digital asset industry and our operations and financial conditions.

Blockstack was founded to develop and commercialize internet infrastructure technology based on the use of digital assets, digital tokens and blockchain technology.  In recent years, cryptocurrencies and digital assets have become more widely accepted among purchasers and developers, but have also faced increasingly complex legal and regulatory challenges, hacks, and, to date, have not benefited from widespread adoption by governments, central banks or established financial institutions.  Any significant decrease in the acceptance or popularity of cryptocurrency or digital asset offerings may have a material impact on Blockstack’s operations and financial conditions, Blockstack’s ability to develop the Stacks blockchain, and therefore on the value of your Stacks Tokens.

The App Mining program issues Stacks Tokens based on rankings, and we can provide no assurances that participants in the App Mining program will receive any Stacks Tokens.

Participating developers in the App Mining program will be eligible to earn Stacks Tokens based on rankings provided by App Reviewers.  App Reviewers, although initially selected by Blockstack, will be independent entities that will be allowed to determine the data, formula and personnel they wish to utilize in reviewing and ranking apps.  If a participating developer’s app is not ranked highly enough by the App Reviewers, such developer may receive few, if any, Stacks Tokens in connection with its participation in the App Mining program.

Successful strategic relationships with ecosystem partners are important for Blockstack’s future success.

We anticipate that we will continue to depend on relationships with ecosystem partners to grow our business.  For example, Blockstack PBC has made several key investments in application developers to help grow our application ecosystem by investing approximately $800,000 in nine different companies through our affiliate, Blockstack Signature Fund 1 LLC.  Blockstack further intends to encourage the growth of the network’s ecosystem through the distribution of tokens in this offering to application developers and users, including through our App Mining program, through automated App Mining and potential user-incentive programs when and if the applicable mechanisms are introduced to the Stacks blockchain, and potentially through other offerings as well.  In addition, as described above, Blockstack relies on several partners for providing the free data storage that Blockstack offers new users on the Gaia system, such as Dropbox and Amazon S3, and Blockstack relies on Microsoft Azure, Google and AWS for the hosting of core nodes.  Blockstack may also rely in the future on relationships with exchanges or alternative trading systems that permit trading of the Stacks Tokens in order to provide liquidity to token holders, and the potential for added growth to the network’s application ecosystem.

Identifying, negotiating and documenting relationships with ecosystem partners require significant time and resources, as does integrating third-party data and services.  Blockstack’s current and anticipated arrangements with the ecosystem partners described above often do not and, we expect, will not prohibit them from working with our competitors or from offering competing services.  Blockstack’s competitors may be effective in providing incentives to ecosystem partners to favor their products or services.  In addition, these ecosystem partners may not perform as expected under Blockstack’s agreements with them, and Blockstack may have disagreements or disputes with these partners, which could adversely affect Blockstack’s brand and reputation and the reputation of the Blockstack networks.  If Blockstack cannot successfully enter into and maintain effective strategic relationships with ecosystem partners, Blockstack’s business and the Blockstack network will be harmed, and the value of your Stacks Tokens may be harmed as well.

A violation of privacy or data protection laws by Blockstack or by application developers and users of the Blockstack network, including decentralized applications engaged in the buying and selling of shareable data, could have a material adverse effect on our company and the value of the Stacks Tokens.

Blockstack and certain of its advisors are subject to applicable privacy and data protection laws and regulations.  Furthermore, we also anticipate that the network will attract buyers and sellers of shareable data.  The laws and regulations relating to privacy and data protection are evolving, may impose inconsistent or conflicting standards among jurisdictions, can be subject to significant change and may result in ever-increasing regulatory and public scrutiny and escalating levels of enforcement and sanctions.  For example, a new EU data protection regime, the General Data Protection Regulation (“GDPR”) became effective on May 25, 2018, and, in addition to imposing stringent obligations relating to privacy, data protection, and information security, authorizes fines up to 4% of global annual revenue or €20 million, whichever is greater, for some types of violations. Further, in June 2018, California enacted the California Consumer Privacy Act, or CCPA, that will, among other things, require covered companies to provide new disclosures to California consumers, and afford such consumers new abilities to opt-out of certain sales of personal information, when it goes into effect on January 1, 2020. The CCPA provides for civil penalties for violations, as well as a private right of action that may increase related litigation. The CCPA was amended in September 2018, and it is possible that it will be amended again before it goes into effect. We cannot yet predict the impact of the CCPA on our business or operations, but it may require us to modify our data processing practices and policies and to incur substantial costs and expenses in an effort to comply.

In addition to government regulation, privacy advocates and industry groups may propose self-regulatory standards from time to time. These and other industry standards may legally or contractually apply to us, or we may elect to comply with such standards or to facilitate compliance with such standards.  Blockstack cannot control the conduct of users of the network, who may engage in businesses that make them subject to privacy and data protection laws, and as a result there can be no guarantee that users of the network will not engage in misconduct. We also expect that there will continue to be new proposed laws, regulations and standards relating to privacy and data protection in various jurisdictions, and we cannot determine the impact such future laws, regulations and standards may have on our business. Future restrictions on the collection, use, sharing or disclosure of data, or associated requirements, could require us to incur additional costs or modify our platform, possibly in a material manner, which we may be unable to achieve in a commercially reasonable manner or at all, and which could limit our ability to develop new features.  Because the interpretation and application of laws, standards, contractual obligations, and other obligations relating to privacy and data protection are uncertain, it is possible that these laws, standards, contractual obligations, and other obligations may be interpreted and applied in a manner that is inconsistent with our data management practices, our privacy, data protection, or data security policies or procedures, or the features of the Blockstack network.

Any violations of laws and regulations relating to privacy, data protection, or the safeguarding of private information could subject our company or any users to fines, penalties or other regulatory actions, as well as to civil actions by affected parties.  Any such violations could result in negative publicity and harm to our or our users’ reputations.  Any such violations also could adversely affect the ability of Blockstack to develop and successfully commercialize the Blockstack network, which could have a material adverse effect on our operations and financial conditions, and could also negatively impact the Stacks Tokens and the Blockstack network, both on a short-term and long-term basis.  Additionally, privacy and personal information security concerns, whether valid or not valid, may inhibit market adoption of the Blockstack network, particularly in certain industries and foreign countries.

Some aspects of Blockstack’s Browser, network, software, and other technology, including the Stacks blockchain technology, rely on the use of open source software, and any failure to comply with the terms of one or more of these open source licenses could negatively affect our business.

Aspects of the Blockstack network, software, Browser and other technology, including the Stacks blockchain technology, include software covered by open source licenses, which include, by way of example, the GNU General Public License v3 open source license.  The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on the Blockstack network.  If portions of Blockstack’s proprietary software are determined to be subject to an open source license, or if Blockstack does not correctly comply with the terms of the open source software licenses applicable to our open source software and technology, it could result in costly litigation or lead to negative public relations.  Further, if portions of Blockstack’s proprietary software are determined to be subject to an open source license Blockstack could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of Blockstack’s technologies, each of which could reduce or eliminate the value of our technologies.  In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software.  Blockstack could be subject to suits by parties claiming that what it believes to be licensed open source software infringes their intellectual property rights.  Many of the risks associated with use of open source software cannot be eliminated, and could adversely affect Blockstack’s business and the value of your Stacks Tokens.

Blockstack will be subject to cyberattacks, security risks and risks of security breaches.  The nature of its business may lead to an increased risk of fraud or cyberattack.

Blockstack is subject to cyberattacks, security risks and risks of security breaches.  An attack on or a breach of security of Blockstack could result in a loss of private data, and unauthorized use or transfer of digital assets.  Any attack or breach could adversely affect the development and commercialization the Stacks blockchain, which could have a material adverse effect on the value of your Stacks Tokens.

Any actual or perceived cyberattack or other security incident may also damage Blockstack’s reputation.  Any breach of data security that exposes or compromises the security of any of the computers used by Blockstack employees or technology utilized by the Stacks blockchain could adversely impact the reliability of the network or introduce computer code to our software repositories that was not written by Blockstack’s engineers, which could cause the network to present security risks or otherwise to fail to function appropriately.

Blockstack’s operations involve several risks and hazards, including potential dangers to our employees and to third parties that are inherent in aspects of our business.  If we do not adequately insure against these risks, unanticipated losses could adversely affect our financial condition and operating results.

Blockstack’s business includes the storage of large amounts of cryptocurrency that, if widely adopted, may be of significant value.  It is possible that certain of Blockstack’s employees, executives, co-founders, office spaces, or key employees could be attacked or become the victims of extortion, which may result in physical injury or kidnappings.  Blockstack could also encounter unexpected costs for reasons beyond Blockstack’s control in connection with the handling of these situations for our employees or executives.  Any of these types of accidents or other incidents could involve significant potential claims of employees, executives and/or third parties who are injured or who may have wrongful death or similar claims against Blockstack.

Blockstack maintains, or is in the process of securing, insurance against risk and potential liabilities related to our operations.  We believe these levels of insurance coverage reasonably limit our likely exposure to unanticipated losses.  However, our current and anticipated insurance coverage may not be adequate to cover claims or liabilities, and we could be forced to bear significant costs from an accident or incident.  Substantial claims in excess of our related insurance coverage could cause our actual results to differ adversely from those anticipated.  Due to future claims or liabilities, or to market conditions, our insurance premiums could increase.

Our management team does not have experience successfully operating other businesses building a new internet infrastructure.

The Stacks Tokens and the network represent a new business venture for Blockstack’s management team.  Further, cryptoassets, such as the Stacks Tokens, and the network infrastructure represented by the Blockstack network and the Stacks blockchain are a new and untested technology.  While Blockstack’s management team has some experience involving the use of blockchain technology, this experience does not guarantee future outcomes or the long-term success of the Stacks Tokens and the Blockstack network.

The development and operation of the Stacks blockchain and tokens may require that we protect our technology and intellectual property rights.

Blockstack’s ability to develop and operate the Stacks blockchain and tokens may depend on technology and intellectual property rights that Blockstack may hold or license from unaffiliated third parties.  If for any reason Blockstack were to fail to comply with its obligations under the applicable license agreement or to adequately protect its owned intellectual property, or were unable to provide or were to fail to obtain rights to the technology and intellectual property that the Stacks blockchain and tokens require, Blockstack would be unable to operate, which would have a material adverse effect on Blockstack’s operations and financial conditions, the growth of the network and therefore the value your Stacks Tokens.

Blockstack’s business is subject to the risks of earthquakes, fire, power outages, floods and other catastrophic events, and to interruption by man-made problems such as strikes and terrorism.

A significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other man-made problems, could have a material adverse effect on our business, operating results and financial condition.  Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems at our data centers could result in lengthy interruptions in our services.  In addition, acts of strikes, terrorism and other geo-political unrest could cause disruptions in our business and lead to interruptions, delays or loss of critical data.  All of the aforementioned risks may be further increased if our disaster recovery plans prove to be inadequate.

Blockstack does not currently maintain business interruption insurance to compensate us for potentially significant losses, including potential harm to our business that may result from interruptions in our ability to provide our services. Any such significant natural disaster, such as an earthquake, fire, power outage, flood or other catastrophic event, or interruptions by strikes, terrorism or other man-made problems, could have a material adverse effect on the development of the Blockstack network or the operation of core nodes that run the open source software enforcing the Stacks Token.

Blockstack may require additional capital to support business growth, and this capital might not be available on acceptable terms, if at all.

Blockstack intends to continue to make investments to support the growth of the Blockstack network and may require additional funds to respond to business challenges, including the need to develop new services or products, improve its operating infrastructure or the infrastructure of the Blockstack network or acquire complementary businesses and technologies.  Accordingly, Blockstack may need to engage in equity, debt or other types of financings to secure additional funds.  Any financing Blockstack secures in the future could involve restrictive covenants relating to its capital raising activities and other financial and operational matters, which may make it more difficult for Blockstack to obtain additional capital and to pursue business opportunities, including potential acquisitions, or make the necessary capital investments to grow the Blockstack network.  If Blockstack is unable to obtain adequate financing or financing on terms satisfactory to Blockstack when necessary, our ability to continue to support the Blockstack network and business growth and to respond to business challenges could be impaired and its business may be harmed, which may have a material adverse effect on the growth of the network and therefore the value of your Stacks Tokens.

Our use of Form 1-A and our reliance on Regulation A for this offering may make it more difficult to raise capital as and when we need it, as compared to if we were conducting a traditional initial public offering on Form S-1.

Because of the exemptions from various reporting requirements provided to us under Regulation A and because we are only permitted to raise up to $50,000,000 in any 12-month period under Regulation A (although we may raise capital in other ways, such as the concurrent Regulation S offering), the Stacks Tokens may be less attractive to purchasers and it may be difficult for us to raise additional capital as and when we need it.  If we are unable to raise additional capital as and when we need it, the growth of the network and our financial condition and results of operations may be adversely affected, which may have a material adverse effect on the value your Stacks Tokens.

From time to time Blockstack may evaluate and potentially consummate acquisitions, which could require significant management attention, disrupt our business and adversely affect our financial results.

Blockstack may evaluate and consider strategic transactions, combinations, acquisitions or alliances to enhance its existing business or develop new products and services.  These transactions could be material to its financial condition and ability to develop the Blockstack network and Stacks blockchain if consummated. If we do consummate a transaction, we may be unable to obtain the benefits or avoid the difficulties and risks of the transaction.

Any acquisition will involve risks commonly encountered in business relationships, including:

•                  difficulties in assimilating and integrating the operations, personnel, systems, data, technologies, products and services of the acquired business;

•                  inability of the acquired technologies, products or businesses to achieve expected levels of revenue, profitability, productivity or other benefits;

•                  difficulties in retaining, training, motivating and integrating key personnel;

•                  diversion of management’s time and resources from our normal daily operations;

•                  difficulties in successfully incorporating licensed or acquired technology and rights into our platform;

•                  difficulties in maintaining uniform standards, controls, procedures and policies within the combined organizations;

•                  difficulties in retaining relationships with customers, employees and suppliers of the acquired business;

•                  risks of entering markets in which we have no or limited direct prior experience;

•                  regulatory risks, including remaining in good standing with existing regulatory bodies or receiving any necessary pre-closing or post-closing approvals, as well as being subject to new regulators with oversight over an acquired business;

•                  assumption of contractual obligations that contain terms that are not beneficial to us, require us to license or waive intellectual property rights or increase our risk for liability;

•                  failure to successfully further develop the acquired technology;

•                  liability for activities of the acquired business before the acquisition, including patent and trademark infringement claims, violations of laws, commercial disputes, tax liabilities and other known and unknown liabilities;

•                  potential disruptions to our ongoing businesses; and

•                  unexpected costs and unknown risks and liabilities associated with the acquisition.

Blockstack may not make any acquisitions, or any future acquisitions may not be successful, may not benefit Blockstack’s business strategy, may not generate sufficient revenue to offset the associated acquisition costs or may not otherwise result in the intended benefits.  In addition, Blockstack cannot assure you that any future acquisition of new businesses or technology will lead to the successful development of new or enhanced services or that any new or enhanced services, if developed, will achieve market acceptance or prove to be profitable.

Expanding Blockstack’s operations internationally could subject Blockstack to new challenges and risks.

Although Blockstack currently only operates in the United States, Blockstack may seek to expand its business internationally.  Managing any international expansion will require additional resources and controls.  Any expansion internationally could subject Blockstack’s business to risks associated with international operations, including:

•                  adjusting the pricing functions that Blockstack uses for name registration and other similar activities;

•                  conformity with applicable business customs, including translation into foreign languages and associated expenses;

•                  potential changes to Blockstack’s established business model;

•                  the need to support and integrate with local third-party service providers;

•                  competition with service providers that have greater experience in the local markets than Blockstack does or that have pre-existing relationships with potential users in those markets;

•                  difficulties in staffing and managing foreign operations in an environment of diverse culture, laws and customers, and the increased travel, infrastructure and legal and compliance costs associated with international operations;

•                  compliance with multiple, potentially conflicting and changing governmental laws and regulations, including banking, securities, employment, tax, privacy and data protection laws and regulations, such as the EU Data Privacy Directive;

•                  compliance with U.S. and foreign anti-bribery laws, including the Foreign Corrupt Practices Act and the U.K. Anti-Bribery Act;

•                  difficulties in collecting payments in foreign currencies and associated foreign currency exposure;

•                  restrictions on repatriation of earnings;

•                  compliance with potentially conflicting and changing laws of taxing jurisdictions where Blockstack conducts business and applicable U.S. tax laws as they relate to international operations, the complexity and adverse consequences of these tax laws and potentially adverse tax consequences due to changes in these tax laws; and

•                  regional economic and political conditions.

As a result of these risks, any potential future international expansion efforts that Blockstack may undertake may not be successful.

Risks Related to Our Relationship with Our Corporate Parent, Blockstack PBC

Blockstack PBC’s status as a public benefit corporation may not result in the benefits that we anticipate.

Our corporate parent, Blockstack PBC, is a public benefit corporation under Delaware law. As a public benefit corporation, Blockstack PBC is required to balance the pecuniary interests of its stockholders, the best interests of those materially affected by its conduct, and the specific public benefit or public benefits identified in its certificate of incorporation. The specific public benefit to be promoted by Blockstack PBC includes enabling an open, decentralized internet which will benefit all internet users by giving them more control over information and computation. We cannot provide any assurance that Blockstack PBC will achieve its specific public benefit purpose. On the other hand, Blockstack PBC’s status as a public benefit corporation, and corresponding obligation to balance profits against the other factors and interests noted above, may negatively impact the financial return to its stockholders.

As a public benefit corporation, Blockstack PBC is required to publicly disclose a report at least biennially on its overall public benefit performance and on its assessment of its success in achieving its specific public benefit purpose. If Blockstack PBC is not timely or is unable to provide this report, or if the report is not viewed favorably by parties doing business with us, Blockstack PBC or regulators or others reviewing Blockstack PBC’s credentials, our reputation may be harmed and our financial condition and results may suffer.

As a public benefit corporation, Blockstack PBCs focus on a specific public benefit purpose and producing a positive effect for society may negatively influence our financial performance.

As a public benefit corporation, Blockstack PBC may take actions that it believes will be in the best interests of those stakeholders materially affected by its specific benefit purpose, even if those actions do not maximize the short- or medium-term financial results of us or Blockstack PBC. While Blockstack intends for this public benefit designation and obligation to provide an overall net benefit to it and its stockholder, it could instead cause Blockstack PBC to make decisions and take actions without seeking to maximize the income generated from its business, and hence available for distribution to its stockholders. Blockstack PBC’s pursuit of longer-term or non-pecuniary benefits may not materialize within the timeframe it expects or at all, yet it may have an immediate negative effect on any amounts available for distribution to its stockholders.

Blockstack PBC may have conflicts of interest with us; Blockstack PBC may favor its own interests or those of its equityholders to the detriment of us.

The directors and officers of Blockstack PBC have a fiduciary duty to manage Blockstack PBC in a manner that is beneficial to its owners, subject to the public benefit stated in Blockstack PBCs certificate of incorporation. Conflicts of interest may arise between Blockstack PBC, on the one hand, and us, on the other hand. In resolving these conflicts of interest, Blockstack PBC may favor its own interests over our interests.

Risks Related to Regulation

There are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, the Stacks blockchain and the tokens, and new regulations or policies may materially adversely affect the development and value of the tokens.

Regulation of assets like the tokens and related technologies and actors (such as blockchains and cryptocurrency exchanges) involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest; and varies significantly among international, federal, state and local jurisdictions.

The Stacks Tokens are novel, and the application of U.S. federal and state securities laws is unclear in certain respects.  Because of the differences between the tokens and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the Stacks Tokens.  In addition, because of the novel risks posed by the tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the value of the tokens.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely or materially impact the permissibility of the Stacks Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them as well as Blockstack’s accounting policies with respect to the tokens on its balance sheet and transactions related to the tokens in its financial statements.  It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the Stacks Tokens, the Stacks blockchain and the network.  In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, the tokens, and the network, which could have similar effects to new policies adopted by government bodies.

Any future regulatory actions applicable to the Stacks Tokens, the Stacks blockchain, the network and our related activities could severely impact our operations and the value of the Stacks Tokens.  Blockstack may need to restructure operations significantly or take other adverse actions to comply with any new regulation or guidance.  These efforts could be costly and could involve fundamentally changing core portions of Blockstack’s business, operations and network, or require Blockstack to restate its financial statements and in turn negatively affect the value of the Stacks Tokens.  On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires Blockstack to spend significant time and effort, which would pull Blockstack’s attention away from the core of its business and potentially deplete their resources.  It could also result in negative publicity.  Regulatory change could even potentially result in the Stacks Tokens or certain of Blockstack’s operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities.  Regulatory action could also affect the rights of holders of the Stacks Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia.  Various foreign jurisdictions may have adopted, or may in the future adopt, laws, regulations or directives that could affect the Stacks Tokens or the Stacks blockchain.  These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact our business.  The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the Stacks Tokens.

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may adversely impact the Stacks Tokens, including with respect to their value, their liquidity, the ability of purchasers to access marketplaces or exchanges on which to trade the tokens, and the structure, rights and transferability of the Stacks Tokens.

Because Blockstack currently expects the Stacks Tokens to be treated as securities under applicable law, Blockstack’s mining activities will need to comply with laws governing securities.  If compliance with these laws makes the cost of Blockstack’s  mining mechanisms prohibitive, Blockstack may be required to limit or even abandon them, which would adversely affect the Blockstack network.

Blockstack anticipates treating the Stacks Tokens as securities under the federal and state securities laws of the United States, and under the laws of certain foreign jurisdictions, for the foreseeable future in light of the current uncertainty as to how to evaluate when the Blockstack network is sufficiently decentralized so that the Stacks Tokens are no longer securities.  As a result, Blockstack’s plans to introduce mining mechanisms in 2019 or 2020 are subject to Blockstack’s ability to register or find a suitable exemption from registration for the issuance of mined tokens in all applicable jurisdictions.  This current offering relies on an exemption from registration under the federal securities laws of the United States provided by Regulation A, which also provides for preemption of state registration requirements, but which also currently limits the issuances under this offering to $50,000,000 in Stacks Tokens each year.  Blockstack anticipates that this amount will be insufficient to exempt the token issuances made pursuant to Blockstack’s mining mechanisms.  As a result, we may be required to fully register the tokens under federal law and, in the absence of listing on an exchange, pursue state by state registration of the tokens.

While other alternatives for compliance exist and may be created in the future, there is no guarantee that any of these alternatives will be available to or feasible for us given the constraints on our resources and the Blockstack network or on the time and attention of our management.  For example, certain exemptions would require us to limit the population of miners in a manner that may be technically infeasible or counterproductive to the goals of the Blockstack network.  In addition, if we were required to register or qualify the tokens with regulators in multiple states prior to launching mining activities on the network, there may be lengthy delays due to the cost and time involved in a state-by-state registration process.

Blockstack’s mining mechanisms may also potentially subject miners to federal or state broker-dealer laws.  This is primarily based on the fees miners receive with respect to recording transactions in the tokens.  Although we do not believe that the miners are subject to broker-dealer registration, a regulator could disagree.  If so, our mining mechanism may turn out to be impracticable for our miners.  For more information, see “Business—Government Regulation—Registration of Miners as Broker-Dealers.”

If Blockstack is unable to structure the network’s mining mechanisms to comply with applicable law in a practical and cost-effective manner, Blockstack may opt to forego introducing these mechanisms or limit them to jurisdictions where compliance is cost-effective.  If so, the growth of the Blockstack network and the value of your Stacks Tokens may be adversely affected.

We are not licensed to conduct a virtual currency business in New York and do not intend to become licensed in any other state that may require licensing in the future. We have taken the position that the New York’s BitLicense Regulatory Framework does not apply to our offer of Stacks Tokens. It is possible, however, that the New York State Department of Financial Services could disagree with our position.

We are not licensed to conduct a virtual currency business in New York or any other state. We have, however, taken the position that the State of New York’s BitLicense Regulatory Framework does not apply to the offer and sale of securities like the Stacks Tokens—including issuances pursuant to SAFTs personally issued to persons located in New York.  We are also taking the position that the securities offered pursuant to this offering circular are “covered securities” as that term is used in Section 18 of the Securities Act, and as a result, the BitLicense Regulatory Framework is preempted under federal law with respect to Stacks Tokens offered under this offering circular. It is possible that the New York State Department of Financial Services could disagree with our position. If we were deemed to be conducting an unlicensed virtual currency business in New York, we could be subject to significant additional regulation and/or regulatory consequences. This could lead to significant changes with respect to the operation or planned operation of the Blockstack network, how the Stacks Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase costs in creating and facilitating transactions in the Stacks Tokens. It could lead to the termination of the Stacks Tokens or decreases in the value of the tokens. In addition, a regulator could take action adverse to us, users of the Blockstack network, application developers on the Blockstack network, the Blockstack network itself, or the Stacks Tokens. Any of these outcomes would negatively affect us, the Stacks Network, including its development, and the value of the Stacks Tokens and/or could cause us to cease operations.

Currently, New York is the only state that requires a license to operate a virtual currency business, but it is possible that other states may require licenses in the future. If additional states begin to regulate virtual currency businesses as New York has, or impose other regulatory restrictions, and take the position that we or other Blockstack network participants are operating regulated virtual currency businesses, it could have a material adverse effect on our ability to operate in those states, or for holders of the tokens to engage in any activities related to the tokens in those states, which could affect the value of the Stacks Tokens. This could also lead to the potential legal consequences described above with regard to New York.

We may experience negative reactions to treating the Stacks Tokens as securities.

It is possible that individuals involved in the cryptocurrency and blockchain communities will disagree with the position that the Stacks Tokens should be treated as securities at this time.  As a result, there may be negative reactions and consequences in the community from which we seek mining and other forms of support.  For example, people who disagree with the designation of the Stacks Tokens as securities in their current state may opt to use platforms and networks other than the Blockstack network, may opt to mine elsewhere, or may seek to engage in negative publicity campaigns against Blockstack.  These developments could have a negative effect on the network and the value of your Stacks Tokens.

Although we believe it is possible that we will eventually be able to treat the Stacks Tokens as non-securities, we are uncertain of when that will be, if ever.

It is possible that the Stacks Tokens will reasonably no longer be treated as securities at some point in the future, particularly if and when the network is sufficiently decentralized.  Although the staff of the SEC has indicated this is possible in its recently published “Framework for ‘Investment Contract’ Analysis of Digital Assets” (April 3, 2019), it is difficult to predict when exactly it may occur, given that the analysis will be based in part on how the platform and the Stacks Tokens develop.  As a result, we currently plan to treat the Stacks Tokens as securities for the foreseeable future, and potentially indefinitely.  Potential purchasers of the Stacks Tokens should assume the Stacks Tokens will be treated as securities when making their decision to purchase in this offering.

If the tokens are reasonably treated as non-securities in the future, we will no longer qualify them through this offering circular, and investors may not receive the benefit of protections under the securities laws.

As noted above, at some point in the future we may come to the conclusion that we can reasonably treat the tokens as non-securities for purposes of the securities laws.  If so, we will no longer seek to qualify the tokens under this offering circular.  Investors will therefore no longer receive the benefit of the disclosures and protections provided based on our Regulation A filing.  In addition, purchasers and users of the network may no longer receive the benefit of the protections provided by other provisions under the federal and state securities.

If the tokens are reasonably treated as non-securities in the future, Blockstack may become subject to alternative forms of regulation, which could require it to change material aspects of its business.

It is possible that if the tokens are no longer subject to regulation under the securities laws, they will be covered by other regulatory regimes, including potentially the laws governing commodities and money services businesses.  If so, Blockstack may need to modify its operations to comply with those regulations.  This could be costly and may involve changing aspects of the network and the business in ways that adversely affect them and, in turn, the value of the Stacks Tokens.

It is unclear when and if federal or state regulators will allow registration of a token exchange or Alternative Trading System (“ATS”) to facilitate trading of the tokens.

Holders of the Stacks Tokens may need to rely on potential sales in the secondary market for liquidity.  As of the date of this offering circular, however, we are not aware of any national securities exchange or exchange that have been approved by FINRA or registered under Form ATS with the SEC and can legally list tokens such as the Stacks Tokens for trading (the SEC does not approve or authorize ATSs or the type of securities that trade on them).  We anticipate that this may change in the future, and we are aware of news reports relating to such potential changes, including those described in “Description of the Stacks Tokens—Is there a secondary market for the Stacks Tokens?”

There is no guarantee that any of these potential exchanges or ATSs will become functional or be approved for trading by FINRA or that, when and if they are operational, they will be successful.  In addition, in the event that secondary trading of the Stacks Tokens is facilitated by third party exchanges, because they will be relatively new, they may be more susceptible to fraud or manipulation.  Further, there is no guarantee that any token exchange or ATS will allow trading of the Stacks Tokens.  In fact, Blockstack may be required to pay significant and even prohibitive fees to list the Stacks Tokens, which it could decide not to pay.  Any of these developments would negatively affect liquidity and pricing of the Stacks Tokens in the secondary market.

We do not intend to register Blockstack or the Stacks blockchain as a transfer agent or clearing agency, and we do not intend that miners will register as transfer agents or clearing agencies.

Certain activities conducted with respect to the Stacks Tokens could be viewed as triggering a requirement that Blockstack, miners or the blockchain register as a transfer agent or clearing agency.  See “Business— Government Regulation—Registration as Transfer Agents and Business—Government Regulation — Registration as Clearing Agencies.”  We do not believe that this type of registration is required, but it is possible that the SEC or another regulator would disagree with that position.  If so, we, the miners or the blockchain could be forced to register as a transfer agent or clearing agency and comply with applicable law, which could lead to significant costs to Blockstack or the miners and could force us to change or cease our operations.  It could also lead to considerable uncertainty as to how we or the miners would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model.  Any of these developments could decrease the value of the Stacks Tokens sold in this offering.

We do not intend to register the network or the Browser as an exchange or ATS.

We have taken the position that neither the network nor the Browser should be viewed as an exchange or an ATS, primarily because each proposed transaction involving Stacks Tokens on the network will be individually negotiated and implemented.  For more information, see “Business—Government Regulation—Registration of the Network or the browser as an Exchange or ATS.”  It is possible that the SEC or another regulator would disagree with our position.  If so, we could be forced to register the network and/or the Browser as an exchange or ATS and comply with applicable law, which could lead to significant costs to Blockstack and could force Blockstack to change or cease its operations.  Any of these developments could decrease the value of the Stacks Tokens sold in this offering.

We are not registered as a money transmitter or money services business, and our business may be adversely affected if we are required to do so.

We believe that no Blockstack entity is a money transmitter or a money services business.  If Blockstack were deemed to be a money transmitter and/or a money services business, it would be subject to significant additional regulation.  This could lead to significant changes with respect to operations of the network, how the Stacks Tokens are structured, how they are purchased and sold, and other issues, and would greatly increase our costs in creating and facilitating transactions in the Stacks Tokens.  It could also lead to the termination of the Stacks Tokens or a decrease in their value.  In addition, a regulator could take action against Blockstack if it views the Stacks Tokens, and/or the Blockstack network as a violation of existing law.  Any of these outcomes would negatively affect the value of the Stacks Tokens and/or could cause Blockstack to cease operations.  For further details, see the section below captioned “Business—Government Regulation—Money Transmitter and Money Services Business Considerations.”

We could become a “reporting company” with significant additional reporting obligations under the Exchange Act because we are not using a transfer agent for transactions in the tokens.

Under Regulation A, we will have limited ongoing reporting obligations to investors relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act.  The exemption that allows this lighter reporting, however, is in part dependent on the use of a transfer agent with respect to a company’s securities.  We do not intend to engage a transfer agent with respect to the tokens, in part because there is no existing transfer agent that we are aware of able to perform relevant functions related to the tokens, and in part because the types of activities a transfer agent would normally engage in are performed automatically on the blockchain.  For further details, see the section below captioned “Business—Government Regulation—Reporting Company Considerations.”

It is possible that a regulator would disagree with this position and, as a result, require us to file the full set of reports required of a reporting company.  If so, we would need to spend considerable additional time and effort to provide the required reports.  This could have a material adverse effect on our operations, and would require significant attention from management, which in turn could affect the value of the Stacks Tokens.

Our business is subject to complex and evolving U.S. and foreign laws and regulations regarding privacy, technology, data protection and other matters.  Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, increased cost of operations or otherwise harm our business.

We are subject to a variety of additional laws and regulations in the United States and abroad that involve matters central to our business, including user privacy, blockchain technology, data protection and intellectual property, among others. For example, while users of the Blockstack network are to date primarily located within the United States, there are substantial numbers of users in Europe and Asia, among other places.  Foreign data protection, privacy, other laws and regulations can be more restrictive than those in the United States.  These U.S. federal and state and foreign laws and regulations are constantly evolving and can be subject to significant change.  In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.

We have adopted policies and procedures designed to comply with these laws and regulations in the United States and are working to address certain applicable laws and regulations abroad.  The growth of our business and its expansion outside of the United States may increase the potential of violating applicable laws and regulations.  The risk of our company being found in violation of these or other laws and regulations (both the United States and abroad) is further increased by the fact that many of them have not been fully interpreted by the regulatory authorities or the courts, and are open to a variety of interpretations.  Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business.  If our operations are found to be in violation of any of these laws and regulations, we may be subject to any applicable penalty associated with the violation, including civil and criminal penalties, damages and fines, we could be required to refund payments received by us, and we could be required to curtail or cease our operations or modify our practices, procedures or features of the Blockstack network.  Any of the foregoing consequences could seriously harm our business and its financial results.  These existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products and work on the Blockstack network, result in negative publicity, increase our operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.  For additional information regarding these laws and regulations, and other obligations relating to privacy and data protection as applicable to ourselves and to third parties on the Blockstack network, please see “A violation of privacy or data protection laws by Blockstack or by application developers and users of the Blockstack network, including decentralized applications engaged in the buying and selling of shareable data, could have a material adverse effect on our company and the value of the Stacks Tokens.”

Our company is subject to the risk of possibly becoming an investment company under the Investment Company Act.

The Investment Company Act regulates certain companies that invest in, hold or trade securities.  In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Stacks Tokens and/or minority investment positions (both of which are potential “investment securities” for these purposes), and at times the value of those assets may surpass 40% of the value of Blockstack’s non-cash assets, Blockstack and its affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act.  Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates.  Registered investment companies are not permitted to operate their business in the manner in which our Company operates its business, nor are registered investment companies permitted to have many of the relationships that our Company has with our affiliated companies.

We believe we do not meet the definition of an investment company despite our holdings in tokens, because we believe it is reasonable to treat the Stacks Tokens as non-securities for purposes of the Investment Company Act in Blockstack’s own hands.  This is due to the fact that any returns Blockstack might receive based on those tokens would be based on its own efforts and not the efforts of others.  As a result, the tokens would not be “investment contracts” and not securities.

It is possible that a regulator could disagree with this position.  If so, and we were to inadvertently meet the definition of an investment company as a result, we may need to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Stacks Tokens sold in this offering.  Becoming an investment company could also result in negative regulatory consequences described further below.

We intend to monitor our minority investments and structure them to ensure that they do not cause any Blockstack entity to become an investment company.  This may mean that we structure investments in third-party companies in a less advantageous manner than otherwise and that we will avoid otherwise economically desirable transactions.  However, events beyond our control, including significant appreciation or depreciation in the market value of any investment securities or adverse developments with respect to its ownership of those securities, could result in us inadvertently becoming an investment company.

If so, there would be a risk that we could suffer material adverse consequences.  These would include, among others, becoming subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by our Company during the period that we were an unregistered investment company.  As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.

A regulator could determine that transactions on the network violate Regulation M under the Exchange Act.

Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time in order to prevent potential price manipulation that could result from those activities.  Because we may be selling Stacks Tokens at the same time that users of the network can burn tokens to pay fees, Blockstack may be viewed as receiving Stacks Tokens at the same time that it is selling them under Regulation A.  Blockstack has taken the position that the “burning” of Stacks Tokens is not a transfer of securities to Blockstack, because the person burning Stacks Tokens sends them to a “blackhole” address with that, according to an independently verifiable mathematical proof that no one, including Blockstack, can access.  In addition, Blockstack does not receive Stacks Tokens for network operations.  As a result, we do not believe that activities on the network are in violation of Regulation M.

It is possible that a regulator would disagree with this position.  If so, we may be required to significantly restructure the transactions on the network, which could lead to significant costs to Blockstack and could force us to change or cease operations of the network.  This could result in a loss or decrease in value of the Stacks Tokens.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that are based on management’s beliefs and assumptions and on information currently available to management.  Some of the statements in the sections of this offering circular captioned “Offering Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “The Blockstack Network,” and “Business” and elsewhere in this offering circular contain forward-looking statements.  In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “ongoing” or the negative of these terms or other comparable terminology, although not all forward-looking statements contain these words.

These statements involve risks, uncertainties, assumptions and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from the information expressed or implied by these forward-looking statements.  Although we believe that we have a reasonable basis for each forward-looking statement contained in this offering circular, we caution you that these statements are based on a combination of facts and factors currently known by us and our projections of the future, about which we cannot be certain. Forward-looking statements in this offering circular include, but are not limited to, statements about:

•                  the anticipated development and growth of the Blockstack network;

•                  our plans for the introduction of mining to the Blockstack network;

•                  the anticipated decentralization of the Blockstack network and our expectations as to whether the Stacks Tokens will continue to be deemed securities under applicable law and whether we will continue to be deemed their issuer;

•                  our expectations regarding future hard forks that Blockstack introduces to upgrade the network, and hard forks that may be introduced by others;

•                  our expectations regarding demand for the decentralized applications that are currently using or intending to use the Blockstack network;

•                  our expectations regarding whether a secondary trading market may develop for the Stacks Tokens in the form of an exchange or alternative trading system or internal bulletin board;

•                  our expectations regarding regulatory developments and their effect on the blockchain technologies, cryptocurrencies, digital assets, cryptocurrency exchanges, the Stacks blockchain, the Blockstack network and the Stacks Tokens;

•                  the ability of decentralized applications on the Blockstack network to develop a user base and a successful business model;

•                  the anticipated development and growth of our smart contract language;

•                  Blockstack’s future financial performance, including our expectations regarding Blockstack’s operating and research and development expenses;

•                  our expectations regarding satisfaction of the milestones under the private token sales documents we have entered into, and the effect that satisfying or failing to satisfy those milestones will have on the Blockstack network and Blockstack’s financial condition;

•                  the impact of competition in Blockstack’s industry and innovation by their competitors;

•                  the anticipated trends, growth rates and challenges in our business and in the cryptocurrency market;

•                  maintaining and expanding the Blockstack network’s base of network users and decentralized application developers;

•                  maintaining Blockstack’s relationships with decentralized application developers;

•                  Blockstack’s liquidity and working capital requirements;

•                  Blockstack’s anticipated growth and growth strategies and our ability to effectively manage that growth and effect these strategies;

•                  our expectations regarding demand for tokens used as fuel on the network;

•                  Blockstack’s ability to expand internationally;

•                  the reliability of the third-party infrastructure and the blockchains on which the Blockstack network depends;

•                  Blockstack’s ability to hire and retain necessary qualified employees to expand its operations;

•                  Blockstack’s ability to adequately protect our intellectual property;

•                  the effect on Blockstack of litigation to which we are or may become a party;

•                  our ability to stay abreast of new or modified laws and regulations that currently apply or may become applicable to our business both in the U.S. and internationally;

•                  Blockstack’s ability to maintain an effective system of internal controls necessary to accurately report our financial results and prevent fraud;

•                  Blockstack’s use of the net proceeds from this offering and the concurrent Regulation S offering; and

•                  the estimates and estimate methodologies used in preparing Blockstack’s consolidated financial statements.

In addition, you should refer to the section of this offering circular captioned “Risk Factors” for a discussion of other important factors that may cause actual results to materially differ from those expressed or implied by the forward-looking statements.  As a result of these factors, we cannot assure you that the forward-looking statements in this offering circular will prove to be accurate.  Furthermore, if the forward-looking statements prove to be inaccurate, the inaccuracy may be material.  In light of the significant uncertainties in these forward-looking statements, you should not regard these statements as a representation or warranty by us or any other person that we will achieve our objectives and plans in any specified time frame, or at all.  We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

This offering circular contains market data  that was obtained from industry publications.  This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates.  We have not independently verified any third-party information.  While we believe the market position, market opportunity and market size information included in this offering circular is generally reliable, such information is inherently imprecise.

USE OF PROCEEDS

We estimate that the net cash proceeds to us from the sale of the Stacks Tokens in this offering will be approximately $35.2 million, after deducting estimated offering expenses of $2.8 million and assuming that the maximum proceeds of the cash offering of $38 million are received, which would require that at least 1,111,111 Stacks Tokens be reallocated from the voucher program to the general offering.

The table below shows the estimated net proceeds we would receive from this offering assuming the sale of 25%, 50%, 75% and 100% of the maximum proceeds from the Stacks Tokens we are offering in the cash offering. There is no guarantee that we will be successful in selling any of the Stacks Tokens we are offering.

	25%	50%	75%	100%
Gross Proceeds	$9,500,000	$19,000,000	$28,500,000	$38,000,000
Offering Expenses	$2,800,000	$2,800,000	$2,800,000	$2,800,000
Net Proceeds to the Company	$6,700,000	$16,200,000	$25,700,000	$35,200,000

The table below sets forth the manner in which we intend to use the net proceeds we receive from this offering, assuming the sale of 25%, 50%, 75% and 100% of the maximum proceeds from the Stacks Tokens we are offering. All amounts listed below are estimates.

	25%	50%	75%	100%
Operations and Cash Reserves	$3,400,000	$7,200,000	$10,300,000	$14,900,000
Research and Development	$2,000,000	$4,900,000	$7,700,000	$8,000,000
Marketing and Education	$1,300,000	$4,100,000	$7,700,000	$12,300,000
TOTAL	$6,700,000	$16,200,000	$25,700,000	$35,200,000

We intend to use the proceeds of this offering for general operations and cash reserves,  including but not limited to payment of salaries (including those of directors and officers) and hiring employees and consultants, and payment of federal and state income taxes, which we anticipate to be immaterial in the event we raise 25% of our maximum proceeds but which we estimate could amount to as much as $9 million in the event 100% are raised.

We also intend to use the proceeds of this offering for research and development, specifically for continued development of the Stacks Tokens and the Blockstack network and Stacks blockchain, and for that portion of hiring costs and payment of salaries that are allocated to research and development, as well as for marketing and education, which includes supporting the application ecosystem, organizing and hosting educational and developer events, and investments in developers of applications for our network.

We also intend to use the above proceeds in conjunction with our cash reserves which derive almost entirely from the proceeds from private sales described in the section of this offering circular captioned  “Business—Development of the Business—Token Sales” for any of the purposes indicated herein.  As of December 31, 2018, we had $25.5 million cash on hand from these sources, of which $4.4 million was contingent and subject to the satisfaction of milestones, as described in that same section of the offering circular. We will also use the above proceeds in conjunction with the proceeds from our concurrent offering of between 40 to 80 million tokens to non-U.S. persons under Regulation S, the net proceeds of which we estimate to be $9.3 million to $19.0 million.

We cannot specify with certainty all of the particular uses for the net proceeds to be received upon the closing of this offering and the concurrent Regulation S offering.  In addition, the amount, allocation and timing of our actual expenditures will depend upon numerous factors.  Pending other uses, we intend to invest the proceeds in interest-bearing, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government, or hold as cash or in cryptocurrency.  We cannot predict whether the proceeds invested will yield a favorable return.  Our management will have broad discretion in the application of the net proceeds we receive from our offering and the concurrent Regulation S offering, and investors will be relying on the judgment of our management regarding the application of the net proceeds.

Blockstack reserves the right to alter the use of proceeds in this offering.

DILUTION

The following table summarizes the differences between the total consideration and the weighted-average price per token paid by, on the one hand, officers, directors, promoters and affiliates of Blockstack who have acquired Stacks Tokens prior to the date of this offering circular and, on the other hand, investors participating in this offering, before deducting estimated offering expenses, assuming that the maximum gross cash proceeds from the offering of $38 million are raised and that the maximum number of tokens are sold at the $0.30 per token price:

	Tokens Purchased	Total Consideration		Weighted- Average Price Per Token
Existing tokenholders before this offering	315,564,774	$2,036,146	(1)	$0.0065
Investors participating in this offering		50,000,000	(2)
Voucher Holders	161,666,667	19,400,000		0.1200
Public Sale	62,000,000	18,600,000		0.3000
App Mining Program	40,000,000	12,000,000		0.3000
Total investors participating in this offering	263,666,667	50,000,000		0.1896

The following table presents the same comparison based on the assumption that the offering is sold as described on the cover page (i.e., 215 million tokens sold in voucher program and 40 million tokens sold in the general offering):

	Tokens Purchased	Total Consideration		Weighted- Average Price Per Token
Existing tokenholders before this offering	315,564,774	$2,036,146	(1)	$0.0065
Investors participating in this offering		49,800,000	(3)
Voucher Holders	215,000,000	25,800,000		0.1200
Public Sale	40,000,000	12,000,000		0.3000
App Mining Program	40,000,000	12,000,000		0.3000
Total investors participating in this offering	295,000,000	49,800,000		0.1688

(1)         Includes 264,855,453 Stacks Tokens sold to affiliates for $0.00012 per token in October 2017, 12,500,000 Stacks Tokens sold to affiliates for $0.12 per token in January 2018 and 38,209,321 Stacks Tokens sold to affiliates for $0.01320 per token in October 2018. Does not include the $1 million in tokens Union Square Ventures, one of our existing tokenholders, has indicated an intent to purchase in this offering through one or more affiliates at the general offering price, on the same terms as the other purchasers in the general offering. See the footnotes to the beneficial ownership table in the section captioned “Principal Stockholders” for more details.

(2)         Assumes the maximum sale of 62,000,000 Stacks Tokens to the general public at a price of $0.30 per token, the sale of 161,666,667 Stacks Tokens through the voucher program at a price of $0.12 per token, and the sale of 40,000,000 Stacks Tokens through the App Mining program for non-cash consideration worth $0.30 per token.

(3)         Assumes the sale of tokens as set forth on the cover page of 40,000,000 Stacks Tokens to the general public at a price of $0.30 per token, the sale of 215,000,000 Stacks Tokens through the voucher program at a price of $0.12 per token, and the sale of 40,000,000 Stacks Tokens through the App Mining program for non-cash consideration worth $0.30 per token.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

You should read the following discussion and analysis of Blockstack’s financial condition and results of operations together with the consolidated financial statements and related notes that are included elsewhere in this offering circular. This discussion contains forward-looking statements based upon current plans, expectations and beliefs that involve risks and uncertainties. Blockstack’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Information Regarding Forward Looking Statements” and in other parts of this offering circular.

Overview

We are a technology company that together with our corporate parent, Blockstack PBC, is developing, sponsoring and commercializing an open-source peer-to-peer network using blockchain technologies to build a network for decentralized applications, which we refer to in this offering circular as the “Blockstack network.”  The ultimate goal of the Blockstack network is to enable application developers to build and publish decentralized applications without the need to maintain central databases, and for users of these decentralized applications to retain control over their own data.  Over 105,000 user accounts have been registered on the Blockstack network and over 7,000 enthusiasts and developers currently participate in our open-source community (including through our Slack group and online forum).

Decentralized applications in our vision are applications that allow users to do anything possible using the applications commonly found on today’s internet and mobile app stores, with comparable performance or reliability, but which also allow users to control their own data and make informed decisions about whom to trust.  We believe there is a strong demand, which has not yet been met, for applications that follow the above principles.  We believe that a significant percentage of internet users do not trust the current model of centralized applications, and are motivated to find an alternative.

Since our inception, our short-term strategy and that of our corporate parent has and continues to be to devote all of our resources to the development of the Blockstack network and to develop open-source software enabling developers to build applications on the network, with Blockstack Token LLC focusing specifically on the development of the Stacks Tokens as part of that development.  The Blockstack network has been live and accepting new user accounts for registration since 2015.  Our parent has financed this activity through sales of its preferred equity and common stock, and we have financed the development of Stacks Tokens through forward sales of Stacks Tokens in 2017 and 2018.

To date Blockstack’s operations have been funded by an aggregate of $47.5 million in private placements of Stacks tokens and $5.1 million through the sale of the Series A convertible preferred stock of Blockstack PBC.  Blockstack anticipates that its operating expenses will increase in the foreseeable future as it seeks to continue to grow its business, attract users, application developers and partners and further enhance and develop the Blockstack network.  Blockstack expects to experience increasing operating losses for the foreseeable future.  Blockstack expects its expenses will increase substantially in connection with these ongoing activities.

Blockstack characterizes portions of the proceeds of the private placements of Stacks Tokens as revenue.  Specifically, Blockstack recognizes revenue from previous sales of Stacks Tokens over the estimated period in which Blockstack is performing development services under the contracts.  Blockstack uses a cost to cost method of measuring progress toward complete satisfaction of these obligations, and based on this methodology, these sales yielded a total of $0.4 million of recognized revenue and $7.4 million of deferred revenue in 2017, and $34.5 million of recognized revenue and $2.5 million of deferred revenue in 2018.  As a result, substantially all of the revenue Blockstack recognizes comes from our sales of Stacks Tokens.

The remainder of the proceeds of Stacks Tokens sales is not recognized as revenue because these proceeds remain subject to the achievement of a future milestone.  See the section of the offering circular captioned “Business—Developments of the Business—Token Sales” and “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.  Proceeds from Stacks Tokens sales subject to milestones are recognized as restricted assets on the balance sheets included in Blockstack’s consolidated financial statements.

In the future, Blockstack may generate additional revenue through our additional sales of Stacks Tokens, including pursuant to this offering circular.  An additional 110 million tokens have been allocated to the Blockstack PBC treasury, and we may sell any or all of these Stacks Tokens in private placements after they have been released from their time lock, as described under “Business—Development of the Business-Token Sales.” See the section titled “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.

Blockstack’s long-term strategy is to decentralize development and governance of the Blockstack network such that no single entity, including Blockstack, is in control of the network.  At some point when this decentralization process is complete and there is a healthy ecosystem of applications and users on the network, Blockstack PBC expects to develop new business models, which may include the development and commercialization of premium versions of open-source software, enterprise licensing for blockchain technology, and development of new applications for the network.  Blockstack may also dissolve Blockstack PBC and distribute the Stacks Tokens in Blockstack PBC’s treasury to Blockstack PBC’s stockholders.  We do however intend to continue operating for a minimum of two to three years and likely until one of the following occurs: the Stacks Tokens are no longer deemed to be securities, we are no longer deemed to be the issuer of the tokens, or the Stacks blockchain undergoes a hard fork without Blockstack’s consent that effectively results in Blockstack no longer driving the governance of the network.  Blockstack also intends during this time to encourage independent entities to contribute to the development of Blockstack Core, the core open-source software governing the network as well as contribute to the growth of the eco-system.

Blockstack Token LLC is a Delaware limited liability company founded in September 2017 for the purpose of distributing the Stacks Token.  The consolidated financial statements for fiscal years ended December 31, 2017 and December 31, 2018 included herewith and the following discussion and analysis as of such dates and with respect to periods are presented on a consolidated basis to include the accounts of us, our corporate parent, Blockstack PBC, a wholly owned subsidiary, Blockstack Token Fund GP, LLC (“Token Fund GP”), Blockstack Employee LLC, a controlled subsidiary of Blockstack PBC, and Blockstack Token Fund QP, L.P. (“QP Fund”) Blockstack Token Fund AI, L.P. (“AI Fund” and together as the “LP funds”); Token Fund GP is the General Partner of the LP funds.  During the 2018 fiscal year, Blockstack PBC formed Blockstack Signature Fund 1 LLC (“Signature Fund 1 LLC”), a wholly owned subsidiary of Blockstack PBC, and the consolidated financial statements for the fiscal year ended December 31, 2018 are presented on a consolidated basis to include the accounts of Signature Fund 1 LLC in addition to the other consolidated entities referenced above. Our corporate parent, Blockstack PBC, is a Delaware public benefit corporation that was founded in June of 2013, and since that time has sponsored the development of the Blockstack network.  Token Fund GP was formed as a Delaware limited liability company on November 16, 2017 with operations in New Jersey, and its purpose is to act as General Partner and facilitate investments in the LP funds. The LP funds were formed on November 16, 2017 as Delaware limited partnerships, with both having operations in New Jersey.  Blockstack Employee LLC is a Delaware limited liability company created to hold Stacks Tokens on behalf of the employees of Blockstack PBC and its affiliates that have been awarded or sold Stacks Tokens in compliance with Rule 701 under the Securities Act.  Signature Fund 1 LLC is a Delaware limited liability company that is wholly owned by Blockstack PBC, with all of its assets comprised of interests in privately held companies.

We have not included or incorporated by reference separate financial statements of the issuer of the Stacks Tokens, Blockstack Token LLC, in this offering circular, and have only included the consolidated financial statements of Blockstack PBC, which include Blockstack Token LLC as a consolidated entity. We do not consider Blockstack Token LLC’s separate financial statements, apart from Blockstack PBC, to be material to holders of the Stacks Tokens because (1) Blockstack Token LLC is a wholly-owned subsidiary of Blockstack PBC whose primary purpose is to provide financing for the business and operations of Blockstack PBC and its affiliates through the sale of the Stacks Tokens, (2) Blockstack Token LLC does not currently engage in any independent operations, (3) Blockstack Token LLC does not currently plan to engage, in the future, in more than minimal independent operations and (4) the full financial resources available to Blockstack PBC and its subsidiaries, including Blockstack Token LLC, will be used to effect distribution of the Stacks Tokens and support the development of the Blockstack network.  As a result of this consolidated presentation, all intercompany transactions and balances are eliminated in consolidation.

Since 2015, Blockstack has engaged the services of Nomad Financial for its bookkeeping, and Nomad Financial assisted in the preparation of the financial statements included in this offering circular, with additional assistance from Chord Advisors, LLC an outside consulting firm that specializes in providing technical accounting for public and private companies.

Factors Affecting the Development of the Blockstack Network

Blockstack believes that the value of the Stacks Tokens substantially depends upon the successful development of the Blockstack network.  The successful development of the Blockstack network in turn will likely depend for the foreseeable future upon the financial resources of Blockstack PBC, as Blockstack PBC management and employees continue to play a leading role in the development and governance of the network.

Blockstack believes that the below factors will substantially affect Blockstack PBC’s capacity to develop the Blockstack network:

Reaching the Remaining Milestone

During the periods covered by the financial statements, a substantial portion of Blockstack’s cash and cryptoassets were restricted because they were subject to two performance-based milestones: (1) the development of a live, operational decentralized network with token functionality (the “first milestone”) and (2) the registration of one million verified users on the network (the “second milestone”).  See the section of this offering circular captioned “The Business—Development of the Business—Token Sales” for further information.  In November 2018, Blockstack achieved the first milestone; however significant portions of Blockstack’s cash and cryptoassets remain restricted as further described below under “Liquidity and Capital Resources,” as of December 31, 2018.  If Blockstack fails to achieve the second milestone, it will not receive the restricted assets still subject to this milestone and its financial resources will be impaired.

The ability to reach the second milestone will be significantly dependent on Blockstack’s ability to develop an ecosystem of application developers and users on the Blockstack network.  The growth of such an ecosystem requires a “two-sided market,” whereby application developers are incentivized to create applications for ecosystems with a large and active user base that features a decentralized applications economy with large amounts of money changing hands, and attracting a large user base requires a wide array of applications available on the network.  Our strategy for creating this market is to seed the growth of our application economy through methods such as our App Mining program and potential user-incentive programs. We also expect that we will utilize traditional marketing efforts.

Introduction of the Stacks Blockchain

Blockstack’s ability to reach the second milestone and financially support the development of the Blockstack network will also depend on its ability to introduce and use the Stacks Token and Stacks blockchain, including its native mining functions, as described in the section of this offering circular titled “The Blockstack network—The Stacks Blockchain.”  For example, Blockstack expects to issue Stacks Tokens to employees, application developers, and community members as incentives and may, potentially, finance additional operations with future sales of Stacks Tokens.  This, in turn, will depend on a number of factors, including the Company’s ability to qualify an offering of Stacks Tokens under Regulation A, to retain key technology employees, adequately develop its intellectual property, and to make significant investments of time and resources in research and development for these purposes.

Acceptance of Blockchain Technologies in General

We also believe that Blockstack’s ability to financially support the development of the Blockstack network will also depend on the general acceptance of cryptocurrency and blockchain technology.  The blockchain technology used in cryptocurrencies, which is sometimes referred to as “distributed ledger technology,” is a relatively new, untested and evolving technology, and although this industry has experienced significant growth in recent years, it is possible that this development and general acceptance and usage will slow or stop.  In addition, regulation of blockchain technology and cryptoassets like the Stacks Tokens involves uncertainty as to how existing law will apply; is likely to rapidly evolve as government agencies take greater interest; and varies significantly among international, federal, state and local jurisdictions.  Lack of acceptance of cryptocurrency in general could generally adversely affect Blockstack’s ability to finance the development of the Blockstack network, by impeding efforts to attract new users and reducing the value of Stacks Tokens we use to incentivize application developers, employees and community members.

Historical discussion of the valuation of the Stacks Tokens

Over the course of its development, the Stacks Token has been subject to several third-party estimates of its valuation. However, we note that no settled methodology currently exists to value cryptocurrencies for blockchains that remain under development. Furthermore, there has never been an active trading market for the Stacks Tokens. As a result, we do not represent that any of the below estimates to be based on the opinion of experts, or indicative of the market price of the Stacks Token at such time as a secondary trading market does develop, if ever.

2017 Foresight Valuation

In September 2017, Blockstack received an independent valuation from Foresight Valuation Group, LLC, which valued the token at $0.00012. Because there was no market price for the token at the time, Foresight used another traditional method for valuing software called the cost approach, which is based on the costs of development of the software underlying the token.

2017/2018 Token Sales

As discussed above, between November 2017 and February 2018, Stacks Tokens were sold in one of our private placements to accredited investors at a price of $0.12 per token. This was a market-based price that reflected the views of potential and actual purchasers. However, the price did reflect certain investor protections—in other words, the fact that 80 percent of the funds were contingent upon achievement of either one or two milestones, as described above under “—Reaching Milestones.” These milestones arguably lessened the usefulness of the sales as indicators of the then-current value of the Stacks Tokens.

2018 Foresight Valuation

In September 2018, Foresight Valuation Group provided an updated valuation of the Stacks token. Foresight used a market-based valuation approach in starting with the $0.12 price from the private placement described above. Recognizing, however, the contingent aspect of 80% of the funds paid for the Stacks Tokens in the private placement, the fact that the milestones upon which those funds were subject had not yet been achieved, and also factoring in risks arising from the underlying software still being under development, Foresight applied an approximately 89% discount to the $0.12 market price to arrive at a valuation of $0.013 per token.

Regulation A Offering

In determining the current price in the general offering, Blockstack has relied on preliminary oral indications of interest from its existing investor base received in compliance with Rule 255 under the Securities Act as well as advice received from a consultant. As noted on the cover page to this offering circular, Blockstack does intend to seek additional input on this price by seeking pre-qualification indications of interest from potential investors pursuant to Rule 255 under the Securities Act. The offering price of the Stacks Token, however, bears no relationship to Blockstack’s book or asset values or likelihood of repayment or to any other established criteria for valuing securities. This price may not be indicative of the market price of the Stacks Token at such time as a secondary trading market does develop, if ever, or the proceeds that you would receive upon a commercial sale of the Stacks Tokens; the offering price may be significantly more than either such price.

Concurrent Regulation S Offering

The $0.25 per token price to be used in the concurrent Regulation S offering represents a discount from the $0.30 price in the general offering reflecting the restricted nature of the tokens sold in that offering and their delayed delivery.

Components of Results of Operations

Revenue

Blockstack recognizes certain proceeds of Stacks Token sales as revenue from contracts with customers pursuant to Accounting Standards Codification (ASC) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09).  Blockstack’s revenue, therefore, consists primarily of revenue recognized in connection with the sale of rights to receive Stacks Tokens.  See the section titled “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.  As a result, Blockstack’s revenue can vary significantly based on the number of Stacks Tokens we sell.  Blockstack believes that there will be additional demand for Stacks Tokens in the future, as the number of application developers and users on the Blockstack network increases, and Blockstack anticipates revenue from Stacks Token sales will continue to generate the majority of its revenue for the foreseeable future.  In addition, because Blockstack does not recognize as revenue any proceeds from the sale of Stacks Tokens subject to the achievement of future milestones, it is possible that it will recognize revenue in the future from prior Stacks Token sales upon the satisfaction of the second milestone.  See the section of the offering circular captioned “Business—Development of the Business—Token Sales” and “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.  Blockstack does not expect to generate significant revenue from any additional sources in the near future.

Operating Expenses

Blockstack’s operating expenses are classified as general and administrative, research and development, compensation expenses and advertising and marketing. Overhead costs, such as information technology and facility costs, are included in general and administrative expenses.

General and Administrative

General and administrative expenses consist of office expenses, costs of legal and professional services, meals and entertainment costs, software/applications for operational use, and other general and administrative expenses, including but not limited to insurance, dues and subscriptions, and printing and postage.  General and administrative expenses account for a significant portion of Blockstack’s operating expenses.  Blockstack anticipates that its general and administrative expenses will increase in the future to support Blockstack’s continued growth, regulatory compliance, and the increased costs of complying with reporting requirements under Regulation A, if Blockstack is able to qualify an offering under Regulation A.  These increases will likely include costs related to outside consultants, attorneys, and accountants, among other expenses.

Research and Development

Research and development expenses represent costs incurred by Blockstack for the development of the Blockstack network, the Stacks Tokens, Stacks blockchain, and Blockstack’s decentralized application ecosystem, and include: related salaries and costs, fees paid to consultants and outside service providers, and costs incurred in paying for registering digital assets on the Blockstack network, which involves periodically purchasing Bitcoin on an exchange using Blockstack’s account and then burning that Bitcoin on the Blockstack network to register the new universal usernames.  The Blockstack network is still under development, and there are significant hurdles to overcome before critical components of the network, including the Stacks Tokens and Stacks blockchain become operational.  As a result, Blockstack expects its research and development expenses to increase over the next several years as it continues to increase the functionality and otherwise enhance the Blockstack network and the Stacks blockchain and encourage the development of new applications for the network.  Such increases may be partially offset by decreased costs associated with registering digital assets, because Blockstack curtailed this practice in the first quarter of 2018 and has thereafter required new users to burn their own cryptocurrency to register universal usernames with the “.id” suffix; Blockstack will now burn cryptocurrency to pay for new usernames with the “.id.blockstack” suffix (known as subdomains), which are significantly less expensive to register.

Compensation Expenses

Compensation expenses consist of salaries and bonuses, equity-based compensation expense, employee benefits costs and certain subcontractor costs.

Advertising and Marketing

Advertising and marketing expenses consist primarily of advertising, corporate marketing, public relations, promotional items, events and conferences and fees paid for software or applications used for advertising and marketing.  Blockstack expects its sales and marketing expense to increase for the foreseeable future as it tries to develop a user and application developer ecosystem.

Other Income

Gain on Sale of Digital Currencies

Blockstack may sell portions of its cryptoassets in order to finance Blockstack’s activities, depending on market conditions, and in order to comply with limitations on the maximum amount of cryptocurrency that can be held in the AI Fund and the QP Fund, which provide that only 30% of the assets held in either fund may be held in the form of cryptocurrency.  Blockstack recognizes the gains and losses attributable to these assets as realized gains or losses in other income. For purposes of determining realized gains and losses, the cost of cryptoassets sold is based on specific identification — in other words, each cryptoasset sold can be traced back to the Blockstack wallet address where it was held when first acquired, allowing Blockstack to determine a cost basis for the cryptoasset, which is then subtracted from the price at which Blockstack sold the cryptoasset in order to determine gain.  In the future, Blockstack may sell more of its cryptoassets.  Because of volatility in the price of cryptoassets, Blockstack’s realized gain on the sale of digital currencies is subject to significant variability.  Further, Blockstack may be required to sell increasingly large amounts of Blockstack’s cryptoassets in order to raise similar amounts of funds as a result of volatility in the market prices of cryptoassets, which may also lead to significant variability in other income.

Gains from the sales of cryptocurrency held in the AI Fund and the QP Fund to third-parties is allocable to the non-controlling interests of the LP funds, and is deducted when determining net income attributable to Blockstack PBC. Gains from sale of cryptocurrency from AI Fund to QP Fund are eliminated from the consolidated financial statements.

Other income

Other income is primarily comprised of revenue earned from subletting Blockstack’s New York office space, admission and ticket fees received in holding events and interest income.  While Blockstack anticipates generating additional income in connection with future events and interest income, Blockstack is not currently subletting a portion of its office space and has no plans for subletting.

Results of Operations

The following table sets forth selected consolidated statements of operations data for each of the annual periods indicated:

	Year Ended December 31,
	2018	2017
	(amounts in thousands)
Revenue	$34,537	$404
Operating expenses:
General and administrative	3,953	1,781
Research and development	1,504	1,112
Compensation expense	4,135	919
Advertising and marketing	757	478
Depreciation and amortization	19	8
Impairment of digital currencies	8,259	—
Total operating expenses	18,627	4,298
Other income:
Gain on sale of digital currencies	—	792
Other income	181	64
Total other income	181	856
Income taxes	6,789	—
Net income (loss)	9,302	(3,038)
Net (income) loss allocable to non-controlling interest	3,933	(792)
Net income (loss) attributable to Blockstack PBC	$13,235	$(3,830)

Year ended December 31, 2018 Compared to Year ended December 31, 2017

Discussion of the year ended December 31, 2018 compared to the year ended December 31, 2017 follows:

Revenue

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Revenue	$34,537	$404	$34,133	*

*Percentage not meaningful

Revenue increased $34.1 million for the year ended December 31, 2018 due to recognition of revenue earned in connection with the sale of rights to receive Stacks Tokens in late 2017 and early 2018 due to the meeting of the first milestone and additional progress in developing the Blockstack network.  See the section titled “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.

General and Administrative Expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
General and administrative expenses	$3,953	$1,781	$2,172	122%

General and administrative expenses increased $2.2 million for the year ended December 31, 2018 primarily due to a $1.7 million increase in legal and other professional services. The remainder of the increase is attributable to occupancy costs and travel and entertainment.

Compensation Expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Compensation expenses	$4,135	$919	$3,216	350%

Compensation expenses increased $3.2 million for the year ended December 31, 2018 primarily due to a $1.9 million increase in salaries and bonuses, $0.5 million increase in severance related to Ryan Shea (see the section titled “Employment Arrangements with our Named Executive Officers” below for details) and $0.8 million increase in payroll taxes, employee benefits and equity-based compensation.

Research and Development Expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Research and development expenses	$1,504	$1,112	$392	35%

Research and development costs increased $0.4 million for the year ended December 31, 2018, primarily due to a $0.2 million increase in personnel related costs associated with an increase in headcount, and a $0.3 million increase in consulting and outside professional services, partially offset by a $0.2 million decrease in costs related to name registrations and server and web hosting costs.

Advertising and Marketing Expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Advertising and marketing expenses	$757	$478	$279	58%

Advertising and marketing expenses increased $0.3 million the year ended December 31, 2018 primarily due to $0.4 million increase in costs associated with events and conferences held by Blockstack, and a $0.1 million increase in costs associated with app mining activities, partially offset by a $ 0.2 million decrease in expenses such as those related to marketing software and applications and other marketing costs.

Depreciation and Amortization

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Depreciation and amortization	$19	$8	$11	138%

Depreciation and amortization increased $11,000 for the year ended December 31, 2018 primarily due to purchase of depreciable assets such as computer equipment and software licenses.

Impairment of Digital Currencies

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Impairment of digital currencies	$8,259	$—	$8,259	*

*Percentage not meaningful

Impairment of digital currencies increased $8.3 million for the year ended December 31, 2018 due to significant declines in the market prices of Bitcoin and Ether as discussed below in the section captioned “Trend Information—Prices of Cryptocurrencies”.

Gain on sale of digital currencies

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Gain on sale of digital currencies	$—	$792	$(792)	*

*Percentage not meaningful

Gain on sale of digital currencies decreased $0.8 million for the year ended December 31, 2018 due to the non-recurring nature of the AI Fund’s sales of digital currencies received from private token sales in 2017 to comply with the cryptocurrency holding limits of the LP funds.

Other income

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Other income	$181	$64	$117	183%

Other income increased $0.1 million for the year ended December 31, 2018 due to admission and ticket fees received in holding events and interest income.

Income tax expenses

	Year Ended December 31,		Change
	2018	2017	Amount	%
	(amounts in thousands)
Income tax expenses	$6,789	$—	$6,789	*

*Percentage not meaningful

Income tax expenses increased $6.8 million for the year ended December 31, 2018 due to net income before income taxes of $16.1 million as a result of the recognition of revenue upon the achievement of the first milestone. The Company was in a net loss position during 2017.

Trend Information

Revenue Trends

Because Blockstack characterizes the proceeds of any Stacks Token sales as revenue, Blockstack’s revenue can vary significantly based on the number of Stacks Tokens we sell.  See the section titled “—Critical Accounting Policies and Estimates— Revenue Recognition” below for details.  If we complete this offering of Stacks Tokens, Blockstack may recognize revenue in 2019 in connection with such sales.  Token purchasers in voucher sales will receive Tokens at discounted prices, which will result in lower revenue to the Company.  In addition, the Company may occasionally purchase assets using Tokens, valued at a discount to the then current fair value, which will result in a loss (or a lower gain) to the Company.  Blockstack believes that there will be additional demand for Stacks Tokens in the future, as the number of application developers and users on the Blockstack network increases, and Blockstack anticipates that we will be able to sell additional Stacks Tokens.  In addition, because Blockstack does not recognize as revenue any proceeds from the sale of Stacks Tokens subject to the achievement of future milestones, it is possible that we will recognize revenue in the future from prior Stacks Token sales upon the satisfaction of the remaining milestone to which the funds held in the LP Funds are subject.  See the section of the offering circular captioned “Business—Development of the Business—Token Sales” and “—Critical Accounting Policies and Estimates—Revenue Recognition” below for details.

Costs and Expenses Trends

Blockstack expects operating expenses to increase for the fiscal year ending December 31, 2019 primarily due to an increase in general and administrative costs associated with the addition of personnel to support Blockstack’s growth and legal, accounting and audit expenses due to costs associated with this offering, an increase in sales and marketing costs, primarily due to increased marketing event costs and increased marketing campaigns to support the growth of the Blockstack network ecosystem, the payment of blockchain processing fees by Blockstack with cryptoassets before the availability of Stacks Tokens on the network, and an increase in research and development costs, primarily due to the addition of personnel and contractors to support the development of the network, in each case since December 31, 2018.  Blockstack does not expect any significant amounts of other income or expenses.

Prices of Cryptocurrencies

The market prices of cryptoassets, including Ether and Bitcoin, experienced significant volatility in the year ended December 31, 2018. As of December 31, 2018, the market price of one Ether was $133.49 and the market price of one Bitcoin was $3,747.39.  This represents decreases of approximately 82% and 73%, respectively, from their prices as of December 31, 2017.  As of May 10, 2019, the prices had increased somewhat to a market price of $171.14 for one Ether and $6,175.14 for one Bitcoin, representing an increase of 28% and 65%, respectively, from their prices as of December 31, 2018. This volatility may have a significant effect on the value of Blockstack’s cryptocurrency reserves, as further described below under “Liquidity and Capital Resources.”

Liquidity and Capital Resources

Sources of Funds

Blockstack has funded operations almost entirely through sales of the convertible preferred stock of Blockstack PBC in 2016 and sales of Stacks Tokens in 2017.  Blockstack’s unrestricted cash on hand as of December 31, 2017 and 2018 was $6.3 million and $21.1 million, respectively.  Blockstack also had $14.9 million and $4.4 million of restricted cash on hand as of December 31, 2017 and 2018, respectively, which is subject to performance-based milestones.  Blockstack believes that its unrestricted cash balance will be sufficient to meet its projected operating cash requirements through at least the next 12 months.

In the future, Blockstack may sell portions of its cryptoassets in order to finance Blockstack’s activities, depending on market conditions and to the extent such cryptocurrencies are unrestricted.  As of December 31, 2018, Blockstack had cryptocurrency reserves of $5.7 million, of which $2.9 million was restricted, and as of such date held $2.6 million of Bitcoin and $3.1 million of Ether, respectively, as a result of our private placements (including sales completed in 2018). During 2018, due to the decline in the market value of the digital currencies as referenced above in “—Prices of Cryptocurrencies,” impairment charges of $8.3 million were recorded on Blockstack’s consolidated statement of operations.  As of December 31, 2017, Blockstack had cryptocurrency reserves of $13.5 million, of which $13.4 million was restricted.  During 2017, no impairment charges relating to these cryptocurrencies were recorded on Blockstack’s consolidated statement of operations.  Because of volatility in the price of cryptoassets, Blockstack’s ability to raise cash from the sale of digital currencies is subject to significant variability.  Further, Blockstack may be required to sell increasingly large amounts of its cryptoassets in order to raise similar amounts of funds as a result of volatility in the market prices of cryptoassets, which may lead to significant variability in the amount of cash that may be raised from the sale of all of its cryptoassets.

Restrictions on Blockstack’s cash and cryptocurrency reserves derive from the fact that under the relevant token sale agreements, up to 40% of the proceeds of these sales by the LP Funds remain subject to return to the purchasers in these sales if certain performance-based milestones are not met.  Blockstack has subjected its entire cryptocurrency reserves it received as part of these sales to return under these milestones in order to maximize Blockstack’s unrestricted cash.  For further information on the sale of Stacks Tokens in 2017 and these performance-based milestones, please see the section of this offering circular captioned “The Business—Development of the Business—Token Sales.”

Blockstack plans to continue to fund its operations and capital funding needs through equity or debt financing, as well as through our sales of Stacks Tokens from our treasury.  The sale of additional equity would result in additional dilution to Blockstack’s stockholders.  The incurrence of debt financing would result in debt service obligations and the instruments governing such debt could provide for operating and financing covenants that would restrict Blockstack’s operations.  The sale of additional Stacks Tokens may result in dilution of the existing supply of Stacks Tokens.  If Blockstack is not able to secure adequate additional funding Blockstack may be forced to make reductions in spending, extend payment terms with suppliers, liquidate assets where possible, or suspend or curtail planned programs.The occurrence of any of these events could affect the value of the Stacks Tokens, our ability to deliver them, or the timing of their delivery.

To the extent that Blockstack raises additional capital through collaborations, strategic alliances or licensing arrangements with third parties, Blockstack may have to relinquish valuable rights to its proprietary software, future revenue streams, research programs or applications or to grant licenses on terms that may not be favorable to Blockstack.  Any of these actions could harm Blockstack’s business, results of operations and future prospects.  Blockstack may never become profitable, or if it does, it may not be able to sustain profitability on a recurring basis. The occurrence of any of these events could affect the value of the Stacks Tokens, our ability to deliver them, or the timing of their delivery.

The following table summarizes Blockstack’s cash flows for the periods indicated:

	Year Ended December 31,
	2018	2017
	(amounts in thousands)
Net cash from operating activities	$4,704	$2,619	(restated)
Net cash from investing activities	$(397)	$1,721
Net cash from financing activities	$4	$13,350	(restated)

Net Cash From Operating Activities

The use of cash in all periods resulted primarily from Blockstack’s net income/loss adjusted for non-cash charges and changes in operating assets and liabilities.

Net cash from operating activities during the years ended December 31, 2018 and 2017 was $4.7 million and $2.6 million, respectively.

Net Cash From Investing Activities

Blockstack’s investing activities have consisted primarily of purchases and sales of digital currencies and investments in other startup companies.

Net cash from investing activities during 2018 was $0.4 million, primarily consisting of investments in other startup companies of $0.3 million. In January of 2019, Blockstack invested approximately $0.5 million in New Internet Labs Limited, as disclosed in the summary to this offering circular.

Net cash from investing activities during 2017 was $1.7 million, consisting primarily of sales of digital currencies.

Net Cash From Financing Activities

Substantially all of the net cash from financing activities in 2017 was the result of funds in the consolidated LP funds that are refundable in the event that Blockstack fails to achieve performance-based milestones and from proceeds from the issuance of the convertible preferred stock of Blockstack PBC. Net cash provided by financing activities for the year ended December 31, 2018 and 2017 was $4,000 and $13.4 million, respectively.

Material Capital Commitments

We currently have no material commitments for capital expenditures.

Off-Balance Sheet Arrangements

Blockstack did not have any off-balance sheet arrangements during any of the periods presented.

Internal Control over Financial Reporting

During the periods covered by the financial statements, Blockstack was an early-stage private company and has relied primarily upon external accounting and financial reporting personnel and other resources with which to address our internal controls and procedures. In connection with the audit of Blockstack’s 2017 consolidated financial statements, our external auditors identified material weaknesses in our internal control over financial reporting, as defined in the standards established by the American Institute of Certified Public Accountants. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis.

Blockstack identified the following material weaknesses in our internal control over financial reporting:

•      it was determined that as of December 31, 2017, the Company’s financial close process was not sufficient;

•                  a material audit adjustment was made in as of and for the year ended December 31, 2017 in relation to a beneficial conversion feature associated with the SAFEs and convertible notes converted to Series A Preferred Stock; and

•                  the 2017 consolidated financial statements were restated due to an error in the consolidated balance sheet and the consolidated statement of cash flows.

During 2018, Blockstack began taking steps to address the controls issues that contributed to the material weaknesses, including the following:

•                  hiring of additional finance and accounting personnel, including a principal financial officer, Jesse Soslow, and a dedicated financial controller, Saurabh Pathak;

•                  hiring of an outside consulting firm, Chord Advisors, LLC, to assist with Blockstack’s technical accounting needs (this firm specializes in providing technical accounting for public and private companies, and the founders are former Big 4 National Office alumni); and

•                  building out and documenting policies and procedures related to financial reporting and accounting practices.

Blockstack believes that these efforts have improved the internal control over financial reporting, and (1) the implementation of these measures have remediated the material weakness from 2017 and (2) will prevent potential future material weaknesses.

Critical Accounting Policies and Estimates

Blockstack’s management’s discussion and analysis of Blockstack’s financial condition and results of operations is based on Blockstack’s financial statements, which have been prepared in accordance with United States generally accepted accounting principles, or U.S. GAAP.  The preparation of these financial statements requires Blockstack to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported revenue generated and expenses incurred during the reporting periods.  Blockstack’s estimates are based on its historical experience and on various other factors that Blockstack believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources.  Actual results may differ from these estimates under different assumptions or conditions.  Blockstack believes that the accounting policies discussed below are critical to understanding Blockstack’s historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates.

Revenue Recognition

There is currently no authoritative literature under accounting principles generally accepted in the United States (U.S. GAAP) that specifically addresses the accounting for sales of cryptoassets like Stacks Tokens or simple agreements for future tokens pursuant to which Stacks Tokens would be issuable.  Therefore, by analogy, Blockstack is recording the sale of the Stacks Tokens similar to the sale of contracts to perform software development services for customers under Accounting Standards Codification (ASC) No. 2014-09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09).  Blockstack has determined that the economic nature of the Stacks Tokens is most closely related to a customer contract because the network is the output of Blockstack’s ordinary activities and Blockstack views the parties that purchased tokens as having a stake in the development of the network and the promotion of the network’s use.  In addition, even if token holders were determined not to meet the definition of a customer, Blockstack would analogize to ASC 606 for lack of any other guidance. Blockstack has determined that the Stacks Tokens do not represent securities for accounting purposes as they are not liabilities and do not entitle the holders to revenues, residual profits, or other returns of Blockstack or any other entity.

Under ASC 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services.  To determine revenue recognition for arrangements that Blockstack determines are within the scope of ASC 606, the following five steps are performed: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) Blockstack satisfies a performance obligation.

Therefore, once a contract is determined to be within the scope of ASC 606, Blockstack recognizes as revenue the amount of the transaction price that is allocated to the respective performance obligation when (or as) the performance obligation is satisfied.

Blockstack determines revenue recognition in accordance with ASC 606 for only the proceeds from such sales not subject to and contingent on the achievement of future milestones under Blockstack’s agreements with the LP funds.  As discussed above, 80% of the proceeds from these sales are subject to the achievement of future milestones.  This “variable consideration” will be recognized when it is probable that if recognized, a significant reversal will not occur—at the achievement of the respective milestones.  As a result, Blockstack determines revenue recognition in accordance with ASC 606 for the remaining 20% of the funds raised in the sale of our SAFTs and our arrangements with the LP funds that is not subject to the achievement of future milestones and, additionally, 100% of the proceeds raised in the sale to existing shareholders and the employee fund in November 2017.

Blockstack is recognizing this revenue over the estimated period in which it is performing development services under the contracts. Blockstack has a performance obligation in these contracts to develop a live, operational, decentralized network with token functionality, and Blockstack uses a cost to cost method of measuring progress toward complete satisfaction of the network development performance obligations.  For all token issuance arrangements except for the QP and AI Fund arrangements, proceeds will be recognized as revenue over the estimated network development period—the period beginning with the issuance arrangements and ending with the launch of the network, which occurred in November 2018.  As a result, Blockstack recognizes a portion of the proceeds from these arrangements as revenue each month, on a straight-line basis, from the effective date of the arrangement to November 2018.  For the QP and AI Fund arrangements, proceeds will be recognized as revenue over the network development period and the period in which Blockstack performs activities to increase the number of network users pursuant to the agreements with the LP funds—the period beginning with the issuance of the arrangements and ending with the specified increase in the number of network users has been achieved, which we estimate will be January 2020.  As a result, Blockstack recognizes a portion of the proceeds from these arrangements as revenue each month, on a straight-line basis, from the effective date of the arrangement to January 2020.

Value of Cryptoassets

There is also no currently authoritative literature under U.S. GAAP that specifically addresses the accounting for cryptoasset holdings, including digital currencies like Ether and Bitcoin.  Blockstack has determined that cryptoassets should be classified as intangible assets with indefinite useful lives, and as such, they are recorded at their respective fair values as of the acquisition date. Blockstack does not amortize intangible assets with indefinite useful lives.  Blockstack reviews indefinite-lived intangible assets at least annually for possible impairment.  We recognize impairment on these assets caused by decreases in market value based upon quoted prices for identical instruments in active markets. In addition, indefinite-lived intangible assets are reviewed for possible impairment between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the indefinite-lived intangible assets below their carrying values.

The Company evaluated digital currencies for impairment by using publicly traded prices of Bitcoin and Ether in order to determine the fair value of digital currencies. During 2018, the market value of the digital currencies declined and impairment charges of $8.3 million were recorded in Blockstack’s consolidated statement of operations. No impairment charges were recorded in 2017.

THE BLOCKSTACK NETWORK

What is the Blockstack network?

Overview

The network that we and our parent Blockstack PBC are developing is an open-source peer-to-peer network using blockchain technologies to ultimately build a new network that enables and encourages the creation and use of decentralized applications, which we refer to in this offering circular as the “Blockstack network.”  The unique Blockstack network is enabled through a careful combination of blockchain and more traditional internet infrastructure technology. The Blockstack network currently has over 105,000 registered accounts, and over 7,000 enthusiasts and developers currently participate in our open-source community (including through our Slack group and online forum).  Examples of decentralized applications that have already been built and are being used on the Blockstack network include Graphite, a decentralized alternative to Google Docs, Sigle, a decentralized and open-source blogging application and BitPatron, a subscription content service for creatives.

A network for decentralized applications

Decentralized applications in our vision are applications that allow users to do anything possible using the applications commonly found on today’s internet and mobile app stores, with comparable performance or reliability, but which also allow users to control their own data and make informed decisions about whom to trust.  In our view, users of decentralized applications should be able to store their data on private cloud storage in a fully encrypted manner that allows them control over who can see their data, while at the same time enabling these users to access their personal data seamlessly across multiple applications; this is instead of the current norm where user data is stored, and often viewed and manipulated by, the various owners of the applications that users use.  We believe these decentralized applications should also be able to be published, hosted and run by any computer as part of a peer-to-peer network (as opposed to being run on a central database and server controlled by the owner of the application); they should ideally use open-source software that can be inspected and modified by the user community as much as possible (as opposed to using proprietary software with possible hidden vulnerabilities and backdoors accessible by unknown third parties); and they should provide transparency about the user data they record or keep, if any (as opposed to logging user interactions without providing notice).

We believe there is a strong demand, which has not yet been met, for applications that follow the above principles.  We believe that a significant percentage of internet users do not trust the current model of centralized applications, and are motivated to find an alternative: according to a Politico/Morning Consult poll in 2017, for example, 61 percent and 59 percent of survey respondents said they do not trust Facebook and Twitter to protect the privacy of their data, respectively.  And we believe this distrust is well-founded: hacks against Yahoo and Equifax resulting in significant data breaches, and the recent divulging of user data by Facebook to Cambridge Analytica, demonstrate both the vulnerability of centrally-stored data to attack and its potential for misuse by third parties to whom it has been knowingly provided.  We further believe that this demand has not been met because, although other platforms and protocols do allow for the development of decentralized applications (that either meet our vision outlined above or use a different definition of the term), these decentralized applications are frequently limited in the range of functionality they offer and affected by issues of scalability and performance.

To meet this demand, the Blockstack network permits and encourages the creation and use of decentralized applications in several ways.  We have created a browser, similar to a traditional internet browser, which makes it easy for users to sign up for and use the Blockstack network.  The network provides a universal security structure, Blockstack Auth, Blockstack network infrastructure allows users to have a universal user account, instead of a separate login for each app, and which both developers and users can rely on for secure transactions across the network.  We allow users to link this username to one or more personal “data lockers,” each of which is a cloud storage account either provided for the user or which the user provides themselves.  Data stored in these lockers is encrypted and can only be accessed by the user and any applications or other third parties to whom the user has explicitly granted permission.  These data lockers also free developers from the burden of having to lease or maintain their own servers for data storage, and we further incentivize developers to join the Blockstack network by making it easy for them to publish their applications, giving them a robust development environment in which they can create new in-app economies based on the trade of digital assets that they create. Blockstack also allows developers to join the Blockstack network without paying fees or giving up to 30% of their revenues to us, as is the case with traditional app stores.  On the Blockstack network, developers may even create their own app store.  We also plan, as part of this offering, to use Stacks Tokens to provide direct incentives to developers and other users of the Blockstack network through the App Mining program.

Finally, like the decentralized applications we support, we believe in transparency in the design of the Blockstack network as a whole.  Blockstack’s software is generally open-source and both the Blockstack Core and several of our smart contracts and libraries that can be used to create additional smart contracts can be downloaded from GitHub at https://github.com/blockstack/blockstack-core/.  Information regarding the location and ownership of all digital assets on the Blockstack network, which includes the Stacks Tokens, is tracked through a blockchain that is public and available for inspection at explorer.blockstack.org.

How the Blockstack network functions

How to access the Blockstack network: the Blockstack Browser

The portal to the Blockstack network and our decentralized applications is our open-source Browser, available for download at www.blockstack.org.  The Browser is available for versions in Linux, macOS, Windows and an online hosted version.  After creating a universal username, new users will be taken to a homepage listing some of the decentralized applications available on the Blockstack network.  As a user, the Browser will also allow you to log into applications using a universal username, and manage accounts, storage on the Gaia data storage system and user cryptocurrency holdings. Applications on the Blockstack network may also be accessed by visiting https://www.app.co and filtering or searching for “Blockstack” or similarly appropriate names. For further details, see the section below captioned “—Becoming a user of the Blockstack network?”

Digital assets and smart contracts

The Blockstack network is governed by two types of software: First, the Blockstack Core, which, when installed and run on the systems and devices of our users and developers governs the rules for the creator of the blockchain and other systems that make up the Blockstack network, and provides the consensus rules for adding data and smart contracts to the blockchain; and second, those smart contracts, which set the rules for how digital assets are created on the Blockstack network, and how their ownership, network location and other key properties are tracked through the blockchain used by the Blockstack network.  Blockstack and other developers have already created several of these smart contracts, including smart contracts that allow developers to create and publish decentralized applications and that allow users to create universal usernames that function as secure log-ins for all the applications on the Blockstack network; other digital assets that currently exist on the network include podcasts (through the DotPodcast app) and special subscription accounts, which developers may offer to paying users of their applications.

The potential breadth and scope of digital assets, however, is much wider: future digital assets may include items ranging from enterprise software licenses and new types of cryptocurrency to pictures, songs and digital baseball cards—effectively any purely digital item that is capable of being stored on the Blockstack network.  Additional smart contracts governing such digital assets may be created in the future by us or any developer on the Blockstack network.

For example, a developer wishing to create a game for trading digital baseball cards could use a smart contract to define what these baseball cards would contain—statistics, pictures, perhaps sound or video clips of the player—and the rules for the network operations that can be performed on the baseball card—how they can be created, bought, exchanged, upgraded with new statistics, and where on the network the cards will be stored.  Each time a new user creates a new digital baseball card on the Blockstack network, the smart contract would have miners record that fact as a new network operation on the network blockchain.  The smart contract would also govern what information about the card, or contained in the card, is stored on the network blockchain; if any of this information is stored elsewhere (as is likely in the case of large items such as graphics or sound files), the digital fingerprint of that off-blockchain information can be taken and stored on the blockchain by miners, and later used to confirm the owner of that information and to check that it has not been tampered with or otherwise altered.  A record would also be written to the blockchain linking the digital baseball card and these fingerprints to a specific public key. In order to perform any network operation on a baseball card, a user of the network would have to prove she has access to the private key paired to this public key by providing an appropriate digital signature to the digital record of the network operation.  Any future network operations on the card would be recorded on the network blockchain including operations that result in changes to off-blockchain aspects of the card (for example, an update to the statistics would result in new digital fingerprints being taken and stored on the blockchain as well).

The developer of this game could also use a smart contract for publishing applications to publish the game itself, and the smart contract will allow the blockchain to keep track of the game’s location on the system (so users can be routed to it on the Blockstack network), and its owner; as mentioned above, a paying user’s account and the various special features and privileges it provides them could be a digital asset as well.  The developer could permit other developers to use her digital baseball contract to create their own baseball card game, or create a new baseball game of their own.  In this way, digital assets on the Blockstack network are used through decentralized applications, but like a user’s data, they are not necessarily tied to any one application.

Gaia Storage

As described above, not everything on the Blockstack network is stored on the network’s blockchain.  In fact, many of the digital assets on the Blockstack network, in particular collections of data and computer programs, as well as user personal data, are stored off of the blockchain using a cloud storage system.  We refer to this system as “Gaia Storage” or “Gaia.”  Data on the Gaia decentralized storage system are located on third-party cloud data storage servers, such as Dropbox, Amazon S3, Microsoft Azure or Google Drive or Cloud.  Blockstack currently provides free storage on this system in the form of data lockers; we anticipate users will be able to purchase additional storage as well. The system is designed to enforce a user’s control over their data by requiring that a private key be provided to decrypt the data, which key should only be available to the owner of the username linked to the data locker on the network’s blockchain.  It is anticipated that these personal data lockers would hold most of the personal documents and information users on the Blockstack network produce on or share with network applications.   Large data files used by developers, such as the graphic or sound elements of our example digital baseball cards, can be stored in Gaia as well, in accounts owned by the developer that it makes accessible to the public.

Gaia is connected to the network’s blockchain through our core nodes, which make up a peer-to-peer network we sometimes refer to as the “Atlas subsystem” or “Atlas.” The Atlas subsystem also stores information that is too large to be stored on a blockchain (for efficiency reasons) but which needs to be globally available for network users.  This mainly includes location information, pointing to the location of data in the Gaia system.  This information is held in 40 kilobyte files called “zone files,” of which each core node maintains a complete copy; digital fingerprints of these files are stored on the network’s blockchain.

Currently, the majority of the network’s core nodes run on systems and devices that Blockstack operates. In the future, however, we anticipate that this will change, as developers and miners join the Blockstack network and begin to run Blockstack’s software, because any user may download the open-source software to run a core node. For example, a developer that does not want to rely on a core node operated by other parties that they do not trust (including Blockstack) will likely want to run their own core node. Any prospective miner will need to run a core node as well; and other parties may (and already do) run core nodes altruistically, for the health of the network.

Why the Blockstack network uses a blockchain for decentralized applications

The Blockstack network uses a blockchain in the way described above both to keep a directory of data and other digital assets on the Blockstack network in a decentralized manner, and to prevent anyone from performing a network operation on a digital asset without its owner’s private key.  On traditional networks that do not use a blockchain, the tasks of keeping track of where things are and who is permitted to control them are often handled by entities acting as central record-keepers—for example, Google keeps track of where user Google Docs are located, the Domain Name System keeps track of which IP addresses belong to which website names, and certificate authorities are entrusted with vouching for websites’ public keys.  This centralization takes control out of the hands of users and places it into that of large organizations or centralized parties, and also makes a network vulnerable to a focused attack aimed at these specific central points, which can often be successfully accomplished with limited resources.  This has been evidenced not only by the attacks discussed above, but by denial of service attacks against the Domain Name System, and the issuance of false Google certificates by a rogue Turkish certificate authority in 2013.  By avoiding a central record-keeper, blockchains are resistant to these focused attacks and are designed to require a would-be attacker to expend an impractical amount of computing power to obtain unauthorized access to a user’s data and other digital assets.

Currently, the blockchain of the Blockstack network operates on the Bitcoin blockchain, and relies on miners who mine the Bitcoin blockchain to perform transaction processing functions on the Blockstack network.  While Bitcoin miners confirmed over 200,000 transactions per day last year, only a very small percentage of these transactions were related to the Blockstack network.  In the future, Blockstack intends to introduce a new blockchain, called the “Stacks blockchain,” to the Blockstack network as well as native mining functions.  See the section of this below titled “—Development of the Blockstack Network—The Stacks Tokens and the Stacks blockchain” for further details.

Why the Blockstack network uses its own blockchain

As noted above, decentralized applications (either conforming to our vision and definition of the term described above or not) can be built using other protocols, of which the most widely-known may be the Ethereum network; we believe, however, that the Blockstack network has distinct advantages over other approaches.  In addition to the fact that the network already offers functions like decentralized authentication, through universal usernames, and data storage through Gaia Storage that developers using other platforms would have to build themselves, we believe that the Blockstack network may have advantages with respect to performance and scalability over systems that rely more heavily on a blockchain and which store code and data and run computations directly on a blockchain.  Inclusion of storage and computation functions in a blockchain’s consensus rules, as generally outlined below in “Background: Blockchain technology,” makes it difficult or expensive to write to a blockchain (see also “Risk Factors—Risks Related to Blockchain Technology”).  By contrast, the Blockstack network makes minimal use of a blockchain and has a “thin” blockchain that stores minimal logic and data while still uniquely identifying assets on the Blockstack network through the use of digital fingerprints and the Gaia Storage system.  Developers can therefore more easily optimize their applications for scalability and performance as computations needed for one application do not impact the speed or processing of other applications on the network, and the performance of data storage is not dependent on, for example, size limitations imposed by the need for each core node to download a copy of the blockchain quickly.  Although the permanence of information written to a blockchain is often touted as one of its advantages, storing programs and data off of the blockchain can make application upgrades easier and increases the capacity and speed of data storage.  The new Stacks blockchain (which remains under development) is expected to introduce further improvements in this regard; in addition to the design principle of minimal use of a blockchain, it will use a novel “two-tiered” consensus algorithm that can speed up confirmation times for most transactions (see “—Development of the Blockstack Network—The Stacks Token and the Stacks Blockchain” for a description of this consensus algorithm, called “leader election mining,” as well as for a description of the anticipated development of the Stacks blockchain).

However, Blockstack’s decision in designing the Blockstack network to rely on third-party storage systems to store data, as opposed to the blockchain, does entail certain risks—see  “Risk Factors—Risks Related to the Blockstack Network” for a further discussion of these risks and risk related to the development of the Blockstack network and the Stacks blockchain in general.

The role the Stacks Tokens will play on the Blockstack network

The Stacks Tokens are the native, or default, token for the Blockstack network and have several current or anticipated functions:

•                  Fuel:  Stacks Tokens are used as “fuel” to create or “register” a new digital asset or smart contract on the Blockstack network.  We use the term “fuel” because the tokens are burned during this process.

The purpose of requiring the burning of tokens whenever registering a new digital asset is to prevent users from flooding the network with “spam” transactions—registering a broad swathe of digital assets that they do not intend to use, for example (but which may be of value to another user, such as a website address), creating useless digital assets or smart contracts, or trying to flood the network with transactions as a method of attack.  The fuel payments for each digital asset are determined by a formula created by its smart contract; the fuel payments for smart contracts are determined by a formula created by us that is embedded in the Blockstack Core software.  Currently, Stacks Tokens and other cryptocurrencies are accepted forms of payment on the Blockstack network for creating smart contracts and registering new digital assets. In the future, Stacks Tokens will be the only currency accepted for creating smart contracts and will be the default form of currency accepted for registering new digital assets; however, developers writing a smart contract may allow (and some have already allowed) another currency to be used as fuel for creating new digital assets.

•                  Payments to developers:  We expect that certain developers will require payment of Stacks Tokens to download or access their applications.  Stacks Tokens will be the default currency for this function, but developers may choose alternative forms of payment, including cryptocurrency or fiat.

•                  In-app payments:  We expect that developers will enable payments within their applications for digital assets, either to the developer for the purchase of digital assets previously registered by the developer, or for payments between users.  For example, the baseball card game referred to above may allow users to purchase new digital baseball cards directly from the developer or to purchase outstanding digital baseball cards from other users.  These payments may be made in Stacks Tokens, unless the developer chooses an alternative form of payment.

•                  Non-binding polling:  We intend to let holders of Stacks Tokens participate in non-binding polling regarding upgrades to the network proposed by us.  Participating in this polling will require holding Stacks Tokens and may additionally require the tokens to be burned or transferred to a third-party depending on the type of polling used.

•                  Incentives:  Finally, we intend to use the Stacks Tokens to permit several different types of incentives.  Stacks Tokens will be used in our App Mining program which will be intended to reward application developers for creating well-reviewed applications on the Blockstack network and to provide grants to support internet freedom, internet security and user privacy and the decentralized application ecosystem.  When mining functions are introduced onto the network, new Stacks Tokens will be issued to miners as rewards and used to pay incentive payments for blockchain-related processing.  See “Development of the Blockstack Network—The Stacks Token and the Stacks blockchain” below.

We anticipate that the Stacks Tokens you purchase in this transaction will also be freely tradeable on a registered exchange or alternative trading system and, in the future, we plan to add significant additional functionality to the Stacks Token. As far as Blockstack is aware, there are currently no registered exchanges or alternative trading systems to support the trading of Stacks Tokens on the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Stacks Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.stackstoken.com, and seek to have the Stacks Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by Blockstack. Please see the sections captioned “—Development of the Blockstack Network” and “Description of the Stacks Tokens—What can my Stacks Tokens do in the future?” for further details.

Governance of the Blockstack Network

Until now, Blockstack PBC has maintained the Blockstack Core software (available at https://github.com/blockstack) and generally guided all significant changes to the software.  When introducing any update modifying the software on our network, Blockstack’s policy has been and continues to be to seek community consensus prior to adoption from the Blockstack PBC online community through our Blockstack Forum, which can be accessed at https://forum.blockstack.org and also as a decentralized application through our Browser.  Blockstack attempts to gain consensus prior to updates because each proposed update poses a risk of creating a split in the network between core nodes that adopt the change and those that do not. This risk is particularly acute with respect to hard forks, where the network formed by core nodes that adopt the update is no longer compatible with core nodes running the previous version of the software.  As a holder of Stacks Tokens, we anticipate that you will be able to participate in our community and attempt to influence the direction of any change through non-binding polling.  There is no numerical threshold, however, above or below which Blockstack is obligated to proceed or halt with the introduction of a change to the network; however, Blockstack has never introduced a change to the network that had strong opposition from the community.  We believe this policy of seeking consensus has helped Blockstack avoid creating a permanent split to the network to date.

Once the Stacks blockchain has been fully introduced, in particular its mining functions (as described in the next section), and the network has achieved further growth in terms of users and persistent nodes, Blockstack intends to exert less control over its future development.  The Blockstack Core software run by core nodes responsible for a majority of our mining power will determine what is written to the Stacks blockchain, so any proposed upgrades will require adoption by a majority of the mining power on the network.  In addition to no longer driving decisions regarding network development, we also expect that the key developers of the Blockstack Core, currently employed by Blockstack PBC, will no longer be primarily employed by us and Blockstack PBC will not be the only entity contributing to open-source development of the Blockstack Core.

Ultimately, Blockstack anticipates that the Blockstack network will become an independent, decentralized ecosystem, over which no one party, including Blockstack, will have control. There is, however, no guarantee this will occur. Changes to the Blockstack Core will likely be proposed by third parties, and such proposals may gain traction and be implemented, without Blockstack’s approval.  None of Blockstack, the holders of the Stacks Tokens nor any other party have any contractual rights to block, approve, mandate or vote on any modification proposed by any party including Blockstack.  At that time, consistent with recent guidance from the staff of the SEC on the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to digital assets in its “Framework for ‘Investment Contract’ Analysis of Digital Assets” (April 3, 2019), we expect that the Stacks Tokens will have changed materially such that they will no longer be securities or we will no longer be the issuer, but in either case we will cease to have any disclosure or reporting obligations under federal or state securities laws. This may also occur before Blockstack steps away from a leading role in governance, as upgrades proposed by third parties, including hard forks, may gain traction on the Blockstack network without Blockstack’s approval.  If such a change is popular with network users, it could result in the creation of a new network different than the one described in this offering circular, and potentially in the exchange of the Stacks Tokens sold in this offering for a new security—for a description of how this could arise, see the section of this offering circular captioned “Description of the Securities Being Offered—The Terms of the Stacks Token under its smart contract—Modification of the smart contract for the Stacks Token.” Any holders of Stacks Tokens could then be in possession of a new security and new token which Blockstack has not issued, claims no responsibility over, and will not support with upgrades.

The board of directors of Blockstack PBC will be responsible for regularly considering and ultimately determining whether the Stacks Tokens no longer constitute securities issued by us under the federal and state securities laws of the United States.  In making this determination, the board will refer to the relevant legal and regulatory standards for such determination in effect at the time of such determination, will consult with legal counsel and will, if possible and appropriate, seek consultation with relevant regulatory authorities including, we expect, the Commission.  At the present time, based on the guidance cited above, we expect this determination to turn on whether the Blockstack network is sufficiently decentralized; this will, in turn, depend on whether purchasers of Stacks Tokens reasonably expect Blockstack to carry out essential managerial or entrepreneurial efforts, and whether Blockstack retains a degree of power over the governance of the network such that its material non-public information may be of special relevance to the future of the Blockstack network, as compared to other network participants. Under current guidance, Blockstack would expect to take the position that if the answers to these questions are that purchasers do not have that expectation and Blockstack does not have that power, the Stacks Tokens will no longer constitute a security under the federal and state securities laws of the United States. The board of directors of Blockstack PBC may also assess other criteria for making this determination, including any criteria based on additional guidance we receive from U.S. regulators.

A mix of facts and circumstances may inform these determinations.  As an illustrative example, currently, all of the core developers of the Blockstack network are employed by Blockstack, but as the Blockstack network becomes increasingly decentralized, core developers other than those employed by Blockstack may become primarily responsible for the development and future success of the network. As another example, Blockstack may transfer governance and control of the Blockstack network to other parties, such as network users and developers, so that the success of the network turns on the efforts of others, rather than the sole efforts of Blockstack.

In the event that the board of directors of Blockstack PBC determines that the Stacks Tokens no longer constitute a security issued by Blockstack Token LLC under the federal and state securities laws of the United States, Blockstack will make a public announcement of its determination at least six months prior to taking any actions based on this determination.  Holders of the Stacks Tokens will have no consent or comment rights with respect to this decision. Blockstack currently anticipates this determination will likely be made within a year of the introduction of the mining mechanisms described below under “Development of the Blockstack Network—The Stacks Token and the Stacks blockchain.”

Development of the Blockstack Network

Historical development of the Blockstack network

The Blockstack network has been live and accepting new user accounts for registration since 2015.  Since that date, changes to the network have been released in a series of hard forks that we have introduced to Blockstack Core, occurring in each of 2015, 2016, 2017 and 2018.  The initial hard fork in 2015 allowed Blockstack to migrate away from the Namecoin blockchain. In 2016, the hard fork implemented several improvements, such as the introduction of the Atlas subsystem and re-writing the code implementing our consensus rules to use SQL (instead of JavaScript Object Notation) for storing digital assets. The hard fork executed in 2017, was designed to adjust the Bitcoin-to-United-States-dollar exchange rate, add additional support for payments, and improve the efficiency and simplicity of our existing protocol, and the hard fork executed in November 2018 introduced the genesis block and the smart contract for the Stacks Token to the Blockstack network. We expect these hard forks to continue in the immediate future; for example, the distribution of the Stacks Tokens in this offering will require another hard fork. However, Blockstack’s ultimate goal is that the evolution and development of the Blockstack network become independent of Blockstack.

The Stacks Token and the Stacks Blockchain

The introduction of the Stacks Token is the first step in our introduction of a Blockstack-specific blockchain—the Stacks blockchain.  The second step of the introduction of the Stacks blockchain will be our intended introduction of native mining mechanisms to the Blockstack network as described below.  We have designed the Stacks blockchain to achieve several goals that we believe are important to the long-term sustainable growth of the Blockstack network; these goals, their importance, and their relationship to the Stacks blockchain, are each also further described below.

Our current reliance on Bitcoin miners

The Blockstack network currently uses Bitcoin as a placeholder token and relies on Bitcoin miners, who add the Blockstack network’s records to the Bitcoin blockchain, for this function.  We refer to the technology that enables this as “virtualchain technology.”  Bitcoin miners mine the Bitcoin blockchain in exchange for Bitcoin, both newly-issued, as well as incentive payments paid by the users participating in the transactions being recorded, using proof-of-work mining.  Although the network’s current “virtual blockchain,” as a result, relies on the Bitcoin blockchain and its related services and our users are required to pay incentive payments in Bitcoin, it is anticipated that this virtualchain structure may mitigate certain risks associated with dependence on a third-party system by affording Blockstack the ability to migrate away from the current underlying blockchain in the event that such underlying blockchain were to fail, fall under attack, or become obsolete.  Blockstack has already accomplished such a migration once since the creation of the network, migrating away from the Namecoin blockchain in 2015 and the launch of the Stacks blockchain, and replacement of the Bitcoin token with the native Stacks Token, represents the first step in our move away from relying on a virtualchain replaced on an existing blockchain (to be completed when leader election mining, and the other mechanisms described below, are introduce to the Blockstack network).

Mining of the Stacks blockchain

As noted above, the Stacks blockchain is being introduced in two steps.  Blockstack has already taken the first step through the introduction of the Stacks Token.  Then, at a future date no sooner than 2019, the Blockstack network will launch its own native mining mechanisms and no longer record network operations on the Bitcoin blockchain.  The network will also begin to add records to the Stacks blockchain in blocks.  This will allow some users to effectively download only the headers of each block, which will require significantly less memory and processing power on the part of these “light nodes” than that required by our core nodes.

Leader Election Mining

The primary mining mechanism on the Blockstack network, through which records will be added to the Stacks blockchain and all new Stacks Tokens will be created, will be a process we call “leader election” mining.  This mining process will be divided into two phases for each block written to the blockchain: in the first phase of the process, Stacks miners become candidates for selection as a “leader” by burning one or more tokens from a blockchain that uses proof-of-work mining (which at first will be Bitcoin, but may be other tokens in the future, potentially including a proof-of-work token created by Blockstack).  The requirement to burn cryptocurrency in order to write to the Stacks blockchain is intended to make it expensive for an attacker to supplant the correct blockchain with a falsified version; given the fact that core nodes select the correct state of the network by selecting the blockchain corresponding to the largest sequence of burned cryptocurrency, the attacker would have to burn similar amounts of cryptocurrency for such an attack to succeed.  In the second phase of the process, a leader is selected from a group of candidates based on a randomization function that gives greater odds to miners that burn more tokens (but which may also select a miner that has burned relatively few tokens).  That leader is then permitted to add proposed network operations to the blockchain during a certain period of time called an “epoch;” once the epoch is over, the new transaction forms a new block, and the leader collects all incentive payments associated with those network operations. It also means that mining hardware is not necessary to participate as a leader, since anyone who can acquire the burn cryptocurrency can participate in mining. The result of the proof-of-burn election is a mining algorithm that allows for anyone to become a leader while also eliminating the need for coordination amongst would-be leaders.

For added speed and efficiency, the leader effectively “streams” the transactions, writing them one at a time onto the blockchain, instead of waiting to assemble them (as is done by miners on other blockchain networks). The leader receives 40% of the incentive payments for each transaction it writes to the block; the remaining 60% are awarded to the leader who writes the next block, as a method of incentivizing miners to remain invested in the health of the blockchain. When selecting which network operations to write to the blockchain, the leader will have access to all network operations that have been proposed by users to be added to the blockchain, and may select from these network operations in its discretion; miners on other blockchains have been observed to attempt to maximize the incentive payments collected for the new block, but have also been observed to altruistically accept as many transactions as possible to ensure that even network operations with no incentive payments get processed.

When the epoch is over and the block is assembled, the header for the block is created out of mini-headers created for each transaction, and the leader will be permitted to write a reward of an issuance of new Stacks Tokens onto the blockchain, to be received by each Stacks miner who participated in the first phase of the process based on the amount of cryptocurrency that miner burned.  Approximately 8,000 tokens are anticipated to be created with each block initially, which number will decrease by 500 tokens each year until the reward per block is equal to 2000.  These numbers may be revised downwards prior to the introduction of mining to the Blockstack network following consultation with the Blockstack community, through a solicitation for comment made through the user forum on the blockstack.org website.

We are designing the Stacks blockchain to also include a “tunable Proof-of-Work” component in its consensus algorithm that will affect the leader election process. This feature is intended to work alongside the burning of tokens described above to share the security responsibility for the Stacks blockchain. During phase one of the leader election process, a leader candidate may optionally include a “nonce”—effectively, a solution to a mathematical puzzle that is computationally expensive to produce—with their burn transaction. The amount of work required to complete the nonce will count towards the leader candidate’s “burn amount.” Initially, the maximum additional rewards that can be earned in this manner will be capped at 5% of the submitted burn amount. This low cap is initially imposed because proof-of-work mining is only effective as a security measure for a blockchain if there is a large amount of hashing power on the blockchain, and we expect the initial hashing power on the Blockstack network to be relatively low. The burning of tokens is therefore intended to be the primary method of earning mining rewards upon the initial introduction of mining; by requiring miners to burn tokens on a mature proof-of-work blockchain such as Bitcoin, the Stacks blockchain can use the expansive hashing power of that network to “bootstrap” itself into greater network security without having to attract more users (which itself frequently requires greater network security); allowing miners to immediately earn most of their mining rewards by performing proof-of-work mining on the Stacks blockchain would subvert this goal. While this creates dependency on another blockchain, this can be reduced by limiting the interaction with that blockchain to the burning transactions, and not the writing of the actual blocks. However, the Proof-of-Work component is “tunable” because over time, as the hashing power on the Stacks blockchain increases, this limit will automatically increase, providing additional incentive for miners to include nonces in their blocks. As this cap increases, we believe this will benefit the Stacks blockchain by making it more computationally expensive to attack the blockchain through a fork, a method used in, for example, double-spend attacks. Ultimately, it will further reduce the remaining dependency the proof-of-work blockchain used to burn cryptocurrency in phase one of the leader election (to the extent this remains Bitcoin or another independent blockchain). In the future, users may elect via a hard fork to do away with the proof-of-burn component entirely; however, we expect this would only happen after the network has been decentralized and Blockstack no longer controls its governance.

Any participant in leader election mining will be required to run a core node of the Stacks blockchain.  Core nodes will also each store an entire copy of the Stacks blockchain.

Other Mining Mechanisms

In our allocation of Stacks Tokens released through mining, a pre-set percentage of the new Stacks Tokens generated with each block will also be allocated to developers of well-reviewed applications and reviewers who identify these applications through an expanded and automated version of our App Mining program. This mining mechanism is designed to incentivize developers to build applications during the initial four years following launch of mining on the Stacks blockchain. It will effectively be a continuation of the App Mining program in this offering, except that instead of being delivered by us directly, tokens distributed to developers will be drawn from the new Stacks Tokens created each time a new block is added to the Stacks blockchain through leader-election mining.  Approximately one quarter of the tokens created with each block will be diverted for this purpose. Tokens will be allocated to applications developed based on the most recent scoring of applications at the time of the creation of the block, with higher-scoring applications receiving a larger share of the new tokens.  The review process will be similar to the App Mining program in this offering, except that it is Blockstack’s intention that after the introduction of the Stacks blockchain, the process of reviewer selection will be further decentralized and over time a poll of holders of Stacks Tokens can be used in the reviewer selection process.  As with the App Mining program, Blockstack will use application reviewers in this mining process to determine which applications on the network are eligible for these rewards and how the rewards should be distributed amongst eligible applications. The goal of this process is to produce a set of “top applications” similar to featured applications on application stores like the Apple App Store or the Google Play Store.  Application Reviewers will be elected for one-year terms, and will be anticipated to receive 2% of the rewards as compensation for their time and effort, with application developers receiving the remainder.

Distributions of Mined Tokens

The Stacks Tokens distributed to miners will be newly created. This means that they will represent an increase in the supply of Stacks Tokens beyond those included in the genesis block and the App Mining tokens introduced to the network at the cash offering closing. We currently anticipate registering the initial distributions of mined Stacks Tokens under the Securities Act using Form S-1, with the tokens initially being delivered to a wallet that we own so that we can require miners to make appropriate securities laws representations before they receive the mined tokens, as well as ensure our compliance with anti-money laundering laws and know-your-customer requirements. We anticipate that we would continue to register the distribution of mined Stacks Tokens until Blockstack determines that the Stacks Tokens are no longer securities for purposes of federal securities laws (and that registration of these distributions is therefore no longer required), which we anticipate to occur sometime in 2020 or the first quarter of 2021, within a year following the introduction of mining to the Blockstack network. Following this determination, we expect that an additional hard fork would be performed allowing for the direct and automatic issuance of mined tokens to miners following the creation of each block.

The plans outlined above are subject to change. Specifically, they are based on our current beliefs about when Blockstack will determine that the Stacks Tokens are no longer securities under the federal securities laws, as discussed above under the caption “Governance of the Blockstack network,” and in particular our belief that this more likely than not will occur after Blockstack introduces mining to the Blockstack network. This belief is in turn based on our beliefs regarding the anticipated completion date for decentralization of the Blockstack network (as described above under “Governance of the Blockstack network” and below under “—Additional actions regarding decentralization”), Blockstack’s anticipated schedule for the introduction of mining in the fourth quarter of 2019 or the first quarter of 2020, Blockstack’s other plans for the development of the Blockstack network as a whole, and our current understanding of the application of federal securities laws to cryptoassets such as the Stacks Tokens, including the guidance promulgated by the SEC as to the application of the Howey test. To the extent that our understanding of any of the foregoing points changes, including after further discussion with our legal counsel or the SEC, our plans to register the Stacks tokens may also change. Intervening events may also cause these plans to change; in particular, if we experience significant delays in having a full registration statement for the mined Stacks Tokens declared effective, or delays in, or accelerations of, our plans for decentralization, or if there are changes in law or in SEC guidance relevant to Blockstack’s determination of the status of the Stacks Tokens as securities, our decisions as to whether to seek registration of the distribution of mined tokens and how long that registration will continue could be affected. The foregoing factors, as well as changes to anti-money laundering laws and know-your-customer requirements, could also affect our decision as to whether, and for how long, we make delivery of the mined tokens through Blockstack rather than directly to miners.

There will be no transfer lock or time lock on tokens created or introduced through mining activities; however, the Company anticipates that delivery of the tokens earned through mining to miners will occur approximately one week after they are earned (whether they are first delivered to us or to the miners). This delay is designed to help protect against attacks; the actual delivery date is measured by additional blocks processed on the blockchain, and the delay serves to incentivize miners to continue adding to the growth of the existing blockchain instead of implementing attacks that rely on short-lived blockchain forks.

Smart contracting language

Currently, developers are restricted in the types of smart contracts that they can create on the Blockstack network, and with respect to the types of digital assets those smart contracts will allow.  Developers can only create smart contracts that specify digital assets with three properties: a name, an expiry date (if any), and a digital fingerprint of the data or programming logic tied to that digital asset but stored off of the blockchain.  Current smart contracts also specify the algorithm that sets the number of Stacks Tokens required to be burned as fuel in order to create and register the digital asset.

We also anticipate introducing a new smart contracting language to the Stacks blockchain at the same time that the mining operations referenced above are introduced. The introduction of this language will create a new network operation allowing developers to add more complex smart contracts on the Stacks blockchain, through which they will be able to define new digital assets and new network operations that are performed by or on those assets directly on the blockchain. This will allow developers to develop a much broader range of digital assets, including decentralized games and algorithms, software licenses, and on-blockchain escrow services, that have internal programming logic and are capable of interacting with users and other digital assets directly on the blockchain and without reliance on a server hosted by the application developer. The new smart contracting language will be similar in syntax to an existing programming language (LISP), but it is a new programming language. In particular, we believe that it differs in two key ways from LISP and many other smart contracting languages. We believe these features should provide developers and users with more reliability in application performance and heightened insight into the way smart contracts will operate on the Stacks blockchain.

First, the smart contracting language is interpreted, not compiled. This means that the source code will be placed directly, or “published,” onto the blockchain. Miners will then translate the source code into binary instructions each time the code is run (that is, each time a block containing a network operation is added to the blockchain). Although this may sacrifice some efficiency when the smart contract code is executed, we believe that this is the correct approach because it will allow for easier identification of software bugs and make any forks of the blockchain required to remedy them less contentious.

Second, the language is designed to be analyzable upon publication, so that each network operation in the language can be debugged in advance and also assigned a specific computational cost. Similar to other blockchains, this computational cost will then be translated into a cost in Stacks Tokens that will be required to be paid to miners by a user or developer as an incentive payment whenever the network operation is performed on the blockchain (on the Ethereum blockchain, these incentive payments are referred to as the “gas price” of a transaction). This approach introduces significantly greater reliability in application performance by providing users and developers with a “menu” of network operation prices when assessing the cost of a transaction, as opposed to having to make an uncertain estimate as that cost. When compared to other blockchains, this prevents situations where the cost of transactions are often either overpaid, or where users offer, and miners accept, an incentive payment that underpays that cost, only to find that the transaction aborts before completion but after it has been accepted into a block.

In order to accomplish this analyzability, the language has been intentionally made “non-Turing complete,” meaning that it has been designed such that certain functions that are capable of being computed on the Blockstack network cannot be computed by a single expression in the language; for example, recursive network operations will not be permitted, since the use of recursion (that is, nesting operations within each other so that the result of one operation is used as the input to another) can potentially expand the computational cost of a single expression without limit. While this arguably limits the language and makes it more difficult to program in, we believe the reliability gains described above outweigh this drawback. Further, the language is Turing complete over the history of the blockchain, meaning that repeated invocations of a function and the use of indexes by an application can generally perform those functions the language cannot compute in a single expression.

For more information on the Stacks blockchain’s smart contract programming language, please refer to the White Paper describing the Stacks blockchain that will be issued in the near future.

Goals of the Stacks blockchain

We have designed the Stacks blockchain to achieve the goals described below:

•                  Allow for the development of decentralized network governance:  We have taken the lead in the development of the network protocol over the last four years, but we believe it is important that a base of economic stakeholders exists to drive development forward in the future, such that no single party has control over protocol development.  By giving holders and miners of Stacks Tokens an interest in the health of the Blockstack network as it affects the value of their tokens, we aim to provide them an incentive to contribute to the development of the Blockstack network. The tokens introduced in the Stacks blockchain may also be used in a future non-binding polling mechanism for these purposes.

•                  “Bootstrapping” an incentive structure for application developers and users:  Creating an active economy for decentralized applications faces the challenge of developing both sides of a “two-sided market” simultaneously—a large user base and a large and diverse application ecosystem.  We believe that application developers are incentivized to create for an app economy with a large and active user base that features a large amount of money changing hands across the app economy.  As a result, without a large user base, we expect developers to have little interest in producing applications for the Blockstack network, and without sufficient developer interest, there may be no applications to attract users to the network in the first place.

One of our mining mechanisms, called App Mining, will address this issue by directly incentivizing application development during an initial four-year bootstrapping period through the distribution of Stacks Tokens directly to developers.

•                  Achieve faster transaction processing at large volume:  The current design of the Blockstack blockchain is limited by the transaction processing speed and capacity of our underlying blockchain, the Bitcoin blockchain.  Current proof-of-work blockchains have scalability limitations that are actively being researched in the industry and pose a major bottleneck for scaling the platform to millions of users.  Our new “leader election” mining process, where the underlying blockchain is only used to decide who writes the next block, is anticipated to decouple processing of network operations on the Stacks blockchain from the Bitcoin blockchain and provides improvement in speed and capacity. The “streaming” of transactions on the block, instead of assembling each block, further increases speed and efficiency of this process.

•                  Provide support for mobile clients:  The use of blocks on the Stacks blockchain will provide support for mobile clients (light nodes) on the peer-to-peer network that are less resource-intensive than full nodes that download the entire blockchain.  These nodes will therefore be more easily run on less powerful mobile devices.  This is made possible by the fact that the correct blockchain will be able to be identified solely using headers (or, in certain cases, by identifying a trusted full node on the system and relying on that node’s copy of the blockchain).

Completion of development of the Stacks blockchain

We currently estimate that the completion of the development of the Stacks blockchain will require additional development at least through the fall of 2019.  As discussed in the section of this offering circular captioned “Use of Proceeds,” we intend to apply the proceeds from this offering in part to fund this development.

Additional actions regarding decentralization

In August 2018, Blockstack determined to pursue certain actions to further the decentralization of the Blockstack network.   The precise details of these actions are still to be determined, but they will likely involve the formation of, or investment in, separate independent entities to pursue development of the general ecosystem of decentralized applications of which the Blockstack network forms a part.  In October 2018, Blockstack announced the first of these actions, which include (i) the formation of a non-profit foundation, which will be dedicated to supporting fundamental digital rights and ensuring that core internet infrastructure remains decentralized (ii) the departure of our former Co-Chief Executive Officer, Ryan Shea, (iii) an investment in New Internet Labs Limited, an independent Hong Kong-based entity led by Larry Salibra, a former Blockstack engineer, and the potential sale of Stacks Tokens to such entity, and (iv) continuing investments through Signature Fund 1, and a potential reduction of the role that Blockstack PBC plays in any future funds, e.g., by potentially allowing third parties to invest in new funds we sponsor. The sale of interests in tokens to New Internet Labs Limited was consummated in January 2019, as discussed in “—Business—Token Sales.” Patrick Stanley, Blockstack PBC’s Head of Growth, will serve as interim head of the non-profit foundation while conducting an executive search for a permanent Chairman for the non-profit foundation.  We anticipate that these actions will ultimately further development of the Blockstack network and its decentralized application ecosystem.  For additional information, please see “Risks Related to the Development of the Stacks Blockchain and the Blockstack Network —The success and future growth of the Blockstack network depend significantly on our successful development of a “two-sided market” of applications and users, and if we are unable to attract either applications or users to our marketplace, the Blockstack network may fail to grow and the value of your investment in Stacks Tokens will be harmed.”

Becoming a user of the Blockstack network

If users would like to use the Blockstack network, the user portal to the network is our open-source Browser, available for download at blockstack.org.  The Browser is available for versions in Linux, macOS, Windows and an online hosted version.

Once the Browser has been installed, it will appear, when opened, as a separate tab in the user’s existing default browser.  The first time users start the Blockstack Browser, users will be asked to go through a registration process during which users will sign up for and receive a universal username of the form abcd.id.blockstack.  Currently, Blockstack PBC is paying for these usernames. We anticipate that sometime after the hard fork distribution of tokens sold in this offering, however, new users will be required to use the Stacks Tokens as fuel to register their user name and other digital assets on the network (see the section of this offering circular captioned “Description of the Stacks Tokens—What can I use the Stacks Tokens for when they are issued?” for further discussion).  The open-source software helps users setup recovery methods to recover accounts in the event that user credentials become lost; Blockstack does not store user credentials.

Once the registration process is complete, users will be presented with a screen similar to the below:

From this screen, users will be able to navigate to the various decentralized applications that make up the Blockstack network.  Although we are still developing the Blockstack network, there are already 106 applications that are live on the Blockstack network as of the date of this offering circular.  The types of applications include applications for voting, marketplaces, identity verification, crowdfunding, messaging, file sharing, document signing, and video sharing. Applications available on the Blockstack network may be accessed through https://www.app.co and filtering or searching for “Blockstack” or similarly appropriate names.

Becoming a developer on the Blockstack network

Becoming a developer on Blockstack is a decentralized process as well, which often starts by following Blockstack developer tutorials and building a single-page application in JavaScript.  Developers should then install a library called blockstack.js, and may also wish to consider downloading a full Blockstack node, available on Blockstack’s GitHub page. We have also produced tutorials for new developers to build a sample application, available at https://blockstack.org/tutorials/todo-list and our “Zero-to-Dapp” tutorial available at https://blog.blockstack.org/learn-to-build-decentralized-applications-in-an-hour-introducing-zero-to-dapp/

The Blockstack Community

Blockstack prides itself in creating a strong sense of community surrounding the development of a new network for decentralized applications.  There are over 17,000 members in the various Blockstack Meetup groups that gather all around the globe. In 2017, Blockstack hosted the Blockstack Summit at the Computer History Museum in Mountain View, California, where attendees and speakers from all over the world came together for this one day event to envision a new internet built for freedom, security, and innovation. Additionally, in 2018, Blockstack hosted Blockstack Berlin, a one day event where the decentralized community gathered to imagine, learn, and create around the topic of decentralized applications. As discussed in the section of this offering circular captioned “Use of Proceeds,” we intend to apply the proceeds from this offering in part to organize and host additional educational and marketing events.

Background: Blockchain technology

As described above, a blockchain (or a “distributed ledger” as it is sometimes called) is, fundamentally a type of database, created and shared by multiple users or “nodes” through a software program that connects those nodes in a peer-to-peer computer network.  The software that creates the database, however, helps answer a key question that anyone who receives a database, spreadsheet, or any other set of records must answer before relying on those records: how can I trust that what I am receiving is true, and up-to-date?  In computer science, this is sometimes referred to as the “bootstrapping” problem.  The traditional internet solves this and similar problems by asking whether the person providing the information is reliable and trustworthy—a “trusted entity,” in other words, such as the central intermediaries described above (the Domain Name System, certificate authorities, etc.).  The blockchain software instead uses cryptographic techniques—such as digital signatures, digital fingerprint or “hashing” and public and private key pairs—to allow a computer receiving a copy of the blockchain database to trust its accuracy and completeness without trusting an entity or entities to keep the database or provide the copy.

Consensus Rules

To achieve consensus regarding the correct copy of the database, the software creating the blockchain enforces certain rules about writing to the database.  Although these rules may vary, they generally include the following:

•                  Records must be valid:  Records added to the database must conform to a certain format and follow certain protocol rules, depending on the blockchain.  This helps ensure that the nodes on the blockchain network can read the records, but also that the transaction history of records makes sense—that, for example, a user owns the website she is transferring to another user because of the existence of a previous transaction where she took ownership of it.  Important to this rule is that the record must generally contain digital signatures from the participants for authentication purposes.

•                  Records must be added in sequence:  Blockchains implement rules to ensure that records are written in the correct order.  For example, on the Bitcoin blockchain each new block written to the blockchain must have appended to it a digital fingerprint of the last block written to the blockchain.  Since each new block contains a reference to the previous one and all network operations in a block are ordered within a block, all network operations have a definite ordering.

•                  Adding blocks to the blockchain is expensive or “hard:”  This means that if a miner wants to add a record or block of records to the blockchain, they must invest something—either the expenditure of cryptocurrency or the computing power necessary to solve a cryptographic puzzle (such as the “proof-of-work” required by Bitcoin). On the Stacks blockchain, a proof-of-work cryptocurrency must be burned to win a chance to write network operations to the blockchain.

•                  Users pick out the longest blockchain available on the network as the correct version:  When combined with the previous rules, this makes a blockchain very expensive to successfully forge, because forging a blockchain of a certain number of blocks will require the expenditure of all the cryptocurrency or use of all the computing power necessary to create a blockchain of that size—and if the blockchain in question is not the longest blockchain on the network, it will not be accepted by other users.  Even copying an existing blockchain and attempting to modify the last few blocks can quickly become prohibitively expensive.  This is why once a block gets a sufficient number of confirmations on the network—in other words, once a certain number of blocks or network operations have been subsequently added to a version of the blockchain in which it is included—it therefore becomes mathematically improbable for anyone to delete or modify a block.  This means that effectively, records can only be added to the blockchain—they can never be deleted.

•                  Independent verification:  A computer on the network should be able to independently verify (without contacting any other computer or user) that all the above rules have been complied with when it inspects a copy of the blockchain database that it downloads off of the network—in other words, that the records included are valid, that they contain correct solutions to the mathematical puzzle (or reflect the expenditure of the largest amount of cryptocurrency out of competing blockchains), and that each record is linked to the last one such that no records have been deleted and the database is complete.  For example, on the Stacks blockchain each core node can evaluate whether transactions added by the leader to the blockchain are valid and reject invalid transactions.

They can confirm that the digital fingerprint of each transaction is valid to ensure it references the previous transaction. If each user can verify the blockchain independently, this allows all users to come to consensus about the correct blockchain.

•                  Writing records to the database is also rewarding:  Because writing to the blockchain is hard, not all nodes will participate in the process—many users will create records but then just request that they be written to the network, often offering incentive payments as a reward.  Generally, however, any user can choose to write blocks to the blockchain and the rules of the blockchain are usually set up to provide miners with a reward for their efforts, both through incentive payments, as well as mining rewards.  The potential future process of mining the Stacks blockchain is discussed in the section of this offering circular captioned “Description of the Stacks Tokens—How many new Stacks Tokens will be created?”.

These rules are generally combined together to ensure that, when a new computer joins the network and downloads a copy of the blockchain, it can perform the verification operations referred to above and be reasonably confident that it has downloaded the correct and most up-to-date copy of the database—without knowing from whom it has downloaded the database.  This agreement is sometimes referred to as a “cryptographic consensus.”  The incentives for mining also help ensure that the database stays operational and is updated frequently, therefore remaining useful.

This process of coming to a consensus on the blockchain is not immediate, and sometimes a fork in the blockchain may arise where different versions of the blockchain’s public ledger coexist, that diverge after a common history.  However, by selecting the longest blockchain on the network, nodes work to resolve these forks quickly.  Longer-lasting forks can arise, however, if devices on the system are running different versions of our software or the underlying network linking the devices become disconnected—see the section of this offering circular captioned “Description of the Stacks Tokens—Can my Stacks Tokens be modified?” for further details.

Moreover, while the above description describes how blockchains are intended to work, blockchains are subject to numerous risks, flaws and potential vectors of attack.  See “Risk Factors—Risks Related to Blockchain Technology” for further discussion of these risks.

BUSINESS

Corporate History

We are a Delaware limited liability company founded in September 2017 for the purpose of developing the Stacks Token.  Our corporate parent, Blockstack PBC (formerly known as Blockstack, Inc., formerly known as Halfmoon Labs, Inc.), is a Delaware public benefit corporation that was founded in June of 2013, and since that time has sponsored the development of the Blockstack network.  Blockstack PBC launched its first registrar service (called the Onename App) in March 2014.

In September of 2017, our corporate parent, Blockstack PBC, converted to a Public Benefit Corporation. Public benefit corporations are a relatively new class of corporations that are required by law to create a general public benefit through a material, positive impact on society. Public benefit corporations are required to identify in their certificate of incorporation the public benefit or benefits they will promote. They are also required to disclose to their shareholders at least biennially a report that assesses their public benefit performance, and may elect to measure that performance against an objective third-party standard.

Blockstack PBC’s public benefit is to enable an open, decentralized internet, which will benefit all internet users by giving them more control over their information and computation.  Becoming a public benefit corporation underscores Blockstack’s commitment to its purpose and its stakeholders, including Blockstack PBC’s stockholders, users of the Blockstack network and the holders of Stacks Tokens.   Token LLC’s role in promoting Blockstack PBC’s public benefit is to separately handle administration of the issuance and distribution of the Stacks Tokens, which are essential to the development of the Stacks blockchain.  The Stacks blockchain is, in turn, central to the Company’s public purpose of developing an open, decentralized internet, which will benefit all internet users by giving them more control over their information and computation.

Our strategy

Current strategy

Since our inception, our short-term strategy and that of our corporate parent has and continues to be to devote all of our resources to the development of the Blockstack network and to develop open-source software enabling developers to build applications on the network, with Blockstack Token LLC focusing specifically on the development of the Stacks Tokens as part of that development.  The Blockstack network has been live and accepting new user accounts for registration since 2015.  Our parent has financed this activity through sales of its preferred equity and common stock, and we have financed the development of Stacks Tokens through forward sales of Stacks Tokens in 2017 and 2018.  We have recognized limite revenue from these sales.  In each case, these sales were transactions exempt from registration under the Securities Act. See “Certain Relationships and Related Party Transactions—Blockstack PBC—Sales of Securities” and “Development of the Business—Token Sales” for further details on such sales.  In connection with our development of the Blockstack network, we have made significant research and development expenditures over the past two fiscal years, as further discussed in “Management’s Discussion and Analysis of Financial Conditions and Results of Operations.”  For discussion of the Blockstack network, its history, our plans for its development, and the advantages we believe we possess over competitors in our field, please see the section captioned “The Blockstack Network.”

Long-term strategy

As discussed in “The Blockstack Network—Governance of the Blockstack Network,” our long-term strategy is to decentralize development of the Blockstack network such that no single entity, including us, is in control of the network.  At some point when this decentralization process is complete and there is a healthy ecosystem of applications and users on the network, Blockstack PBC expects to develop new business models, which may include the development and commercialization of premium versions of open-source software, enterprise licensing for blockchain technology, and development of new applications for the network.

Blockstack may also dissolve Blockstack PBC and distribute the Stacks Tokens in Blockstack PBC’s treasury to Blockstack PBC’s stockholders.  We do however intend to continue operating for a minimum of two to three years and likely until one of the following occurs: the Stacks Tokens are no longer deemed to be securities, we are no longer deemed to be the issuer of the tokens, or the Stacks blockchain undergoes a hard fork without Blockstack’s consent that effectively results in Blockstack no longer driving the governance of the network.  We also intend during this time to encourage independent entities to contribute to the development of Blockstack Core, the core open-source software governing the network.

Development of the Business

In addition to the development of the Blockstack network, which is summarized in the section of this offering circular captioned “The Blockstack Network — Development of the Blockstack Network.”  Below is a summary of other material developments in our business over the previous three years:

Decentralized Identity Foundation

In 2016 Blockstack became a member of the Decentralized Identity Foundation, an organization dedicated to building an open source decentralized identity ecosystem for people, organizations, apps, and devices.  Membership in the organization places no obligations on Blockstack. Our co-founder and chief executive officer, Muneeb Ali, along with one of our Engineering Partners, Jude Nelson, currently serve as co-chairs of the Decentralized Identity Foundation’s Identifiers, Names, and Discovery working group.

Token Sales

In 2017, we allocated 440 million Stacks Tokens to be sold to third party investors.  In November of 2017, we sold the rights to approximately 218,737,294 of these Stacks Tokens via the sale of equity interests in Blockstack Token Fund AI, L.P. (which we refer to as the “AI Fund”) and Blockstack Token Fund QP, L.P. (which we refer to as the “QP Fund,” and whose investors are all “qualified purchasers” as such term is defined under the Investment Company Act of 1940, as amended) for an aggregate purchase price of $26.3 million.  In December of 2017, we also entered into agreements to distribute approximately 176,445,892 of these Stacks Tokens pursuant to simple agreements for future tokens, which we refer to as “SAFTs,” for an aggregate purchase price of $21.2 million.  These tokens are subject to the same schedule for release from the time-lock applicable to tokens sold in this offering, except that their release began in November 2018 upon the introduction of the genesis block, and 50,000,000 of these tokens are to be released over a four-year schedule.

Proceeds of the token sales were received from purchasers in U.S. dollars, Bitcoin and Ether, and the proceeds received in Bitcoin and Ether form the vast majority of Blockstack’s cryptocurrency reserves.   For a discussion of the volatility of the fluctuations in value of these cryptocurrency reserves, see “Risk Factors—The prices of digital assets are extremely volatile.  Fluctuations in the price of digital assets could adversely affect our business, and the tokens may also be subject to significant price volatility.”

In addition, Stacks Tokens have been allocated to our founders, shareholders, and employees.  These tokens are subject to a three-year schedule for release from their time lock, commencing upon the introduction of the genesis block to the Blockstack network, which introduction occurred in November 2018.  These tokens include approximately 287,135,373 tokens sold to shareholders of Blockstack PBC in private placements, 36,300,000 Stacks Tokens sold to Blockstack Employee LLC in September 2017, and an additional 38,209,321 sold to Blockstack Employee LLC in October 2018; of these 74,509,321 Stacks Tokens allocated to employees, approximately 63,018,349 Stacks Tokens are the subject of outstanding awards granted to our employees from September 30, 2017 through the date of this offering statement (other than Ryan Shea and Muneeb Ali, whose entitlements are disclosed in the section of this offering circular captioned “Principal Stockholders”), and approximately 11,490,972 tokens are reserved for potential future bonus or compensation awards to employees.

Each of these offerings was made to “accredited investors” as defined under Regulation D under the Securities Act, in reliance on the exemption from registration it provides, except for the sales to employees, which were made in reliance under Rule 701 of the Securities Act.  As a result, they were subject to appropriate “transfer locks” (which have now expired) as described in the section of this offering circular captioned “Description of the Stacks Tokens—Are there limits on the use of the Stacks Token?”  An additional 110 million Stacks Tokens have been allocated to the Blockstack treasury; these tokens will be released from time lock in approximate monthly intervals over a four-year period starting on the third anniversary following the introduction of the genesis block, which introduction occurred in November 2018.

In accordance with the token purchase agreement by which the AI and QP Funds purchased tokens from Blockstack for distribution to the investors in the funds, 80% of the investments received by the AI and QP Funds were required to be withheld from Blockstack Token LLC and the other Blockstack entities and kept at the AI and QP Funds subject to return if Blockstack failed to meet two milestones.  Blockstack Token LLC received 20% of the aggregate investments in the AI and QP Funds in December 2017 at the initial closing of the investments in December 2017.  In November 2018, the LP Advisory Committee unanimously determined that Blockstack met the first milestone by successfully launching the Stacks blockchain. Pursuant to the terms of the AI Fund and QP Fund, the achievement of the first milestone permitted Blockstack Token LLC to receive 40% of the aggregate investments in the AI and QP Funds.  The remaining 40% of the aggregate investments have been received by the AI and QP Funds but may not be distributed to any other Blockstack entity, and will remain subject to return to the investors, unless and until the Blockstack network succeeds in achieving the second milestone and registering 1,000,000 verified users by January 30, 2020. If this milestone is satisfied, Blockstack will also be entitled to 20% of any amounts that represent positive returns on the cryptocurrencies held by the AI and QP Funds.    As of the date of this offering circular, the network had approximately 105,000 registered user accounts. Of those 105,000 accounts, approximately 16,000 accounts had provided a “social proof” as evidence of having a human user, such as a GitHub link or Twitter message link. Of those 16,000 accounts, approximately 9,500 accounts had social proofs that could be verified with a link that was still working as of the date of this offering circular.  These numbers are estimates, and the method of measuring the number of verified registered users is still under consideration by the LP Advisory Committee.

In connection with the sale to the QP Fund, we have formed a token advisory board, the LP Advisory Committee, the main purpose of which is to determine whether the above milestones have been met.  The token advisory board consists of seven members. Three of the members, Charlie Saravia, Zavain Dar and Rodolfo Gonzalez are designees of affiliates of the Harvard Management Company, Lux Capital and Foundation Capital, respectively, limited partners of the QP Fund which have purchased an aggregate of 95,833,333 Stacks Tokens; the board also consists of four independent members, Koen Langendoen, Arvind Narayanan, Arianna Simpson and Catherine Tucker.

SAFT funds were also subject to return to investors for failure to satisfy the first milestone but not subject to the second milestone.  The achievement of the first milestone in November 2018 removed any contingency with respect to all SAFT funds.

All Stacks Tokens purchased in these offerings were delivered upon the launch of the Stacks blockchain and satisfaction of the first milestone, and will not be clawed back if the second milestone fails to be satisfied.

In January 2019, we sold the rights to receive 2,000,000 Stacks Tokens to a non-U.S. Person as defined under Regulation S under the Securities Act, in reliance on the exemption from registration provided by Regulation S. The effective per token price in this offering was $0.0132 per token, which represents a substantial discount from the effective price per token in other of our offerings. These tokens are subject to a time lock released over two years, similar to the tokens issued in the cash offering. The tokens that were sold in this offering are restricted securities and will be subject to a “transfer lock” that will prevent their transfer from being recorded on the Blockstack network for one year after their sale. This offering was consummated as part of our investment in New Internet Labs Limited, an independent Hong Kong-based entity led by Larry Salibra, a former Blockstack engineer. It is currently anticipated that this entity will focus on the development of a new stand-alone browser.

Concurrently with this offering (potentially commencing prior to its qualification), we intend to sell between 40 and 80 million Stacks Tokens to non-U.S. persons in a private placement exempt from the registration requirements of the Securities Act under Regulation S. The tokens sold in the concurrent Regulation S offering will be restricted securities and will be sold for delayed delivery and subject to a “transfer lock” that will prevent their transfer from being recorded on the Blockstack network for one year after sale, and will therefore be sold at a sale price discounted from the general offering equal to $0.25.

Strategic Investments through the Blockstack Signature Fund

In August of 2017, Blockstack PBC, in collaboration with a number of venture capital firms, including Lux Capital, OpenOcean Partners, Version One Ventures, Rising Tide Fund, and Compound, announced their intention to invest in the Blockstack ecosystem.  This effort was structured as a “notional capital” commitment by each participating venture capital firm, where each firm informally committed to consider investment recommendations from Blockstack with respect to a certain allocation of capital, totaling up to $25 million across all firms.  In February of 2018, Blockstack determined to make the investments itself through a wholly-owned subsidiary, the Blockstack Signature Fund 1 LLC (“Signature Fund 1”), whose structure is described further under “Blockstack Corporate Structure—Blockstack Signature Funds.”  To date, Blockstack has invested an aggregate of approximately $800,000 in eight companies that are building applications the Blockstack network through the purchase of simple agreements for future equity from these companies, with no investment in any one company exceeding $100,000 other than our investment in New Internet Labs Limited.  We believe these companies will enhance the network by introducing additional applications, thereby contributing to the marketability and utility of the network.

Vouchers

In November and December of 2017, Blockstack Token LLC provided individuals submitting indications of interest on its website an opportunity to sign up for vouchers, by which these individuals were able to request inclusion in the sale of tokens at some undefined future date at a discounted price.  The vouchers are non-transferrable, create no binding obligations on Blockstack, and are required to be honored only in Blockstack’s sole discretion.  Blockstack intends to offer up to 215 million Stacks Tokens to holders of these vouchers (who submit a further indication of their interest in this offering in response to our request prior to May 22, 2019) at a discounted price of $0.12 per token in this offering.Voucher holders were not requested to provide money or other consideration to secure a voucher, and will not be requested to do so prior to the qualification of this offering statement.  The vouchers (and the indications of interest being requested) also create no obligation on the part of the voucher holders to purchase any Stacks Tokens.  Communications related to the voucher program are filed as Exhibit 13.1 to this Offering Statement.

Bounties

In 2017, Blockstack created its Signature Bounty program to incentivize developers in the creation of specific application types using the Blockstack infrastructure.  Blockstack’s initial bounty was a challenge to the Blockstack Community to create an “Encrypted Token Portfolio” application to give users ultimate privacy and control when tracking their token holdings; we have also offered bounties related to digital wallets and communications.  Blockstack has paid out a total of $75,000 in connection with these bounties.  Blockstack has also announced a bounty program with awards up to $1,000,000 to further incentivize developers to create social network decentralized applications or “dapps” that rewrite the fundamental basis of how we connect and to create an application that will further decentralize and secure communication for teams and individuals around the world.  One of the investments through Signature Fund 1 referenced above, for $100,000, was made in connection with this bounty; we may in our discretion make further awards or investments in connection with this bounty program but are under no obligation to do so.

Community Rewards

In January 2018, Blockstack Token LLC commenced its “Community Rewards” program. Participants in the program received points for being users of the Blockstack network, based on activities that contributed to the development of the network, such as filling out surveys. Blockstack has determined to fully redeem these rewards for less than $40,000 (paid in Bitcoin) within the next several months.

Stacks Testnet

On May 2, 2018, we released the Stacks testnet at testnet.blockstack.org.  The launch of the Stacks testnet represented a significant milestone on the path towards releasing the Stacks blockchain. The Stacks testnet provided developers the ability to experiment with the token infrastructure and network operations, including sending and receiving Stacks Tokens, buying digital assets and smart contracts with Stacks Tokens, registering subdomains, and using the Blockstack command-line software.  The testnet is made of fully functional Blockstack nodes and allowed users to execute the same or similar actions that became available on the launch of the main Stacks blockchain.  The key differences between the testnet and the Blockstack network are: (1) the testnet uses testnet tokens released for free by the testnet, and (2) the testnet generates blocks at 1-minute intervals instead of 10-minute intervals (for easier testing).

Following the introduction of the genesis block, the Stacks Testnet is no longer in use.

The Universal Dapp Store

In May of 2018, Blockstack sponsored the creation of the Universal Dapp Store at app.co, which as of the date of this offering circular contains all of the decentralized applications available on the Blockstack network and decentralized applications constructed using other systems similar to those of Blockstack.  We view this enterprise as a way to create additional interest in decentralized applications as a whole.  Several of the application developers in which Blockstack has invested through Signature Fund 1 have applications available on the Universal Dapp Store.  As described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain—Additional actions regarding decentralization,”  the assets required to operate app.co may be transferred to a new for-profit entity by Blockstack in connection with an investment in that entity.

White Papers

On May 12, 2017, Blockstack issued its first White Paper, which provided a technical understanding of Blockstack’s system architecture, naming structure, virtual-chain implementation, peer network and decentralized storage mechanism.  On October 29, 2017, Blockstack issued a second White Paper describing the token mechanism for growing Blockstack’s ecosystem for decentralized applications, including the Stacks blockchain, mining incentives, the role of decentralized governance on Blockstack’s blockchain and the implementation of the Stacks blockchain.  Each White Paper was made publicly available on Blockstack’s website and are included as Exhibits 15.1 and 15.2 to this Offering Statement.  Blockstack currently plans to issue an additional White Paper describing the Stacks blockchain in the near future, which Blockstack will file as an Exhibit to this Offering Statement by amendment.

Potential Competitive Landscape

Blockchain technology and decentralization of data systems have garnered significant amounts of attention recently.  Similarly, the recent financial upsides of initial coin offerings, or “ICOs”, have resulted in the tokenization of companies becoming viewed as an attractive alternative to traditional venture capital financing.  As the markets for blockchain technology and token offerings have grown at exponential rates, so has the competition.  The size of the market opportunity to decentralize the internet will attract potential competitors seeking to be a leader in the industry that Blockstack currently operates in.  As Blockstack continues to develop its network and Stacks blockchain, we expect to face significant competition from emerging technology companies and established market participants, including but not limited to Ether, EOS, and Lisk, which also market themselves as platforms for decentralized applications, MaidSafe, which markets itself as a new internet for decentralized applications, and Dfinity and Stellar, which, among other things, are also attempting to develop a more scalable blockchain technology.

Intellectual Property Matters

Aspects of the Blockstack network, software, Browser and other technology, including our virtualchain technology, include software covered by open source licenses, which include, by way of example, the GNU General Public License v3 open source license. The terms of various open source licenses have not been interpreted by U.S. courts, and there is a risk that these licenses could be construed in a manner that imposes unanticipated conditions or restrictions on the Blockstack network. If portions of our proprietary software are determined to be subject to an open source license, or if we do not correctly comply with the terms of the open source software licenses applicable to our open source software and technology, it could result in costly litigation or lead to negative public relations.  Further, if portions of our proprietary software are determined to be subject to an open source license we could be required to publicly release the affected portions of our source code, re-engineer all or a portion of our technologies or otherwise be limited in the licensing of our technologies, each of which could reduce or eliminate the value of our technologies. In addition to risks related to license requirements, usage of open source software can lead to greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or controls on the origin of the software.

Blockstack’s blockchain software is released under the GNU General Public License v3 open source software license.  Our virtualchain technology is patent pending, and we currently have no issued patents.

One or more competitors may obtain patents or other protections covering technology critical to the operation of Blockstack’s existing virtualchain technology or any future derivatives of the technology.

Occasionally, Blockstack may be targeted with patent infringement lawsuits.  These cases may be brought by non-practicing entities that sustain themselves by suing other companies.  Currently, Blockstack is not aware of any patent infringement suits against it, or contemplated to be brought against it.

Legal Proceedings

As of the date of this offering circular, we are not a party to any material legal proceedings.  In the normal course of business, we may be named as a party to various legal claims, actions and complaints.  We cannot predict whether any resulting liability would have a material adverse effect on our financial position, results of operations or cash flows.

Blockstack Corporate Structure

Blockstack Token LLC

The issuer, Blockstack Token LLC, is a Delaware limited liability company and a wholly-owned subsidiary of Blockstack PBC, which is a Delaware public benefit corporation.

Blockstack Employee LLC

Blockstack Employee LLC is a Delaware limited liability company that has been created to hold Stacks Tokens on behalf of the employees of Blockstack PBC and its affiliates that have been awarded or sold Stacks Tokens in compliance with Rule 701 under the Securities Act.  Blockstack Employee LLC currently holds 74,509,321 Stacks Tokens. Approximately 63,018,349 of these Stacks Tokens are the subject of outstanding awards granted to our employees from September 30, 2017 through the date of this Offering Statement (other than Ryan Shea and Muneeb Ali), and approximately 11,490,972 tokens are reserved for potential future bonus or compensation awards to employees.  These tokens are held on behalf of holders of the company’s Class B units, approximately 63,018,349 of which remain outstanding; each Class B unit entitles the unit holder to one Stacks Token held by the company.  The management of Blockstack Employee LLC, however, is entirely vested in the chief executive officer of Blockstack PBC, Muneeb Ali, who was appointed by Blockstack PBC as the holder of 100 Class A units (the only units of Blockstack Employee LLC with voting rights under the company’s operating agreement, which have no entitlement to the Stacks Tokens held by Blockstack Employee LLC).

Blockstack PBC intends to dissolve Blockstack Employee LLC in May 2019 and distribute all Stacks Tokens to the holders of Class B units, with one Stacks Token distributed for each Class B unit held. These Stacks Tokens will be subject to the same vesting provisions to which the Class B units were subject, and are subject to a time lock that is expected to expire in equal monthly increments over three years from November 2018 until October 2021; all tokens released from time lock will be automatically allocated to the vested portion of a token award first.  At or shortly after the dissolution of Blockstack Employee LLC, Blockstack intends to adopt a token employee compensation plan with terms to be determined.

Blockstack Token Fund GP and the AI and QP Funds

Blockstack Token Fund GP, LLC is a Delaware limited liability company and a wholly owned subsidiary of Blockstack Token LLC.  The Token Fund GP formed the AI Fund and the QP Fund. Token Fund GP operates as the general partner for both the AI Fund and the QP Fund. None of Blockstack PBC or its subsidiaries, including Blockstack Token LLC, has any equity interest in either of the AI Fund or the QP Fund.

Blockstack Signature Fund 1

Signature Fund 1 is a Delaware limited liability company that is wholly owned by Blockstack PBC.  Signature Fund 1’s only assets are interests in privately held companies described above in “Development of the Business—Strategic Investments through the Blockstack Signature Fund” and cash reserves of approximately $710,000 as of December 31, 2018.

Employees

As of December 31, 2018, we had 24 employees, approximately 30% of whom have a masters, Ph.D. or other advanced degree. Thirteen of our employees work out of our New York, New York, and Jersey City, New Jersey offices, and the remainder work remotely from California, Washington, Illinois and Georgia.  None of our employees are represented by a labor union or covered under a collective bargaining agreement.  We consider our employee relations to be good.

Property and Facilities

Our corporate headquarters are located in Jersey City, New Jersey, where we occupy shared office space pursuant to a license agreement, which expires 60 days after we provide written notice to terminate the agreement. We run our token sales operations out of this office. Our parent’s corporate headquarters are located in New York, New York, where we sublease approximately 6,500 square feet of office space pursuant to a sublease agreement expiring on January 30, 2024, with an early termination right that may be exercised by us as of July 1, 2021 or, as long as we provide no less than 180 days’ notice of such termination, as of July 1, 2022.  This facility houses research, commercial and administrative personnel related to the network in general.  We believe that our existing facilities are adequate for our near-term needs, but expect to need additional space as we grow and expand our operations.

We believe that suitable additional or alternative office space would be available as required in the future on commercially reasonable terms.  We also rent additional server facilities in New York that we currently do not use.

Government Regulation

The regulatory treatment of cryptocurrencies like the Stacks Tokens, related technologies like the Stacks blockchain and other blockchain technologies, and actors in the crypto-space like cryptocurrency exchanges is uncertain in many ways.  In part, this uncertainty results from the need for regulators to apply existing law to a new and evolving set of technologies and assets.  We anticipate that regulation will evolve as various state, federal and international government agencies take greater interest in regulation of cryptocurrencies (and related technologies and actors) and seek to apply new and existing regulation to them.  In addition, various legislative and executive bodies in the United States and in other countries may adopt new laws, regulations, or guidance, or take other actions in the future.

We also anticipate that regulation will continue to vary, as it does now, among international, federal, state and local jurisdictions. Further, it is possible that self-regulatory bodies will be established and create new regulations and guidelines that affect how cryptocurrencies, the tokens, the network, and Blockstack generally operate.

Any future regulatory actions applicable to the Stacks Tokens, the Stacks blockchain, the network and our related activities could severely impact our operations and the value of the Stacks Tokens.  We may need to restructure operations significantly to comply with any new regulation or guidance.  Failure to do so adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires us to spend significant time and effort, which would pull our attention away from the core of our business and potentially deplete our resources.  It could also result in negative publicity. Regulatory change could even potentially result in the Stacks Tokens or certain of our operations being viewed as impermissible, which could result in a need for us to dramatically alter or cease activities.  Regulatory action could also affect the rights of holders of the Stacks Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Below is a summary of certain current areas of government regulation that apply to our business and potential regulatory issues of which we are aware. As discussed below, we generally believe that our business and the offering discussed in this offering circular are compliant with these regulations, but in certain cases there may be uncertainty related to that conclusion.

It is possible that at one point in the future, we will be able to treat the tokens as non-securities for purposes of applicable law.  This could generally mean that the tokens and our business would be subject to fewer regulations and restrictions, although it is also possible that alternative regulatory regimes would take their place.  We do not currently have significant guidance on when or how we will be able to treat the tokens as non-securities, and as a result we are, for current purposes, mainly focusing on the securities laws in the discussion below.

Securities Act Considerations

We anticipate treating the Stacks Tokens as securities for purposes of the definition of security in Section 2(a)(1) of the Securities Act of 1933 and in Section 3(a)(10) of the Securities Exchange Act of 1934, for purposes of this offering, and for general compliance with the law for the foreseeable future, in light of the current uncertainty as to how to evaluate when the Stacks Tokens no longer constitute securities under the federal and state securities laws of the United States. It is also possible that we will treat the Stacks Tokens as securities under the laws of certain foreign jurisdictions for the same reason.

Typically, offerings of securities in the United States are required to register under the Securities Act with the SEC and, in compliance with state law, with applicable state regulators.  Our current offering relies on an exemption from federal registration under the Securities Act provided by Regulation A, which also provides for preemption of state registration requirements, but which also currently limits issuances by a single issuer to offerings of no more than $50,000,000 each year.  We have also taken the position that the commercial uses of the Stacks Tokens on the Blockstack network, including transfers between users, do not require registration or an exemption from registration under state securities laws.

Our plans to introduce certain of our mining mechanisms in 2019 or 2020, and to otherwise issue additional tokens after this offering, are subject to our ability to register or find a suitable exemption from registration for the issuance of mined and other tokens in all applicable jurisdictions.  It is unclear whether we will be able to rely on Regulation A for these purposes, based in part on the $50,000,000 cap described above.  If not, we may need to fully register the tokens with the SEC and/or to register or qualify the tokens with one or more U.S. state securities regulators.  This would be a costly and time-consuming process and may delay the introduction of mining in the Stacks Tokens and other features of the system, which could affect the value of Stacks Tokens purchased in this offering, and may not be qualified or registered successfully.

Exchange Act Considerations

Registration as Transfer Agents

Under the Exchange Act, a transfer agent is a person who engages, with respect to securities registered under Section 12 of the Exchange Act, in (a) countersigning issued securities, (b) monitoring issued securities, with the goal of preventing unauthorized issuances, (c) registering transfers of issued securities, (d) exchanging or converting issued securities, or (e) transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates.  Transfer agents are typically required to register with the SEC under the Exchange Act.  Because Blockstack, the miners on the network and blockchain are or will be involved in facilitating transfers in the Stacks Tokens, they could be viewed as engaging in these types of activities.

We have taken the position that Blockstack, the miners on the network, and the network’s blockchain are not required to register as transfer agents, both because the Stacks Tokens are not currently securities registered under Section 12 of the Exchange Act, and because none of the activities Blockstack, the miners, or the blockchain is involved in are described in the definition of a transfer agent.  In addition, to the extent that certain activities that meet the definition of a transfer agent are performed automatically on the blockchain, the blockchain is not a “person” that would be required to register.

It is possible that the SEC or another regulator would disagree with our position.  If so, we, the miners or the blockchain could be forced to register as a transfer agent and comply with applicable law, which could lead to significant costs to Blockstack or the miners and could force Blockstack to change or cease its operations.  It could also lead to considerable uncertainty as to how we or the miners would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model.  Any of these developments would decrease the value of the Stacks Tokens sold in this offering.

Registration as Clearing Agencies

Also under the Exchange Act, a clearing agency is any person who (a) acts as an intermediary in making payments or deliveries, or both, in connection with transactions in securities; (b) provides facilities for comparison of data respecting the terms of settlement of securities transactions, to reduce the number of settlements of securities transactions, or for the allocation of securities settlement responsibilities; (c) acts as a custodian of securities in connection with a system for the central handling of securities whereby all securities of a particular class or series of any issuer deposited within the system are treated as fungible and may be transferred, loaned, or pledged by bookkeeping entry without physical delivery of securities certificates; or (d) otherwise permits or facilitates the settlement of securities transactions or the hypothecation or lending of securities without physical delivery of securities certificates.  A clearing agency does not include any person solely by reason of performing a transfer agent function, specifically transferring record ownership of securities by bookkeeping entry without physical issuance of securities certificates. Clearing agencies are generally required to register with the SEC and comply with applicable regulation. Because Blockstack, the miners on the network and the blockchain are or will be involved in facilitating transfers in the Stacks Tokens, they could be viewed as engaging in these types of activities.

We have taken the position that Blockstack, the miners and the blockchain are not clearing agencies under the Exchange Act because the types of activities they engage in are not those described in the definition of a clearing agency.  To the extent that these activities occur on the blockchain, the blockchain is not a “person” that would be required to register.

It is possible that the SEC or another regulator would disagree with our position.  If so, Blockstack, the miners or the blockchain could be forced to register as a clearing agency and comply with applicable law, which could lead to significant costs to Blockstack or the miners and could force Blockstack to change or cease its operations.  It could also lead to considerable uncertainty as to how we or the miners would comply with regulation, which would likely result in a need for a relatively long registration process and could ultimately prove prohibitive to our business model. Any of these developments would decrease the value of the Stacks Tokens sold in this offering.

Registration of the Network or the Browser as an Exchange or ATS

Entities that are engaged as “exchanges” or “ATSs” with respect to securities are subject to federal registration and significant regulatory oversight by the SEC and FINRA.  Exchanges and ATSs are generally networks that constitute, maintain, or provide a marketplace or facilities for bringing together the orders of multiple purchasers and multiple sellers of securities.  A system “brings together” orders if it displays trading interests entered on the system to users (e.g., through consolidated quote screens) or receives orders for processing and execution. This does not include systems that have only one seller for each security (e.g., the issuer), even if there are multiple buyers.  Because the network and the Browser facilitate transfers of the Stacks Tokens, they could be viewed as engaged in activities that would cause them to be exchanges or ATSs.

We have taken the position that neither the network nor the Browser should be viewed as an exchange or an ATS because neither will “bring together” anyone by sorting or organizing orders in the Stacks Tokens in a consolidated way or by receiving orders for processing and execution of transactions in the Stacks Tokens.  Instead, each proposed transaction involving Stacks Tokens on the network will by individually negotiated and implemented. For example, transactions by users (such as developers or users of Decentralized Applications) will be posted on an individual basis. In addition, we will be the only “seller” of Stacks Tokens when we distribute them as rewards on the network.

We also take the position that payments on the network and the Browser for services do not involve “orders” of securities, because they are not primarily purchases of securities. Instead, these payments are commercial sales of access to Decentralized Applications or of items bought through in-app purchases.

It is possible that the SEC or another regulator would disagree with our position.  If so, we could be forced to register the network and/or the Browser as an exchange or ATS and comply with applicable law, which could lead to significant costs to Blockstack and could force it to change or cease its operations. Any of these developments would decrease the value of the Stacks Tokens sold in this offering.

Registration of Miners as Broker-Dealers

Under the Exchange Act, a “broker” is a person engaged in the business of effecting transactions in securities for the account of others. The staff of the SEC has indicated that receiving commissions or other transaction-related compensation is one of the determinative factors in deciding whether a person is “engaged in the business” of being a “broker,” in part because this “salesman’s stake” in a securities transaction incentivizes the recipient to encourage transactions that may or may not be appropriate for the parties involved.  Because the miners on the network can receive mining rewards for completing new blocks on the blockchain (which may involve recording transactions in the Stacks Tokens) and incentive payments for recording certain transactions in the Stacks Tokens, they could be viewed as “brokers” receiving compensation based on transactions in securities.

We take the position that the payments received by miners do not cause them to become broker-dealers, because neither the mining rewards nor the incentive fees are transaction-based compensation, and the miners do not engage in broker-like activities.  Mining payments on both the Bitcoin blockchain and the Stacks blockchain are generally paid in accordance with a preset algorithm upon the successful completion of a new block on the Blockchain, and it is not relevant whether the transactions recorded in the block are securities transactions. In addition, we believe the mining payments are most appropriately viewed as based on a miner’s efforts confirming operations and other factors unrelated to the Stacks Tokens themselves, not on securities transactions.  Further, on the Stacks blockchain (once it is live), mining rewards are received based on a miner being chosen as a leader, based on a randomization function.  Finally, miners do not perform broker functions; they merely confirm that certain transactions have occurred.

It is possible that the SEC or another regulator would disagree with our position.  If so, the miners could be forced to register as broker-dealers and comply with applicable law, or we could be forced to change the payment mechanisms or other aspects of mining operations, on the Blockstack network.  Either development would disrupt our business significantly, perhaps making it prohibitive to operate the network, and would likely lead to a decrease or complete loss in the value of the Stacks Tokens.

Investment Company Act Considerations

The Investment Company Act regulates certain companies that invest in, hold or trade securities.  In general, a company with more than 40% of the value of its non-cash assets held in investment securities is an “investment company.” Because a portion of our assets consists of the Stacks Tokens and/or minority investment positions, and at times the value of those assets may surpass 40% of the value of a Company entity’s non-cash assets, Blockstack and its affiliates run the risk of inadvertently becoming investment companies, which would require registration under the Investment Company Act.

Registered investment companies are subject to extensive, restrictive and potentially adverse regulations relating to, among other things, operating methods, leverage, management, capital structure, dividends and transactions with affiliates.  Registered investment companies are not permitted to operate their business in the manner in which our Company operates its business, nor are registered investment companies permitted to have many of the relationships that our Company has with its affiliated companies.

We believe we do not meet the definition of an investment company despite our holdings in tokens, because we believe it is reasonable to treat the Stacks Tokens as non-securities for purposes of the Investment Company Act in Blockstack’s own hands.  This is due to the fact that any returns Blockstack might receive based on those tokens would be based on its own efforts and not the efforts of others.  As a result, the tokens would not be “investment contracts” and not securities.

It is possible that a regulator could disagree with this position.  If so, and we were to inadvertently meet the definition of an investment company as a result, it could require us to significantly alter our business, including by changing our strategy for distributing the tokens and other operations in a way that negatively affects the value of the Stacks Tokens sold in this offering.  Becoming an investment company could also result in the negative regulatory consequences described below.

We intend to monitor our minority investments and structure them to ensure that they do not cause any Company entity to become an investment company.  This may mean that we structure investments in third-party companies in a less advantageous manner than otherwise and that we will avoid otherwise economically desirable transactions.  However, events beyond our control, including significant appreciation or depreciation in the market value of our non-cash assets, any investment securities we hold or adverse developments with respect to our ownership of those securities, could result in us inadvertently becoming an investment company.

If so, there would be a risk that we could suffer material adverse consequences.  These would include, among others, becoming subject to monetary penalties or injunctive relief, or both, in an action brought by the SEC, being unable to enforce contracts with third parties, and having third parties obtain rescission of any contracts entered into by our Company during the period that we were an unregistered investment company.  As a result, if it were established that we were an investment company, it would have a material adverse effect on our business and financial operations and our ability to continue as a going concern.

Reporting Company Considerations

Under Regulation A, we will have limited ongoing reporting obligations to investors relative to the obligations of companies that are “reporting companies” for purposes of the Exchange Act.  The exemption that allows this lighter reporting, however, is in part dependent on the use of a transfer agent with respect to a company’s securities.  We do not intend to engage a transfer agent with respect to the tokens, in part because there is no existing transfer agent that we are aware of able to perform relevant functions related to the tokens, and in part because the types of activities a transfer agent would normally engage in are performed automatically on the blockchain.  As a result, as a practical matter, we also do not think we would be able to comply with the transfer agent requirement, and we do not think it applies to or would provide additional investor protections for this offering.

It is possible that a regulator would disagree with this position and, as a result, require us to file the full set of reports required of a reporting company.  If so, we would need to spend considerable additional time and effort to provide the required reports.  This could have a material adverse effect on our operations, which in turn could affect the value of the tokens.

Regulation M

Regulation M under the Exchange Act generally prohibits issuers from buying and selling their securities at the same time, in order to prevent potential price manipulation that could result from those activities.  Because in certain circumstances we may be selling Stacks Tokens at the same time that users of the network can burn tokens to pay fees, Blockstack may be viewed as receiving Stacks Tokens at the same time that it is selling them under Regulation A.  However, we believe that the burning of Stacks Tokens is not a transfer of securities to Blockstack, because the person burning Stacks Tokens sends them to a “blackhole” address with that, according to an independently verifiable mathematical proof that no one in the world, including Blockstack, can access.  In addition, Blockstack does not receive Stacks Tokens for network operations. As a result, we do not believe that activities on the network are in violation of Regulation M.

It is possible that a regulator would disagree with this position.  If so, we may be required to significantly restructure the transactions on the network, which could lead to significant costs to the Company and could force it to change or cease the operations of the network.  This would result in a loss or decrease in value of the Stacks Tokens.

New York BitLicense Considerations

We do not currently intend to operate in states that require a license to conduct a virtual currency business, although we may obtain such a license in the future. As a result, we will not allow residents of any such states to purchase interests in Stacks Tokens in this offering.  Currently, only New York has this type of requirement, but other states may adopt similar requirements.  If additional states do so, it could have a material adverse effect on our ability to operate in those states, or for holders of the tokens to engage in any activities related to the tokens in those states, which could affect the value of the Stacks Tokens.

Money Transmitter and Money Services Business Considerations

Under the Bank Secrecy Act of 1970 (the “BSA”) and related rules and regulations, certain issuers of tokens may need to register as money transmitters based on their efforts selling or otherwise transacting in tokens.  A money transmitter is generally any person that provides “money transmission services” or is “engaged in the transfer of funds.”   At a high level, this definition applies if a person is an intermediary between other people who are exchanging one form of currency for another.  Among other things, money transmitters are required to comply with certain anti-money laundering (“AML”) laws and regulations, including developing and implementing an AML compliance program, which can be costly.  Money transmitters also have state registration requirements.

U.S. Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) has provided limited guidance regarding the application of the BSA to activities involving tokens, and it is unclear whether conducting an offering of tokens could trigger a federal money transmitter registration requirement in and of itself.  We believe that no Blockstack entity meets the definition of a money transmitter or a money services business, because we do not think that Blockstack is engaged in the “transfer of funds” or acting as an intermediary for exchange of currencies as covered by the BSA.  If Blockstack were deemed to be a money transmitter and/or a money services business, it could be subject to significant additional regulation, which could affect our operations and potentially affect the value of the tokens.

Foreign Considerations

We may also subject to a variety of foreign laws and regulations that involve matters central to our business.  These could include, for example, regulations related to user privacy such as the General Data Protection Regulation, blockchain technology, potential broker-dealer or exchange activities, data protection, and intellectual property, among others.  In certain cases, foreign laws may be more restrictive than those in the United States.  Although we believe we are operating in compliance with the laws of jurisdictions in which Blockstack exists, foreign laws and regulations are constantly evolving and can be subject to significant change.  In addition, the application and interpretation of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate.  As a result, cryptocurrency networks, blockchain technologies, and coin and token offerings such as those we are involved in face an uncertain regulatory landscape in many foreign jurisdictions, including but not limited to the European Union, China and Russia.  Other foreign jurisdictions may also, in the near future, adopt laws, regulations or directives that affect the tokens or the Stacks blockchain.

We have adopted policies and procedures designed to comply with the laws that apply to us as we understand them. However, the growth of our business and its expansion outside of the United States may increase the potential of violating foreign laws or our own internal policies and procedures.  The risk of our Company being found in violation of applicable laws and regulations is further increased by the fact that many of them are open to a variety of interpretations given the absence of formal interpretation by regulatory authorities or the courts. This risk may also be increased by the fact that the Blockstack network crosses jurisdictional lines, and we will not always be in control of all activities on the network.

Any action brought against us by a foreign regulator or in a private action based on foreign law could cause us to incur significant legal expenses and divert our management’s attention from the operation of the business.  If our operations are found to be in violation of any laws and regulations, we may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines; we could be required to refund payments received by us; and we could be required to curtail or cease operations.  Any of these consequences could seriously harm our business and financial results.  In addition, existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products, result in negative publicity, increase operating costs, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.

Any applicable foreign laws, regulations or directives may also conflict with those of the United States.  The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the adoption and value of the tokens and our operations (see also “Risk Factors—Risks Related to Regulation”).

MANAGEMENT

Executive Officers and Directors

Our executive officers and directors, including the executive officers and directors of our corporate parent, Blockstack PBC, and their ages and positions as of the date hereof are as set forth below:

Name	Age	Position	Term of Office (1)
Executive Officers
Muneeb Ali	37	Chief Executive Officer and Director, Blockstack PBC Managing Partner, Blockstack Token LLC

Blockstack PBC (Chief Executive Officer): October 2018-Present; Blockstack PBC (Co-Chief Executive Officer): October 2017-October 2018 Blockstack PBC (Director): June 2013-present

 Blockstack Token LLC: September 2017-present

Jesse Soslow	35	Head of Legal and Finance, Blockstack Token LLC and Blockstack PBC	Blockstack PBC: March 2018-present Blockstack Token LLC: September 2018-present
Patrick Stanley	30	Head of Growth, Blockstack PBC	August 2017-present
Jeffrey Domke	37	Head of Product, Blockstack PBC	August 2018-present
Diwaker Gupta	37	Head of Engineering, Blockstack PBC	May 2019-present

Key Employees
Aaron Blankstein	30	Engineering Partner, Blockstack PBC	April 2017-present
Jude Nelson	31	Engineering Partner, Blockstack PBC	May 2015-present
Saurabh Pathak	45	Controller, Blockstack PBC	December 2018-present

Directors
Albert Wenger (2)	52	Director of Blockstack PBC	December 2016-present
Jaswinder Singh	54	Director of Blockstack PBC	October 2018-present

(1) All terms of office are indefinite.

(2) Mr. Wenger became a member of Blockstack PBC’s board of directors pursuant to a Voting Agreement entered into between Blockstack PBC, Union Square Ventures and other parties. See “Certain Relationships and Related Party Transactions — Voting Agreement” below for additional information.

Executive Officers

Dr. Muneeb Ali, 37, co-founded Blockstack PBC in 2013 and serves as the CEO of Blockstack PBC. He served as Chief Technology Officer from June 2013 until October 2017. He became Co-CEO of Blockstack PBC in October 2017, and he is currently serving as CEO for an indefinite term.  He has been serving as a Director of Blockstack PBC since June 2013 and continues to serve for an indefinite term. He also serves Token LLC as a Managing Partner since in September 2017 and is serving for an indefinite term. He received his Ph.D. in Computer Science from Princeton University in 2017, and a Masters in Computer Science from Princeton University in 2011, both specializing in distributed systems.  At Princeton, he worked in the Systems & Networks group and at PlanetLab—the world’s first cloud computing testbed. Earlier, he worked at the Embedded Software group at the Delft University of Technology in the Netherlands and was a Visiting Researcher at Stanford University and the Swedish Institute of Computer Science.  Muneeb gives guest lectures on cloud computing at Princeton University, and his research publications have over 1,100 citations.

Jesse Soslow, 35, serves as the Head of Legal and Finance at Blockstack PBC and Blockstack Token LLC. He started his role at Blockstack in March 2018 and is currently serving for an indefinite term.   Prior to joining Blockstack, Jesse was a member of the executive team at Everwise Corporation, a Series B startup backed by Sequoia Capital, from October 2013 to January 2018.  At Everwise, Jesse ran the legal, finance and operations functions for the company.  Prior to Everwise, Jesse worked as a technology transactions attorney at the international law firm of Morrison & Foerster LLP.  He holds a B.A., summa cum laude, in mathematics, and a J.D., cum laude, both from the University of Pennsylvania.

Patrick Stanley, 30, has served as the Head of Growth at Blockstack PBC since 2017. He served the company as a Growth Consultant from January 2017 to August 2017. In August 2017, he became a full-time employee as a Growth Partner. He became Head of Growth in July 2018 and is currently serving for an indefinite term. Prior to Blockstack, Patrick joined Earnest, a data-driven online lender backed by Andreessen Horowitz, in 2013 as its first employee.  In a growth role, he helped scale it to over 200 employees and $2 billion in loan originations.  Prior to 2013, Patrick was the founder of Ellison, a social impact startup that funded cataract surgeries through retail goods sales. Patrick also served as the founding member of the Commodity Customer Coalition, which successfully advanced customer claims in the aftermath of the MF Global $1.5 billion shortfall.  He received a degree in economics from Johns Hopkins University.

Jeffrey Domke, 37, joined Blockstack as a contractor in March 2018 and has served as our Head of Product since August 2018.  Previously, he was the Chief Product Officer and the first hire at CompStak, a real estate analytics company, where he helped grow the user base 125x, hire 50 team members, and raise $22 million in funding. Jeff also previously cofounded Signal, a customer experience analytics platform, and Capsule.me, a consumer messaging application. Jeff holds a Bachelor of Science degree in Graphic Design from Arizona State University.

Dr. Diwaker Gupta, 37, serves as the Head of Engineering at Blockstack PBC as of May 2019. Prior to Blockstack, Diwaker spent 4 years at Dropbox in a variety of leadership roles. Most recently at Dropbox, he led engineering for the Intelligence group that encompassed Search Infrastructure, Search Quality, Machine Learning, ML Platform and a product team. During his tenure at Dropbox, Diwaker oversaw major infrastructure initiatives and product launches, including a new search engine for Dropbox. Prior to Dropbox, Diwaker was on the founding team at Maginatics, an enterprise storage startup building a next-generation cloud-native filesystem acquired by EMC in late 2014. Diwaker received his M.S and Ph.D. in Computer Science from the University of California, San Diego in 2009 and his research publications have been cited more than 3,000 times.

Key Employees

Aaron Blankstein, 30, joined the Blockstack engineering team in April 2017, while finishing work on his Ph.D. He received his Ph.D. from Princeton University in September of 2017. Prior to joining Blockstack, Mr. Blankstein worked as a doctoral researcher in the Systems and Networking lab at Princeton from September 2011 until he defended his thesis in June of 2017, while doing multiple research internships at Microsoft Research. Prior to his doctoral research, Mr. Blankstein completed a Masters in Engineering at MIT, completing his thesis in the Programming Methodologies Group in CSAIL. He received bachelor’s degrees in Computer Science and Mathematics from the Massachusetts Institute of Technology in 2010. His research has spanned a range of topics, mostly focusing on web application performance and security. He’s worked in information flow tracking systems, caching algorithms, compilers, and applied cryptography, and has over 10+ years of Emacs usage. He and his collaborators’ research has won awards including the PET Award for Outstanding Research in Privacy Enhancing Technologies.

Jude Nelson, 31, joined the Blockstack engineering team in May 2015 while finishing work on his Ph.D.  He received his MA and Ph.D. from Princeton University in May of 2018.  Prior to joining Blockstack, Mr. Nelson worked as a doctoral researcher in the PlanetLab research group at Princeton from September 2010 until he defended his thesis in May 2018.  During this time, he has done internships at IBM and Verivue (now owned by Akamai).  His research focused on building programmable wide-area storage systems that preserve application-defined storage semantics, end-to-end across untrusted cloud storage providers and content distribution networks.  During his tenure at Princeton, the PlanetLab project received the 2013 ACM SIGCOMM Test of Time award.  Prior to his doctoral research, Mr. Nelson completed his B.S. in computer science at the University of Arizona in 2010, where he did research on secure software package management for PlanetLab, focusing on using machine learning to inform protocol selection for distributing software packages across heterogeneous wide-area networks.  Dr. Nelson also serves as Co-Chair of the Identifiers, Names, and Discovery working group at Decentralized Identity Foundation.

Saurabh Pathak, 45, has served as our Controller since December 2018.  Prior to Blockstack, Saurabh worked at BlackRock for 10 years where most recently he was the Controller for the Americas region and the Chief Financial Officer of BlackRock Canada. His previous work experience includes stints at Ernst & Young and Deloitte & Touche. Saurabh is a Chartered Accountant and a Certified Public Accountant and holds a Series 27 license. He obtained his Bachelors in Accounting from Mumbai University.

Board of Directors

Albert Wenger, 52, has served as a member of the board of directors of Blockstack PBC since December 2016 and is currently serving for an indefinite term. Mr. Wenger is a managing partner at Union Square Ventures (“USV”), where he has led a variety of investments, including USV’s investments in Etsy (IPO), MongoDB (IPO), Twilio (IPO), Behance (acquired by Adobe) and Firebase (acquired by Google). Before joining USV in 2006, Mr. Wenger was the president of del.icio.us(http://del.icio.us/) until it was sold to Yahoo in 2005. Mr. Wenger currently serves as a member of the board of directors of Foursquare, Sift Science, and Wattpad, among others.  Mr. Wenger received a bachelor’s degree in economics and computer science from Harvard College in 1990 and a Ph.D. in information technology from the Massachusetts Institute of Technology in 1999.  We believe Mr. Wenger’s experience in the information systems industry, both as an executive and director, qualify him to serve on our board.

Jaswinder Pal (JP) Singh, 54 has served as a member of the board of directors of Blockstack PBC since October 2018 and is currently serving for an indefinite term.  He has been a Professor of Computer Science at Princeton University since 1995. Since 2010, Professor Singh has directed the Princeton CTO Program, which trains students to become highly effective chief technology officers by encouraging understanding not only of technology but also of business and society.  From 2000 to 2005 Professor Singh was co-founder and chief technical officer of FirstRain Inc., a business analytics company, where he led the development of novel and award-winning technologies and products for precise information extraction from Web pages in the presence of changes, for topic-specific crawling and information discovery, for high-relevance search, and for large-scale content-based publish-subscribe. Professor Singh received his bachelor’s degree from Princeton in 1987 and earned master’s and doctoral degrees in electrical engineering from Stanford in 1989 and 1993, respectively.  Among his honors are the Presidential Early Career Award for Scientists and Engineers (PECASE), awarded by the National Science Foundation, and a Sloan research fellowship, both in 1997.  He is a member of the Association for Computing Machinery and the Institute of Electrical and Electronics Engineers Inc.

Mr. Ali makes up the remaining member of the board of directors of our corporate parent, Blockstack PBC, and is the managing partner of Blockstack Token LLC.

Board Composition and Risk Oversight

The board of directors of Blockstack PBC is currently composed of three members.  The certificate of incorporation and bylaws to be in effect upon the completion of this offering provide that the number of directors shall be at least one and will be fixed from time to time by resolution of the board of directors.  There are no family relationships among any of the directors or executive officers.

During 2018, the board of directors met five times. All members of the board of directors attended four of the meetings. One member of the board of directors was absent at one meeting.

Limitation of Liability and Indemnification

The certificate of incorporation and bylaws of Blockstack PBC provide the indemnification of our directors and officers to the fullest extent permitted under the Delaware General Corporation Law.  In addition, the certificate of incorporation provides that our directors shall not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director and that if the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of our directors shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

As permitted by the Delaware General Corporation Law, we have entered into separate indemnification agreements with each of the directors of Blockstack PBC and certain of our officers that require us, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees.  We have obtained and expect to maintain insurance policies under which our directors and officers are insured, within the limits and subject to the limitations of those policies, against certain expenses in connection with the defense of, and certain liabilities that might be imposed as a result of, actions, suits or proceedings to which they are parties by reason of being or having been directors or officers.  The coverage provided by these policies may apply whether or not we would have the power to indemnify such person against such liability under the provisions of the Delaware General Corporation Law.

Subject to certain limitations, the limited liability company agreement of Blockstack Token LLC limits the liability of Blockstack PBC, its sole member, for monetary damages and provides that we will indemnify and pay or reimburse reasonable expenses in advance of final disposition of a proceeding to its sole member.

The limited liability company agreement of Blockstack Token LLC provides that to the fullest extent permitted by applicable law Blockstack PBC will not be liable to Blockstack Token LLC.  Blockstack PBC shall not be liable against all expenses and liabilities (including judgments, fines, penalties, interest, amounts paid in settlement with the approval of the Company and attorney’s fees and disbursements) arising from the performance of any of its obligations or duties in connection with its service to Blockstack Token LLC or the Blockstack Token LLC Agreement, including in connection with any civil, criminal, administrative, investigative or other action, suit or proceeding to which Blockstack PBC, or any of its directors or officers, may hereafter be made party by reason of being or having been our sole member.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.  We believe that these provisions and agreements are necessary to attract and retain qualified persons as our officers and directors.  At present, there is no pending litigation or proceeding involving our directors or officers for whom indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Non-Employee Manager and Director Compensation

To date, none of our non-employee managers has received any cash, equity or token compensation for serving on our board of managers. We do reimburse our managers for expenses associated with attending meetings of our board of managers.

To date, only one of Blockstack’s directors has received any cash, equity or token compensation for serving on its board of directors. In connection with Jaswinder Pal (JP) Singh’s appointment as a member of our board of directors in October 2018, Blockstack Employee, LLC issued him 2,500,000 of Blockstack Employee LLC’s units pursuant to the 2017 Plan. The units issued to Mr. Singh vest at a rate of one twenty-fourth of the issued units per month, subject to Mr. Singh’s continued service to Blockstack. In January 2019, Mr. Singh was also granted options to purchase 78,510 shares of Blockstack PBC’s common stock at $2.69 per share. One twenty-fourth (1/24th) of the shares subject to this option shall vest each month on the same day of the month as the vesting commencement date of October 1, 2018 (or if there is no corresponding day, on the last day of the month), subject to Mr. Singh continuing to be a service provider through each such vesting date. In 2018, Mr. Singh also received a consulting fee of $46,200. Blockstack does reimburse its directors for expenses associated with attending meetings of our board of directors.

Recent Developments

As disclosed in the section of this offering circular captioned “The Blockstack Network—Development of the Blockstack Network,” some Blockstack employees (including executive officers) may leave Blockstack in connection with the further decentralization of the Blockstack network and the decentralized application ecosystem. As part of the actions described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain—Additional actions regarding decentralization,” in September 2018, Blockstack PBC and Ryan Shea entered into an agreement whereby Mr. Shea agreed to resign from all positions as director and officer of Blockstack PBC and its affiliates and subsidiaries.

In March 2019, Blockstack PBC added Dave Morin as an advisor. Dave is the former CEO and co-founder of Path, a social networking platform, and the founder of Slow Ventures, a leading Silicon Valley venture capital firm that champions long-term thinking and innovation. Dave was involved with the early days of Facebook where he co-created the Facebook Platform, which gave developers the power to create social apps inside of Facebook, as well as Facebook Connect, which gave all developers the power to build social apps anywhere on the internet.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation of the three highest paid persons who were our executive officers and directors during the year ended December 31, 2018 (our “named executive officers”):

Name and Principal Position	Year	Salary	Severance	Bonus	Unit Awards	Option Awards	Token Awards	All Other Compensation	Total
Muneeb Ali
Co-Chief Executive Officer*	2018	$190,000		$28,500	—	—	—	—	$218,500
Jesse Soslow
Head of Legal and Finance	2018	$119,423		$100,540	—	$72,543	—	$2,660	$292,506
Ryan Shea
Co-Chief Executive Officer**	2018	$131,051	$500,000	—	—	—		$20,462	$651,513
Patrick Stanley
Head of Growth	2018	$124,167		$92,920	$316.80	$72,543	—	—	$289,630

* Muneeb Ali became Chief Executive Officer of Blockstack PBC upon Ryan Shea’s departure in September 2018.

** Ryan Shea departed from Blockstack PBC in September 2018. For additional information, see the section of this offering circular titled “Management—Recent Developments.”

Unit Awards.  We believe granting unit awards to our executive officers helps align the interests of management and our members, and rewards our executive officers for improved Company performance.  Our named executive officers are eligible to receive awards under Blockstack Employee LLC’s 2017 Equity Incentive Plan (the “2017 Plan”) adopted by Blockstack Employee LLC’s board of managers and approved by Blockstack Employee LLC’s members in October 2017.  The 2017 Plan permits the grant of options to purchase Blockstack Employee LLC’s units and awards of restricted units to any of our and any of our affiliates’ employees, managers, officers, eligible consultants, and other eligible service providers.  Subject to certain adjustments upon changes in our capitalization, the initial aggregate number of Blockstack Employee LLC’s units that may be issued pursuant to awards granted under the 2017 Plan is 36,300,000, which was increased in October 2018 to 74,509,321.  Subject to the provisions of the 2017 Plan, the recipients of awards granted under the 2017 Plan and the terms and conditions of such awards (including the number of units, the exercise price (if any), and the vesting conditions (if any)) are determined by Blockstack Employee LLC’s board of managers, who administers the 2017 Plan.  Awards are generally not transferable.  Upon certain changes in Blockstack Employee LLC’s capitalization, its board of managers will appropriately and proportionately adjust: (i) the class and maximum number of units subject to the 2017 Plan and (ii) the class, number and price of units subject to outstanding awards granted under the 2017 Plan.  In the event of a Company Transaction (as defined in the 2017 Plan), Blockstack Employee LLC’s board of managers may take one or more actions delineated in the 2017 Plan with respect to outstanding awards, such as (i) arranging for awards to be assumed, continued or substituted by the surviving or acquiring entity; (ii) accelerating the vesting of awards or arranging for the lapse of any reacquisition or repurchase rights with respect to awards; (iii) canceling awards that are unvested or unexercised before the effective time of the Company Transaction; and (iv) cashing out awards for a payment equal to the value of the underlying units less the exercise price (if any).  The 2017 Plan may generally be amended or terminated at any time by Blockstack Employee LLC’s board of managers, so long as such action does not impair the rights under any award granted under the 2017 Plan without the consent of the affected holder.  The 2017 Plan will automatically terminate in 2027 unless earlier terminated by Blockstack Employee LLC’s board of managers.

As described above in “Business—Blockstack Corporate Structure,” Blockstack PBC intends to dissolve Blockstack Employee LLC in May 2019 and distribute all Stacks Tokens to the holders of Class B units, with one Stacks Token distributed for each Class B unit held.

Option Awards.  Our named executive officers are eligible to receive awards under our corporate parent Blockstack PBC’s 2016 Equity Incentive Plan (the “2016 Plan”).  Our corporate parent’s board of directors adopted, and our corporate parent’s stockholders approved, its 2016 Equity Incentive Plan in 2016. The 2016 Plan became effective as of its approval by our corporate parent’s board of directors. The 2016 Plan permits the grant of incentive stock options, within the meaning of Section 422 of the Code, to our corporate parent’s employees and any parent and subsidiary corporations’ employees, including us, and for the grant of nonstatutory stock options, restricted stock, restricted stock units, and stock appreciation rights to our employees, directors and consultants and our parent and subsidiary corporations’ employees and consultants, including us.

Authorized Shares. Subject to the adjustment provisions of the 2016 Plan described below, a total of 894,890 shares of our corporate parent’s common stock are reserved for issuance pursuant to the 2016 Plan. If an award expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program, or, with respect to restricted stock and restricted stock units, is forfeited or repurchased due to the failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares), which were subject to such award will become available for future grant or sale under the 2016 Plan. Shares that have actually been issued under the Plan under any Award will not be returned to the 2016 Plan and will not become available for future distribution under the 2016 Plan, except that if shares issued pursuant to awards of restricted stock or restricted stock units are repurchased by the Company or are forfeited to the Company due to the failure to vest, such shares will become available for future grant under the Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the Plan.  To the extent an award under the 2016 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2016 Plan.

Plan Administration. Our corporate parent’s board of directors or one or more committees appointed by our corporate parent’s board of directors administers the 2016 Plan. Subject to the provisions of the 2016 Plan, the administrator has the power to administer the plan, including but not limited to the power:  to determine the fair market value of a share for the purposes of the 2016 Plan; to select the individuals to whom awards will be granted; to determine the number of shares to be covered by each award; to approve forms of award agreements for use under the 2016 Plan; to determine the terms and conditions of any award, not inconsistent with the 2016 Plan; to institute and determine the terms and conditions of an exchange program by which awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards or a different type, and/or cash, participants have the opportunity to transfer outstanding awards to a financial institution or other person or entity selected by the administrator, and/or the exercise price of an outstanding award is reduced or increased; to construe and interpret the terms of the 2016 Plan and awards granted thereunder; to prescribe, amend and rescind rules and regulations relating to the 2016 Plan; to modify or amend each award (subject to the 2016 Plan); to allow participants to satisfy withholding tax obligations in a manner prescribed in the 2016 Plan; to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award; to allow a participant to defer the receipt of the payment of cash or the delivery of Shares that otherwise would be due to such participant under an award; and to make all other determinations deemed necessary or advisable for administering the 2016 Plan.

Stock Options. Stock options may be granted under the 2016 Plan. The exercise price of options granted under the 2016 Plan must generally at least be equal to the fair market value of our corporate parent’s common stock on the date of grant and the term of an incentive stock option may not exceed 10 years, except that with respect to incentive stock options granted to any participant who owns more than 10% of the voting power of all classes of our corporate parent’s outstanding stock, the exercise price must generally equal at least 110% of the fair market value on the grant date and the term must not exceed five years. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After the termination of service of an employee, director or consultant, he or she may exercise his or her option for the period of time stated in his or her option agreement. Unless otherwise provided for by the administrator, if termination is due to death or disability, the option will remain exercisable for 12 months and in all other cases, the option will generally remain exercisable for three months following the termination of service. However, in no event may an option be exercised later than the expiration of its term. Subject to the provisions of the 2016 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights. Stock appreciation rights may be granted under the 2016 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our corporate parent’s common stock between the exercise date and the date of grant. Stock appreciation rights may not have a term exceeding 10 years and the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be not less than 100% of the fair market value of a share on the date of grant. Unless otherwise provided for by the administrator, if termination is due to death or disability, the stock appreciation right will remain exercisable for 12 months and in all other cases, the stock appreciation right will generally remain exercisable for three months following the termination of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2016 Plan, the administrator determines the other terms of stock appreciation rights.

Restricted Stock. Restricted stock may be granted under the 2016 Plan. Restricted stock awards are grants of shares of our corporate parent’s common stock that vest in accordance with terms and conditions established by the administrator. The administrator will determine the number of shares of restricted stock granted to any employee, director or consultant and, subject to the provisions of the 2016 Plan, will determine the terms and conditions of such awards. The administrator may impose whatever conditions for lapse of the restriction on the shares it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to Blockstack); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to the restriction, unless the administrator provides otherwise. Shares of restricted stock as to which the restrictions have not lapsed are subject to our corporate parent’s right of repurchase or forfeiture.

Restricted Stock Units. Restricted stock units may be granted under the 2016 Plan. Restricted stock units are bookkeeping entries representing an amount equal to the fair market value of one share of our corporate parent’s common stock. Subject to the provisions of the 2016 Plan, the administrator will determine the terms and conditions of restricted stock units, including the vesting criteria (which may include accomplishing specified performance criteria or continued service to Blockstack) and the form and timing of payment. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria.

Non-Transferability of Awards. Unless the administrator provides otherwise, the 2016 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime.

Certain Adjustments. In the event of certain changes in our corporate parent’s capitalization, to prevent diminution or enlargement of the benefits or potential benefits available under the 2016 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2016 Plan and/or the number, class and price of shares covered by each outstanding award.

Liquidation and Dissolution. In the event of our corporate parent’s proposed liquidation or dissolution, the administrator will notify participants as soon as practicable and all awards will terminate immediately prior to the consummation of such proposed transaction.

Merger or Change in Control. The 2016 Plan provides that in the event of a merger or change in control, as defined under the 2016 Plan, each outstanding award will be treated as the administrator determines, except that if a successor corporation or its parent or subsidiary does not assume or substitute an equivalent award for any outstanding award, then such award will fully vest, all restrictions on the shares subject to such award will lapse, all performance goals or other vesting criteria applicable to the shares subject to such award will be deemed achieved at 100% of target levels and all of the shares subject to such award will become fully exercisable, if applicable, for a specified period prior to the transaction. The award will then terminate upon the expiration of the specified period of time.

Amendment, Termination. The administrator will have the authority to amend, suspend or terminate the 2016 Plan provided such action will not impair the existing rights of any participant. The 2016 Plan will automatically terminate in 2026, unless our corporate parent terminates it sooner.

Employment Arrangements with our Named Executive Officers

Each of our named executive officers is employed “at will,” except for Mr. Shea who is no longer employed by Blockstack.

Muneeb Ali

Mr. Ali’s current annual base salary is $190,000 as a result of a salary increase in 2019, which is paid by our corporate parent, Blockstack PBC.

Jesse Soslow

Mr. Soslow’s current annual base salary is $180,000 as a result of a salary increase in 2019, which is paid by our corporate parent, Blockstack PBC.

Patrick Stanley

Mr. Stanley’s current annual base salary is $180,000 as a result of a salary increase in 2019, which is paid by our corporate parent, Blockstack PBC.

Settlement Agreement with Ryan Shea

As part of the actions described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and the Stacks blockchain—Additional actions regarding decentralization,” on September 28, 2018, Blockstack PBC entered into a settlement agreement with Ryan Shea, Blockstack PBC’s former Co-Chief Executive Officer and director, pursuant to which Mr. Shea resigned from all offices and directorships he held at Blockstack PBC and its subsidiaries. Mr. Shea will receive severance benefits as provided in his settlement agreement, which shall include severance of $500,000 paid in one lump sum, and reimbursement of group health plan premiums for six months, subject to his properly electing to be covered under COBRA. In addition, Blockstack PBC agreed to waive its right of first refusal with respect to any sale by Mr. Shea of 20% of the shares of common stock held by Mr. Shea, subject to Blockstack PBC’s reasonable approval of the value per share to be paid for the shares of the Company’s common stock and the identity of the buyer, in each case, which approval will not be unreasonably withheld, delayed or conditioned, and provided that in no event will Mr. Shea be permitted to sell over 5.25% of the Company’s fully diluted capitalization. In exchange for the foregoing payments and benefits, Mr. Shea has executed a general release of all claims arising out of his employment and agreed to a covenant not to compete with Blockstack for a period of 12 months. The foregoing description of the separation agreements with Mr. Shea do not purport to be complete and are qualified in their entirety by reference to the complete text of the settlement agreement, filed as Exhibit 6.6 to this Offering Statement.

Outstanding Equity Awards as of December 31, 2018

Other than as set forth below, there were no outstanding unexercised options to purchase shares of Blockstack PBC’s common stock, unvested stock, and/or equity incentive plan awards issued by Blockstack to the named executive officers of Blockstack Token LLC as of December 31, 2018.

Name	Type of securities underlying unexercised options*	Number of securities underlying unexercised options (#) exercisable*	Number of securities underlying unexercised options (#) unexercisable*	Option exercise price ($)*	Option expiration date*
Patrick Stanley(1)	Common Stock	52,666	57,247	$0.37	7/19/2027
Patrick Stanley(1)	Common Stock	4,906	10,796	$0.37	9/15/2027
Patrick Stanley(2)	Common Stock	7,197	24,208	$2.31	6/27/2028
Jesse Soslow(1)	Common Stock	0	31,404	$2.31	6/27/2028

*      The options referred to here are options to purchase shares of our corporate parent’s common stock, issued under our corporate parent Blockstack PBC’s 2016 Equity Incentive Plan.

(1)         Twenty-five percent (25%) of the shares subject to the option shall vest on the one (1) year anniversary of the vesting commencement date, and one forty-eighth (1/48th) of the shares subject to the option shall vest each month thereafter on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to participant continuing to be a service provider through each such date.

(2)         One forty-eighth (1/48th) of the shares subject to the option shall vest each month on the same day of the month as the vesting commencement date (or if there is no corresponding day, on the last day of the month), subject to participant continuing to be a service provider through each such date.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The issuer, Blockstack Token LLC, is a Delaware limited liability company and a wholly owned subsidiary of Blockstack PBC, which is a Delaware public benefit corporation.  The following is a summary of transactions since January 1, 2016 to which we have been a party in which the amount involved exceeded $120,000 and in which any of our executive officers, directors, promoters or beneficial holders of more than 5% of our capital stock or, given our relationship with Blockstack PBC, more than 5% of Blockstack PBC’s capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are described under the sections of this offering circular captioned “Management” and “Executive Compensation.”

Blockstack PBC

Sales of Securities

The following table sets forth a summary of the sale and issuance of Blockstack PBC’s securities, and forward sales of Stacks Tokens issued by Blockstack Token LLC, to related persons since January 1, 2013, other than compensation arrangements which are described under the sections of this offering circular captioned “Management” and “Executive Compensation.”  For a description of beneficial ownership see the section of this offering circular captioned “Principal Stockholders.”

Purchaser	Series A Convertible Preferred Stock	Common Stock		Stacks Tokens (1)
Executive Officers, Directors and Promoters:
Muneeb Ali		4,099,051		89,321,000
Patrick Stanley		—	(2)	6,639,979
Jesse Soslow		38,438	(3)	4,250,000
Jaswinder Singh		235,748	(4)	5,804,589
Jeffrey Domke		38,438	(5)	3,440,000
5% Stockholders:
Entities affiliated with Union Square Ventures(6)	2,374,972			62,413,453
Ryan Shea*		4,099,051		89,321,000

(1)         Includes Class B units of Blockstack Employee LLC, which entitle the holder to receive one Stacks Tokens for each Class B unit upon the dissolution of Blockstack Employee LLC.

(2)         Does not include the 157,019 shares of our corporate parent’s common stock underlying options owned by Mr. Stanley disclosed under “Executive Compensation.”

(3)         Consists of (i) 31,404 shares of our corporate parent’s common stock underlying options owned by Mr. Soslow with an exercise price of $2.31 (ii) and 7,034 shares of our corporate parent’s common stock underlying options owned by Mr. Soslow with an exercise price of $2.69.

(4)         Consists of (i) 157,238 shares of our corporate parent’s common stock underlying options owned by Mr. Singh with an exercise price of $0.37 and (ii) 78,510 shares of our corporate parent’s common stock underlying options owned by Mr. Singh with an exercise price of $2.69.

(5)         Consists of 38,438 shares of our corporate parent’s common stock underlying options owned by Mr. Domke with an exercise price of $2.69.

(6)         Consists of (i) 72,809 shares of Series A-1 convertible preferred stock and 42,207 shares of Series A-4 convertible preferred stock held by USV 2014 Investors, LP, and (ii) 1,430,618 shares of Series A-1 convertible preferred stock and 829,338 shares of Series A-4 convertible preferred stock held by USV 2014, LP.  The general partner of USV 2014 Investors, LP and USV 2014, LP is USV 2014 GP, LLC.  Albert Wenger is a senior managing member of USV 2014 GP, LLC, and as such, he may be deemed to share voting power and investment control over the shares held of record by USV 2014 Investors, LP and USV 2014, LP.  Each of these entities and Albert Wenger disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

*                 Ryan Shea departed from Blockstack PBC in September 2018. For additional information, see the section of this offering circular titled “Management—Recent Developments.”

Common Stock

From January 1, 2013 through the date of this offering circular, Blockstack PBC has issued and sold an aggregate of 9,115,945 shares of common stock prices ranging from $0.00001 to $3.18 for aggregate consideration of $13,216.29.

Series A-1 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold an aggregate of 2,638,835 shares of Series A-1 convertible preferred stock at $1.49658 per share, to a total of 12 accredited investors, including entities affiliated with Union Square Ventures.

Series A-2 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold an aggregate of 440,365 shares of Series A-2 convertible preferred stock at $0.52229 per share to a total of 5 accredited investors.

Series A-3 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold an aggregate of 120,238 shares of Series A-3 convertible preferred stock at $0.83168 per share to a total of 1 accredited investor.

Series A-4 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold an aggregate of 1,162,059 shares of Series A-4 convertible preferred stock at $0.86054 per share to a total of 7 accredited investors, including entities affiliated with Union Square Ventures.

Series A-5 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold 94,332 shares of Series A-5 convertible preferred stock at $1.27209 per share to a total of 1 accredited investor.

Series A-6 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold 83,523 shares of Series A-6 convertible preferred stock at $1.19726 per share to a total of 1 accredited investor.

Series A-7 Convertible Preferred Stock

In December 2016, Blockstack PBC issued and sold 19,146 shares of Series A-7 convertible preferred stock at $1.0446 per share to a total of 1 accredited investor.

Blockstack Token LLC Stacks Tokens

In October 2017, we sold for future delivery 287,135,373 Stacks Tokens to 23 accredited investors at a price of $0.00012 per token, 178,642,000 of which were sold to Ryan Shea and Muneeb Ali, Blockstack PBC’s co-founders, and 108,493,373 of which were sold to investors in the Series A-1 through Series A-7 convertible preferred stock issuances described above (including approximately 49,913,453 Stacks Tokens sold to two affiliates of our affiliate Union Square Ventures).  In the same month, we sold an additional 36,300,000 Stacks Tokens at the same per token price to Blockstack Employee LLC.

In January and February of 2018, two affiliates of our affiliate Union Square Ventures that are accredited investors purchased approximately 12,500,000 Stacks Tokens at a purchase price of $0.12 per token.

In October 2018, we sold 38,209,321 Stacks Tokens to Blockstack Employee LLC at $0.01320 per token.

Investors’ Rights Agreement

Blockstack PBC has entered into an investors’ rights agreement with certain holders of its convertible preferred stock, including USV 2014, L.P., USV 2014 Investors, L.P., USV 2016, L.P., and USV Investors 2016, L.P.  As of December 2016, if we grant registration rights to investors in a future equity financing separate from the Series A equity financing, the holders of 4,431,554 shares of our Series A preferred stock, and any shares of common stock issuable upon the conversion of our convertible preferred stock, are entitled to pari passu registration rights, subject to the execution of any documents granting such rights executed by the investors in such future equity financing. Albert Wenger, a member of Blockstack PBC’s board of directors, is a managing partner of Union Square Ventures.

Voting Agreement

The election of the members of the Blockstack PBC board of directors is governed by a voting agreement with certain of the holders of our outstanding common stock and convertible preferred stock, including entities affiliated with Union Square Ventures, and certain other persons.  The parties to the voting agreement have agreed, subject to certain conditions, to vote their shares so as to elect as directors: (1) one nominee designated by entities affiliated with Union Square Ventures, and (2) two nominees designated by a majority of the holders of common stock, determined on an as-converted basis. Albert Wenger, a member of Blockstack PBC’s board of directors, is a managing partner of Union Square Ventures.

Right of First Refusal and Co-Sale Agreement

Blockstack PBC is a party to a right of first refusal and co-sale agreement with holders of our convertible preferred stock and our founders, Muneeb Ali and Ryan Shea, including entities affiliated with Union Square Ventures, and certain other persons, pursuant to which certain holders of convertible preferred stock have a right of first refusal and co-sale in respect of certain sales of securities by our founders and our other stockholders. Albert Wenger, a member of Blockstack PBC’s board of directors, is a managing partner of Union Square Ventures.

Other Transactions

We have entered into separate indemnification agreements with each of our directors. For a description of these agreements, see the section of this offering circular captioned “Management—Limitation of Liability and Indemnification.”

As disclosed in the section of this offering circular captioned, “The Blockstack Network—Development of the Blockstack Network,” entities controlled by related persons, including executive officers of Blockstack, may enter into transactions with Blockstack in the near future in connection with the further decentralization of the Blockstack network.

As disclosed in the section of this offering circular captioned “Management— Employment Arrangements with our Named Executive Officers,” Blockstack PBC entered into a Settlement Agreement with its former Co-Chief Executive Officer, Ryan Shea, in September 2018.

Union Square Ventures, a beneficial owner of approximately 15% of our capital stock and over 5% of the outstanding Stacks Tokens, and an affiliate of a member of our board of directors, has indicated an intent to purchase up to approximately $1 million in Stacks Tokens in the general offering through one or more affiliates. All such tokens will be purchased at the general offering price and on the same terms as the other purchasers in the general offering. However, because there is no binding agreement obligating Union Square Ventures or its affiliates to purchase these tokens, it may determine to purchase fewer tokens than it has indicated an intent to purchase or not to purchase any tokens in this offering. Albert Wenger, a member of Blockstack PBC’s board of directors, is a managing partner of Union Square Ventures.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of (i) the capital stock of Blockstack PBC at April 30, 2019, and (ii) the ownership of the Stacks Tokens as of the date following their distribution, and as adjusted to reflect the sale of Stacks Tokens offered by us in this offering, for:

•                  each person, or group of affiliated persons, who we know beneficially owns more than 5% of our common stock;

•                  each of our directors;

•                  each of our executive officers; and

•                  all of our directors and executive officers as a group.

Blockstack PBC is the sole member of Blockstack Token LLC.

The percentage of beneficial ownership shown in the table is based upon 15,701,994 shares outstanding as of April 30, 2019.  The percentage of token ownership sold is based upon 1,243,827,880 Stacks Tokens outstanding and issued or issuable as described below, including (i) the 756,827,880 Stacks Tokens sold to date (inclusive of the 74,509,321 tokens sold to Blockstack Employee LLC) and issued upon the introduction of the genesis block in November 2018, (ii) the 110 million Stacks Tokens that were allocated to the Blockstack treasury upon introduction of the genesis block, (iii) all 2 million Stacks Tokens sold in our January 2019 Regulation S offering, (iv) the maximum 80 million Stacks Tokens issuable pursuant to the concurrent 2019 Regulation S offering (based on the assumption that rights to the maximum 80 million Stacks Tokens are issued and sold), and (v) all 295 million Stacks Tokens currently estimated to be included in this offering pursuant to Regulation A (based on the assumption that they are all issued and sold). The table also gives effect to the $1 million in Stacks Tokens that Union Square Ventures has indicated an intent to purchase in the general offering through one or more affiliates on the same terms as the other purchasers in the general offering.

Information with respect to beneficial ownership has been furnished by each director, officer or beneficial owner of more than 5% of our common stock on an as-converted basis.  We have determined beneficial ownership in accordance with the rules of the SEC.  These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities.  In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options or warrants that are either immediately exercisable or exercisable on or before the 60th day after April 30, 2019.  Certain of the options to purchase shares of our corporate parent’s common stock granted to our named executive officers may be exercised prior to the vesting of the underlying shares.  We refer to such options as being “early exercisable.” Shares of common stock issued upon early exercise are subject to our corporate parent’s right to repurchase such shares until such shares have vested.  These shares are deemed to be outstanding and beneficially owned by the person holding those options to purchase shares of our corporate parent’s common stock or a warrant for the purpose of computing the percentage ownership of that person, but they are not treated as outstanding for the purpose of computing the percentage ownership of any other person.  Unless otherwise indicated, the persons or entities identified in this table have sole voting and investment power with respect to all shares shown as beneficially owned by them, subject to applicable community property laws.

Except as otherwise noted below, the address for each person or entity listed in the table is c/o 111 Town Square Place, Suite 1203, Jersey City, New Jersey, 07310.

	Beneficial Ownership of Blockstack PBC voting securities		Beneficial Ownership of Tokens
Name of Beneficial Owner	Shares	Percentage	Tokens	Percentage
5% Stockholders:
Entities affiliated with Union Square Ventures	2,374,972(1)	15.13%	65,746,786	5.29%
Ryan Shea**	4,099,051	26.11%	89,321,000(6)	7.18%
Directors and Executive Officers:
Muneeb Ali	4,099,051	26.11%	89,321,000	7.18%
Patrick Stanley	84,396(2)	* %	6,639,979(7)	* %
Jesse Soslow	12,011(3)	* %	4,250,000(8)	* %
Albert Wenger	2,374,972(1)	15.13%	65,746,786(6)	5.29%
Jaswinder Singh	183,408(4)	1.17%	5,804,589(9)	* %
Jeffrey Domke	12,011(5)	* %	3,440,000(10)	* %
All directors and executive officers as a group (6 persons)	6,765,849	43.09%	171,869,021	13.82%

*                 Represents beneficial ownership of less than 1%

**          Ryan Shea departed from Blockstack PBC in September 2018. For additional information, see the section of this offering circular titled “Management—Recent Developments.”

(1)         Consists of (i) 72,809 shares of Series A-1 convertible preferred stock and 42,207 shares of Series A-4 convertible preferred stock held by USV 2014 Investors, LP, and (ii) 1,430,618 shares of Series A-1 convertible preferred stock and 829,338 shares of Series A-4 convertible preferred stock held by USV 2014, LP.  The general partner of USV 2014 Investors, LP and USV 2014, LP is USV 2014 GP, LLC.  Albert Wenger is a senior managing member of USV 2014 GP, LLC, and as such, he may be deemed to share voting power and investment control over the shares held of record by USV 2014 Investors, LP and USV 2014, LP.  Each of these entities and Albert Wenger disclaims beneficial ownership of such shares except to the extent of his or its pecuniary interest therein.

(2)         Consists of (i) 73,274 shares of our corporate parent’s common stock underlying options owned by Mr. Stanley with an exercise price of $0.37 that are exercisable within 60 days of April 30, 2019 (out of 125,615 total options granted), and (ii) 11,112 shares of our corporate parent’s common stock underlying options owned by Mr. Stanley with an exercise price of $2.31 per share that are exercisable within 60 days of April 30, 2019 (out of 31,404 total options granted).  One-quarter (1/4) of the shares subject to each option grant shall vest on the first anniversary of its respective vesting commencement date, which is either July 19, 2017, September 15, 2017, or January 1, 2018, subject to Mr. Stanley’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(3)         Mr. Soslow owns options to purchase (i) 31,404 shares of our corporate parent’s common stock at an exercise price of $2.31 per share, 9,813 of which are exercisable within 60 days of April 30, 2019 and (ii) 7,034 shares of our corporate parent’s common stock at an exercise price of $2.69 per share, 2,198 of which are exercisable within 60 days of April 30, 2019.  One-quarter (1/4) of the shares subject to each option grant shall vest on the first anniversary of the vesting commencement date of March 15, 2018, subject to Mr. Soslow’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(4)         Consists of (i) 157,238 shares of our corporate parent’s common stock underlying options owned by Mr. Singh with an exercise price of $0.37, all of which are exercisable within 60 days of April 30, 2019 and (ii) 26,170 shares of our corporate parent’s common stock underlying options owned by Mr. Singh with an exercise price of $2.69 that are exercisable within 60 days of April 30, 2019 (out of 78,510 total options granted). One twenty-fourth (1/24th) of the shares subject to the second option shall vest each month on the same day of the month as the vesting commencement date of October 1, 2018 (or if there is no corresponding day, on the last day of the month), subject to participant continuing to be a service provider (as defined in the Plan) through each such vesting date.

(5)         Consists of 12,011 shares of our corporate parent’s common stock underlying options owned by Mr. Domke with an exercise price of $2.69 that are exercisable within 60 days of April 30, 2019 (out of 38,438 total options granted). One-quarter (1/4) of the shares subject to the option vest on the first anniversary of the vesting commencement date of March 1, 2018, subject to Mr. Domke’s continuing to be a Service Provider (as defined in the Plan) through each such vesting date.

(6)   Consists of (i) 3,022,576 Stacks Tokens held by USV 2014 Investors, LP, and (ii) 59,390,877 Stacks Tokens held by USV 2014, LP, and also assumes the purchase in the general offering by affiliates of Union Square Ventures of 3,333,333 Stacks Tokens at the general offering price and on the same terms as the other purchasers in the general offering  (because there is no binding agreement obligating Union Square Ventures or its affiliates to purchase these tokens, it may determine to purchase fewer tokens than it has indicated an intent to purchase or not to purchase any tokens in this offering).  The general partner of USV 2014 Investors, LP and USV 2014, LP is USV 2014 GP, LLC. Albert Wenger is a senior managing member of USV 2014 GP, LLC, and as such, he may be deemed to share  investment control over the Stacks Tokens held by USV 2014 Investors, LP and USV 2014, LP. Each of these entities and Albert Wenger disclaims beneficial ownership of such tokens except to the extent of his or its pecuniary interest therein.

(7)         Consists of Class B units of Blockstack Employee LLC, which entitle the holder to receive one Stacks Token for each Class B unit upon the dissolution of Blockstack Employee LLC.

(8)         Consists of Class B units of Blockstack Employee LLC, which entitle the holder to receive one Stacks Token for each Class B unit upon the dissolution of Blockstack Employee LLC.

(9)         Consists of Class B units of Blockstack Employee LLC, which entitle the holder to receive one Stacks Token for each Class B unit upon the dissolution of Blockstack Employee LLC.

(10)  Consists of Class B units of Blockstack Employee LLC, which entitle the holder to receive one Stacks Token for each Class B unit upon the dissolution of Blockstack Employee LLC.

DESCRIPTION OF THE STACKS TOKENS

Summary

The Stacks Tokens are the native tokens of the Blockstack network.  The key features of the Stacks Tokens are explained below.

What is a Stacks Token?

The Stacks Token is a digital asset on the Blockstack network that functions as an accounting mechanism, or a way to keep track of or prove, the economic stake that the holders of various private keys on the Stacks blockchain have in the network.

Stacks Tokens are not designated by a specific serial number or other unique identifier. Instead, they will be implemented using an “accounts-based system,” meaning that a counter will be kept with each active wallet address on the network representing the number of Stacks Tokens held by that wallet; the counter will be increased and decreased when tokens are transferred to or from the wallet address, respectively. A Stacks Token is therefore interchangeable and fungible.  Ownership of Stacks Tokens will consist of records in the blockchain used by the Blockstack network associating a certain number of Stacks Tokens with your wallet address.

Creation of the Stacks Token and distribution to investors in this offering

The Stacks Tokens were generated through the introduction of a “genesis block” in November 2018 that created 1.32 billion Stacks Tokens.  The genesis block—the first block of the Stacks blockchain—contained statements assigning ownership of tokens to various private keys or noting and recording that some of these tokens were unowned.  At the same time that the genesis block was introduced, the smart contract for the Stacks Token was added to the Blockstack Core. The Stacks Tokens will be issued from the group of unowned tokens.  Because the smart contract is now in effect and because no entity holds a private key to a wallet controlling  the  unowned tokens, these tokens will need to be transferred to new owners through a hard fork in the network at the Cash Offering Closing—see “Plan of Distribution.”   The 40 million Stacks Tokens to be distributed under the App Mining program will be introduced as a new block of tokens as part of that same hard fork at the Cash Offering Closing.

What can I use the Stacks Tokens for when they are issued?

Subject to and in accordance with the terms of the smart contract for the Stacks Token described below, the Stacks Tokens function as the native currency of the Blockstack network described in “The Blockstack Network—The role the Stacks Tokens will play on the Blockstack network.”

Stacks Tokens may also be traded as part of a secondary trading market (either through an exchange registered with the SEC under Regulation ATS, or a privately-run bulletin board), if any such market exists.  However, we are not aware of the existence of any such trading market at this time.  For further discussion, please see “—Is there a secondary market for The Stacks Tokens” below.

The smart contract for the Stacks Token

The smart contract implementing the Stacks Tokens is designed so that the Stacks Tokens should possess the same properties associated with traditional currencies.  For example, the accuracy of the blockchain in general makes the tokens resistant to counterfeiting; the tokens cannot be spent more than once, because when spent they decrease the holder of a private key’s token ownership and that holder must show it has sufficient tokens to perform the operation due to previous transactions; the tokens are durable and do not disappear, because the blockchain is resistant to tampering; the tokens can be exchanged electronically because of the existence of miners who process and record these transactions due to the rewards they receive; the possession and ownership of the Stacks Tokens can be reliably established and safeguarded due to the requirement to provide a digital signature whenever the token is to be used.

The terms of the Stacks Token under its smart contract

The rights of investors in the Stacks Tokens are defined by the terms of the smart contract for the Stacks Tokens. The code that forms the basis for the smart contract for the Stacks Token is publicly available for download and inspection at https://github.com/blockstack/blockstack-core/blob/feature/token-v1/blockstack/lib/nameset/db.py and is also filed as Exhibit 3.5 hereto.  The smart contract has been developed independently by Blockstack for the Stacks blockchain, and is not therefore required to meet any protocol standards developed for other blockchains, such as the ERC-20 standard developed for the Ether blockchain.

Like other smart contracts on the Stacks blockchain, the smart contract for the Stacks Token defines rules as to what network operations can be performed on a digital asset, in this case the Stacks Tokens.  These rules constitute the terms of the smart contract and define the rights of holders of Stacks Tokens.  Undetected bugs or flaws in the smart contract implementing software, however, may result in a failure of the network to observe all the rules outlined below, which could compromise the usefulness of the tokens and, as a result, their value.

The terms of the smart contract of the Stacks Token are as follows:

Rights of holders of Stacks Tokens

Any holder of Stacks Tokens may, at any time, either (a) burn as “fuel” to register a new digital asset or (b) transfer to any wallet address located on the Stacks blockchain, a number of Stacks Tokens, including for the purpose of accessing applications from developers and making in-app payments, so long as, at least an equal number of Stacks Tokens are recorded on the Stacks blockchain as being:

•      held by one or more wallet addresses for which the holder can provide a digital signature proving that it has access to the related private key for that wallet address;

•      not subject to a “time lock”; and

•      not subject to a “transfer lock” (if the holder is attempting to transfer Stacks Tokens).

A “time lock” is a temporary general restriction that prevents a Stacks Token from being used for any purpose on the Blockstack network, such that the Stacks Token cannot be burned or transferred.  The purpose of this locking restriction is to discourage speculative behavior, such as the immediate resale of all of a holder’s Stacks Tokens for profit, or the immediate registration of a swathe of digital assets in a “land-grab,” where the purpose of acquiring the digital assets is not for use but instead for later resale. The smart contract for Stacks Tokens, as modified by the hard fork introduced to the network at the closing of the cash offering, will provide that most of the Stacks Tokens sold in this offering (other than those distributed pursuant to the App Mining program) are subject to a time lock, with 1/24th of the amount of tokens purchased being released from this time lock on the date of distribution of the tokens and an additional 1/24th of the amount being automatically released for every 4,320 blocks that are processed on the blockchain used by our network without any further action on the part of Blockstack. We estimate that this time lock will delay the full release of the Stacks Tokens sold for up to one year and eleven months after purchase (or longer as described below), and until released from this time lock, the tokens cannot be burned, transferred or otherwise used on the Blockstack network. Initially, this means that an additional 1/24th of your tokens will be become usable for every 4,320 blocks that are processed on the Bitcoin blockchain; following the introduction of the mining mechanisms described in the section of this offering circular captioned “The Blockstack Network-Development of the Blockstack Network—The Stacks Token and the Stacks Blockchain,” 1/24th of your tokens will be released for every 4,320 blocks processed on the Stacks blockchain. The rate of creation of blocks on each of the Bitcoin blockchain and the Stacks blockchain is not anticipated to be dependent upon the number of transactions that occur on the Blockstack network, both due to the fact that transactions on the Blockstack network make up a very small percentage of transactions on the Bitcoin Blockchain, but more importantly due to the fact that the rate of transactions on each network is not, in the case of Bitcoin, and is not expected to be, in the case of Blockstack, significantly correlated with the number of transactions processed by the blockchain. Blocks are frequently created on the Bitcoin blockchain with less than the maximum-allowable number of transactions (or even zero transactions), by miners who are still incentivized to create them in order to earn mining rewards, and the Stacks blockchain’s mining mechanisms are designed to function in a similar manner. As a result, we do not anticipate that the fact that many Stacks Tokens may not initially be used in transactions on the network due to transfer locks (as further described below) and time locks, nor the likely lower initial user base of the Stacks blockchain as compared to the Bitcoin blockchain, will have an effect on the speed at which your tokens are released from time lock. However, there is no guarantee that blocks on either the Bitcoin or Stacks blockchain will be processed at exactly the speed we anticipate, since the actual speed will be dependent upon the behavior of each blockchain’s miners, whose actions may be influenced and incentivized by the blockchain’s mining mechanisms and desire to earn mining rewards but whose actions are ultimately outside of Blockstack’s control and, in the case of Bitcoin, not likely subject to Blockstack’s influence. Therefore, while we estimate that an additional 1/24th of your tokens will be released approximately every month, and the release of all your tokens one year and eleven months after the date of the hard fork that distributes your tokens, we cannot guarantee that this estimate will be accurate.  If blocks are processed on the blockchain at a slower pace than expected, then the smart contract will release Stacks Token from their time lock over a longer period of time with greater intervals between each release.

A “transfer lock” is a restriction solely on the transfer of a Stacks Token, generally done on the Blockstack network for purposes of compliance with applicable securities laws.  Certain of the tokens have been sold in offerings exempt from registration pursuant to Regulation D, Section 4(a)(2) Regulation S or Rule 701 under the Securities Act.  As a result, these securities are  “restricted securities” for purposes of the Securities Act at the time they are sold and will only be usable without restriction on the Blockstack network and freely tradeable for non-commercial purposes under the federal securities laws of the United States pursuant to Rule 144 under the Securities Act when held by non-affiliates after the purchase of the interest in the Stacks Token for one year.  In order to ensure compliance by holders of these tokens, a transfer lock will be placed on these tokens if issued prior to expiration of the holding period; however these tokens may be burned on the Blockstack network prior to that time, once their time lock has been released. Holders of Stacks Tokens that wish to transfer these Stacks Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.  See the section of this offering circular captioned “—What Stacks Tokens are eligible for future sale?” for additional details.  Blockstack anticipates that upon issuance and release from time lock and the expiration of the one year holding period, these tokens previously subject to a transfer lock will be usable without restriction on the Blockstack network and freely tradeable under the federal securities laws for non-commercial purposes.

The Stacks Tokens distributed in this offering will not be restricted securities under federal securities law, and Blockstack anticipates that upon issuance and release from time lock, these tokens will be usable without restriction on the Blockstack network and freely tradeable for purposes of the federal securities laws on a registered exchange or alternative trading system, and therefore not subject to any transfer lock. However, there are currently no registered exchanges or alternative trading systems to support the trading of Stacks Tokens in the secondary market. If such a registered exchange or alternative trading system is approved by FINRA for the trading of Stacks Tokens by investors subject to the United States federal securities laws and does commence operations, we will notify investors by filing a supplement to this offering circular (if this offering is still continuing at that time) and a Form 1-U, and posting a notice on www.stackstoken.com, and seek to have the Stacks Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by Blockstack.

The foregoing description of the smart contract for the Stacks Tokens is descriptive of the software governing the Blockstack network; it should not be viewed as constituting a promise or guarantee by Blockstack of any rights to holders of tokens, or as constituting  a binding obligation of Blockstack.

Recordation of Stacks Token ownership

The smart contract for the Stacks Tokens provides that the Stacks blockchain is the definitive record of Stacks Token ownership.  The Stacks blockchain, and the records of the ownership of Stacks Tokens can be inspected using the “Explorer” app available at the www.stackstoken.com website.

When Stacks Tokens are burned or transferred, the smart contract for the Stacks Tokens writes to the Stacks blockchain, as described in “The Blockstack Network—Background: Blockchain Technology”, so that the total number of Stacks Tokens held by the wallet addresses from which tokens have been transferred or burned decrease by the number of tokens transferred or burned.  Any attempted burning or transfer of Stacks Tokens, however, for which sufficient Stacks Tokens do not exist will be deemed invalid records by the software implementing the Blockstack network’s blockchain, and will therefore not be written to or alter the Stacks blockchain.  These invalid transactions will effectively never occur.

                The only information recorded on the Stacks blockchain by the smart contract is how many Stacks Tokens each wallet address holds, how many of those Stacks Tokens have been released from the time lock, and whether those tokens are subject to a transfer lock.  No other definitive record of Stacks Token ownership exists, and in particular neither Blockstack nor any other party will keep records tying investors to wallet addresses, except for those persons to whom Blockstack directly sells Stacks Tokens.  Blockstack will also never keep records of the private keys necessary to exercise the rights to the Stacks Tokens described in the previous section.  This is why if an investor loses access to the private key associated with a wallet address they hold, they effectively lose ownership of the Stacks Tokens associated with that wallet address.

No additional rights or liabilities

We believe that the Stacks Tokens are currently securities, for purposes of the definition of security in Section 2(a)(1) of the Securities Act of 1933 and in Section 3(a)(10) of the Securities Exchange Act of 1934, solely because they are “investment contracts” under the Howey test, but we believe that they can be characterized as either debt or equity for purposes of Rule 261(c) of Regulation A. However, holders of Stacks Tokens will not have the rights traditionally associated with holders of debt instruments, nor will they have rights traditionally associated with holders of equity.  For example, holders of Stacks Tokens will not receive a right to any repayment of principal or interest, as might be expected under a traditional debt instrument. Nor will such holders receive an interest in the profits or losses of any Blockstack affiliates, any rights to distributions from any Blockstack affiliate, or any legal or contractual right to exercise control over the operations or continued development of any Blockstack affiliate, which are rights typically afforded to equity holders.  Also, the description or statement of the properties of the tokens and the Blockstack network in this offering circular or elsewhere, and implementation of those properties in the software governing the Blockstack network, does not create any binding obligation on Blockstack with respect to the tokens or the holders of the tokens following the tokens’ delivery in this offering.   Any profit that you may receive on your holdings of Stacks Tokens may therefore solely be based on the commercial utility of the tokens, or on potential capital appreciation to the extent realizable through exchange-based sales of tokens. As a result, information disclosed in this offering circular and elsewhere regarding Blockstack and its ability to build the network may be relevant to the profitability of your investment, but such relevance may be limited and indirect.  Moreover, we do not believe that the tokens should be characterized as equity for purposes of Delaware law or Section 12(g) of the Securities and Exchange Act of 1934, as amended, or as debt for purposes of the Trust Indenture Act of 1939, as amended.

In addition, holders of the Stacks Tokens will not have any rights to convert their Stacks Tokens into any other security or, by virtue of their ownership of a Stacks Token, any rights to acquire any additional Stacks Tokens.

We are not aware of any liabilities that are owed by holders of Stacks Tokens solely by virtue of owning such tokens.

Additional functionality

As described in the section of this offering circular captioned “Business—Historical Development of the Blockstack Network,” Blockstack has successfully proposed several changes to the Blockstack Core through hard forks adopted on an approximately annual basis.  We expect that in the future, Blockstack may propose one or more hard forks modifying the smart contract for the Stacks Token in order to implement additional functionality for holders of the Stacks Tokens, and Blockstack reserves the right do so, provided that Blockstack will not propose the removal of any of the rights of Stacks Token holders described under “—Rights of Holders of Stacks Tokens.”  In order to avoid any potential splits in the network, Blockstack will generally seek consensus, as determined in Blockstack’s discretion, from operators of core nodes before making any modification available for download; however, Blockstack is under no obligation to do so. The modifications that Blockstack may attempt to effect via hard fork may include, without limitation:

•      providing for issuance of Stacks Tokens as mining rewards in our mining mechanisms, as described in the section captioned “—Creation of new Stacks Tokens” above and in “The Blockstack Network—Development of the Blockstack Network”;

•      allowing for payment of incentive payments for blockchain-related transaction processing in Stacks Tokens (these are currently paid by our users in Bitcoin), once mining mechanisms native to the Stacks blockchain are introduced;

•      creating new mining algorithms that may completely eliminate the use of third-party blockchains from the mining process; and

•      introducing “trustless” automated purchase of digital assets on the Blockstack network implemented directly on the blockchain without any requirement for parties to wait for confirmations on the blockchain or resort to a digital escrow service.

At least ten days prior to the adoption of any of the features described above or any similar modifications to the smart contract of the Stacks Tokens, Blockstack will file a supplement to this offering circular describing the new functionality and a Form 1-U disclosing a material modification to rights of securityholders, so long as Blockstack has not determined that it is no longer the issuer of the Stacks Tokens in accordance with the process described under “The Blockstack Network—Governance of the Blockstack Network.”.

Modification of the smart contract for the Stacks Token

Because the smart contract for the Stacks Token is enforced by the open source software run by our core nodes, any party, including Blockstack, any holder of Stacks Tokens, any user of the Blockstack network, any application developer or any unrelated third party, may attempt to modify the smart contract by downloading the Blockstack Core, modifying the software, proposing the modification for adoption to the Blockstack community (for example, by making the software available for download at GitHub and arguing for the modification on the Blockstack forum or Slack group), and then making the modification publicly available for download as an update to the Blockstack Core.  The core nodes that run the Blockstack Core, which are controlled by Blockstack and by the users, developers and miners on the Blockstack network, must download and run this update for it to become effective.  If any of these modifications become effective, they may result in a hard fork to the Blockstack network and a change in the properties of your Stacks Tokens.

Blockstack has some influence over whether modifications to the smart contract are adopted on the Blockstack network, but this influence is limited and may decrease in the future.   As described in “The Blockstack Network—Governance of the Blockstack Network,” there is no numerical threshold as to the number or percentage of core nodes that must download and run a modification for it to become effective on the network, and in some cases a proposed modification may result in a split in the network, with certain nodes adopting the change and others refusing to do so.  If a majority of the core nodes on the Blockstack network clearly adopt or reject a modification, however,  this will create significant pressure on remaining nodes to adopt the same software in order to avoid a split and the resulting negative consequences.  Further, after mining is introduced to the Blockstack network, the subject of core nodes that act as miners will have significant influence on whether a modification is adopted by other core nodes. Currently, Blockstack operates a majority of core nodes, which gives Blockstack significant influence on whether modifications to the smart contract for the Stacks Tokens are adopted.    However, a split in the Blockstack network, where certain core nodes adopt a hard fork and others do not, could still occur.   Such a split could result in the existence of multiple versions of the Stacks Tokens, which lead to reduced demand for, and value of, the version of the Stacks Token issued by Blockstack described in this offering circular.  Furthermore,  we expect that in the near future a majority of core nodes will be owned by parties other than Blockstack, and Blockstack will not be a miner where mining is introduced to the network and as a result, Blockstack will not have any ability to require or prevent any modifications to the smart contract for the Stacks Token, including modifications instigated by third parties who have modified the Stacks blockchain code, beyond our reputation and credibility with the user, miner and developer communities that run those core nodes that we do not own, the persuasiveness of Blockstack management in arguing for its preferred version of the Blockstack Core, and our remaining influence as the owner of a significant number of core nodes.  None of Blockstack, the holders of the Stacks Token nor any other party have any contractual rights to block, approve, mandate or vote on any modification to the smart contract of the Stacks Token or the Blockstack network proposed by any party including Blockstack.

As a result of Blockstack’s limited and potentially decreasing influence over modifications, it is possible that multiple versions of the Stacks Tokens may come to exist as a result of a contentious hard fork instigated either by Blockstack or a third party, or that the version of the Stacks Tokens being sold in the offering could effectively be supplanted by a new version of the Stacks Tokens, again created either by Blockstack or a third party.  Blockstack would evaluate each alternate version of the Stacks Token to determine whether it represents a “fundamental change in the nature of an investment” by holders in the Stacks Tokens offered in this offering that would, according to guidance from the Commission, result in the creation of a new security.   In the event that Blockstack determines that a change it wishes to propose constitutes a fundamental change, it will deem any such modification to constitute an exchange of securities and conduct such exchange in compliance with applicable regulatory obligations.  If the modified Stacks Token is only partially adopted by the Blockstack network, Blockstack may further determine that it no longer retains power over the governance of that part of the Blockstack network that refuses to adopt the modification, and that the unmodified Stacks Token is therefore no longer a security issued by Blockstack (see the section of this offering circular “The Blockstack Network—Governance of the Blockstack Network” for further details on how Blockstack would make this determination); in such circumstance, the Stacks Tokens may become securities of the third party, who will be responsible for compliance with securities laws.

In the event of a modification to the smart contract governing the Stacks Token proposed by a third party that is not approved by Blockstack, Blockstack will determine whether such changes are fundamental.  If Blockstack deems the resulting changes to be fundamental, it may deem the resulting form of Stacks Token to not be a security issued by Blockstack if the board of directors of Blockstack PBC determines that the digital asset defined by the modified smart contract creates a new security.  We will not file any offering circular with respect to such Stacks Tokens under federal securities laws, as we take the position that such a filing is a responsibility of the applicable third party. However, if all or substantially all of the Blockstack network adopts the modification, we may conclude that the Stacks Tokens issued by Blockstack no longer exist by virtue of their having effectively been exchanged by participants in the Blockstack network for the new digital asset, following consultation, if appropriate and possible, with applicable regulatory agencies including, we expect, the Commission.  In this case,  we would file an offering circular supplement notifying investors of Blockstack’s position and seek to exit our periodic filings and any other disclosure with respect to the Stacks Tokens.

Creation of new Stacks Tokens

There is no pre-set limit on the number of Stacks Tokens that will be released over time.  However, the form of the smart contract for the Stacks Tokens that will be in effect at the closing of the cash offering does not provide for the creation of new Stacks Tokens.  The 1.32 billion Stacks Tokens created in the genesis block, and the 40 million Stacks Tokens introduced for the App Mining program at the closing of the cash offering, will be the only tokens available on the network unless and until the smart contract is modified to introduce mining to the network, and the supply of Stacks Tokens will decrease due to burning.  However, once the smart contract is modified to introduce mining, it will provide for the creation of new Stacks Tokens on a pre-set schedule through mining operations (and only through mining operations).  The smart contract for the Stacks Token currently uses the mining mechanisms employed by the Bitcoin blockchain; we anticipate that in the future, no sooner than 2019, we will introduce the mining mechanisms described in “The Blockstack Network—Development of the Blockstack Network—The Stacks Token and Stacks blockchain.”

In the aggregate, we currently anticipate that the total number of tokens in circulation ten years following the introduction of mining will be no more than approximately 4,072,500,000, subject to reduction due to the burning of tokens on the network.  This will include 220 million Stacks Tokens that are anticipated to be introduced to the network in one or more upcoming hard forks for distribution in user-incentive programs.  We expect that 440 million tokens will be released pursuant to the other mining mechanisms in the first year following commencement of mining operations (inclusive of the tokens distributed through the App Mining program in this offering); this number will decrease by approximately 27.5 million each year until it reaches approximately 110 million per year twelve years following adoption of the Stacks blockchain.  From that point onwards, mining operations are expected to introduce tokens into the network directly in an amount that is equal to approximately 110 million per year.  These numbers may be revised significantly downwards prior to the introduction of mining to the Blockstack network in connection with a token economics study we are conducting to determine the number of tokens to release pursuant to our mining mechanisms or following consultation with the Blockstack community, through a solicitation for comment made through the user forum on the blockstack.org website.

The total number of Stacks Tokens available at any time, and the potential increase in that number, will affect the value of your Stacks Tokens, and may dilute that value significantly.  Further, there is no guarantee that a person who receives Stacks Tokens in one type of distribution will receive terms that are equally or more advantageous than the terms of another, and not all forms of distribution will be available to all individuals.

What factors will affect the value of my Stacks Tokens?

The fair market value of your Stacks Tokens will be difficult to predict.  However, we expect the commercial value of your Stacks Tokens on the network to at least be an important factor in the determination of such value.  This commercial value will depend on the number of applications on the Blockstack network, the number of users using those applications, and the frequency with which those applications require or encourage the use of Stacks Tokens.  It will also depend on the number of Stacks Tokens added to circulation through mining and the number of Stacks Tokens taken out of circulation through burning of tokens as fuel, which depends on the pricing function for registering these digital assets set forth in the relevant smart contracts, the pricing function for registering smart contracts (which is part of the Blockstack Core and can be inspected on our page on GitHub) and the volume of registrations.  The prices of digital assets are publicly available either by running our open-source software or viewing this information on the network through our Browser.

We expect that fair market value of the digital assets on the Blockstack network will also be difficult to predict, and will depend on many factors outside of our control, making the value of the Stacks Tokens difficult to predict.  Investors may purchase these tokens for speculative purposes, which may or may not reflect the underlying value of the tokens.  In addition, the liquidity of the Stacks Tokens may influence their fair market value, which may depend on the existence of secondary trading platforms. Moreover, the per share token price of $0.12 used in the offerings to accredited investors under Regulation D, the per token price of $0.0132 used in the January 2019 Regulation S offering, which represents a substantial discount from the effective price per token in other of our offerings, and the $0.30 price used for some investors in this offering should not be used to determine a fair market value since the price of the Stacks Token in this offering was not established on an independent basis and no marketplaces for Stacks Tokens currently exist.  On September 1, 2018, the Board received a valuation of the Stacks Tokens provided by Foresight Valuation Group, LLC which concluded that the fair market value of a Stacks Token as of that date was $0.013, given the risk that the Stacks Tokens are still under development; this is the most recent independent third-party valuation of the Stacks Token. The Stacks Tokens have been sold for as much as $0.12 in private transactions.  For further discussion of the valuations received for the Stacks Token “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors Affecting the Development of the Blockstack Network—Historical Value of the Stacks Tokens.”

Is there a secondary market for the Stacks Tokens?

The Stacks Token is designed to be used on the Blockstack network and derive its value from this use, but, as noted above, it may be transferred on the secondary market as well.  As of the date hereof, however, we are not aware of any national securities exchange or exchange registered under Form ATS with the SEC or approved by FINRA that lists the tokens for trading (the SEC does not approve or authorize ATSs or the type of securities that trade on them).  We cannot guarantee that this will change, although several companies have announced plans to launch platforms for trading of security tokens.  However, we have not independently confirmed the veracity of these news reports, there is no guarantee that any of these potential exchanges will become functional, and increased regulatory attention may result in these exchanges failing to obtain approval or being forced to cease trading once it commences.  We also expect that each of these exchanges may also develop its own criteria with respect to which cryptoassets it lists for trading, which may include criteria we are unable or unwilling to meet.  For example, exchanges may only allow the listing of cryptoassets that use certain blockchains (for example, Ether, or the Bitcoin blockchain), as integration of each new blockchain into a platform will require additional engineering work and add to the technical complexity of its operation.  In addition, these exchanges may form partnerships or alliances with issuers or financial backers of cryptoassets other than the Stacks Token, which may lead them to exclude the Stacks Token or other cryptoassets from listing as a potential competitor.

In the event that no such exchange is authorized by FINRA, we may, if legally permitted, develop an internal bulletin board in compliance with SEC guidance, permitting price discovery for individuals wishing to purchase and sell Stacks Tokens.  Holders of Stacks Tokens that wish to transfer these Stacks Tokens on any other trading platform, exchange or bulletin board will be required to make their own determination as to whether such transfer is in compliance with state securities laws of the United States.

What Stacks Tokens are eligible for future sale?

As described in the section of this offering circular captioned “Business—Development of the Business—Token Sales,” many of the Stacks Tokens have already been sold to in offerings other than this offering.  After completion of this offering and the offerings outlined above, and assuming we distribute all 295,000,000 million tokens included in this offering, we anticipate that approximately 1,243,827,880 Stacks Tokens will be distributed (including those held in the Blockstack PBC treasury and the tokens sold to Blockstack Employee LLC and distributed to employees upon its liquidation, and assuming the issuance of all Stacks Tokens issuable pursuant to Regulation S offerings or other offerings of securities convertible into Stacks Tokens). Approximately 116 million tokens from the genesis block will remain unallocated following this offering not held by any holder, including us, Blockstack PBC or our affiliates.  We may, in our discretion, distribute these unallocated tokens (and any tokens offered but not sold in this offering) in other offerings including through private placements, public offerings or charitable grants, for various purposes, including but not limited to liquidity, promotion of the decentralized application ecosystem, as consideration in acquisitions or in connection with strategic partnerships.

We also intend to issue Stacks Tokens in our mining operations in significant numbers. We currently intend that the Stacks Tokens issued in our mining operations will either not be securities or will be issued in a manner that makes them freely transferable under the federal securities laws for non-commercial purposes on an exchange or alternative trading system for purposes of federal securities laws upon issuance. Holders of Stacks Tokens that wish to transfer these Stacks Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.

Prior to this offering, no public market for Stacks Tokens existed, and a liquid trading market for Stacks Tokens may not develop or be sustained after this offering. Future sales of Stacks Tokens in the public market could adversely affect prevailing market prices of the Stacks Tokens. As described below, only a limited number of Stacks Tokens will be available for sale shortly after this offering due to transfer locks and legal restrictions on resale. Nevertheless, sales of Stacks Tokens in the public market after such restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing market price at such time and our ability to sell Stacks Tokens in the future.

The 948,827,880 Stacks Tokens outstanding or issuable after this offering (but not qualified under this offering circular) were restricted securities when issued or sold as defined in Rule 144 under the Securities Act and were subject to transfer locks as described above in “—Are there limits on the use of the Stacks Tokens?” at the time they were issued or sold, unless they were held and controlled by Blockstack PBC or its affiliates (including Employee LLC). As of the current date, approximately 682,318,559 of these tokens, previously subject to a transfer lock, are no longer subject to a transfer lock, and although certain of these tokens remain subject to a time lock over 40% of these tokens will be released from their time lock by the end of October 2019, over 80% of these tokens will be released from their time lock by the end of October 2020, over 98% of these tokens will be released from their time lock by the end of October 2021, and all of them will be released from their time lock by the end of October 2022.  63,018,349 Stacks Tokens are currently held by Employee LLC but are allocated to outstanding employee awards; when they are distributed to employees, which we expect to occur this month, we anticipate that only 5,534,869 will be subject to neither time lock nor transfer lock, but the remainder will be released from transfer lock, time lock and contractual vesting restrictions on an incremental basis from now until the end of October 2022.  82,000,000 of the Stacks Tokens issuable after this offering have been sold in our Regulation S offerings (assuming the maximum number of tokens are sold as part of the Regulation S offerings); these are subject to transfer locks that we expect to expire in 2020 and are subject to two year time locks beginning with their issuance (which may occur at the closing of the cash offering described in this offering circular).  And following the dissolution of Employee LLC, approximately 121,490,972 Stacks Tokens will be held by Blockstack PBC or its affiliates and would become restricted under Rule 144 upon transfer to any other party outside of a public offering (these numbers may fluctuate if any employee terminates their employment, which would result in any unvested securities held by that employee, which may be restricted, being returned to an affiliate of Blockstack PBC). Restricted securities may be sold in the public market only if the offer and sale is registered or if the offer and sale qualifies for an exemption from registration, including under Rule 144 promulgated under the Securities Act, described in greater detail below. If we ever become subject to registration under the Exchange Act, investors may also be permitted to resell Stacks Tokens under Rule 701 within 90 days following such registration, provided that they comply with the provisions of that rule.

In general, persons who have beneficially owned restricted Stacks Tokens for one year and one day, and any affiliate of the company who owns either restricted or unrestricted Stacks Tokens, are entitled to sell their securities without registration with the SEC under an exemption from registration provided by Rule 144 under the Securities Act.

However, persons who have beneficially owned Stacks Tokens for at least one year and one day but who are our affiliates at the time of, or any time during the 90 days preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of Stacks Tokens that does not exceed 1% of the number of Stacks Tokens then outstanding. If the Stacks Tokens are listed on a national securities exchange, then such affiliates would also be entitled to sell, if greater, the average weekly trading volume of the Stacks Tokens on such exchange during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale. Not including tokens in Blockstack’s treasury, approximately 261,190,021 of the Stacks Tokens outstanding or issuable after this offering (but not qualified under this offering circular) will be held by affiliates of Blockstack, including 3,333,333 Stacks Tokens that affiliates of Union Square Ventures have indicated an interest in purchasing at the general offering price and on the same terms as the other purchasers in the general offering (because there is no binding agreement obligating Union Square Ventures or its affiliates to purchase these tokens, it may determine to purchase fewer tokens than it has indicated an intent to purchase or not to purchase any tokens in this offering).

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

Set forth below is a discussion, in summary form, of certain United States federal income tax consequences relating to the acquisition, ownership and disposition of Stacks Tokens (the “Tokens”) to U.S. holders and non-U.S. holders.  This summary does not attempt to present all aspects of the United States federal income tax laws or any state, local or foreign laws that may affect an investment in Tokens.  This summary is general in nature and should not be construed as tax advice to any prospective purchaser.  No ruling has been or will be requested from the Internal Revenue Service (the “IRS”) and no assurance can be given that the IRS will agree with the tax consequences described in this discussion.

This description is based on the U.S. Internal Revenue Code of 1986, as amended, (the “Code”), existing, proposed and temporary U.S. Treasury Regulations and judicial and administrative interpretations thereof, in each case as available on the date hereof. All of the foregoing is subject to change, which change could apply retroactively and could affect the tax consequences described below.

Each prospective purchaser should consult with its own tax adviser in order to fully understand the United States federal, state, local and foreign income tax consequences of an investment in Tokens.  No formal or legal tax advice is hereby given to any prospective purchaser.

Transactions involving Initial Coin Offerings (“ICOs”) and Token transactions are relatively new and it is more than likely that the IRS will issue guidance, possibly with retroactive effect, impacting the taxation of participants in an ICO and purchasers of Tokens.  Future tax guidance from the IRS (or guidance resulting from future judicial decisions) could negatively impact purchasers of Tokens.

This discussion is limited to U.S. federal income tax considerations to U.S. holders and non-U.S. holders that hold Tokens as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment).  This discussion does not address all aspects of U.S. federal income taxation that may be important to particular holders in light of their individual circumstances, including holders subject to special treatment under U.S. tax laws, such as, for example:

•                  banks, thrifts, mutual funds or other financial institutions, underwriters, or insurance companies;

•                  traders in securities who elect to apply a mark-to-market method of accounting;

•                  real estate investment trusts and regulated investment companies;

•                  tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts;

•                  expatriates or former long-term residents of the United States;

•                  partnerships or other pass-through entities (or arrangements treated as such) or investors therein;

•                  dealers or traders in securities, commodities or currencies;

•                  grantor trusts;

•                  persons subject to the alternative minimum tax;

•                  U.S. persons whose “functional currency” is not the U.S. dollar;

•                  persons who receive Tokens as compensation, or as an incentive, reward or grant; or

•                  persons who are subject to the accounting rules under Section 451(b) of the Code.

For the purposes of this discussion, the term “U.S. holder” means a beneficial owner of Tokens, that is, for U.S. federal income tax purposes:

•                  an individual who is a citizen or resident of the United States;

•                  a corporation (or other entity that is classified as a corporation for U.S. federal income tax purposes) that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia;

•                  an estate the income of which is subject to U.S. federal income tax regardless of its source; or

•                  a trust (i) if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes.

For the purposes of this discussion, a “non-U.S. holder” means a beneficial owner of Tokens that is neither a U.S. holder nor a partnership (or an entity or arrangement treated as a partnership) for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity or arrangement that is treated as a partnership for U.S. federal income tax purposes, holds Tokens, the U.S. federal income tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership.  A holder that is a partnership and the partners in such partnership should consult their tax advisors with regard to the U.S. federal income tax consequences of the ownership and disposition of Tokens.

THIS DISCUSSION DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF TOKENS. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS REGARDING THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF TOKENS, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Tax Treatment of Token Sale

The issuance of Tokens to a U.S. holder or non-U.S. holder will be treated, for U.S. federal income tax purposes, as a taxable sale of property by the Company to the holder.  While a sale of property, such as Tokens, generally is not taxable to the purchaser for U.S. federal income tax purposes, a holder that uses Bitcoin or Ether as its form of payment for the Tokens may have taxable gain or loss to the extent the holder’s adjusted tax basis in Bitcoin or Ether used to purchase the Tokens (expressed in U.S. dollars) is less than or greater than, respectively, the applicable exchange rate for Bitcoin or Ether (expressed in U.S. dollars) upon the acquisition of the Tokens. The holder should generally have a tax basis for U.S. federal income tax purposes in the Tokens it acquires from the Company equal to the amount of money such holder paid for the Tokens. The holder’s holding period in the Tokens should begin on the day the Tokens are issued to the holder.

Disposition of Tokens

A U.S. holder who sells, exchanges, or otherwise disposes of the Tokens for cash or other property (including pursuant to an exchange of such Tokens for other convertible virtual currency) should, pursuant to Internal Revenue Service Notice 2014-21 (the “Notice”), recognize capital gain or loss in an amount equal to the difference between the fair market value of the property received in exchange for such Tokens and the holder’s adjusted tax basis in the Tokens.  This capital gain should be long-term if the holder has held its Tokens for more than one year prior to disposition.  In addition, under the Notice, if the U.S. holder of Tokens utilizes such Tokens as form of currency with which to acquire assets or pay for services, then the holder should recognize gain or loss in an amount equal to the difference between the fair market value of such property or services received in exchange for such Tokens and the holder’s adjusted tax basis in the Tokens.

Net Investment Income Tax

Certain U.S. holders that are individuals, estates or trusts may be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include all or a portion of their net gains from the disposition of Tokens.  Each U.S. holder that is an individual, estate or trust is urged to consult its tax advisors regarding the applicability of the net investment income tax to its income and gains in respect of its investment in Tokens.

Non-U.S. Holders

In general, a non-U.S. holder of Tokens should not be subject to U.S. federal income tax or, subject to the discussion below under “—Backup Withholding Tax and Information Reporting Requirements,” U.S. federal withholding tax on any gain recognized on a sale or other disposition of Tokens unless the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the sale or disposition, and certain other requirements are met.

A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable tax treaty) on its effectively connected earnings and profits for the taxable year, as adjusted for certain items.  Non-U.S. holders should consult their tax advisors regarding any applicable tax treaties that may provide for different rules.

Backup Withholding Tax and Information Reporting Requirements

U.S. backup withholding tax and information reporting requirements generally apply to payments to non-corporate U.S. holders of Tokens.  Information reporting will apply to proceeds from the disposition of Tokens by a paying agent within the United States or who is a U.S.-related financial intermediary to U.S. holders, other than U.S. holders that are exempt from information reporting and properly certify their exemption.  A paying agent within the United States or who is a U.S.-related financial intermediary will be required to withhold at the applicable statutory rate, currently 24%, in respect of any proceeds from the disposition of Tokens within the United States to a U.S. holder (other than U.S. holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements.  U.S. holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Information returns may be filed with the IRS in connection with, and non-U.S. holders may be subject to backup withholding on, amounts received in respect of their disposition of Tokens, unless the non-U.S. holder furnishes to the applicable withholding agent the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN, IRS Form W-8BEN-E or IRS Form W-8ECI, as applicable, or the non-U.S. holder otherwise establishes an exemption.  Proceeds from the sale or other disposition of Tokens received in the United States by a non-U.S. holder through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless such non-U.S. holder provides proof an applicable exemption or complies with certain certification procedures described above, and otherwise complies with the applicable requirements of the backup withholding rules.

Backup withholding is not an additional tax.  Amounts withheld as backup withholding may be credited against a U.S. holder’s U.S. federal income tax liability.  A U.S. holder generally may obtain a refund of any amounts withheld under the backup withholding rules in excess of such holder’s U.S. federal income tax liability by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Foreign Account Tax Compliance Act (FATCA)

The Foreign Account Tax Compliance Act, Treasury Regulations issued thereunder and official IRS guidance, collectively “FATCA,” generally impose a U.S. federal withholding tax of 30% on dividends on, and the gross proceeds from a sale or other disposition of, Tokens paid to a “foreign financial institution” (as specially defined under these rules), unless otherwise provided by the Treasury Secretary or such institution enters into an agreement with the U.S. government to, among other things, withhold on certain payments and to collect and provide to the U.S. tax authorities substantial information regarding the U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners) or otherwise establishes an exemption. FATCA also generally imposes a U.S. federal withholding tax of 30% on dividends on and the gross proceeds from a sale or other disposition of Tokens paid to a “non-financial foreign entity” (as specially defined under these rules) unless otherwise provided by the Treasury Secretary or such entity provides the withholding agent with a certification identifying the substantial direct and indirect U.S. owners of the entity, certifies that it does not have any substantial U.S. owners, or otherwise establishes an exemption.

The withholding obligations under FATCA generally apply to dividends on Tokens (if any). The Treasury Secretary has issued proposed regulations providing that the withholding provisions under FATCA do not apply with respect to payment of gross proceeds from a sale or other disposition of Tokens, which may be relied upon by taxpayers until final regulations are issued. The withholding tax will apply regardless of whether the payment otherwise would be exempt from U.S. nonresident and backup withholding tax, including under the other exemptions described above. Under certain circumstances, a non-U.S. holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this section. Prospective investors should consult with their own tax advisors regarding the application of FATCA withholding to their investment in, and ownership and disposition of, Tokens.

EACH PURCHASER SHOULD SEEK, AND MUST DEPEND UPON, THE ADVICE OF HIS OR HER TAX ADVISOR WITH RESPECT TO THEIR INVESTMENT IN TOKENS, AND EACH PURCHASER IS RESPONSIBLE FOR THE FEES OF SUCH ADVISOR. NOTHING IN THIS MEMORANDUM IS OR SHOULD BE CONSTRUED AS LEGAL OR TAX ADVICE TO A PURCHASER. PURCHASERS SHOULD BE AWARE THAT THE INTERNAL REVENUE SERVICE MAY NOT AGREE WITH ALL TAX POSITIONS TAKEN BY THE COMPANY AND THAT CHANGES TO THE INTERNAL REVENUE CODE OR THE REGULATIONS OR RULINGS THEREUNDER OR COURT DECISIONS AFTER THE DATE OF THIS OFFERING STATEMENT MAY CHANGE THE ANTICIPATED TAX TREATMENT TO A PURCHASER.  THE COMPANY WILL NOT OBTAIN ANY RULING FROM THE INTERNAL REVENUE SERVICE WITH REGARD TO THE TAX CONSEQUENCES OF AN INVESTMENT IN TOKENS.

THE TAX TREATMENT OF TOKENS IS UNCERTAIN AND THERE MAY BE ADVERSE TAX CONSEQUENCES FOR PURCHASERS UPON CERTAIN FUTURE EVENTS. THE PURCHASE OF TOKENS MAY RESULT IN ADVERSE TAX CONSEQUENCES TO PURCHASERS, INCLUDING WITHHOLDING TAXES, INCOME TAXES AND TAX REPORTING REQUIREMENTS.  EACH PURCHASER SHOULD CONSULT WITH AND MUST RELY UPON THE ADVICE OF ITS OWN PROFESSIONAL TAX ADVISORS WITH RESPECT TO THE UNITED STATES AND NON-U.S. TAX TREATMENT OF AN INVESTMENT IN TOKENS.

PLAN OF DISTRIBUTION

We are offering up to $50,000,000 of Stacks Tokens pursuant to this offering circular.  The Stacks Tokens being offered hereby will be primarily offered by associated persons of ours at www.stackstokens.com and may also be offered, with respect to the App Mining program, through other venues including on the web at app.co/mining.  In conducting this offering, these persons intend to rely on the exemption from registration contained in Exchange Act Rule 3a4-1.  For additional information about the Blockstack network, please see the section of this offering circular captioned “The Blockstack Network.”

The offering under the voucher program and the general offering will continue for, at most, 60 calendar days following the commencement of this offering; we may also terminate the cash offering at an earlier time if the general offering has been fully subscribed and the voucher program is either fully subscribed or we have determined, in our discretion, that no additional voucher holders are expected to subscribe to the offering.  The Stacks Tokens that are being offered under the App Mining program will be offered until the earliest of (i) the date on which 40 million Stacks Tokens have been distributed through the App Mining program, (ii) the date on which the offering of any additional Stacks Tokens would cause the sum of the “aggregate offering price” and the “aggregate gross sales” in this offering, as those terms are defined in Rule 251(a) of the Securities Act, to exceed $50,000,000, which may occur if the deemed price of the Stacks Tokens offered through the App Mining program more than three months following qualification exceeds $0.30, as described in of this offering circular captioned “Plan of Distribution—Valuation of non-cash consideration,” or (iii) the date 14 months following the commencement of this offering.

The estimated offering expenses payable by us are approximately $2.8 million, consisting of legal and accounting fees, printer costs, software and web development costs, investor verification services, and advertising and marketing expenses related to the offering.

The Blockstack network is not subject to the registration requirements of Section 304 of the Jumpstart Our Business Startups Act of 2012, or the JOBS Act, because it does not offer and sell securities pursuant to Section 4(a)(6) of the Securities Act, and, therefore, does not meet the definition of a “funding portal.”

This offering circular will be furnished to prospective investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the Blockstack Token LLC’s website at www.stackstoken.com, as well as on the SEC’s website at www.sec.gov.

The cash offering

255 million Stacks Tokens will be offered in what we refer to in this offering circular as the “cash offering,” with up to 215 million Stacks Tokens offered to holders of non-binding vouchers for the purchase of Stacks Tokens and at least 40 million Stacks Tokens offered to “qualified purchasers” generally, as such term is defined under Regulation A under the Securities Act.

We are currently soliciting indications of interest in accordance with Rule 255 under the Securities Act from both voucher holders and the general public to help finalize these allocations.  We are asking voucher holders to indicate whether they are interested in purchasing in the offering, indicate the number of Stacks Tokens that they may purchase (up to a maximum of 25,000 tokens each), confirm that they are still in possession of their voucher, and take additional steps to identify themselves on stackstoken.com on or before May 25, 2019;  the final number of tokens allocated to the voucher program will be equal to, or no more than 5% greater than,  the number of Stacks Tokens that voucher holders indicate their intent to purchase in this manner (assuming each will purchase at the highest end of their range), and will be equal to 215 million if all current holders of vouchers indicate an intent to purchase 25,000 tokens.   We will increase the number of tokens in the general offering by an amount equal to two-fifths of any shortfall between the final voucher program allocation and 215 million, up to a maximum allocation of 62 million tokens to the general offering.

We may also increase or decrease the purchase price per token included in the general offering; such an increase would also decrease the aggregate number of tokens included in this offering by requiring us to either register fewer tokens in the general offering, or reallocate tokens from the general offering to ensure that the aggregate offering price in this offering does not exceed $50,000,000.

We intend to disclose the final allocation and purchase price either in a pre-qualification amendment to our offering circular or, if the allocations are finalized or changed following qualification, pursuant to a post-qualification supplement filed under Rule 253(g)(2) or a post-qualification amendment, depending upon the facts and circumstances at the time of the filing.

In order to subscribe to purchase the Stacks Tokens in the cash offering, a prospective investor will be required to electronically complete, sign and deliver to us an executed subscription agreement like the one attached as an exhibit to this offering circular and make arrangements to pay for its subscription amount in accordance with the instructions provided therein.  Prospective purchasers will be able to find the subscription agreement on our website, www.stackstoken.com, by the time of the offering contemplated by this offering circular.

Settlement of Stacks Tokens purchased in the cash offering will occur at one closing on a date chosen by us in our complete discretion, but which is anticipated to occur approximately 30 days after the end of the cash offering (the “Cash Offering Closing”).  This will involve a hard fork to the Blockstack network. In the event we experience challenges implementing this hard fork to the Blockstack network for any reason, we reserve the right to extend the date of this closing by an additional 30 days before returning investor funds and allowing investors to revoke subscriptions, by posting a notice to this effect on www.stackstoken.com. If, at any time prior to the Cash Offering Closing, Blockstack determines in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the hard fork at the Cash Offering Closing, or that it expects any delays in the settlement of the tokens offered through the cash offering, it will file an offering circular supplement via Rule 253(g)(2) of Regulation A, a Form 1-U and post a notice on its website at www.stackstoken.com announcing such determination.  An investor in this offering will become an owner of Stacks Tokens, including for tax purposes, and the Stacks Tokens will be issued, as of the date of Cash Offering Closing.  Blockstack will deliver the Stacks Tokens to a purchaser’s digital wallet upon completion of any sale. However, these Stacks Tokens will also be subject to a time lock, as described in the section of this offering circular captioned titled “Offering Summary—Unlocking of Stacks Tokens.” You will not be able to burn, or otherwise use or transfer your Stacks Tokens until you have successfully subscribed for and purchased your Stacks Tokens at the Cash Offering Closing and the time lock on your tokens is released; between the time of the Cash Offering Closing and their release from time lock, your tokens will simply be delivered to and remain in your wallet.

We will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/ at the time of purchase).  The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9 am Eastern time each day, and payments will be valued based on the most recent update at the time when we receive payment from the investor.  If at any time in the future, https://bitcoinaverage.com/ is no longer operational or operates with limited functionality such that the procedures set forth herein could not be applied (such as the inability to determine an accurate trading price of the applicable cryptocurrency at a precise time), or ceases to be a significant and/or reputable exchange platform for US holders of Bitcoin or Ether, such that use of https://bitcoinaverage.com/ is, in our determination, no longer a reliable method of determining the fair value of Bitcoin or Ether, we shall select a replacement source that, in the good faith judgment of management, is recognized in the market at such time, as a reputable and reliable source for such reporting purposes. The considerations to be used in selecting a replacement source shall include, whether such source has all applicable regulatory approvals to operate, the volume of cryptocurrency sales that are effected on such platform by US investors, the reputation of such platform, and the requirement under Rule 251(a) under the Securities Act that the source be an “accepted standard,” which determination will likely be made on the basis of the foregoing factors and taking into account any guidance from the SEC that may exist at the time such replacement is made .  In the event we select a replacement source, holders of Stacks Tokens will be notified of such change via electronic communication and the filing of an offering circular supplement via Rule 253(g)(2) of Regulation A.

Payment for tokens sold through the cash offering will be accepted on a rolling basis during the term of the cash offering, upon or shortly after submission of a subscription agreement by a potential investor subject to such payment being cleared and such investor clearing standard anti-money laundering and know-your-customer checks.  We will engage a partner to assist in the offering by providing anti-money laundering and know-your-customer and other investor verification services.

We intend to have the cash tendered by potential investors to be held by the Escrow Agent. We intend to have the Bitcoin and Ether tendered by potential investors to be held by the Escrow Agent.  Subscription amounts received in cash, Bitcoin or Ether shall be held by the Escrow Agent, as applicable, in their account and digital wallet, as applicable, until their release to us or their return to investors.

The Escrow Agent will not investigate the desirability or advisability of investment in the Stacks Tokens in this offering nor will it approve, endorse or pass upon the merits of purchasing those Stacks Tokens. Cash consideration received for Stacks Token will be delivered to Blockstack from the Escrow Agent, as applicable, when the Stacks Tokens are introduced in the hard fork to the network at the Cash Offering Closing.

Once submitted, an investor’s subscription is irrevocable except for the exceptions noted below.  However, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including failure of the investor to qualify meet the investor suitability standards or the KYC/AML standards, community refusal to accept any additional hard forks of the network necessary to effect the Cash Offering Closing, or rejections (including partial rejections) due to oversubscription (which rejections may be applied in our discretion). We will inform subscribers whether their subscriptions have been accepted or rejected by electronic mail as soon as reasonably practicable, but in any event no later than at the end of the period of the cash offering.  If any prospective investor’s subscription is rejected, we will not accept funds from the prospective investor and any funds received from such investor will be returned without interest or deduction. Investors will be provided with the opportunity to revoke their subscriptions if Blockstack has determined in its reasonable discretion that it expects a significant number of nodes on the network not to adopt the hard fork at the Cash Offering Closing, if it is unable to complete the Cash Offering Closing within 120 days of the commencement of this offering, or if the investor’s subscription is only partially accepted, in each case within 10 days of the investor having been provided notice of this fact.

Upon any rejection or revocation of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest.  Such refund will be paid in the same currency and in the same amount as paid by such investor.  For example, an investor who funded 2 Ether will be refunded 2 Ether, regardless of a decrease in the US dollar equivalent.  Tendered funds and cryptocurrency may also be returned to investors in the event we decide to terminate the offering, or if Blockstack dissolves or liquidates, in each case prior to the Cash Offering Closing, or if we fail to deliver the Stacks Tokens sold in their offering, in which case any money or cryptocurrency tendered by potential investors that is still held in escrow will be promptly returned, subject to any applicable bankruptcy, insolvency or fraudulent conveyance laws or regulations. Each investor will receive notice from the company upon the receipt of funds and upon closing.

There are no conditions that the company must meet in order to hold the Cash Offering Closing.

Voucher holders will be asked to submit their voucher electronically as instructed on www.stackstoken.com, together with their subscription agreement, in order to receive the benefit of the discount price available through the voucher program.  Voucher holders who did not indicate their interest in participating in the offering prior to qualification, or who later decide they would like to purchase more Stacks Tokens than they indicated prior to qualification, will only be allowed to purchase tokens in Blockstack’s discretion on a first-come, first-serve basis out of one of the following pools of tokens: (i) the no more than 5% excess that Blockstack allocates to the voucher program above the amount of tokens it receives indications of interest for from voucher holders or (ii) tokens that a voucher holder did indicate interest in purchasing prior to qualification, to the extent that Blockstack determines in its discretion that the voucher holder will not, in fact, purchase those tokens.

There is no minimum offering amount or provision to return investor funds if any minimum number of Stacks Tokens is not sold. In order to permit the sale of all 40 million Stacks Tokens included in the App Mining program at an offering price of $0.30 per token, we will not issue and sell more than $38 million in Stacks Tokens in the cash offering, even if this results in some of the Stacks Tokens in this offering remaining unsold.

Union Square Ventures, a beneficial owner of approximately 15% of our capital stock and over 5% of the outstanding Stacks Tokens, and an affiliate of a member of our board of directors, has indicated an intent to purchase up to approximately $1 million in Stacks Tokens in the general offering through one or more affiliates. All such tokens will be purchased at the general offering price and on the same terms as the other purchasers in the general offering. However, because there is no binding agreement obligating Union Square Ventures or its affiliates to purchase these tokens, it may determine to purchase fewer tokens than it has indicated an intent to purchase or not to purchase any tokens in this offering.

We will file Form 1-Us on each of the following days during or immediately after the term of the cash offering: on the day following the first day, if any on which 75% of the tokens in the general offering have been subscribed for, the day following the first day, if any on which 75% of the tokens in the voucher program have been subscribed for, at least five days prior to the day on which we terminate the voucher program at less than full subscription (announcing our intention to do so), and on the day following either the end of the 60-day term of the cash offering or its early termination, disclosing how many tokens were sold in each of the voucher program and the general offering.  We will also file a Form 1-U promptly following the Cash Offering Closing disclosing the completion of the sale of those tokens.

App Mining Program

We will offer up to 40 million Stacks Tokens through the App Mining program, which has commenced issuing awards to developers of well-reviewed applications in Bitcoin prior to the qualification of this offering.   Following qualification, these awards will be made in Stacks Tokens.  Participating application developers will be selected by a panel of reviewers, who we refer to as “app reviewers” in this circular, initially selected by Blockstack (which may take recommendations from other entities in making these selections); we anticipate developing an appropriate selection process for app reviewers that involves relevant stakeholders.  These app reviewers will be selected from individuals affiliated with relevant technology companies who have also proven the ability to develop or identify high-quality applications.  App reviewers will be required to periodically publish their methodology in order to ensure transparency in the review process.  These app reviewers will participate in a curation process by selecting eligible applications and assigning a normalized score to be aggregated into a final app ranking for rewards.  The app reviewers may also receive a percentage of the Stacks Tokens distributed under this program. $800,000 in Stacks Tokens are reserved for distribution to app reviewers in this offering; these tokens may also be distributed as rewards in our discretion. There are four app reviewers, Product Hunt, TryMyUI, Awario and New Internet Labs, who currently participate in the preliminary version of the App Mining program and whom we expect to continue serving as app reviewers in the version of the program that awards Stacks Tokens.

Developers who have earned Stacks Tokens after qualification of this offering but before distribution will receive an immediate distribution of the Stacks Tokens that they have earned.  Blockstack will hold the remainder of the Stacks Tokens generated by the hard fork in a wallet or wallets, with future distributions of Stacks Tokens to participants in the App Mining program to be made on a monthly basis by us for the term of this offering following the date of the Cash Offering Closing.

App reviewers and participants in this program expecting to receive Stacks Tokens will be required to execute a participation agreement containing securities-law-related representations prior to making themselves eligible to be selected for awards, and the offering circular will be provided to these developers prior to their execution of the participation agreement.  Developers will also be required to submit an application that meets the criteria necessary to qualify for the program as specified in the participant terms included in the participation agreement, including that the application permits the use of Blockstack usernames.  These participation agreements will be available for execution within two calendar days of the qualification of this offering circular and may be executed at any time during the term of the offering under the App Mining program.  Developers will be eligible for rewards starting with the next rewards distribution date following the date on which they execute a participation agreement and submit a qualifying application.  App reviewers and participants in this program will also be furnished with any supplements to this offering circular.

We may, at any time, discontinue the App Mining program for any reason, including because the issuance of any additional Stacks Tokens would result in the aggregate gross proceeds received by us in this offering exceeding $50,000,000.

If we are unable to issue Stacks Tokens to any application developer for any reason, we may, in our discretion, elect to attempt to pay the application developer in Bitcoin an amount equal to the fair market value of the Stacks Tokens the developer would otherwise have received. We will announce any such determination to issue Bitcoin instead of Stacks Tokens, or any delay in the delivery of Stacks Tokens under the App Mining program, by posting a notice on the app.co/mining website and filing such notice on Form 1-U. The fair market value of Stacks Tokens for this purpose will be equal to the deemed price of the tokens in the App Mining program described below under “—Valuation of non-cash consideration.”

Valuation of non-cash consideration

The price of the Stacks Tokens distributed under the App Mining program in exchange for non-cash consideration will be deemed to be equal to the price at which tokens are sold in the general offering per token for at least 3 months from the first distribution of tokens to a developer pursuant to this offering circular, for purposes of determining whether over $50,000,000 of Stacks Tokens have been sold under this offering.  The 40 million Stacks Tokens qualified under this offering circular as part of the App Mining program assumes a deemed offering price of $0.30. If at any time following that 3-month period the Stacks Tokens are traded on one or more authorized exchanges or ATSs, and there are trades for at least one million Stacks Tokens executed through or on exchanges or alternative trading systems during any calendar month (any such month, a “Calculation Month”), then we will value the tokens paid to developers in the following month and in all subsequent months until and including the end of the next Calculation Month at the average closing bid price for the tokens during the Calculation Month.  We will disclose both any changes to the price of the Stacks Tokens to be distributed pursuant to this offering circular using either an offering circular supplement filed under Rule 253(g)(2) or a post-qualification amendment, depending on the facts and circumstances at the time of such change.

Secondary Trading

Secondary purchases and sales of the Stacks Tokens may occur on third-party exchanges and other platforms or through direct purchases and sales by token holders, all of which will occur outside the Stacks Token network.  The network’s blockchain will, however, record transfers that occur in association with these sales. Stacks Tokens may also be traded as part of a secondary trading market (either through an exchange registered with the SEC under Regulation ATS, or a privately-run bulletin board), if any such market exists.  However, we are not aware of the existence of any such trading market at this time.  For further discussion, please see the section of this offering circular captioned “Description of the Stacks Tokens—Is there a secondary market for Stacks Tokens”.

State Law Exemption and Offerings to “Qualified Purchasers”

The Stacks Tokens in this offering are being offered and sold to both accredited and non-accredited investors (as defined in the Securities Act).  As a Tier 2 offering pursuant to Regulation A under the Securities Act, this offering will be exempt from state “Blue Sky” law review, subject to certain state filing requirements and anti-fraud provisions, to the extent that the Stacks Tokens offered hereby are offered and sold only to “qualified purchasers” or at a time when Stacks Tokens are listed on a national securities exchange.  “Qualified purchasers” include: (i) “accredited investors” under Rule 501(a) of Regulation D and (ii) all other investors so long as their investment in Stacks Tokens does not represent more than 10% of the greater of their annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).  Accordingly, we reserve the right to reject any investor’s subscription in whole or in part for any reason, including if we determine in our sole and absolute discretion that such investor is not a “qualified purchaser” for purposes of Regulation A.  Further, we deem this limitation on investment not to apply to the non-cash consideration for which the Stacks Tokens received through the App Mining program are being issued, and therefore to not limit the number of Stacks Tokens that may be received through the App Mining program.

We intend to offer and sell Stacks Tokens in this offering to qualified purchasers in most states of the United States.  However, we will not be offering Stacks Tokens within New York or to any resident who lives in New York.

Certificates Will Not be Issued

We will not issue certificates for the Stacks Tokens.  Instead, ownership of the Stacks Tokens purchased through this offering will be recorded and maintained on Blockstack’s blockchain used by the network at the point when the Stacks Tokens are delivered.

Transferability of our Stacks Tokens

The Stacks Tokens sold in this offering are generally freely transferable for non-commercial purposes on an exchange or alternative trading system for purposes of federal securities laws. There are currently no registered exchanges or alternative trading systems to support the trading of Stacks Tokens on the secondary market. If such a registered exchange is approved by FINRA for the trading of Stacks Tokens by investors subject to United States federal securities laws and does commence operations we will notify investors by filing a supplement to this offering circular (if the offering is continuing at that time) and a Form 1-U, and posting a notice on www.stackstoken.com, and seek to have the Stacks Tokens listed for trading on such exchange or alternative trading system to the extent its listing requirements or rules can reasonably be complied with by Blockstack. Holders of Stacks Tokens that wish to transfer these Stacks Tokens will be required to make their own determination as to whether such transfer is in compliance with state and foreign securities laws.

Escrow

The proceeds of this offering will not be placed into escrow accounts held by the Escrow Agent. The agreements with the escrow agents are to be filed as Exhibits 8.1 and 8.2 to this offering circular.

ERISA Considerations

We will not accept funds from “benefit plan investors,” as that term is defined by the Employee Retirement Income Security Act of 1974, as amended (including individual retirement accounts). We may waive this prohibition in our sole discretion.

Advertising, Sales and other Promotional Materials

In addition to this offering circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this offering, although only when accompanied by or preceded by the delivery of this offering circular, including, in the context of electronic sales materials, a hyperlink to the offering circular.  These materials may include: brochures, articles and publications, public advertisements, audio-visual materials, “pay per click” advertisements on social media and search engine internet websites, electronic correspondence transmitting the offering circular, electronic brochures containing a summary description of this offering, electronic fact sheets describing the general nature of this offering and our investment objectives, online investor presentations, website material, electronic media presentations, client seminars and seminar advertisements and invitations, and third party industry-related article reprints in each case only as authorized by us.  In addition, the sales material may contain certain quotes from various publications without obtaining the consent of the author or the publication for use of the quoted material in the sales material.  Although these materials will not contain information in conflict with the information provided by this offering circular and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Stacks Tokens, these materials will not give a complete understanding of this offering, us or our Stacks Tokens and are not to be considered part of this offering circular.  This offering is made only by means of this offering circular and prospective investors must read and rely on the information provided in this offering circular in connection with their decision to invest in our Stacks Tokens.

HOW TO SUBSCRIBE

Subscription Procedures (Cash Offering)

Investors seeking to purchase our Stacks Tokens should visit our website at www.stackstoken.com.  All investors must meet the “qualified purchaser” standards described in this offering circular, and should proceed as follows:

•                  Read this entire offering circular and any supplements accompanying this offering circular.

•                  Electronically complete and execute a copy of the subscription agreement.  A specimen copy of the subscription agreement, including instructions for completing it, is included as an exhibit to this offering circular, and will be available.  As outlined in the subscription agreement, each investor will need to electronically complete a Form W-9.

•                  If you are a voucher holder purchasing, submit your voucher electronically in order to purchase tokens at a discount price of $0.12 per token.

•                  Provide a wallet address to us per the instructions on the subscription agreement to which your Stacks Tokens should be delivered (this may require downloading Blockstack’s proprietary wallet software – see discussion below under “—Wallets”).

•                  If you are paying using cash, Bitcoin or Ether, deliver payment to the Escrow Agent, as applicable, at an address that we designate.  Upon any rejection of a subscription, all funds received in connection with such subscription will be promptly returned to such investor without interest.  Such refund will be paid in the same currency and in the same amount as paid by such investor.  For example, an investor who funded 2 Ether will be refunded 2 Ether, regardless of a decrease in the US dollar equivalent.  Tendered funds may also be returned to investors in the event we decide to terminate the offering, or if Blockstack dissolves or liquidates, in each case prior to the Cash Offering Closing, or if we fail to deliver the Stacks Tokens sold in this offering, in which case any money tendered by potential investors that is still held in escrow will be promptly returned, subject to any applicable bankruptcy, insolvency or fraudulent conveyance laws or regulations. Each investor will receive notice from the company upon the receipt of funds and upon closing.

By executing the subscription agreement, as applicable, each investor agrees to accept the terms of the subscription agreement and attests that the investor meets the minimum standards of a “qualified purchaser,” and that for investors who do not qualify as “accredited investors” under Rule 501(a) of Regulation D, such subscription for common shares does not exceed 10% of the greater of such investor’s annual income or net worth (for natural persons), or 10% of the greater of annual revenue or net assets at fiscal year-end (for non-natural persons).  Subscriptions will be effective only upon our acceptance, and we reserve the right to reject any subscription in whole or in part.

Subscriptions will be accepted or rejected by us as soon as reasonably practicable, but in any event no later than the end of the period of the cash offering.  If we accept your subscription, we will email you a confirmation.

Wallets

The investor onboarding process at www.stackstoken.com will include detailed instructions on how to generate a wallet address for receiving your Stacks Tokens. You should read the instructions carefully, especially the portions pertaining to maintaining the security of your private key.

For investors with a “hardware wallet,” you will be asked to download Blockstack’s wallet software, configure it with the hardware wallet, and provide the resulting wallet address. A hardware wallet is a device that securely stores a user’s private keys in a protected area of the device that cannot be transferred off the device. Compatible examples of hardware wallets include Trezor and Ledger.

For investors that do not have a hardware wallet, Blockstack’s wallet software will allow you to create a new wallet address and will provide instructions for securely saving your seed phrase (a twelve-word representation of your private key). While there may be other compatible software wallets using the SECP256K1 private-public key pairs standard and can generate a compatible wallet address, but we cannot endorse or provide support for such third-party software.

App Mining Procedures

Investors receiving Stacks Tokens through the App Mining program should visit app.co/mining (or another website designated by us), where they will be required to complete similar steps as those required for investors in the cash offering, except that investors participating in the App Mining program will be required to complete a participation agreement instead of a subscription agreement and will not be required to deliver any cash or cryptocurrency.  Investors receiving Stacks Tokens for non-cash consideration will also not be subject to the purchase limitations with respect to annual income, net revenue, net worth or net assets, as applicable, that apply to investors in the cash offering who do not qualify as “accredited investors.”

Minimum Purchase Requirements

If you are purchasing in the cash offering, you must initially purchase at least $100 of tokens in this offering based on the applicable per token price.  In our discretion, we may in the future increase or decrease the minimum investment amount for all new purchasers.  We will disclose any new investment amount on our website www.stackstoken.com at least two days in advance of that new minimum amount taking effect.  Factors that we may consider in modifying the minimum investment amount include, but are not limited to, our need for additional capital, the success of our prior capital-raising efforts, and the amount of money raised from our investors who invest the minimum amount versus the amount of money we have raised from investors contributing greater amounts.  Any change to the minimum investment amount will apply to all new purchasers.

Maximum Purchases Permitted

Investors in the voucher program will only be permitted to purchase $3,000 worth of Stacks Tokens through the voucher program, or 25,000 Stacks Tokens, at the $0.12 per token price.  All cash purchasers are also subject to the limits on investment set forth in “Investor Qualifications,” although there is no guarantee that any such purchaser will receive all the Stacks Tokens they subscribe for. Application developers receiving Stacks Tokens through the App Mining program will not be subject to any maximum.

In our discretion, we may in the future increase or decrease the maximum investment amount for all new purchasers.  We will disclose any new investment amount on our website www.stackstoken.com at least two days in advance of that new maximum amount taking effect.  Factors that we may consider in modifying the maximum investment amount include, but are not limited to, our need for additional capital, the success of our prior capital-raising efforts, and the amount of money raised from our investors who invest the maximum amount versus the amount of money we have raised from investors contributing lesser amounts.  Any change to the maximum investment amount will apply to all new purchasers.

Form of Payment

We will accept payment of purchase price in U.S. dollars, as well as Bitcoin and Ether (valued in US dollars by https://bitcoinaverage.com/ at the time of purchase).  The https://bitcoinaverage.com/ valuation will be updated every three hours starting at 9:00 am Eastern time each day, and payments will be valued based on the most recent update at the time of payment.  If at any time in the future, https://bitcoinaverage.com/ is no longer operational or operates with limited functionality such that the procedures set forth herein could not be applied (such as the inability to determine an accurate trading price of the applicable cryptocurrency at a precise time), or ceases to be a significant and/or reputable exchange platform for US holders of Bitcoin or Ether, such that use of https://bitcoinaverage.com/ is, in our determination, no longer a reliable method of determining the fair value of Bitcoin or Ether, we shall select a replacement source that, in the good faith judgment of management, is recognized in the market at such time, as a reputable and reliable source for such reporting purposes. The considerations to be used in selecting a replacement source shall include, whether such source has all applicable regulatory approvals to operate, the volume of cryptocurrency sales that are effected on such platform by US investors, the reputation of such platform, and the requirement under Rule 251(a) under the Securities Act that the source be an “accepted standard,” which determination will likely be made on the basis of the foregoing factors and taking into account any guidance from the SEC that may exist at the time such replacement is made.  In the event we select a replacement source, holders of Stacks Tokens will be notified of such change via electronic communication and the filing of an offering circular supplement via Rule 253(g)(2) of Regulation A.

LEGAL MATTERS

The validity of the Stacks Tokens offered hereby will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Washington, D.C. Investment funds associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation hold shares of our preferred stock convertible into an aggregate of 16,703 shares of our common stock, which represents less than 1% of our outstanding shares of common stock, and also hold 351,037 Stacks Tokens.

EXPERTS

The financial statements as of December 31, 2018 and December 31, 2017 included in this offering circular have been so included in reliance on the report of WithumSmith+Brown, PC, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC an offering circular on Form 1-A under the Securities Act with respect to the shares of our common stock offered by this offering circular.  This offering circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement, some items of which are contained in exhibits to the offering statement as permitted by the rules and regulations of the SEC.  For further information with respect to us and our common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement.  Statements contained in this offering circular concerning the contents of any contract or document referred to are not necessarily complete.  If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed.  Each statement is this offering circular relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.

You may read and copy the offering statement, including the exhibits and schedules thereto, at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549.  You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.  The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.  The address of that website is www.sec.gov.  We also maintain a website at www.blockstack.org, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.  Information contained on our website is not a part of this offering circular and the inclusion of our website address in this offering circular is an inactive textual reference only.

As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC.  These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above.

Blockstack PBC and Subsidiaries

Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

With Independent Auditors’ Report

Blockstack PBC and Subsidiaries

Table of Contents

Years Ended December 31, 2018 and 2017 (Restated)

Page(s)

Independent Auditors’ Report	F-1-F-3

Consolidated Financial Statements

Consolidated Balance Sheets (Restated)	F-4

Consolidated Statements of Operations	F-5

Consolidated Statements of Changes in Stockholders’ Equity	F-6

Consolidated Statements of Cash Flows (Restated)	F-7

Notes to Consolidated Financial Statements (Restated)	F-8-F-30

INDEPENDENT AUDITORS’ REPORT

Board of Directors and Stockholders

Blockstack PBC and Subsidiaries

We have audited the accompanying consolidated financial statements of Blockstack PBC and its Subsidiaries, which comprise the consolidated balance sheets as of December 31, 2018 and 2017, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2018 and 2017 and the results of its operations and its cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter — Substantial Doubt Regarding Company’s Ability to Continue as a Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company incurred approximately $10.3 million of operating expenses (excluding impairment of digital currencies) and had income tax expenses of approximately $6.8 million, $6.3 million of which is currently payable.  The Company is reliant primarily on future token sales to fund their operating expenses and generate future revenues.  These conditions raise substantial doubt regarding the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Emphasis of Matter — Uncertainties Related to Cryptocurrency Assets (also referred to as “Digital Currencies”)

As disclosed in Note 3 to the financial statements, the Company held digital currencies with a carrying value of approximately $5.7 million and $13.5 million, in digital currencies, representing approximately 18% and 33% of total assets at December 31, 2018 and 2017, respectively.  Significant information and risks related to such currencies includes, but is not necessarily limited to the following:

Digital Currencies are Unregulated and Have Risks of Ownership

As of the date of these financial statements, cryptocurrencies are not subject to any regulatory oversight and while the public keys (e.g. account numbers) of virtual wallets holding cryptocurrencies reside on distributed networks and can be viewed publicly, the ownership of the wallets are not registered and therefore, anonymous. Ownership in the currencies residing in any wallet are evidenced only by demonstrating knowledge of both the public key of the virtual wallet holding the currencies and the underlying private key (e.g. passcode) of the cryptocurrencies residing within the virtual wallet. Knowledge of both these keys is required in order to demonstrate possession of the cryptocurrencies and therefore, ownership.  Accordingly, prior to investing, investors in such currencies should carefully evaluate and understand all relevant internal controls put in place by companies holding such assets on their behalf to understand how their investments are being protected and how inappropriate transfers of such assets are prevented.

Risks Related to Maintaining Private Key Security

Digital currency assets require the execution of the aforementioned confidential encrypted private key in order to initiate a transfer of the asset to another party.  If the private key were to become lost, the Company would not be able to access the digital currency assets, thereby deeming the asset worthless to the Company.  In addition, if another party were to gain access to the private key, along with the public key of the wallet holding the digital currencies, the other party could demonstrate ownership of the digital currencies and could either execute a transfer of the cryptocurrency asset or inappropriately utilize the digital currency assets as collateral for unauthorized financing.

Risks Related to Current and Continued Market Acceptance

Cryptocurrency assets are virtual currencies that have recently become significant in the marketplace and utilize blockchain technology in order to account for the transfer of such assets.  These virtual assets have significant market volatility, which can significantly vary in a short period of time and can potentially vary between various pricing sources.  These virtual assets are highly speculative in nature, and have potentially significant risks of ownership, which include, but are not necessarily limited to risks identified herein.

Regulatory Oversight and Considerations

As of the date of these financial statements, the U.S. Securities and Exchange Commission has expressed concerns regarding the adequacy and accuracy of marketplace information of cryptocurrency assets, which could impact individual state blue sky laws, potentially impacting the exchange of such assets for more widely accepted currencies, such as the US Dollar.  In the event that regulations were implemented to address these concerns, such regulations could potentially have a significant adverse effect on the realization of these digital currency assets.

Risks Associated With a Cryptocurrency Majority Control

Since cryptocurrencies are virtual and transactions in such currencies reside on distributed networks, governance of the underlying distributed network could be adversely altered should any individual or group obtain 51% control of the distributed network. Such control could have a significant adverse effect on either the ownership or value of the cryptocurrency.

Financial Reporting Risks Related to Digital Currency Valuation

As of the date of these financial statements, there is currently no specific authoritative accounting literature under accounting principles generally accepted in the United States of America (U.S. GAAP) which addresses the accounting for digital assets, including digital currencies. Certain non-authoritative sources have concluded that digital currencies should be accounted for as intangible assets, where the digital currency asset should be recorded at the lower of its original cost or fair value, whereby any recorded write-downs could not be recovered in the future. The Company’s management has concluded that it’s digital currency assets should be valued at cost, which is consistent with current practices.  In the event that specific authoritative accounting guidance were to be issued after the release of these financial statements and such guidance was inconsistent with management’s current accounting for its digital assets and a restatement would be determined to be required, any resulting restatement could have a significant impact on the Company’s financial position, results of operations, and cash flows. The timing of any such authoritative guidance, if issued at all, is not determinable as of the date of these financial statements.

Risks Related to Transaction Authentication

As of the date of these financial statements, the transfer of digital currency assets from one party to another currently typically relies on an authentication process by an outside party known as a miner.  In exchange for compensation, the miner will authenticate the transfer of the currency through the solving of a complex algorithm known as a proof of work, or will vouch for the transfer through other means, such as a proof of stake.  Effective transfers of and therefore realization of cryptocurrency is dependent on interactions from these miners. In the event that there were a shortage of miners to perform this function, that shortage could have an adverse effect on either the fair value or realization of the cryptocurrency assets.

As discussed herein, holdings in digital currency assets are subject to current, emerging and potentially significant risks, including, but not necessarily limited to legal, regulatory, market valuation and proof of ownership risks.  These risks are described in greater detail in Note 1 to the financial statements.  Users of financial statements for entities that hold cryptocurrency assets should carefully understand, consider and evaluate these and other risks related to cryptocurrency assets, when making investing decisions in such entities.  Our opinion is not modified with respect to this matter.

Emphasis of Matter — Restatement of December 31, 2017 Financial Statements

As disclosed in Note 2, the accompanying consolidated financial statements as of and for the year ended December 31, 2017 have been restated for adjustments to restricted and unrestricted cash and receivables to the consolidated balance sheet and adjustments to the consolidated statement of cash flows. Such adjustments are described in greater detail in Note 2. Our opinion is not modified with respect to this matter.

/s/ WithumSmith+Brown, PC

New York, New York

April 10, 2019

Blockstack PBC and Subsidiaries

Consolidated Balance Sheets

December 31, 2018 and 2017 (Restated)

($ in thousands, except for share amounts)

	2018	2017
		(Restated)
Assets
Current assets
Cash and cash equivalents	$21,126	$6,316
Receivables	—	2,146
Other current assets	102	158
Total current assets	21,228	8,620
Restricted cash	4,436	14,935
Restricted receivables	—	3,518
Fixed assets, net	95	24
Intangible assets, net	60	42
Digital currencies, net	2,758	75
Restricted digital currencies, net	2,923	13,430
Investments	290	—
Other assets	245	—
Total assets	$32,035	$40,644

Liabilities and Stockholders’ Equity
Current liabilities
Deferred revenue	$2,520	$7,359
Income tax payable	6,310	—
Other current liabilities	2,214	1,581
Total current liabilities	11,044	8,940
Held for SAFT investors	—	9,914
Total liabilities	11,044	18,854

Stockholders’ equity:
Series A convertible preferred stock, $0.00001 par value, 4,558,946 shares authorized; 4,558,498 shares issued and outstanding as of December 31, 2018 and 2017; liquidation preference of $5,519 as of December 31, 2018 and 2017	—	—
Common stock, $0.00001 par value, 16,000,000 shares authorized; 9,131,646 and 8,238,102 shares issued and outstanding as of December 31, 2018 and 2017, respectively	—	—
Additional paid-in capital	6,668	6,281
Accumulated equity (deficit)	6,950	(6,285)
Total controlling stockholders’ equity (deficit)	13,618	(4)
Non-controlling interest	7,373	21,794
Total stockholders’ equity	20,991	21,790
Total liabilities and stockholders’ equity	$32,035	$40,644

The accompanying notes are an integral part of these consolidated financial statements.

Blockstack PBC and Subsidiaries

Consolidated Statements of Operations

Years Ended December 31, 2018 and 2017 (Restated)

($ in thousands)

	2018	2017
Revenue from token sales	$34,537	$404

Operating expenses
General and administrative	3,953	1,781
Research and development	1,504	1,112
Compensation expense	4,135	919
Advertising and marketing	757	478
Depreciation and amortization	19	8
Impairment of digital currencies	8,259	—
Total operating expenses	18,627	4,298
Income (loss) from operations	15,910	(3,894)

Other income
Gain on sale of digital currencies	—	792
Other income	181	64
Total other income	181	856
Income (loss) before income taxes	16,091	(3,038)

Income taxes	6,789	—

Net income (loss)	$9,302	$(3,038)

Net (income) loss allocable to non-controlling interest	3,933	(792)

Net income (loss) attributable to Blockstack PBC	$13,235	$(3,830)

The accompanying notes are an integral part of these consolidated financial statements.

Blockstack PBC and Subsidiaries

Consolidated Statements of Changes in Stockholders’ Equity
Years Ended December 31, 2018 and 2017 (Restated)

($ in thousands, except for share amounts)

	Convertible Preferred Stock						Total Controlling		Total
	Series A		Common Stock		Additional Paid-In	Accumulated	Stockholders’	Non-Controlling	Stockholders’
	Shares	Amount	Shares	Amount	Capital	Equity (Deficit)	Equity (Deficit)	Interest	Equity
Balance at December 31, 2016	4,391,900	$—	6,526,501	$—	$6,005	$(2,455)	$3,550	$—	$3,550
Stock-based compensation	—	—	—	—	55	—	55	—	55
Shares issued upon vesting of restricted stock awards	—	—	1,711,601	—	6	—	6	—	6
Issuance of additional preferred shares, net of financing costs	166,598	—	—	—	214	—	214	—	214
Limited Partner capital contributions in QP / AI Funds	—	—	—	—	—	—	—	21,002	21,002
Net income (loss)	—	—	—	—	—	(3,830)	(3,830)	792	(3,038)
Balance at December 31, 2017	4,558,498	$—	8,238,102	$—	$6,281	$(6,285)	$(4)	$21,794	$21,790
Stock-based compensation	—	—	15,701	—	382	—	382	—	382
Shares issued upon vesting of restricted stock awards	—	—	865,701	—	—	—	—	—	—
Exercise of stock options	—	—	12,142	—	4	—	4	—	4
Distribution to Blockstack PBC	—	—	—	—	—		—	(10,488)	(10,488)
Net income (loss)	—	—	—	—	—	13,235	13,235	(3,933)	9,302
Balance at December 31, 2018	4,558,498	$—	9,131,646	$—	$6,668	$6,950	$13,618	$7,373	$20,991

The accompanying notes are an integral part of this consolidated financial statement.

Blockstack PBC and Subsidiaries

Consolidated Statements of Cash Flows

Years Ended December 31, 2018 and 2017 (Restated)

($ in thousands)

	2018	2017
		(Restated)
Cash flows from operations
Net income (loss) attributable to Blockstack PBC	$13,235	$(3,830)
Net income (loss) allocable to non-controlling interest	(3,933)	792
Adjustments to reconcile net income (loss) to net cash from operating activities
Depreciation and amortization	19	8
Stock-based compensation	382	55
Impairment of digital currencies	8,259
Realized gain on sale of digital currencies	—	(792)
Milestone revenue received from LP funds	(10,488)	—
Changes in operating assets and liabilities
Other current assets	56	(156)
Receivables	2,146	—
Restricted receivables	3,518	—
Digital currencies	(435)	(69)
Other assets	(245)	—
Deferred revenue	(4,839)	5,213
Income tax payable	6,310	—
Other current liabilities	633	1,398
Held for SAFT investors	(9,914)	—
Net cash from operating activities	4,704	2,619

Cash flows from investing activities
Proceeds from sale of digital currencies	—	1,743
Purchase of fixed assets	(85)	(22)
Purchase of intangible asset	(22)	—
Purchase of investments	(290)	—
Net cash from investing activities	(397)	1,721

Cash flows from financing activities
Cash received from the issuance of common stock	4	6
Cash received from the issuance of preferred stock, net of financing costs	—	214
Cash received from investors	—	13,130
Net cash from financing activities	4	13,350

Net change in cash, cash equivalents and restricted cash	4,311	17,690

Cash, cash equivalents and restricted cash
Beginning of year	21,251	3,561
End of year	$25,562	$21,251

The following table provides a reconciliation of cash, cash equivalents and restricted cash reported within the accompanying consolidated balance sheet to amounts presented in this consolidated statement of cash flows:

Cash and cash equivalents	$21,126	$6,316
Restricted cash	4,436	14,935
Total amount presented in consolidated statement of cash flows	$25,562	$21,251

Supplemental disclosure of cash flow information
Cash paid for taxes	$475	$—

Supplemental noncash financing and investing activities
Receivable from SAFT investors	$—	$2,146
Receivable from SAFT investors - restricted	$—	$3,518
Digital currencies included in other current liabilities	$—	$140
Contribution of digital currencies - SAFT investors	$—	$6,368
Contribution of digital currencies - Limited Partner capital contributions in QP / AI Funds	$—	$7,872

The accompanying notes are an integral part of these consolidated financial statements.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Nature of Business and Summary of Significant Accounting Policies

1.                            Nature of Operations

Blockstack PBC (the “Company”) is a technology company that, together with its affiliates, is developing, sponsoring and commercializing an open-source, peer-to-peer network using blockchain technologies to build a network for decentralized applications (the “Blockstack network” or the “network”). The ultimate goal of the Blockstack network is to enable application developers to build and publish decentralized applications without the need to maintain central databases, and for users of these decentralized applications to retain control over their own data.

During 2017, the Company proposed the introduction of the Stacks blockchain, a blockchain token protocol that upgrades the existing blockchain used by the Blockstack network. The Stacks blockchain involves the creation of tokens (the “Stacks Tokens” or the “tokens”) in order to obtain control over the digital assets on the Blockstack network and incentivize users of the network to develop, maintain and write transactions to the network. The Company will initially earn revenue through achievement of two distinct milestones related to development of the Blockstack network. In connection with this network development, the Company, through its subsidiary Blockstack Token LLC (“Token LLC”), sold utility tokens to parties who wish to use the Blockstack network.  The Company’s earning process with respect to these initial token sales will be complete upon the achievement of the aforementioned milestones. Thereafter, the network will consume tokens from network users who will need to purchase or earn through mining these tokens to perform network operations related to the creating, purchasing or accessing these digital assets. Because of the limited number of Stacks Tokens at any time, and the fact that obtaining Stacks Tokens generally requires some investment of cash or non-cash consideration, the Stacks Tokens introduce a cost factor for performing operations on the network, and can therefore be used to prevent users from flooding the network with “spam” transactions — for example, by registering a broad swathe of digital assets that they do not intend to use (but which may be of value to another user, such as a domain name), creating useless digital assets or smart contracts, or trying to flood the network with transactions as a method of attack.

Token Sales

During the fourth quarter of 2017 and the first quarter of 2018, the Company offered Stacks Tokens for sale to certain accredited investors (the “private token sales”). Registration for the private token sales began in November 2017. Only persons meeting the definition of “accredited investors” under the Securities Act of 1933, as amended (the “Securities Act”), were allowed to purchase in these sales. Individuals who were not accredited investors were able to receive free, non-binding “vouchers” for the opportunity to purchase future tokens up to $3,000 in value at the private token sales price of $0.12. Per the terms of the vouchers, it is within the Company’s sole discretion as to whether and when to honor the vouchers. The Company has not offered any voucher holders the opportunity to redeem the vouchers as of the date of the consolidated financial statements.

Investors in the private token sales were able to participate either by entering Simple Agreements for Future Tokens (“SAFTs”) directly with Token LLC that were offered via general solicitation (in accordance with Rule 506(c) under the Securities Act), including through the CoinList investment platform, or by entering into agreements with one of two Delaware limited partnerships (the “LP funds”) created as investment vehicles for the private token sales. One of the LP funds was created as an investment vehicle for “qualified purchasers,” (as such term is defined under the Investment Company Act of 1940, as amended ) and the other of the LP funds was created for accredited investors who were not qualified purchasers.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Each SAFT and token purchase agreement entered into with the LP funds provides for the delivery in the future of a number of tokens representing 100% of the funds used to purchase the interest in the SAFT or token purchase agreement, divided by the purchase price for each token determined at the time of these sales, which was $0.12.

The delivery of tokens to both fund investors and SAFT holders was based upon the Company satisfying the requirements of a milestone:

•                  The successful development of a live, operational de-centralized network with token functionality (the “First Milestone”). Achievement of this milestone for LP fund investors also required that the network was being actively used by participants.

The First Milestone was achieved in November 2018 and the Company delivered Stacks Tokens to the purchasers. Achievement of the First Milestone also resulted in making available to the Company portions of the contribution of both investors in the SAFTs and the LP funds. For the investors who invested via the LP funds (but not via the SAFTs), there is an additional milestone that if not met will result in the potential for a return of a portion of their capital contribution:

•                  The registration of one million verified users on the network (the “Second Milestone”).

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Determination as to whether the First Milestone had been met for the purposes of the SAFT investments was made by the Company, in its sole discretion. Determination as to whether the First Milestone was met for the purposes of the LP fund investments was made by an advisory board of seven individuals, three of whom have been appointed by limited partners of the LP funds (the “Advisory Committee”). The Advisory Committee unanimously determined that the Company achieved the First Milestone. The Advisory Committee will also determine whether the Second Milestone has been met.

Investments in the LP funds closed in December 2017 with a total of approximately $26.2 million invested; an additional approximately $21.2 million was raised via SAFTs between December 2017 and February 2018. $8.7 million of the $21.2 million of SAFT investments were received in 2018.

Approximately 400 million tokens were sold to over 800 investors who participated in the sale, and an additional 8,000 individuals have received vouchers for a potential future token purchase. The price was $0.12 per token for all investors, and all voucher recipients will be offered the same price at a future date of purchase, assuming the Company chooses to honor the vouchers, which it may do in its sole discretion. The Stacks Tokens sold in these offerings will be subject to a “time lock” with 1/24th of the amount of tokens purchased being released from this time lock on the date of distribution of the tokens and an additional 1/24th being released for every 4,320 “blocks” that are processed on the blockchain used by the network. The Company estimates this will result in the release of an additional 1/24th of a purchaser’s tokens every month, and the release of all of a purchaser’s tokens approximately one year and eleven months after the date of distribution of the tokens. The tokens issued in these offerings do not represent a right of ownership or a right to profits of the Company or its affiliates. The tokens sold in these offerings are “restricted securities” for purposes of the Securities Act, and are only transferable on the Blockstack network after the applicable one-year holding period has lapsed following which such tokens would be freely tradeable by non-affiliates pursuant to Rule 144 under the Securities Act; however the tokens, functioning as a utility token, may be burned as fuel on the Blockstack network prior to the one-year holding period once they have been released from their time lock.

During 2018, Token LLC sold 38,209,321 Stacks Tokens to Blockstack Employee LLC (“Employee LLC”) at a price of $0.0132 per Stacks Token for the purposes of making bonus or compensation awards to Company employees and contractors amounting to $0.5 million. The price of the Stacks Token was obtained from a valuation report prepared by an independent third-party consultant.

Basis for Consolidation

The Company determines the consolidation for affiliated entities using Accounting Standards Codification (“ASC”) 810, Consolidation (“ASC 810”). ASC 810 requires consolidation if the reporting entity has the power to direct the activities of the Variable Interest Entity (“VIE”) that most significantly impacts the VIE’s economic performance and if the reporting entity is the primary beneficiary of the affiliated entity. The Company’s wholly owned subsidiaries and VIEs are outlined below:

Token LLC was formed as a Delaware limited liability company on September 25, 2017 with operations in New Jersey. It is a wholly-owned subsidiary of Blockstack PBC. Token LLC is responsible for the issuance and distribution of Blockstack tokens.

Blockstack Signature Fund 1 (“Signature Fund 1”) was formed as a Delaware limited liability company on February 26, 2018. It is a wholly-owned subsidiary of Blockstack PBC. Signature Fund 1 is used to make investments in other companies.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Blockstack Token Fund GP, LLC (“Token Fund”) was formed as a Delaware limited liability company on November 16, 2017 with operations in New Jersey. It is a wholly-owned subsidiary of Token LLC. Its purposes are to act as a General Partner and facilitate investments in the two LP funds as defined below.

Blockstack Token Fund QP LP (“QP LP”) and Blockstack Token Fund AI LP (“AI LP”) (and together the “LP funds”) are the two investment funds created for token investors. Both were formed on November 16, 2017 as Delaware limited partnerships, with both having operations in New Jersey. Accredited investors, who were not qualified purchasers, invested through AI LP and qualified purchasers invested through QP LP. The LP funds were determined to be VIEs, of which Token Fund was determined to be the primary beneficiary. Therefore, Token Fund consolidates the LP funds.

Basis for consolidation of the LP funds as VIEs: As part of the private token sales, Token LLC had the right to collect 20% of the capital contribution of the LP funds as a non-refundable advance and Token LLC is exposed to potential digital currency losses if the LP funds’ assets are insufficient to cover milestone payments because of digital currency losses on the LP funds. Because Token Fund has all decision-making authority for the LP funds, including that surrounding the decision to hold or trade cryptocurrencies, and the obligation to absorb losses and benefits of the VIEs that potentially could be significant to the VIEs, Token Fund is the primary beneficiary and should consolidate the LP funds. The LP fund assets are shown as restricted cash and restricted digital currencies on the consolidated balance sheets at December 31, 2018 and 2017; the LP funds did not have any liabilities at December 31, 2018 and 2017.  The LP funds’ assets can only be used to settle obligations of the LP funds, which may include amounts due to the Company upon achievement of the Second Milestone, or alternatively, due to the investors in the event that this milestone is not achieved.  The investors in and creditors of the LP funds have no recourse to the assets of the Company other than those in the LP funds.  The Company did not recognize any gain or loss upon the initial consolidation of the LP funds, and has no arrangements - explicit or implicit - to provide financial support to the LP funds.

Employee LLC is a Delaware limited liability company that has been created to hold Stacks Tokens on behalf of the employees of Blockstack PBC and its subsidiaries that have been awarded or sold Stacks Tokens in compliance with Rule 701 under the Securities Act. Employee LLC currently holds agreements for Stacks Tokens that have been sold to employees and those that are reserved for future awards to employees. These tokens are held on behalf of holders of Employee LLC’s Class B units, of which the carrying value is classified within non-controlling interest. Each Class B unit entitles the unit holder to one Stacks token held by Employee LLC. The management of Employee LLC, however, is entirely vested in the chief executive officer of Blockstack PBC, Muneeb Ali, who was appointed by Blockstack PBC as the sole holder of Class A units (the only units of Blockstack Employee LLC with voting rights under the Company’s operating agreement, which have no entitlement to the Stacks Tokens held by Employee LLC). Blockstack PBC is the primary beneficiary and has the sole power and control to direct all activities of Employee LLC and its subsidiaries, and therefore, meets the criteria to consolidate. The assets of Employee LLC consisted of cash of approximately $0.5 million and $39,000 at December 31, 2018 and 2017, respectively, which were included in cash and cash equivalents in the consolidated balance sheets.  Employee LLC had liabilities of $0.5 million and $0 at December 31, 2018 and 2017, respectively. The liability of $0.5 million relates to a note payable to an affiliate which has been eliminated in consolidation.  There are no restrictions on the assets of Employee LLC, and investors in and creditors of Employee LLC have no recourse to the assets of the Company other than those of Employee LLC.  The Company did not recognize any gain or loss upon the initial consolidation of the Employee LLC and has no arrangements - explicit or implicit - to provide financial support to Employee LLC.

All significant balances and transactions between Blockstack PBC, its owned subsidiaries and entities identified as VIEs have been eliminated in consolidation.

Basis of Presentation

The Company prepares its consolidated financial statements in accordance with United States generally accepted accounting principles (“US GAAP”). Prior year amounts on the consolidated statements of operations have been reclassified to conform to current year’s presentation. Such reclassifications had no effect on prior reported net loss.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Going Concern Uncertainty

The Company’s consolidated financial statements are prepared assuming the Company will continue as a going concern.  As of December 31, 2018, the Company had approximately $21.1 million of cash available for future expenses.  Based on results of operations for the year ended December 31, 2018 the company incurred approximately $10.3 million of operating expenses (excluding impairment of digital currencies) and had income tax expenses of approximately $6.8 million, $6.3 million of which is currently payable.  The uncertainties as to whether the Company will achieve the Second Milestone, raise additional monies, or generate future revenues through additional token sales raises substantial doubt about its ability to continue as a going concern.  The accompanying consolidated financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The Company’s long-term strategy is to decentralize development and governance of the Blockstack network such that no single entity, including the Company, is in control of the network. When this decentralization process is complete and there is a healthy ecosystem of applications and users on the network, the Company expects to develop new business models, which may include the development and commercialization of premium versions of open-source software, enterprise licensing for blockchain technology, and development of new applications for the network.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions, which are evaluated on an ongoing basis, that affect the amounts reported in the Company’s consolidated financial statements and accompanying notes. Management bases its estimates on historical experience and on various other assumptions it believes to be reasonable at the time under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

Cash and Cash Equivalents and Restricted Cash

Cash and cash equivalents primarily consist of cash, money market funds and short-term, highly liquid investments with original maturities of three months or less in which the Company is exposed to market and credit risk. The Company maintains its cash and restricted cash in bank deposit accounts which at times, may exceed federally insured limits. The Company has not experienced any losses in these accounts and does not believe it is exposed to any significant credit risk from cash.

Until the First Milestone had been met, the Company was restricted from using 80% of the SAFT funds and 80% of the LP funds. The achievement of the First Milestone permitted Token LLC to receive 80% of the SAFT funds and 40% of the contributions in the LP funds that were previously restricted. 40% of the original LP fund investments continue to be restricted until the Second Milestone is achieved failing which the investors in LP funds are entitled to a distribution of that amount.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

As of December 31, 2018, the remaining restricted portion of LP fund investments is comprised of cash and digital currencies. As of December 31, 2017, the restricted portion of SAFT and LP fund investments was comprised of cash, receivables and digital currencies.

Adoption of Accounting Standards

In January 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities (collectively, “ASU 2016-01”). ASU 2016-01 requires equity investments to be measured at fair value with changes in fair value recognized in net income; simplifies the impairment assessment of equity investments without readily determinable fair values by requiring a qualitative assessment to identify impairment; eliminates the requirement for public business entities to disclose the methods and significant assumptions used to estimate the fair value that is required to be disclosed for financial instruments measured at amortized cost on the balance sheet; requires public business entities to use the exit price notion when measuring the fair value of financial instruments for disclosure purposes; requires an entity to present separately in other comprehensive income the portion of the total change in the fair value of a liability resulting from a change in the instrument-specific credit risk when the entity has elected to measure the liability at fair value in accordance with the fair value option for financial instruments; requires separate presentation of financial assets and financial liabilities by measurement category and form of financial assets on the balance sheet or the accompanying notes to the financial statements; and clarifies that an entity should evaluate the need for a valuation allowance on a deferred tax asset related to available-for-sale securities in combination with the entity’s other deferred tax assets. ASU 2016-01 is effective for financial statements issued for fiscal years beginning after December 15, 2017, and interim periods within those fiscal years. The Company adopted the provisions of ASU 2016-01 on January 1, 2018. The adoption of this update did not impact the Company’s consolidated financial statements and related disclosures.

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows: Restricted Cash (“ASU 2016-18”), which clarifies the classification and presentation of restricted cash in the statement of cash flows. ASU 2016-18 requires amounts generally described as restricted cash be included with cash when reconciling the beginning-of-period and end-of-period total amounts shown on the consolidated statements of cash flows. The Company adopted ASU 2016-18 on January 1, 2018 retrospectively to all periods presented.

In February 2016, the FASB issued ASU 2016-02, Leases (“ASU 2016-02”) in order to increase transparency and comparability among organizations by, among other provisions, recognizing lease assets and lease liabilities on the balance sheet for those leases classified as operating leases under previous GAAP. For public companies, ASU 2016-02 is effective for fiscal years beginning after December 15, 2018 (including interim periods within those periods) using a modified retrospective approach and early adoption is permitted. In transition, entities may also elect a package of practical expedients that must be applied in its entirety to all leases commencing before the adoption date, unless the lease is modified, and permits entities to not reassess (a) the existence of a lease, (b) lease classification or (c) determination of initial direct costs, as of the adoption date, which effectively allows entities to carryforward accounting conclusions under previous U.S. GAAP. In July 2018, the FASB issued ASU 2018-11, Leases: Targeted Improvements (“ASU 2018-11”), which provides entities a transition option to not apply the new lease standard to the comparative periods presented in financial statements. Under this transition option, an entity applies the new leases standard at the adoption date and recognizes a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company adopted ASU 2016-02 on January 1, 2019, using the optional transition method to apply the new guidance as of January 1, 2019 rather than as of the earliest period presented and elected the package of practical expedients described above. The Company expects to recognize additional operating liabilities of $2.2 million, with corresponding ROU assets of approximately the same amount as of January 1, 2019 based on the present value of the remaining lease payments.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting, which simplifies the accounting for share-based payments granted to nonemployees for goods and services. Under the ASU, most of the guidance on such payments to nonemployees would be aligned with the requirements for share-based payments granted to employees. The changes take effect for public companies for fiscal years starting after December 15, 2018, including interim periods within that fiscal year. For all other entities, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. Early adoption is permitted. The Company adopted this ASU as of January 1, 2019. The adoption of this update did not have a material impact on the Company’s financial statements.

Receivables and Restricted Receivables

The Company entered into an agreement with CoinList to accept cash investments from the SAFT investors. As of December 31, 2017 (restated), $5.7 million was received and held by CoinList, on behalf of the Company; $3.5 million of this amount was considered restricted on the consolidated balance sheet as of December 31, 2017. The entire amount of the receivable was collected in cash by the Company in January 2018. There were no receivables and restricted receivables as of December 31, 2018.

Fixed Assets

Fixed assets are recorded at cost less accumulated depreciation. Maintenance and repairs are charged to expense as incurred; major renewals and betterments are capitalized. Depreciation and amortization is calculated on a straight-line basis over the estimated useful lives of the respective assets, which generally range from 3-5 years for equipment.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Intangible Assets

Intangible assets are comprised of costs incurred to purchase domain name rights and the cost-basis of digital currencies held.

Rights to domain names purchased have an estimated remaining useful life and are classified as finite-lived intangible assets. The Company amortizes these assets over the shorter of the legal life or its estimated economic life using the straight-line method. The Company has concluded that disclosures related to these intangible assets are not significant to the consolidated financial statements.

Digital currencies are recorded at cost less impairment and are classified as indefinite-lived intangible assets. An intangible asset with an indefinite useful life is not amortized but assessed for impairment annually, or more frequently, when events or changes in circumstances occur indicating that it is more likely than not that the indefinite-lived asset is impaired. Impairment exists when the carrying amount exceeds its fair value. In testing for impairment, the Company has the option to first perform a qualitative assessment to determine whether it is more likely than not that an impairment exists. If it is determined that it is not more likely than not that an impairment exists, a quantitative impairment test is not necessary. If the Company concludes otherwise, it is required to perform a quantitative impairment test. To the extent an impairment loss is recognized, the loss establishes the new cost basis of the asset. Subsequent reversal of impairment losses is not permitted.

Investments

Through Signature Fund 1, the Company made approximately $0.3 million in simple agreement for future equity (“SAFE”) investments in other startups in 2018. The Company records its SAFE investments at cost less impairment. No impairment was recorded on SAFE investments for the year ended December 31, 2018.

Revenue Recognition

The Company early adopted ASC 606, Revenue from Contracts with Customers (“ASC 606”) on January 1, 2017, using the full retrospective approach. The adoption of ASC 606 did not have a material impact on the Company's consolidated financial statements and related disclosures, as the Company did not have any contracts with customers or revenue prior to January 1, 2017. The revenue recognition principle in ASC 606 is that an entity should recognize revenue to depict the transfer of goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.

ASC 606 prescribes a 5-step process to achieve its core principle:

•                  Step 1: Identify the contract with the customer

•                  Step 2: Identify the performance obligations in the contract

•                  Step 3: Determine the transaction price

•                  Step 4: Allocate the transaction price to the performance obligations in the contract

•                  Step 5: Recognize revenue when the Company satisfies a performance obligation

ASC 606 only applies to revenue from contracts with customers. The Company determined that its token issuances represent contracts to perform software development services for customers, and accounts for the proceeds received in the token issuances under ASC 606.

ASC 606 defines a customer as “a party that has contracted with an entity to obtain goods or services that are an output of the entity’s ordinary activities in exchange for consideration.” The standard does not define the term “ordinary activities,” because it is interpreted to mean an entity’s “ongoing major or central operations.” The Company believes that the network has broad application to numerous parties and entities, and its potential uses have not yet all been contemplated. As such, it would be difficult to speculate as to which token holders may ultimately use the tokens to purchase goods or services or otherwise transact on the network, versus those who may ultimately dispose of their tokens in a sale to an ultimate network user. As a software developer, the Company views the parties that purchased tokens as its current customers, as they have a stake in the development of the network and the promotion of its use — the output of the Company’s ordinary activities.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

The Company’s performance obligation in these contracts was to develop a live, operational, de-centralized network with token functionality by January 2019 (the First Milestone was achieved in November 2018), and with respect to the LP fund issuances, to further develop the network to attract one million verified users by January 2020 (the Second Milestone). With regards to the other non-SAFT investors where there are no set milestones, the Company’s performance obligation is the achievement of the First Milestone.

The Company is recognizing consideration over the estimated period in which it is performing development services under the contracts. Variable consideration in the form of milestone payments will be recorded when, if recognized, it is more likely than not that a significant reversal will not occur. At December 31, 2018 deferred revenue represented non-refundable amounts received from LP funds that the Company is recognizing over the estimated network development period. At December 31, 2017, deferred revenue consisted of non-refundable amounts received from LP funds and SAFT investors.

At December 31, 2017, the Company recorded a liability of $9.9 million, representing variable consideration in the form of funds received that are refundable under the SAFT contracts in the event that the Company failed to complete development on the network. In November 2018, the Company achieved the First Milestone and recognized revenue in the amount of all remaining SAFT contributions and for 40% of the contributions to the LP funds with the latter being disclosed as a distribution from non-controlling interest on the consolidated statement of stockholders’ equity. The Company consolidates the LP funds and Employee LLC; refundable portions of the LP funds’ investment and the outstanding portions of Employee LLC are classified as a non-controlling interest rather than a liability.

For the years ended December 31, 2018 and 2017, the Company performed development activities on the Blockstack network in satisfaction of its performance obligation, and recognized revenue from the following token issuances (in thousands):

Customer	December 31, 2018	December 31, 2017
Officers, directors, shareholders and employees	$540	$3
LP funds	13,019	210
SAFTs	20,978	191
Total revenue from token sale	$34,537	$404

The Company concluded that the contracts do not contain any significant financing components, as either much of the transaction consideration is variable, and is not substantially within the control of the Company or its customers, or the period between receipt of the funds and the satisfaction of performance obligations is largely within one year.

The vouchers issued by the Company to potential investors do not meet the definition of a contract under ASC 606, as the arrangement contains no enforceable rights and obligations. As such, the Company concluded that the voucher issuance has no accounting consequences.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Research and Development

Research and development costs consist primarily of payroll and related costs, fees paid to consultants and outside service providers, costs related to web hosting and maintaining servers, and costs related to name registration on Blockstack’s network. Such costs are expensed as incurred.

Advertising and Marketing

Sales and marketing costs are expenses associated with advertising, corporate marketing, public relations, promotional items, events and conferences and fees paid for software or applications used for advertising and marketing. Advertising and marketing expenses are expensed as incurred.

General and Administrative

General and administrative expenses primarily include professional fees, technology costs, occupancy expenses and other office expenses.

Stock-based Compensation

Stock-based compensation cost is estimated at the grant date based on the fair value of the award and is recognized as expense ratably over the vesting period of the award. The assumptions used in calculating the fair value of stock-based awards represent the Company’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment. As a result, if factors change and the Company uses different assumptions, its stock-based compensation expense could be materially different in the future. The Company elected to account for its graded vesting awards on a straight-line basis over the requisite service period for the entire award.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Income Taxes

The Company uses the asset and liability method of accounting for deferred income taxes. Under this method, deferred tax assets and liabilities are recognized for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities at currently enacted tax rates.

These temporary differences primarily relate to net operating loss carryforwards available to offset future taxable income. Valuation allowances are established, if necessary, to reduce a deferred tax asset to the amount that will more likely than not be realized.

The Company recognizes tax liabilities from an uncertain tax position only if it is more likely than not that the tax position will not be sustained upon examination by the taxing authorities, based on the technical merits of the tax position. There are no uncertain tax positions that have been recognized in the accompanying financial statements. The Company is required to file tax returns in the U.S. federal jurisdiction and various states and local municipalities. The Company’s policy is to recognize interest and penalties related to uncertain tax benefits in operating expenses. No such interest and penalties have been accrued as of December 31, 2018 and 2017.

Risks Associated with Digital Currencies

Private Key Security

The Company currently holds significant amounts of Bitcoin and Ether, and security breaches, computer malware and other computer hacking attacks could result in a loss of these assets with no adequate source of recovery. Cryptocurrency holdings are anonymous and have an association with a set of private keys. Control of these private keys are necessary to demonstrate ownership and control, transfer or sell the Company’s cryptocurrency holdings.

Although the Company takes significant steps to secure these private keys, to help better ensure they are not destroyed or stolen, the Company — like any other holder of cryptocurrency — cannot guarantee that the loss, destruction or theft of its private keys is not possible. In the event that the Company loses one or more of its private keys, one or more of those private keys are somehow destroyed, or one or more if its private keys are somehow stolen or disclosed to another party, the Company could lose access to its cryptocurrency holdings, or its cryptocurrency holdings could be stolen.

The Company’s cryptocurrency holdings are held in cold-storage with a multi-signature private key set up. Any transfer of cryptocurrency requires the use of multiple private keys that are separately controlled and secured by executive officers and directors of the Company. A single executive officer or director is unable, on his or her own, to transfer any of the Company’s cryptocurrency. The Company has policies and procedures in place in case of death or disability on the part of these executive officers and directors that vest control of the private keys in the Company’s board of directors including the safekeeping of backup private keys.

Market Volatility

The prices of digital assets are extremely volatile. Fluctuations in the price of digital assets could materially and adversely affect the Company’s results of operations. The prices of cryptocurrencies, such as Bitcoin and Ether, and other digital assets have historically been subject to dramatic fluctuations, and in the event of a decline in value of Bitcoin and/or Ethereum, the Company’s financial position, results of operations, and cash flows could be materially and adversely affected.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Digital Currencies are Currently Unregulated

As of the date of these consolidated financial statements, digital currencies are not subject to specific regulation. Accordingly, there are uncertainties related to the regulatory regimes governing blockchain technologies, cryptocurrencies, digital assets, cryptocurrency exchanges, the Stacks blockchain and Stacks Tokens, and new international, federal, state and local regulations or policies may materially adversely affect the Company and the value of the Stacks Tokens.

The Stacks Tokens are novel, and the application of U.S. federal and state securities laws is unclear in certain respects. Because of the differences between the Stacks Tokens and traditional securities, there is a risk that issues that might easily be resolved by existing law if traditional securities were involved may not be easily resolved for the Stacks Tokens. In addition, because of the novel risks posed by the tokens, it is possible that securities regulators may interpret laws in a manner that adversely affects the Company or the value of the Stacks Tokens.

Various legislative and executive bodies in the United States and in other countries may, in the future, adopt laws, regulations, or guidance, or take other actions that could severely impact the permissibility of the Stacks Tokens, tokens generally and, in each case, the technology behind them or the means of transacting in or transferring them. It is difficult to predict how or whether regulatory agencies may apply existing or new regulation with respect to this technology and its applications, including the Stacks Tokens, the Stacks blockchain and the network. In addition, self-regulatory bodies may be established that set guidelines regarding cryptocurrencies, the Stacks Tokens, and the network, which could have similar effects to new policies adopted by government bodies.

Any future regulatory actions applicable to the Stacks Tokens, the Stacks blockchain, the network and related activities could severely impact the financial position, results of operations, and cash flows of the Company. The Company may need to restructure operations significantly to comply with any new regulation or guidance. These efforts could be costly and could involve fundamentally changing core portions of the Company’s business, operations and network. On the other hand, failure to restructure for compliance adequately or quickly enough could result in regulatory action (such as investigations by the government or a self-regulatory organization or government or private litigation or administrative actions) that requires the Company to spend significant time and effort, which could potentially deplete the Company’s resources. It could also result in negative publicity. Regulatory change could even potentially result in the Stacks Tokens or certain operations being viewed as impermissible, which could result in a need for the Company to dramatically alter or cease activities. Regulatory action could also affect the rights of holders of the Stacks Tokens, for example by severely limiting the ability of holders to transfer or sell their tokens.

Cryptocurrency networks, blockchain technologies, and coin and token offerings also face an uncertain regulatory landscape in many foreign jurisdictions, including (among others) the European Union, China and Russia. Various foreign jurisdictions may, in the future, adopt laws, regulations or directives that affect the Company. These laws, regulations or directives may conflict with those of the United States or may directly and negatively impact results of operations. The effect of any future regulatory change is impossible to predict, but any change could be substantial and materially adverse to the Company, its results of operations and adoption and value of the Stacks Tokens.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

New or changing laws and regulations or interpretations of existing laws and regulations, in the United States and other jurisdictions, may materially and adversely impact the Company, its results of operations and the Stacks Tokens, including with respect to their value, their liquidity, the ability of purchasers to access marketplaces or exchanges on which to trade the tokens, and the structure, rights and transferability of the Stacks Tokens.

Money Services Business

Under the Bank Secrecy Act of 1970 (the “BSA”) and related rules and regulations, certain issuers of tokens may need to register as money transmitters based on their efforts selling or otherwise transacting in tokens. A money transmitter is generally any person that provides “money transmission services” or is “engaged in the transfer of funds.” At a high level, this definition applies if a person is an intermediary between other people who are exchanging one form of currency for another. Among other things, money transmitters are required to comply with certain anti-money laundering (“AML”) laws and regulations, including developing and implementing an AML compliance program, which can be costly. Money transmitters also have state registration requirements.

As of the date of these consolidated financial statements, the U.S. Treasury Department’s Financial Crimes Enforcement Network (“FinCEN”) has provided limited guidance regarding the application of the BSA to activities involving tokens, and it is unclear whether conducting an offering of tokens could trigger a federal money transmitter registration requirement in and of itself. The Company is not engaged in the “transfer of funds” and does not act as an intermediary for exchange of currencies as covered by the BSA. If the Company were deemed to be a money transmitter and/or a money services business, it could be subject to significant additional regulation, which could affect the Company’s operations.

As part of the private token sales via SAFTS and the LP Funds, Token LLC had the right to collect 20% of the contributions of the SAFT investors and the LP Funds as a nonrefundable advance to cover the operational expenses of the Company. The contributions from the SAFT investors and the LP Funds consisted of cash, receivables, and digital currencies. The Company incorrectly allocated its 20% advance between cash and receivables, understating the amount represented by the receivables, and resulting in an incorrect allocation between restricted and non-restricted balances of cash and receivables. Included in the deferred revenue balance was the 20% advance from the receivable relating to CoinList, which was subsequently reflected as a supplemental non-cash transaction in the restatement. In addition, the consolidated statement of cash flows as initially filed incorrectly reflected certain contributions of digital currencies as cash transactions, which were subsequently reflected as supplemental non-cash transactions in the restatement. Finally, the consolidated statement of cash flows as initially filed incorrectly reflected the SAFT investments as an inflow from financing activities, which were subsequently reflected as an inflow from operating activities.

2.                            Restatement of Previously Issued Financial Statements

The Company identified an error related to the calculation of restricted assets on the consolidated balance sheet as of December 31, 2017. This error had the following impact on the Company’s previously filed consolidated financial statements and related footnote disclosures for the year ended December 31, 2017:

(1)         The error resulted in an overstatement of cash by $2.3 million, an understatement of restricted cash by $2.3 million, an overstatement of restricted receivables by $2.1 million, and an understatement of receivables by $2.1 million.

(2)         The error also resulted in a change to the statement of cash flows for the year ended December 31, 2017. Net cash used in operating activities was previously overstated by $7.7 million, net cash provided by financing activities was overstated by $7.7 million, and revisions were made to supplemental noncash financing and investing activities for the year ended December 31, 2017.

As part of the private token sales via SAFTS and the LP Funds, Token LLC had the right to collect 20% of the contributions of the SAFT investors and the LP Funds as a nonrefundable advance to cover the operational expenses of the Company. The contributions from the SAFT investors and the LP Funds consisted of cash, receivables, and digital currencies. The Company incorrectly allocated its 20% advance between cash and receivables, understating the amount represented by the receivables, and resulting in an incorrect allocation between restricted and non-restricted balances of cash and receivables.  Included in the deferred revenue balance was the 20% advance from the receivable relating to CoinList, which was subsequently reflected as a supplemental non-cash transaction in the restatement. In addition, the consolidated statement of cash flows as initially filed incorrectly reflected certain contributions of digital currencies as cash transactions, which were subsequently reflected as supplemental non-cash transactions in the restatement. Finally, the consolidated statement of cash flows as initially filed incorrectly reflected the SAFT investments as an inflow from financing activities, which were subsequently reflected as an inflow from operating activities.

The following table sets forth the effects of the above-mentioned on affected items within the Company’s previously reported consolidated balance sheet as of December 31, 2017 and consolidated statement of cash flows for the year ended December 31, 2017.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

3.                            Intangible Assets

Domains

Intangible assets primarily represent the costs incurred to purchase domain name rights. The Company amortizes these costs over the shorter of their legal life or estimated economic life using the straight-line method. The Company tests intangible assets upon significant changes in the Company’s business environment.

Digital Currencies

The Company holds Bitcoin and Ether and includes them as digital currencies and restricted digital currencies on the consolidated balance sheets. The Company considers these digital currencies to be intangible assets and records them at cost less impairment. The Company evaluated digital currencies for impairment by using publicly traded prices of Bitcoin and Ether in order to determine the fair value of digital currencies. During 2018, the market value of the digital currencies declined and impairment charges of $8.3 million were recorded in the consolidated statement of operations. No impairment charges were recorded in 2017.

4.                            Future Commitments

LP Funds

If the Second Milestone is not achieved, limited partners are entitled to a distribution of up to 40% of their initial capital contributions, plus 80% of any additional assets held by the LP funds, distributed on a pro rata basis in proportion to their respective capital contributions, with the remaining going to Token LLC.

If the Second Milestone is achieved, up to the remaining 40% of the initial capital contribution will be transferred to Token LLC, and 80% of the remaining assets held by the LP funds will be distributed to limited partners on a pro rata basis in proportion to their respective capital contributions, with the remainder going to Token LLC.

The Second Milestone is not applicable to, and does not affect, the SAFT investors.

Capital is to be maintained in accordance with relevant Treasury Regulations.

No compensation or management fees will be paid to any partners. Limited partners may only be compensated if they perform services as an employee or independent contractor of the Company and its affiliated entities.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Leases

During 2018, the Company entered into a sublease agreement with a sublandlord Sustainable Insight Capital Management, LLC for its New York office. The sublease term is July 15, 2018 through January 30, 2024. Future minimum payments of the remaining lease obligations as of December 31, 2018 are as follows (in thousands):

2019	$452
2020	506
2021	518
2022	530
2023	543
Thereafter	46
Total minimum lease payments	$2,595

5.                            Income Taxes

The components of the income tax provision as of December 31, 2018 and 2017 are as follows (in thousands):

Summary of Current and Deferred Taxes	2018	2017
U.S. federal
Current	$4,639	$—
Deferred	496	1,042
State and local
Current	2,151	—
Deferred	552	113
Valuation allowance	(1,048)	(1,155)
Income tax provision	$6,789	$—

The reconciliation between the statutory and effective tax rates at December 31, 2018 and 2017 are comprised of the following:

	2018	2017
Effective Income Tax Rate Reconciliation
Federal statutory income tax rate	21.0%	34.0%
State and local income taxes, net of federal tax benefits	9.1%	0.0%
Non-deductible expenses	7.3%	0.0%
Change in tax rate	0.0%	(17.3)%
Other	(1.8)%	0.0%
Change in valuation allowance	6.5%	(16.7)%
Effective tax rate for income from continuing operations	42.1%	0.0%

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

The tax effects of temporary differences and tax loss and credit carry forwards that give rise to significant portions of deferred tax assets and liabilities at December 31, 2018 and 2017 are comprised of the following (in thousands):

	2018	2017
Deferred Tax Assets/(Liabilities):
Net operating loss carryforwards	$—	$1,100
Deferred revenue	758	—
Impairment of digital currencies	1,301	—
Stock option expense	144	55
	2,203	1,155
Less: Valuation allowance	(2,203)	(1,155)
Net Deferred Tax Asset (Liability)	$—	$—

For the year ended December 31, 2018, the Company recorded an income tax provision of $6.8 million which primarily related to net income before income taxes of $16.1 million as a result of the recognition of revenue upon the achievement of the First Milestone. At December 31, 2017, the Company had net operating loss carry forwards for federal tax purposes of approximately $4.8 million, respectively, and for state purposes of approximately $3.8 million. These net operating loss carryforwards were completely utilized during 2018.

In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the period in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and taxing strategies in making this assessment. Management does not believe it is more likely than not that the deferred tax assets will be realized. Accordingly, a full valuation allowance has been established and no deferred tax assets and related tax benefit have been recognized in the accompanying financial statements.

The Company has not identified any uncertain tax positions requiring a reserve as of December 31, 2018 and 2017.

On December 22, 2017, the U.S. government enacted the Tax Cuts and Jobs Act (the “Tax Act”), which made broad and complex changes to the U.S. tax code. Certain of these changes will be applicable to the Company, including but not limited to, reducing the U.S. federal corporate tax rate from 35 percent to 21 percent, eliminating the corporate alternative minimum tax (“AMT”), and modifying the rules related to uses and limitations of net operating loss carryforwards generated in tax years ending after December 31, 2017. Changes in tax rates and tax laws are accounted for in the period of enactment. The Tax Act reduced the federal corporate tax rate from 35 percent to 21 percent, effective January 1, 2018. Based on an initial analysis of the Tax Act and as a result of the federal corporate tax rate reduction, the Company re-measured certain deferred tax assets and liabilities based on the rates at which they are expected to reverse in the future, which resulted in a reduction in the deferred tax assets of approximately $0.7 million that was offset by a decrease in our valuation allowance for the year ended December 31, 2017. As of December 31, 2018, the Company completed the accounting for the tax effects of enactment of the Tax Act with no material impact to the provisional amounts.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

6.                            Stockholders’ Equity

For the years ended December 31, 2018 and 2017, the authorized capital of the Company consists of common stock of 16,000,000 shares with 9,131,646 and 8,238,102 shares issued and outstanding with a $0.00001 par value.

For the years ended December 31, 2018 and 2017, the authorized capital of the Company also included the following convertible preferred stock:

			Shares Outstanding
Share Class	Par Value	Shares Authorized	December 31, 2018 and 2017
Series A-1 Convertible Preferred Stock	$0.00001	2,639,283	2,638,835
Series A-2 Convertible Preferred Stock	$0.00001	440,365	440,365
Series A-3 Convertible Preferred Stock	$0.00001	120,238	120,238
Series A-4 Convertible Preferred Stock	$0.00001	1,162,059	1,162,059
Series A-5 Convertible Preferred Stock	$0.00001	94,332	94,332
Series A-6 Convertible Preferred Stock	$0.00001	83,523	83,523
Series A-7 Convertible Preferred Stock	$0.00001	19,146	19,146
		4,558,946	4,558,498

Liquidation preference of convertible preferred stock

The liquidation preference of convertible preferred shareholders is as follows (in thousands):

			Liquidation Preference
Share Class Seniority	Conversion Price	Par Value	December 31, 2018	December 31, 2017
Series A-1 Convertible Preferred Stock	$1.49658	$0.00001	$3,949	$3,949
Series A-2 Convertible Preferred Stock	$0.52229	$0.00001	230	230
Series A-3 Convertible Preferred Stock	$0.83168	$0.00001	100	100
Series A-4 Convertible Preferred Stock	$0.86054	$0.00001	1,000	1,000
Series A-5 Convertible Preferred Stock	$1.27209	$0.00001	120	120
Series A-6 Convertible Preferred Stock	$1.19726	$0.00001	100	100
Series A-7 Convertible Preferred Stock	$1.04458	$0.00001	20	20
			$5,519	$5,519

Voting Rights

Preferred shareholders are entitled to one vote for each share of common stock into which such convertible preferred stock could then be converted. Each holder of common stock is entitled to one vote for each share held.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Dividends Rights

The common stockholders, including restricted stock award holders, shall be entitled to receive dividends when and if declared by the Company’s board of directors.

The holders of each series of convertible preferred stock are entitled to receive noncumulative dividends, when and if declared by the Company’s board of directors, in preference to the holders of common stock and any stock ranking junior to the series of convertible preferred stock, at an annual rate of 8% of the original issue price, as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like.

After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of common stock and convertible preferred stock on a pro rata basis in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of convertible preferred stock were converted at the then-effective conversion rate.

Liquidation Rights

In the event the Company is liquidated either voluntarily or involuntarily (“Liquidation Event”), or if any event occurs that is deemed a liquidation pursuant to the Company’s certificate of incorporation, each holder of convertible preferred stock will be entitled to receive a liquidation preference out of any proceeds from the liquidation before any distributions are made to the holders of common stock. The liquidation preference for each share of convertible preferred stock is equal to the greater of (i) the Series A original issue price, or (ii) the amount per share that would have been payable had all convertible preferred stock been converted into common stock.

If upon the liquidation, dissolution or winding up of the Company, the assets of the Company legally available for distribution to the holders of the convertible preferred stock are insufficient to permit the payment to such holders of the liquidation preference, then the entire assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the convertible preferred stock in proportion to the full amounts they would otherwise be entitled to.

After the payment to the holders of convertible preferred stock of the full preferential amounts specified above, the entire remaining assets of the Company will be distributed with equal priority and pro rata among the holders of the common stock in proportion to the number of shares of common stock held by them.

Protective Provisions

So long as at least 2,288,977 shares of convertible preferred stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the Company will not take any of the following actions without the vote or written consent of the holders of a majority of the shares of common stock (on an as-converted-to-common stock basis) of the Company: (i) voluntarily liquidate or dissolve, (ii) amend, waive or alter any provision of the Certificate of Incorporation or its bylaws, (iii) increase or decrease the total number of authorized shares of preferred or common stock, or the existing stock option plan, (iv) create, or authorize the creation of, or issue or obligate itself to issue shares of, any additional class or series of capital stock, (v) increase or decrease the size of the board of directors, or (vi) declare or pay any distribution of common share prior to distribution to preferred shares.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Conversion Rights

Each share of convertible preferred stock is convertible, at the option of the holder thereof, at any time after the date of issuance of the stock, into a number of shares of common stock equal to the applicable original issue price of that share divided by the applicable conversion price of each preferred round, provided, however, that the conversion price for the preferred stock is subject to adjustment for certain dilutive issuances, splits and combinations as defined in the Articles of Incorporation. For the years ended December 31, 2018 and December 31, 2017, each Series of convertible preferred stock is convertible into one share of the Company’s common stock.

Each share of preferred stock will automatically be converted into fully paid, non-assessable shares of common stock at the conversion price then in effect at the time for such Series of preferred stock immediately upon the earlier of (i) the closing of a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act provided that the aggregate gross proceeds to the Company are not less than $25,000,000 or (ii) upon the receipt by the Company of a written request for such conversion from a vote of the holders of a majority of the convertible preferred stock then outstanding (voting as a single class and on an as-converted-to common stock basis).

Restricted Stock Awards

In 2013, the Company issued 8,500,000 common stock restricted stock awards (“RSA”) to key executives with a vesting condition of continuous employment. Subject to the provisions set forth in the Stock Restriction Agreement (the “Agreement”), 1/5th of the total RSA shall be released to common stock on the 12-month anniversary of the Agreement, and an additional 1/60th of the total RSA shall be released to common stock on each monthly anniversary of the effective date of the Agreement for the next 60 months , so long as the key executives fulfill the service obligations as stipulated in the Agreement.

During the years ended December 31, 2018 and 2017, 865,701 shares and 1,711,601 shares were released to common stock, respectively, in accordance with the above vesting terms and no RSAs were cancelled. As of December 31, 2018 there were no unvested RSAs.

The following table summarizes restricted stock award activities for the year ended December 31, 2018:

	Number of Shares	Weighted Average Grant Date Fair Value
Nonvested at December 31, 2016	2,561,601	$0.07
Granted	15,701	2.31
Vested	(1,711,601)	—
Nonvested at December 31, 2017	865,701	$—
Vested	(865,701)	—
Nonvested at December 31, 2018	—	$—

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

Stock Based Compensation

Options Issued

Terms of the Company’s share-based compensation are governed by the Company’s 2016 Equity Incentive Plan (the “Plan”). The Plan permits the Company to grant non-statutory stock options, incentive stock options and other equity awards to the Company’s employees, directors and consultants. The exercise price for options issued under the Plans is determined by the board of directors, but will be (i) in the case of an incentive stock option granted to an employee who owns stock representing more than 10% of the voting power of all classes of stock of the Company, no less than 110% of the fair market value per share on the date of grant; or (ii) granted to any other employee, no less than 100% of the fair market value per share on the date of grant. The contractual life for all options issued under the Plan is 10 years. The Plan authorized grants to issue up to 2,055,394 shares of authorized but unissued common stock. As of December 31, 2018, 1,466,209 shares have been awarded and 589,185 remain available for issuance under the Plan. As of December 31, 2017, 1,356,661 shares have been awarded.

Options Valuation

The Company calculates the fair value of stock-based compensation awards granted to employees and nonemployees using the Black-Scholes option-pricing method. If the Company determines that other methods are more reasonable, or other methods for calculating these assumptions are prescribed by regulators, the fair value calculated for the Company’s stock options could change significantly. Higher volatility and longer expected lives would result in an increase to stock-based compensation expense to non-employees determined at the date of grant.

The fair value of each stock option granted has been determined using the Black-Scholes option-pricing model. The material factors incorporated in the Black-Scholes model in estimating the fair value of the options granted for the periods presented were as follows:

	Years ended December 31,
	2018	2017
Expected dividend yield	0.00%	0.00%
Expected stock-price volatility	67.20% - 67.68%	21.11% - 27.24%
Risk-free interest rate	2.76% - 2.77%	1.93% - 2.47%
Term of options	5.8 – 6.1	10
Stock price	$2.69	$0.37

•                  Expected dividend yield. The expected dividend is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on the Company’s common stock.

•                  Expected stock-price volatility. The expected volatility is derived from the average historical volatilities of publicly traded companies within the Company’s industry that the Company considers to be comparable over a period approximately equal to the expected term.

•                  Risk-free interest rate. The risk-free interest rate is based on the U.S. Treasury yield in effect at the time of grant for zero coupon U.S. Treasury notes with maturities approximately equal to the expected term.

•                  Expected term. The expected term represents the period that the stock-based awards are expected to be outstanding. The Company’s historical share option exercise experience does not provide a reasonable basis upon which to estimate an expected term because of a lack of sufficient data. Therefore, the Company estimates the expected term by using the simplified method provided by the SEC. The simplified method calculates the expected term as the average of the time-to-vesting and the contractual life of the options.

In addition to the assumptions used in the Black-Scholes option-pricing model, the Company also estimates a forfeiture rate to calculate the stock-based compensation for the Company’s equity awards. The Company will continue to use judgment in evaluating the expected volatility, expected terms and forfeiture rates utilized for the Company’s stock-based compensation calculations on a prospective basis.

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

The following table summarizes stock option activities for the years ended December 31, 2018 and 2017:

	Options	Weighted Average Exercise Price	Aggregate Intrinsic Value	Weighted Average Remaining Contractual Term (Years)
Outstanding at December 31, 2016	328,126	$0.23	$—	9.67
Granted	1,044,236	0.34	—	9.37
Exercised	(15,701)	—	—	—
Forfeited	—	—	—	—
Outstanding at December 31, 2017	1,356,661	$0.31	$—	9.50
Granted	222,181	2.31	—	9.99
Exercised	(12,142)	0.37	—	—
Forfeited/Expired	(100,491)	0.78	—	—
Outstanding at December 31, 2018	1,466,209	$0.55	$3,166,076	8.50
Exercisable at December 31, 2018	857,397	$0.30	$2,049,990	8.32

As of December 31, 2018, the Company had unrecognized stock-based compensation expense related to options of $0.7 million with a weighted average vesting period of approximately 2.4 years. The weighted average grant date fair value of options granted during the years ended December 31, 2018 and 2017 was $1.44 per share and $0.15 per share, respectively.

The Company recognized stock-based compensation expense in the general and administrative line item of the accompanying consolidated statements of operations of $0.4 million and $0.1 million for the years ended December 31, 2018 and 2017, respectively.

The following represents a summary of the non-vested options and the respective grant data fair values of options granted to employee and non-employees outstanding at December 31, 2018, and changes during the period then ended:

	Non-vested Options	Weighted Average Grant Date Fair Value
Balance at December 31, 2017	838,468	$0.11
Exercised	(17,375)	0.15
Forfeited/Expired	(100,491)	0.71
Vested	(339,204)	0.20
Granted	222,181	1.44
Balance at December 31, 2018	603,579	$0.72

Blockstack PBC and Subsidiaries

Notes to Consolidated Financial Statements

Years Ended December 31, 2018 and 2017 (Restated)

7.                            Regulation A Offering

In September 2018, the Company filed a registration statement with the Securities and Exchange Commission to register Stacks Tokens, which are classified as a utility token and do not represent a right of ownership or rights to profits of the Company or its affiliates. The Company is offering up to 295 million Stacks Tokens for an aggregate amount of $50 million in a public offering pursuant to Tier 2 of Regulation A.

8.                            Subsequent Events

In January 2019, through Signature Fund 1, the Company invested approximately $0.5 million in a SAFE investment in a startup.

PART III — EXHIBITS

Item 16.    Exhibits

(a)  Exhibits.

Exhibit Number		Description
2.1	#	Amended and Restated Certificate of Incorporation of Blockstack PBC
2.2	#	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Blockstack PBC
2.3	#	Bylaws of Blockstack PBC
2.4	#	Certificate of Formation of Blockstack Token LLC
2.5	#	Operating Agreement of Blockstack Token LLC, dated as of September 25, 2017
2.6	#	Operating Agreement of Blockstack Employee LLC, dated as of October 23, 2017
3.1	#	Simple Agreement for Future Tokens
3.2	#	Subscription Agreement for Blockstack Token Fund QP, L.P. and Blockstack Token Fund AI, L.P., dated as of November 14, 2017
3.3	#	Amended and Restated Limited Partnership Agreement of Blockstack Token Fund AI, L.P., dated as of December 1, 2017
3.4	#	Amended and Restated Limited Partnership Agreement of Blockstack Token Fund QP, L.P., dated as of December 1, 2017
3.5	#	Smart contract for the Stacks Token

4.1	#	Form of Subscription Agreement

4.2	Form of App Mining program Participation Agreement
4.3	Form of Blockstack PBC App Reviewer Agreement

4.4	#	Form of voucher

6.1	†#	2016 Equity Incentive Plan of Half Moon Labs Inc.
6.2	†#	2017 Equity Incentive Plan of Blockstack Employee LLC, dated October 20, 2017
6.3	#	License Agreement to Occupy Shared Office Space, between WorkSocial.com LLC and Blockstack Token LLC, dated as of October 5, 2017
6.4	#	Agreement of Sublease, between Sustainable Insight Capital Management, LLC, as sublandlord, and Blockstack PBC, as subtenant, dated May 21, 2018
6.5	†#	Form of Director and Executive Officer Indemnification Agreement of Blockstack PBC
6.6	†#	Settlement Agreement and Release, by and between Blockstack PBC and Ryan Shea, dated September 28, 2018

6.7		Form of Blockstack Token LLC Restricted Token Unit Agreement
6.8		Form of Blockstack Employee LLC Restricted Unit Purchase Notice under the 2017 Equity Incentive Plan
6.9		Token Purchase Agreement, dated October 3, 2018, between Blockstack Token LLC and Blockstack Employee LLC
6.10		Token Purchase Agreement, dated October 3, 2018, between Blockstack Token LLC and Blockstack Employee LLC
6.11	^	Compliance and Technical Services Agreement by and between Coinlist Services LLC and Blockstack Token LLC, dated as of May 8, 2019
6.12		Blockstack-Coinlist Data Processing Addendum by and between Coinlist Services LLC and Blockstack Token LLC, dated as of May 8, 2019
6.13

Purchase Agreement for Deferred Delivery Agreement dated as of January 17, 2019 by and between New Internet Labs Limited and Blockstack Token LLC (includes Deferred Delivery Agreement, dated as of January 17, 2019, by and between New Internet Labs Limited and Blockstock Token LLC)

6.14		Form of Deferred Delivery Agreement to be used in concurrent Regulation S Offering (includes form of Deferred Delivery Agreement to be used in concurrent Regulation S Offering)
6.15		Investors’ Rights Agreement, dated December 16, 2016, by and among Blockstack PBC and the investors named therein
6.16		Right of First Refusal and Co-Sale Agreement, dated December 16, 2016, by and among Blockstack PBC and the investors and common holders named therein.
6.17		Voting Agreement, dated December 16, 2016, by and among Blockstack PBC and the investors and common holders named therein.
6.18		Blockstack PBC Form of Offer Letter for Full-time Employment
8.1	*	Escrow Agreement with Escrow Agent

10.1	Power of Attorney (included on signature page)

11.1	Form of Consent of Wilson Sonsini Goodrich & Rosati, Professional Corporation (included in Exhibit 12.1)
11.2	Consent of WithumSmith+Brown, PC

11.3	Consent of Foresight Valuation Group, LLC

12.1		Form of Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation as to the legality of the securities being qualified
13.1		Communications related to voucher program
13.2	#	Blockstack Technical Whitepaper
13.3	#	Blockstack Token Whitepaper

13.4	Presentation to prospective investors in Concurrent Regulation S Offering, dated April 2019
13.5	Blockstack overview dated April 2019
13.6	Press release dated April 11, 2019
13.7	Blog post posted on blockstack.org/blog following filing of Form 1-A on April 11, 2019
13.8	E-mail to holders of vouchers, sent following filing of Form 1-A on April 11, 2019
13.9	E-mail to existing investors in Blockstack PBC, sent following filing of Form 1-A on April 11, 2019
13.10	E-mail to Blockstack community, sent following filing of Form 1-A on April 11, 2019
13.11	Frequently Asked Questions posted on stackstoken.com on April 16, 2019
13.12	WeChat transcript of TokenGazer AMA event on April 25, 2019
13.13	Presentation to prospective investors, dated May 2019
13.14	Quarterly update email to community, sent on May 1, 2019
13.15	Presentation at CoinDesk Consensus 2019, delivered on May 14, 2019

15.1	#	App Mining algorithm
15.2	#	App Mining Participant Terms

15.5	#	Correspondence to Securities and Exchange Commission dated December 2l, 2018
15.6	#	Correspondence to Securities and Exchange Commission dated March 1, 2019
15.7	#	Draft offering statement previously submitted on September 13, 2018 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)
15.8	#	Draft amended offering statement previously submitted on December 21, 2018 pursuant to Rule 252(d) (incorporated by reference to the copy thereof made public pursuant to Rule 301 of Regulation S-T)

* To be filed by amendment

† Indicates a management contract or compensatory plan

# Previously filed

^ Portions of this exhibit (indicated by asterisks) have been omitted pursuant to a request for confidential treatment and this exhibit has been filed separately with the SEC.

III-1

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 15, 2019.

BLOCKSTACK TOKEN LLC

By:	/s/ Muneeb Ali
Muneeb Ali
Managing Partner

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Muneeb Ali as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his capacity as a director and/or officer of Blockstack Token LLC) to sign any or all amendments (including post-effective amendments) to this offering statement and any and all supplements thereto, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they, he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or any of them, or their, his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities and on the dates indicated below:

Signature	Title	Date

/s/ Muneeb Ali	Managing Partner (Principal Executive Officer)	May 15, 2019
Muneeb Ali

/s/ Jesse Soslow	Head of Legal and Finance (Principal Financial Officer and Principal Accounting Officer)	May 15, 2019
Jesse Soslow

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